As filed with the Securities and Exchange Commission on February 28, 2020

Registration No. 333-236472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BUSINESS FIRST BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Louisiana (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	20-5340628 (I.R.S. Employer Identification No.)

500 Laurel Street, Suite 101 Baton Rouge, Louisiana 70801 (225) 248-7600

(Address, including zip code, and telephone number, including area, of registrant’s principal executive offices)

David R. (“Jude”) Melville III

President and Chief Executive Officer

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

(225) 248-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

Kyle G. Healy, Esq. David S. Park, Esq. Alston & Bird LLP One Atlantic Center 1201 W. Peachtree Street Atlanta, Georgia 30309 Telephone: (404) 881-7000	Lowell W. Harrison, Esq. Geoffrey S. Kay, Esq. Fenimore, Kay, Harrison & Ford, LLP 812 San Antonio Street, Suite 600 Austin, Texas 78701 Telephone: (512) 583-5900

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Exchange Act. (check one)

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY – SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2020

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Business First Bancshares, Inc. and Pedestal Bancshares, Inc.:

On January 22, 2020, Business First Bancshares, Inc., or “Business First,” and Pedestal Bancshares, Inc., or “Pedestal,” entered into an Agreement and Plan of Reorganization, which we refer to as the merger agreement, pursuant to which Pedestal will merge with and into Business First, with Business First surviving the merger. Immediately following the merger, Pedestal’s wholly-owned banking subsidiary, Pedestal Bank, a Louisiana state-chartered bank, will merge with and into Business First’s wholly-owned banking subsidiary, b1BANK, a Louisiana state-chartered bank, with b1BANK as the surviving bank.

Pursuant to the merger agreement, each share of Pedestal common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.745 shares of Business First’s common stock (such shares the “merger consideration”). In addition, prior to the closing of the merger, Pedestal will be permitted to make a one-time, pre-closing cash distribution to its shareholders equal to the balance of Pedestal’s accumulated adjustment account, subject to a maximum of $5.00 per share (which distribution we refer to as the “pre-closing distribution”). At the effective time of the merger, each Pedestal restricted stock unit award that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration in respect of each share of Pedestal common stock underlying such restricted stock unit award.

Although the number of shares of Business First common stock that each Pedestal shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Pedestal or Business First shareholders vote on the merger.  Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” On January 22, 2020, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Business First common stock of $24.41 per share, the 1.745 exchange ratio represented approximately $42.60 in value for each share of Pedestal common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock on February 27, 2020, the latest practicable trading date before the date of this joint proxy statement/prospectus, of  $24.77 per share, the exchange ratio represented approximately $43.22 in value for each share of Pedestal common stock to be converted into Business First common stock. This would result in aggregate value of $48.22 for each share of Pedestal common stock being received in the merger and the pre-closing distribution and the transaction being valued at approximately $210.4 million, based on the February 27, 2020 closing price of Business First common stock and a maximum $5.00 per share pre-closing distribution.

Based on the exchange ratio and the number of shares of Pedestal common stock and restricted stock unit awards outstanding, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately 7.6 million shares, subject to certain potential anti-dilutive adjustments described in this joint proxy statement/prospectus. Following the completion of the merger, former Pedestal shareholders will own approximately 36% of the combined company. We urge you to obtain current market quotations for the price of Business First common stock (trading symbol “BFST”). There are no current market quotations for Pedestal common stock because Pedestal is a privately-owned corporation and its common stock is not traded on any established public trading market.

Business First will hold a special meeting of its shareholders (which we refer to as the “Business First special meeting”) on April 14, 2020, at 8:00 A.M. local time, at 500 Laurel Street, Suite 101 Baton Rouge, LA 70801, where Business First shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration (which we refer to as the “Business First merger proposal”), and related matters. Pedestal will also hold a special meeting of its shareholders (which we refer to as the “Pedestal special meeting”) on April 21, 2020, at 10:00 A.M. local time, at 100 Eagles Nest Court, Houma, LA 70360, where Pedestal shareholders will be asked to vote on a proposal to approve the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “Pedestal merger proposal”), and related matters. The merger cannot be completed unless, among other things, holders of a majority of the outstanding shares of Business First common stock vote to approve the Business First merger proposal and holders of a majority of the outstanding shares of Pedestal common stock vote to approve the Pedestal merger proposal. Business First and Pedestal are sending you this joint proxy statement/prospectus to ask you to vote in favor of these and other matters described in this joint proxy statement/prospectus.

Each of Business First and Pedestal expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, with the result that the Pedestal common stock exchanged for Business First common stock will generally be tax-free.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BUSINESS FIRST COMMON STOCK OR PEDESTAL COMMON STOCK YOU OWN. To ensure your representation at the Business First special meeting or Pedestal special meeting, as applicable, please follow the voting instructions in the enclosed joint proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend your special meeting. Submitting a proxy now will NOT prevent you from being able to vote in person at your special meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

The Business First board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, are in the best interests of Business First and its shareholders and declared that the merger agreement is advisable and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The Business First board of directors unanimously recommends that Business First shareholders vote “FOR” the Business First merger proposal and “FOR” the other matters to be considered at the Business First special meeting.

The Pedestal board of directors has unanimously (1) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Pedestal and its shareholders and declared that the merger agreement is advisable and (2) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby. The Pedestal board of directors unanimously recommends that Pedestal shareholders vote “FOR” the Pedestal merger proposal and “FOR” the other matters to be considered at the Pedestal special meeting.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the merger. It also contains or references information about Business First and Pedestal and certain related matters. You are encouraged to read this joint proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 25 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You can also obtain information about Business First from documents that have been filed with the Securities and Exchange Commission that are incorporated by reference in this joint proxy statement/prospectus by reference.

We look forward to a successful completion of the merger and thank you for your prompt attention to this important matter.

Sincerely,

David R. “Jude” Melville, III President and Chief Executive Officer Business First Bancshares, Inc.	Mark P. Folse President and Chief Executive Officer Pedestal Bancshares, Inc.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Business First or Pedestal, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this joint proxy statement/prospectus is          , 2020, and it is first being mailed or otherwise delivered to Business First shareholders and Pedestal shareholders on or about           , 2020.

PEDESTAL BANCSHARES, INC.
1300 West Tunnel Boulevard
Houma, Louisiana 70360

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 21, 2020

To the shareholders of Pedestal Bancshares, Inc.:

NOTICE IS HEREBY GIVEN that Pedestal Bancshares, Inc. (which we refer to as “Pedestal”) will hold a special meeting of its shareholders (which we refer to as the “Pedestal special meeting”) on April 21, 2020 at 100 Eagles Nest Court Houma, LA 70360, at 10:00 A.M., local time, to consider and vote upon the following matters:

●

To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization (which we refer to as the “merger agreement”), dated January 22, 2020, by and between Pedestal and Business First Bancshares, Inc. (“Business First”), pursuant to which Pedestal will merge with and into Business First (which we refer to as the “merger”), with Business First surviving the merger, and approve the merger, each as more fully described in the accompanying joint proxy statement/prospectus (which we refer to as the “Pedestal merger proposal”); and

●

To consider and vote upon a proposal to adjourn the Pedestal special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Pedestal merger proposal (which we refer to as the “Pedestal adjournment proposal”).

The affirmative vote of a majority of the outstanding shares of Pedestal common stock entitled to vote thereon is required to approve the Pedestal merger proposal. Assuming a quorum is present, approval of the Pedestal adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Pedestal special meeting. Pedestal will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

Pedestal shareholders must approve the Pedestal merger proposal in order for the merger to occur. If Pedestal shareholders fail to approve the Pedestal merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Pedestal special meeting. Please review the joint proxy statement/prospectus carefully.

Pedestal shareholders have appraisal rights under the Louisiana Business Corporation Act (which we refer to as the “LBCA”) in connection with the proposed merger. Because appraisal rights are available to Pedestal’s shareholders, the following notice of such rights is required under Part 13 of the LBCA:

Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder’s intent to demand appraisal if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with those requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights.

A copy of the procedural requirements for shareholders exercising appraisal rights is included with the accompanying joint proxy statement/prospectus as Annex D, and a summary of the provisions can be found under the section of the joint proxy statement/prospectus entitled “The Merger—Appraisal Rights.”

The Pedestal board of directors has fixed the close of business on February 28, 2020 as the record date for the special meeting. Only Pedestal shareholders of record as of the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Any shareholder entitled to attend and vote at the Pedestal special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF PEDESTAL COMMON STOCK YOU OWN. Whether or not you plan to attend the Pedestal special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Pedestal board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Pedestal shareholders vote “FOR” the Pedestal merger proposal and “FOR” the Pedestal adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS,

Donna McKey
Corporate Secretary

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 14, 2020

To the shareholders of Business First Bancshares, Inc.:

NOTICE IS HEREBY GIVEN that Business First Bancshares, Inc. (which we refer to as “Business First”) will hold a special meeting of its shareholders (which we refer to as the “Business First special meeting”) on April 14, 2020 at 500 Laurel Street, Suite 101, Baton Rouge, LA 70801, at 8:00 A.M., local time, to consider and vote upon the following matters:

●

To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization (which we refer to as the “merger agreement”), dated January 22, 2020, by and between Business First and Pedestal Bancshares, Inc. (“Pedestal”), pursuant to which Pedestal will merge with and into Business First (which we refer to as the “merger”), with Business First surviving the merger, and Business First will issue its common stock as merger consideration, each as more fully described in the accompanying joint proxy statement/prospectus (which we refer to as the “Business First merger proposal”); and

●

To consider and vote upon a proposal to adjourn the Business First special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Business First merger proposal (which we refer to as the “Business First adjournment proposal”).

The affirmative vote of a majority of the outstanding shares of Business First common stock entitled to vote thereon is required to approve the Business First merger proposal. Assuming a quorum is present, approval of the Business First adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Business First special meeting. Business First will transact no other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement thereof.

Business First shareholders must approve the Business First merger proposal in order for the merger to occur. If Business First shareholders fail to approve the Business First merger proposal, the merger will not occur. The joint proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the Business First special meeting. Please review the joint proxy statement/prospectus carefully.

The Business First board of directors has fixed the close of business on March 3, 2020 as the record date for the special meeting. Only Business First shareholders of record as of the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting. Any shareholder entitled to attend and vote at the Business First special meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BUSINESS FIRST COMMON STOCK YOU OWN. Whether or not you plan to attend the Business First special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions in the enclosed joint proxy statement/prospectus and on your proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

The Business First board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, and unanimously recommends that Business First shareholders vote “FOR” the Business First merger proposal and “FOR” the Business First adjournment proposal (if necessary or appropriate).

BY ORDER OF THE BOARD OF DIRECTORS,

Heather Roemer
Corporate Secretary

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Business First from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Business First at no cost from the SEC’s website at http://www.sec.gov. Business First has filed a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may obtain a free copy of the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting Business First at the contact information set forth below:

Business First Bancshares, Inc. 500 Laurel Street, Suite 101 Baton Rouge, Louisiana 70801 Attn: Corporate Secretary Telephone: (225) 248-7600	Georgeson, Inc. 1290 Avenue of the Americas, 9th floor New York, New York 10104 Telephone: (800) 561-3991

If you would like to request documents, please do so by April 15, 2020 to receive them before the Pedestal special meeting, and by April 8, 2020 to receive them before the Business First special meeting. If you request any incorporated documents from Business First, then Business First will mail them to you by first-class mail, or another equally prompt means, within one business day after Business First receives your request.

If you are a Business First shareholder and have any questions about the merger agreement, the merger, the Business First special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of Business First common stock, please contact Heather Roemer, Corporate Secretary of Business First, at (225) 248-7600.

If you are a Pedestal shareholder and have any questions about the merger agreement, the merger, the Pedestal special meeting or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus, need a proxy card or need help voting your shares of Pedestal common stock, please contact Donna McKey, Corporate Secretary of Pedestal, at (985) 858-5220.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated           , 2020, and you should assume that the information in this joint proxy statement/prospectus is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus from another document is accurate as of the date of such other document or the date referenced in such other document with respect to particular information contained therein. Neither the mailing of this document to the shareholders of Business First or Pedestal nor the issuance by Business First of shares of Business First common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Pedestal has been provided by Pedestal and information contained in this document regarding Business First has been provided by Business First. See “Where You Can Find More Information” beginning on page 113 for more details.

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Questions and Answers

The following are answers to certain questions you may have regarding the merger and the special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus, including the annexes and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section may not provide all the information that might be important to you in determining how to vote.

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Business First” refer to Business First Bancshares, Inc., a Louisiana corporation, and its subsidiaries, including b1BANK, a Louisiana banking association and the wholly-owned subsidiary of Business First Bancshares, Inc. Additionally, unless the context otherwise requires, references to “Pedestal” refer to Pedestal Bancshares, Inc., a Louisiana corporation, and its subsidiaries, including Pedestal Bank, a Louisiana banking association and the wholly-owned subsidiary of Pedestal Bancshares, Inc.

Q:	What is the merger?

A:

Business First and Pedestal have entered into the Agreement and Plan of Reorganization on January 22, 2020 (which we refer to as the “merger agreement”), pursuant to which Pedestal will merge with and into Business First, with Business First continuing as the surviving entity (which we refer to as the “merger”). Immediately following the merger, Pedestal’s wholly-owned banking subsidiary, Pedestal Bank, a Louisiana state-chartered bank, will merge with and into Business First’s wholly-owned banking subsidiary, b1BANK, a Louisiana state-chartered bank, with b1BANK as the surviving bank (which we refer to as the “bank merger”).

Pedestal will hold a special meeting of its shareholders (which we refer to as the “Pedestal special meeting”) and Business First will hold a special meeting of its shareholders (which we refer to as the “Business First special meeting”) to obtain the required shareholder approvals in connection with the merger, and you are being provided with this joint proxy statement/prospectus in connection with those special meetings. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. We urge you to read carefully this joint proxy statement/prospectus and the merger agreement in their entirety.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

We are delivering this document to you because it is a joint proxy statement being used by Pedestal and Business First boards of directors to solicit proxies of their respective shareholders in connection with approval and adoption of the merger agreement and related matters. In order to complete the merger, among other things:

●	Pedestal shareholders must approve the merger agreement and the transactions contemplated thereby, including the merger; and

●

Business First shareholder must approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration.

In order to approve and adopt the merger agreement and related matters, Pedestal and Business First have each called a special meeting of their respective shareholders. This document serves as a joint proxy statement for both the Pedestal special meeting and the Business First special meeting and describes the proposals to be presented at the meetings.

This document is also a prospectus that is being delivered to Pedestal shareholders because Business First is offering shares of its common stock to Pedestal shareholders in connection with the merger.

This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	What will Pedestal shareholders receive in the merger?

A:

If the merger is completed, each share of Pedestal common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.745 shares (which ratio we refer to as the “exchange ratio”) of Business First’s common stock (such shares the “merger consideration”). In addition, prior to the closing of the merger, Pedestal will be permitted to make a one-time, pre-closing cash distribution to its shareholders equal to the balance of Pedestal’s accumulated adjustment account, subject to a maximum of $5.00 per share (which distribution we refer to as the “pre-closing distribution”).

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a Pedestal shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Business First common stock as reported on the Nasdaq Stock Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Q:	What happens to outstanding Pedestal restricted stock unit awards in the merger?

A:

At the effective time of the merger, each Pedestal restricted stock unit award that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration in respect of each share of Pedestal common stock underlying such restricted stock unit award.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of Business First common stock that each Pedestal shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Pedestal shareholders vote on the merger. On January 22, 2020, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Business First common stock of $24.41 per share, the 1.745 exchange ratio represented approximately $42.60 in value for each share of Pedestal common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock on February 27, 2020, the latest practicable trading date before the date of this joint proxy statement/prospectus, of $24.77 per share, the exchange ratio represented approximately $43.22 in value for each share of Pedestal common stock to be converted into Business First common stock.

Q:	What will happen to shares of Business First common stock in the merger?

A:	Nothing. Each share of Business First common stock outstanding will remain outstanding as a share of Business First common stock following the effective time of the merger.

Q:	What are Pedestal shareholders being asked to vote on and why is this approval necessary?

A:	Pedestal shareholders are being asked to vote on the following proposals at the Pedestal special meeting:

●	the approval of the merger agreement and the transactions contemplated thereby, including the merger (which we refer to as the “Pedestal merger proposal”); and

●

the approval of the adjournment of the Pedestal special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Pedestal merger proposal (which we refer to as the “Pedestal adjournment proposal”).

Shareholder approval of the Pedestal merger proposal is required for completion of the merger. Pedestal will transact no other business at the Pedestal special meeting, except for business properly brought before the Pedestal special meeting or any adjournment or postponement thereof.

Each director and senior executive officer of Pedestal and Pedestal Bank (which collectively constitute approximately 28.6% of the outstanding Pedestal shares) have entered into voting agreements with Business First agreeing to, among other things, vote their shares of Pedestal common stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Pedestal in the merger agreement.

Q:	What are Business First shareholders being asked to vote on and why is this approval necessary?

A:	Business First shareholders are being asked to vote on the following proposals at the Business First special meeting:

●

the approval of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration (which we refer to as the “Business First merger proposal”); and

●

the approval of the adjournment of the Business First special meeting, if necessary or appropriate, to permit further solicitation of proxies in favor of the Business First merger proposal (which we refer to as the “Business First adjournment proposal”).

Shareholder approval of the Business First merger proposal is required for completion of the merger. Business First will transact no other business at the Business First special meeting, except for business properly brought before the Business First special meeting or any adjournment or postponement thereof.

Q:	When and where are the Pedestal and Business First special meetings?

A:	Pedestal Special Meeting: The Pedestal special meeting will be held on April 21, 2020, at 10:00 A.M., local time, at 100 Eagles Nest Court, Houma, LA 70360.

Business First Special Meeting: The Business First special meeting will be held on April 14, 2020, at 8:00 A.M., local time, at 500 Laurel Street, Suite 101, Baton Rouge, LA 70801.

Q:	Who is entitled to vote at each special meeting?

A:

Pedestal Special Meeting: All holders of Pedestal common stock who held shares at the close of business on February 28, 2020 (which we refer to as the “Pedestal record date”) are entitled to receive notice of and to vote at the Pedestal special meeting, provided that such shares of Pedestal common stock remain outstanding on the date of the Pedestal special meeting.

Business First Special Meeting: All holders of Business First common stock who held shares at the close of business on March 3, 2020 (which we refer to as the “Business First record date”) are entitled to receive notice of and to vote at the Business First special meeting, provided that such shares of Business First common stock remain outstanding on the date of the Business First special meeting.

Q:	What constitutes a quorum at each special meeting?

A:

Pedestal Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Pedestal common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Pedestal special meeting.

Business First Special Meeting: The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Business First common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Business First special meeting.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists.

Q:	What vote is required to approve each proposal at the Pedestal special meeting?

A:

Pedestal merger proposal: Approval of the Pedestal merger proposal requires the affirmative vote of a majority of the outstanding shares Pedestal common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Pedestal merger proposal, it will have the same effect as a vote “AGAINST” the Pedestal merger proposal. Pedestal shareholders must approve the Pedestal merger proposal in order for the merger to occur. If Pedestal shareholders fail to approve the merger proposal, the merger will not occur.

Pedestal adjournment proposal: Assuming a quorum is present, approval of the Pedestal adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Pedestal special meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Pedestal adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. Pedestal’s shareholders are not required to approve the Pedestal adjournment proposal in order for the merger to occur. If Pedestal’s shareholders fail to approve the Pedestal adjournment proposal, but approve the Pedestal merger approval, the merger may nonetheless occur.

Q:	What vote is required to approve each proposal at the Business First special meeting?

A:

Business First merger proposal: Approval of the Business First merger proposal requires the affirmative vote of a majority of the outstanding shares of Business First common stock entitled to vote thereon. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Business First merger proposal, it will have the same effect as a vote “AGAINST” the Business First merger proposal. Business First shareholders must approve the Business First merger proposal in order for the merger to occur. If Business First shareholders fail to approve the merger proposal, the merger will not occur.

Business First adjournment proposal: Assuming a quorum is present, approval of the Business First adjournment proposal requires the affirmative vote of a majority of the votes cast on such proposal at the Business First special meeting. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Business First adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal. Business First’s shareholders are not required to approve the Business First adjournment proposal in order for the merger to occur. If Business First’s shareholders fail to approve the Business First adjournment proposal, but approve the Business First merger approval, the merger may nonetheless occur.

Q:	What are the conditions to completion of the merger?

A:

The obligations of Pedestal and Business First to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions, approval of the approval of the Pedestal merger proposal by Pedestal’s shareholders and the Business First merger proposal by Business First’s shareholders. For more information, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 76.

Q:	When will the merger be completed?

A:

We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and approval of the approval of the Pedestal merger proposal by Pedestal’s shareholders and the Business First merger proposal by Business First’s shareholders. While we expect the merger to be completed as early as the second quarter of 2020, because fulfillment of some of the conditions to completion of the merger is not entirely within our control, we cannot assure you of the actual timing.

Q:	How does the Pedestal board of directors and the Business First board of directors recommend that I vote?

A:

The Pedestal board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Pedestal shareholders vote “FOR” the Pedestal merger proposal and “FOR” the Pedestal adjournment proposal (if necessary or appropriate).

The Business First board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, and unanimously recommends that Business First shareholders vote “FOR” the Business First merger proposal and “FOR” the Business First adjournment proposal (if necessary or appropriate).

Q:	What do I need to do now?

A:

After you have carefully read this joint proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly using the enclosed proxy card so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, in order to vote your shares you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at their special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:	How many votes do I have?

A:

Pedestal and Business First shareholders are entitled to one vote on each proposal to be considered at the respective company’s special meeting for each share of Business First common stock or Pedestal common stock owned as of the record date for the respective company’s special meeting, as applicable.

Q:	How do I vote?

A:

If you are a shareholder of record of Pedestal as of February 28, 2020, the Pedestal record date, you may vote by proxy before the Pedestal special meeting by completing, signing, dating and returning the enclosed proxy card to Pedestal using the enclosed postage-paid envelope or by delivering your proxy card in person to Donna McKey, the Corporate Secretary of Pedestal, at Pedestal’s principal office, located at 1300 West Tunnel Boulevard, Houma, Louisiana 70360.

If you are a shareholder of record of Business First as of March 3, 2020, the Business First record date, you may submit your proxy before the Business First special meeting in any of the following ways:

●	by mail, by completing, signing, dating and returning the enclosed proxy card to Business First using the enclosed postage-paid envelope;

●	by telephone, by calling toll-free 1-800-652-VOTE (8683) and following the recorded instructions; or

●	via the Internet, by accessing the website www.envisionreports.com/BFST and following the instructions on the website.

If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting. Business First shareholders who intend to submit a proxy by telephone or via the Internet must do so by 11:59 P.M. Eastern Time on the day before the Business First special meeting.

If you are a shareholder of record of Pedestal as of the Pedestal record date or a shareholder of record of Business First as of the Business First record date, you may also cast your vote in person at your respective company’s special meeting. If you plan to attend your respective company’s special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted to the meeting. Each of Pedestal and Business First reserves the right to refuse admittance to anyone without proper proof of stock ownership or without proper photo identification. Whether or not you intend to be present at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card to Pedestal or Business First, as applicable, in the enclosed postage-paid envelope or submit a proxy by telephone or via the Internet as described on the enclosed instructions as soon as possible. If you are then present and wish to vote your shares in person, your original proxy may be revoked by attending and voting at the relevant company’s special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. If your shares are held in “street name,” you must obtain a legal proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to vote your shares in person at the relevant company’s special meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:

If you are a shareholder of either Pedestal or Business First and if your shares of Pedestal or Business First common stock are registered directly in your name, you are considered the shareholder of record with respect to those shares of stock. If your shares of stock are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” If your shares are held in street name, this joint proxy statement/prospectus and the proxy card, as applicable, have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions your nominee included in the mailing or by following its instructions for voting.

Q:	If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:

No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker. Please note that you may not vote shares held in street name by returning a proxy card directly to Pedestal (with respect to Pedestal shareholders) or Business First (with respect to Business First shareholders) by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Q:	How are broker non-votes and abstentions treated?

A:

Brokers, as holders of record, are permitted to vote on certain routine matters, but not on non-routine matters. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The Pedestal merger proposal, Pedestal adjournment proposal, Business First merger proposal and the Business First adjournment proposal are all non-routine matters, and a broker or nominee does not have discretionary voting power with respect to the proposals. As a result, we do not expect any broker non-votes at either special meetings.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the Pedestal merger proposal and the Business First merger proposal because Louisiana law requires the merger proposals be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. However, abstentions and broker non-votes will not have the effect of a vote “AGAINST” the Pedestal adjournment proposal and the Business First adjournment proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Pedestal common stock represented by your proxy will be voted as recommended by the Pedestal board of directors with respect to such proposals or the shares of Business First common stock represented by your proxy will be voted as recommended by the Business First board of directors with respect to such proposals, as the case may be.

Q:	Can I change my vote?

A:

Pedestal shareholders : Yes. If you are the record holder of your Pedestal shares, you may revoke your proxy in any one of three ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the special meeting; (2) you may send a written notice which is received prior to the special meeting that you are revoking your proxy to: Pedestal Bancshares, Inc., 1300 W. Tunnel Blvd., Houma, LA 70360, Attention: Corporate Secretary; or (3) you may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the special meeting will not, by itself, revoke your proxy.

Business First shareholders: Yes. If you are the record holder of your Business First shares, you may revoke your proxy in any one of four ways: (1) you may submit another properly completed proxy card bearing a later date which is received prior to the special meeting; (2) you may send a written notice which is received prior to the special meeting that you are revoking your proxy to: Business First Bancshares, Inc., 500 Laurel Street, Suite 101, Baton Rouge, LA 70801, Attention: Corporate Secretary; (3) you may cast a new vote by telephone or via the Internet at any time before 11:59 P.M. Eastern Time on the day before the Business First special meeting; or (4) you may attend the special meeting and notify the election officials that you wish to revoke your proxy and vote in person. However, your attendance at the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent as your nominee, you should follow the instructions provided by your broker, bank or other agent.

Q:	Will Pedestal be required to submit the Pedestal merger proposal to its shareholders even if Pedestal’s board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Pedestal special meeting, Pedestal is required to submit the merger proposal to its shareholders even if Pedestal’s board of directors has withdrawn, modified or qualified its recommendation.

Q:	Do Pedestal directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Pedestal shareholders?

A:

Yes. In considering the recommendation of the Pedestal board of directors with respect to the merger agreement, you should be aware that Pedestal’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Pedestal’s shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Pedestal’s shareholders include, but are not limited to, accelerated vesting and payouts under a long-term incentive arrangement for certain executive officers, employment agreement and retention payments to certain executives and entry into new employment agreements with Business First and b1BANK, and continued indemnification and directors’ and officers’ insurance coverage under the merger agreement.

Q:	Are Pedestal shareholders entitled to appraisal rights?

A:

Yes. Under Louisiana law, record holders of shares of Pedestal common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those appraisal rights, a Pedestal shareholder must follow exactly the procedures specified under Louisiana law. These procedures are summarized in this joint proxy statement/prospectus. In addition, the text of the applicable provisions of Louisiana law is included as Annex D to this document. The value determined in the appraisal process may be more or less than the value a Pedestal shareholder would receive in the merger under the terms of the merger agreement. Failure to strictly comply with the applicable Louisiana law provisions will result in the loss of the right of appraisal. For further information, see “The Merger — Appraisal Rights” on page 63.

Pursuant to the merger agreement, the merger may not be completed if appraisal rights are properly asserted with respect to 5% or more of the outstanding shares of Pedestal common stock.

Q:	What are the material U.S. federal income tax consequences of the pre-closing distribution to Pedestal shareholders?

A:

Generally, distributions to a shareholder from a corporation taxed under Subchapter S of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), are not taxable to the extent of a shareholder’s adjusted tax basis in the S corporation stock, with any distribution in excess of adjusted tax basis being treated as gain from the sale or exchange of property. To the extent that a Pedestal shareholder’s adjusted tax basis prior to the distribution exceeds the amount of the pre-closing distribution, the shareholder’s adjusted tax basis in its Pedestal common stock would decrease by the amount of the distribution, which would affect the amount of the shareholder’s gain or loss, if any, recognized as a result of the merger as well as the shareholder’s adjusted tax basis in the Business First common stock received in exchange for Pedestal common stock in the merger. For further information, see the section of this joint proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 for a general discussion of the material U.S. federal income tax consequences of the merger.

Q:	What are the U.S. federal income tax consequences of the merger to Pedestal shareholders?

A:

The obligations of Business First and Pedestal to complete the merger are subject to, among other customary closing conditions described in this joint proxy statement/prospectus, the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the merger qualifies as a reorganization under the Code, Pedestal shareholders generally would not recognize gain or loss on the exchange of their shares of Pedestal common stock for shares of Business First common stock pursuant to the merger. Pedestal shareholders generally would be subject to tax on any cash consideration as well as cash received in lieu of a fractional share of Business First common stock.

For further information, see the section of this joint proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 109 for a general discussion of the material U.S. federal income tax consequences of the merger. The U.S. federal income tax consequences described above may not apply to all Pedestal shareholders. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, holders of Pedestal common stock will not receive any consideration for their shares in connection with the merger. Instead, Pedestal will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, Pedestal may be required to pay a termination fee. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement —Termination Fee” beginning on page 78 for a discussion of the circumstances under which termination fees will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before the relevant company’s special meeting?

A:

Each of the Pedestal record date and the Business First record date is earlier than the date of the Pedestal special meeting or the Business First special meeting, as applicable, and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Pedestal common stock or Business First common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to Pedestal common stock, you will not have the right to receive the merger consideration to be received by Pedestal’s shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Pedestal common stock through completion of the merger.

Q:	If I am a Pedestal shareholder, should I send in my Pedestal stock certificates now?

A:

No. Please do not send in your Pedestal stock certificates with your proxy. After the merger, Business First’s exchange agent, American Stock Transfer & Trust Company, LLC, will send you instructions for exchanging Pedestal stock certificates for your portion of the merger consideration. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates” beginning on page 68.

Q:	Who may I contact if I cannot locate my Pedestal stock certificate(s)?

A:

If you are unable to locate your original Pedestal stock certificate(s), you should contact Pedestal Bancshares, Inc., 1300 W. Tunnel Blvd., Houma, LA 70360, Attention: Corporate Secretary. Generally, merger consideration for lost certificates cannot be delivered except upon the making of an affidavit claiming such certificate to be lost, stolen or destroyed and the posting of a bond in such amount as Business First or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made with respect to such lost certificate.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of stock that you own.

Q:	Whom should I call with questions?

A:

Pedestal shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Pedestal common stock, please contact Donna McKey, Corporate Secretary of Pedestal, at (985) 858-5220.

Business First shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Business First common stock, please contact Heather Roemer, Corporate Secretary of Business First, at (225) 248-7600, or Georgeson, Inc., Business First’s proxy solicitor, toll-free at (800) 561-3991.

Summary

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which this document refers before you decide how to vote with respect to the merger agreement. In addition, this document incorporates by reference important business and financial information about Business First. For a description of this information, please see “Where You Can Find More Information” beginning on page 113. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Additional Information” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (page 81)

Information about Business First

Business First Bancshares, Inc. is a bank holding company headquartered in Baton Rouge, Louisiana, and the parent company of b1BANK, a Louisiana state banking association and community-based financial institution that offers a full array of banking products and services. Business First currently operates throughout the state of Louisiana, including in the state’s six largest metropolitan markets, and in Dallas, Texas from a network of 26 banking centers and a wealth solutions office. Business First is currently one of the ten largest Louisiana-based financial institutions. As of September 30, 2019, on a consolidated basis, Business First had total assets of $2.2 billion, total loans of $1.7 billion, total deposits of $1.7 billion and shareholders’ equity of $280.3 million.

Business First’s common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.”

Business First’s principal office is located at 500 Laurel Avenue, Suite 100, Baton Rouge, Louisiana 78701, and its telephone number at that location is (225) 248-7600.

Information about Pedestal

Pedestal Bancshares, Inc. is a financial holding company headquartered in Houma, Louisiana, and the parent company of Pedestal Bank, a Louisiana state banking association that offers a full range of banking products and services from 22 full-service branch locations located across southern Louisiana. As of September 30, 2019, Pedestal reported $1.2 billion in total assets, $0.8 billion in total loans, $1.0 billion in total deposits and $148.7 million in shareholders’ equity.

Pedestal’s principal office is located at 1300 West Tunnel Boulevard Houma, Louisiana 70360, and its telephone number at that location is (985) 580-2265.

The Merger (page 39)

Business First and Pedestal have entered into the merger agreement, pursuant to which Pedestal will merge with and into Business First, with Business First continuing as the surviving corporation. Immediately following the merger, Pedestal Bank, Pedestal’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary, with b1BANK as the surviving bank.

The terms and conditions by which Pedestal will merge with and into Business First are contained in the merger agreement, a copy of which is attached to this document as Annex A. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement. We encourage you to read that agreement carefully, as it is the legal document that governs the merger.

Merger Consideration (page 67)

If the merger agreement is approved and the merger is completed, each share of Pedestal common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.745 shares of Business First’s common stock. In addition, prior to the closing of the merger, Pedestal will be permitted to make a one-time, pre-closing cash distribution to its shareholders equal to the balance of Pedestal’s accumulated adjustment account, subject to a maximum of $5.00 per share. Based on the exchange ratio and the number of shares of Pedestal common stock and restricted stock unit awards outstanding, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately 7.6 million shares, subject to certain potential anti-dilutive adjustments described in this joint proxy statement/prospectus. Following the completion of the merger, former Pedestal shareholders will own approximately 36% of the combined company.

Although the number of shares of Business First common stock that each Pedestal shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Pedestal shareholders vote on the merger.  Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” On January 22, 2020, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Business First common stock of $24.41 per share, the 1.745 exchange ratio represented approximately $42.60 in value for each share of Pedestal common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock on February 27, 2020, the latest practicable trading date before the date of this joint proxy statement/prospectus, of  $24.77 per share, the exchange ratio represented approximately $43.22 in value for each share of Pedestal common stock to be converted into Business First common stock. This would result in aggregate value of $48.22 for each share of Pedestal common stock being received in the merger and the pre-closing distribution, based on the February 27, 2020 closing price of Business First common stock and a maximum $5.00 per share pre-closing distribution.

Additionally, Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a Pedestal shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Business First common stock as reported on the Nasdaq Stock Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Treatment of Pedestal Restricted Stock Unit Awards (page 68)

At the effective time of the merger, each Pedestal restricted stock unit award that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration in respect of each share of Pedestal common stock underlying such restricted stock unit award. Prior to the effective time, Pedestal shall take all necessary action for the cancellation and conversion of the Pedestal restricted stock unit awards under the merger agreement.

Conversion of Shares; Exchange of Certificates (page 68)

Promptly after the effective time of the merger, Business First’s exchange agent will mail to each holder of record of each certificate share of Pedestal common stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Pedestal stock certificate(s) for the merger consideration (including cash in lieu of any fractional Business First shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificates until you receive these instructions.

Recommendation of the Pedestal Board of Directors (page 32)

The Pedestal board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Pedestal shareholders vote “FOR” the merger proposal and “FOR” the Pedestal adjournment proposal (if necessary or appropriate). For the factors considered by the Pedestal board of directors in reaching its decision to approve the merger agreement, see “The Merger—Pedestal’s Reasons for the Merger; Recommendation of the Pedestal Board of Directors” on page 42.

Opinion of Pedestal’s Financial Advisor (page 45 and Annex B)

On January 21, 2020, Stephens Inc. (which we refer to as “Stephens”) rendered to Pedestal its written opinion letter with respect to the fairness, from a financial point of view, to the public holders of Pedestal common stock, as of the date of the opinion, of the merger consideration and the pre-closing distribution to be received in connection with the merger by such holders pursuant to the terms of the merger agreement, together with the pre-closing distribution. Stephens’ opinion was directed to the Pedestal board of directors and did not address any other aspect or implication of the merger. The references to Stephens’ opinion in this joint proxy statement/prospectus are qualified in their entirety by reference to the full text of Stephens’ written opinion, which is included as Annex B to this joint proxy statement/prospectus, and Stephens’ opinion sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Stephens in preparing its opinion.

Neither Stephens’ opinion, nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to the Pedestal board of directors or any shareholder of Pedestal as to how to act or vote with respect to any matter relating to the merger agreement or otherwise. Stephens’ opinion was furnished for the use and benefit of the Pedestal board of directors (in its capacity as such) in connection with its evaluation of the merger and should not be construed as creating, and Stephens will not be deemed to have, any fiduciary duty to the Pedestal board of directors, Pedestal, any security holder or creditor of Pedestal or any other person, regardless of any prior or ongoing advice or relationships.

For further information, please see the section entitled “The Merger—Opinion of Pedestal’s Financial Advisor” on page 45.

Recommendation of the Business First Board of Directors (page 36)

The Business First board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, and unanimously recommends that Business First shareholders vote “FOR” the Business First merger proposal and “FOR” the Business First adjournment proposal (if necessary or appropriate). For the factors considered by the Business First board of directors in reaching its decision to approve the merger agreement, see “The Merger—Business First’s Reasons for the Merger; Recommendation of the Business First Board of Directors” on page 51.

Opinion of Business First’s Financial Advisor (page 52 and Annex C)

On January 22, 2020, at the request of the Business First board of directors, representatives of Raymond James & Associates, Inc. (which we refer to as “Raymond James”) rendered Raymond James’ opinion dated January 22, 2020, to the Business First board of directors that, as of such date and based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, the “aggregate consideration”, consisting of 1.745 shares of Business First common stock to be issued and paid in the merger pursuant to the merger agreement and, immediately before the closing of the merger, a one-time cash distribution of $5.00 for each outstanding share of Pedestal common stock, is fair, from a financial point of view, to Business First.

The full text of the written opinion of Raymond James, dated January 22, 2020, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex C to this document. Raymond James provided its opinion for the information and assistance of the Business First board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the merger consideration to be issued and paid in the merger pursuant to the merger was fair, from a financial point of view, to Business First as of January 22, 2020. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Business First board of directors, the Business First shareholders, the Pedestal board of directors, the Pedestal shareholders or any shareholder or any other person as to how such person should act with respect to the merger or any other matter.

Pedestal Special Meeting of Shareholders (page 32)

Pedestal will hold a special meeting of its shareholders on April 21, 2020, at 10:00 A.M., local time, at 100 Eagles Nest Court, Houma, LA 70360. At the special meeting, Pedestal shareholders will be asked to vote on the Pedestal merger proposal and the Pedestal adjournment proposal.

The Pedestal board of directors has fixed the close of business on February 28, 2020 as the record date for determining the holders of Pedestal common stock entitled to receive notice of, and to vote at, the Pedestal special meeting. As of the Pedestal record date, there were 4,357,658 shares of Pedestal common stock outstanding and entitled to vote at the Pedestal special meeting held by 271 holders of record.

Shareholder approval of the Pedestal merger proposal is required to complete the merger. Pedestal will transact no business other than as listed above at the Pedestal special meeting, except for business properly brought before the Pedestal special meeting or any adjournment or postponement thereof. Each share of Pedestal common stock entitles the holder thereof to one vote at the Pedestal special meeting on each proposal to be considered at the Pedestal special meeting.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Pedestal common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Pedestal special meeting.

Approval of the Pedestal merger proposal requires the affirmative vote of a majority of the outstanding shares of Pedestal common stock entitled to vote thereon. Assuming a quorum is present, approval of the Pedestal adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Pedestal special meeting. Pedestal shareholders must approve the Pedestal merger proposal in order for the merger to occur. Pedestal shareholders are not, however, required to approve the Pedestal adjournment proposal in order for the merger to occur. If Pedestal shareholders fail to approve the Pedestal adjournment proposal, but approve the Pedestal merger proposal, the merger may nonetheless occur.

Each director and senior executive officer of Pedestal and Pedestal Bank (which collectively constitute approximately 28.6% of the outstanding Pedestal shares as of the record date) have entered into voting agreements with Business First agreeing to, among other things, vote their shares of Pedestal common stock in favor of the merger agreement and the transactions contemplated thereby and against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Pedestal in the merger agreement.

Even if you expect to attend the special meeting of shareholders, Pedestal recommends that you promptly complete and return your proxy card in the enclosed return envelope.

Business First Special Meeting of Shareholders (page 36)

Business First will hold a special meeting of its shareholders on April 14, 2020, at 8:00 A.M., local time, at 500 Laurel Street, Suite 101, Baton Rouge, LA 70801. At the special meeting, Business First shareholders will be asked to vote on the Business First merger proposal and the Business First adjournment proposal.

The Business First board of directors has fixed the close of business on March 3, 2020 as the record date for determining the holders of Business First common stock entitled to receive notice of, and to vote at, the Business First special meeting. As of the Business First record date, there were         shares of Business First common stock outstanding and entitled to vote at the Business First special meeting held by         holders of record.

Shareholder approval of the Business First merger proposal is required to complete the merger. Business First will transact no business other than as listed above at the Business First special meeting, except for business properly brought before the Business First special meeting or any adjournment or postponement thereof. Each share of Business First common stock entitles the holder thereof to one vote at the Business First special meeting on each proposal to be considered at the Business First special meeting.

The presence, in person or represented by proxy, of at least a majority of the total number of outstanding shares of Business First common stock entitled to vote is necessary in order to constitute a quorum for purposes of the matters being voted on at the Business First special meeting.

Approval of the Business First merger proposal requires the affirmative vote of a majority of the outstanding shares of Business First common stock entitled to vote thereon. Assuming a quorum is present, approval of the Business First adjournment proposal (if necessary or appropriate) requires the affirmative vote of a majority of the votes cast on such proposal at the Business First special meeting. Business First shareholders must approve the Business First merger proposal in order for the merger to occur. Business First shareholders are not, however, required to approve the Business First adjournment proposal in order for the merger to occur. If Business First shareholders fail to approve the Business First adjournment proposal, but approve the Business First merger proposal, the merger may nonetheless occur.

Even if you expect to attend the special meeting of shareholders, Business First recommends that you promptly complete and return your proxy card in the enclosed return envelope. Alternatively, you may vote through the internet or by telephone. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions.

Interests of Pedestal’s Directors and Executive Officers in the Merger (page 60)

In considering the recommendation of the Pedestal board of directors with respect to the merger agreement, Pedestal shareholders should be aware that certain of Pedestal’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Pedestal shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Pedestal shareholders include:

●	accelerated vesting and payouts under a long-term incentive arrangement for three executive officers;

●	payments under existing employment and retention agreements with Pedestal for four executive officers;

●	new employment agreements with Business First and b1BANK for four executive officers; and

●	right to continued indemnification and insurance coverage under the merger agreement.

The Pedestal board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. For a more complete description of these interests, see “The Merger—Interests of Pedestal’s Directors and Executive Officers in the Merger” beginning on page 60.

Board Composition and Management of Business First after the Merger (page 60)

Effective upon the closing of the merger, Business First will fix the size of the Business First board of directors at fourteen members, which will be comprised of ten of the then current directors of Business First to be designated by Business First, and four current directors of Pedestal to be designated by Business First and Pedestal jointly.

Regulatory Approvals Required for the Merger (page 65)

To complete the merger, the parties must receive the prior approvals of the Board of Governors of the Federal Reserve (which we refer to as the “Federal Reserve”), the Federal Deposit Insurance Corporation (which we refer to as the “FDIC”) and the Office of Financial Institutions of the State of Louisiana (which we refer to as the “OFI”). The U.S. Department of Justice is also able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Although neither Business First nor Pedestal knows of any reason why the regulatory approvals cannot be obtained, Business First and Pedestal cannot be certain when or if they will be obtained, as the length of the review process may vary based on, among other things, requests by regulators for additional information or materials.

Conditions to Complete the Merger (page 76)

Currently, Pedestal and Business First expect to complete the merger as early as the second quarter of 2020. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Pedestal’s and Business First’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions, among others:

●	the approval of the merger agreement and merger by the requisite vote of Business First shareholders and Pedestal shareholders;

●

the receipt of required regulatory approvals, including the approvals of the Federal Reserve, FDIC and OFI, which are necessary to consummate the merger and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition;

●

the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

●

the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

●	the receipt of all required consents and approvals identified by the merger agreement;

●

each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

●	the absence of 5% or more of the outstanding shares of Pedestal’s common stock exercising their appraisal rights;

●	the absence of any material adverse change in the financial condition, business or results of operations of Pedestal, Pedestal Bank, Business First or b1BANK;

●	the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

●	the performance by each party of its respective obligations under the merger agreement.

Neither Pedestal nor Business First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed. For more information see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 76.

Agreement Not to Solicit Other Offers (page 74)

Under the merger agreement, Pedestal has agreed that it will not, and will cause its representatives not to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Business First) any information or data with respect to Pedestal or any of its subsidiaries or otherwise relating to an acquisition proposal, (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Pedestal is a party, or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

However, prior to obtaining Pedestal’s required shareholder approval, Pedestal may, under certain specified circumstances, participate in negotiations or discussions with any third party making an acquisition proposal and provide confidential information to such third party (subject to a confidentiality agreement). Pedestal must notify Business First promptly (but in no event later than 24 hours) after the receipt of such acquisition proposal.

Additionally, prior to obtaining Pedestal’s required shareholder approval, Pedestal may, under certain specified circumstances, withdraw its recommendation to its shareholders with respect to the merger and/or terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior acquisition proposal if it determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is a superior proposal and that failure to take such actions more likely than not would cause it to violate its fiduciary duties to Pedestal’s shareholders under applicable law. However, Pedestal cannot take any of those actions in response to a superior proposal unless it provides Business First with a five business day period to negotiate in good faith to enable Business First to adjust the terms and conditions of the merger agreement such that it would cause the superior proposal to no longer constitute a superior proposal

Termination of the Merger Agreement (page 77)

The merger agreement can be terminated at any time prior to the effective time of the merger in the following circumstances, whether before or after approval of the Pedestal merger proposal by the Pedestal shareholders or approval of the Business First merger proposal by the Business First shareholders:

●	upon the mutual written agreement of the parties if the board of directors of each so determines by a vote of a majority of the members of the entire board;

●

by either party if the merger has not been consummated by the close of business on July 31, 2020, unless one or more of the requisite regulatory approvals has not been received, in which case if the merger has not been consummated on or before October 31, 2020, unless a failure to comply with the terms of the agreement or breach of a representation or warranty by the party desiring to terminate the merger agreement has materially contributed to the failure to consummate the merger by that date;

●

by either party (1) if the requisite Pedestal vote shall not have been obtained at the Pedestal special meeting, or (2) if the requisite Business First vote shall not have been obtained at the Business First special meeting; provided, that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite Pedestal or Business First shareholder approval at the respective meeting;

●

by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority, an application therefor shall have been permanently withdrawn at the request of a governmental authority, or any governmental authority shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or bank merger, unless the failure to obtain a the requisite regulatory approval was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

●

by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 30 days after notice from the non-breaching party or such breach cannot be cured;

●

by Business First if (1) Pedestal has breached its covenant not to solicit acquisition proposals, (2) the Pedestal board of directors has resolved to accept another acquisition proposal, or (3) the Pedestal board of directors withdraws, changes or fails to affirm its recommendation to its shareholders with regard to the Pedestal merger proposal; or

●

by Pedestal if at any time before the receipt of approval for the merger from Pedestal’s shareholders, Pedestal receives an unsolicited proposal for the acquisition of all or substantially all of Pedestal’s capital stock or assets and the Pedestal board of directors determines that such acquisition proposal is superior, from a financial point of view, to the merger agreement and it enters into a binding definitive agreement with respect to such acquisition proposal; provided, however, that Business First may renegotiate the terms of the merger agreement such that the Pedestal board of directors may not accept the third party proposal on the basis that it is superior, from a financial point of view, to Business First's.

Termination Fee (page 78)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal and changes in the recommendation of the Pedestal board of directors, Pedestal may be required to pay to Business First a termination fee equal to $8.0 million. This termination fee could discourage other companies from seeking to acquire or merge with Pedestal. For more information, see “The Merger Agreement—Termination Fee” beginning on page 78.

Expenses and Fees (page 78)

Each party will bear all expenses incurred in connection with the merger and the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement (page 78)

Pedestal and Business First may jointly amend the merger agreement, and each of Pedestal and Business First may waive its right to require the other party to comply with particular provisions of the merger agreement. However, Pedestal and Business First may not amend the merger agreement or waive their respective rights after the Pedestal shareholders have approved the Pedestal merger proposal or Business First shareholders have approved the Business First merger proposal if the amendment or waiver would legally require further approval by the Pedestal shareholders or the Business First shareholders, as applicable, without first obtaining such further approval.

Comparison of Shareholders' Rights (page 103)

The rights of Pedestal shareholders will change as a result of the merger due to differences in Business First’s and Pedestal’s governing documents. See “Comparison of Shareholders’ Rights” beginning on page 103 for a description of the material differences in shareholders’ rights under each of the Business First and Pedestal governing documents.

Risk Factors (page 25)

You should consider all the information contained in this joint proxy statement/prospectus in deciding how to vote for the proposals presented in this joint proxy statement/prospectus. In particular, you should consider the factors described under the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 25.

Ancillary Agreements to the Merger Agreement (page 79)

Voting Agreements

As a condition to Business First entering into the merger agreement, each director and senior executive officer of Pedestal and Pedestal Bank who has voting power over shares of Pedestal common stock entered into a voting agreement in the form attached as Exhibit B to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the voting agreement, each such person agreed, among other things, to vote the shares of Pedestal common stock held of record by such person (1) to approve the merger agreement and the merger (or any adjournment or postponement necessary to solicit additional proxies to approve the merger agreement and the merger) and (2) against any acquisition proposals or any actions that would result in a breach of any covenant, representation or warranty of Pedestal in the merger agreement.

Director Support Agreements

In addition, as a condition to Business First entering into the merger agreement, each director of Pedestal and Pedestal Bank who did not enter into an employment agreement with Business First and/or b1BANK entered into a director support agreement with Business First in the form attached as Exhibit C to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the director support agreement, each such director agreed to, among other things, (1) not disclose or use any confidential information or trade secrets of Pedestal for any purpose for so long as such information remains confidential information or a trade secret, (2) for a period of two years following the closing of the merger, not engage in certain competitive activities with Business First, including not soliciting employees and customers of Pedestal, and (3) for a period of two years following the closing of the merger, not serve as a director, officer, employee, consultant or agent of another financial institution in parishes in Louisiana in which Pedestal Bank operates a banking office as of the closing of the merger and each parish contiguous to each of such parishes.

Releases

At the time of the execution of the merger agreement, each director and senior executive officer of Pedestal and Pedestal Bank executed a letter agreement with Business First in the form attached as Exhibit D to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus. Under the letter agreement, each such director and senior executive officer released and discharged, effective upon the consummation of the merger, Pedestal and its subsidiaries, their respective directors and officers (in their capacities as such), and their respective successors and assigns (including Business First and b1BANK), from any and all liabilities or claims that the director and/or officer has or claims to have as of the effective time of the merger, with certain exceptions.

Appraisal Rights (page 63)

Under Louisiana law, record holders of shares of Pedestal common stock have the right to demand in writing to receive a payment in cash for the “fair value” of their shares as determined by an appraisal process. To exercise those appraisal rights, a Pedestal shareholder must follow exactly the procedures specified under Louisiana law. These procedures are summarized in this joint proxy statement/prospectus. In addition, the text of the applicable provisions of Louisiana law is included as Annex D to this document. Failure to strictly comply with these provisions may result in the loss of appraisal rights. The value determined in the appraisal process may be more or less than the value a Pedestal shareholder would receive in the merger under the terms of the merger agreement.

Pursuant to the merger agreement, Business First’s board of directors may terminate the merger agreement and abandon the merger if rights of appraisal are properly asserted with respect to more than 5% of the outstanding shares of Pedestal common stock

Accounting Treatment (page 108)

Business First will account for the merger as a business combination using the acquisition method of accounting for financial reporting purposes.

Material U.S. Federal Income Tax Consequences of the Merger (page 109)

The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the respective obligations of Business First and Pedestal to complete the merger that each of Business First and Pedestal receives a tax opinion from its respective outside legal counsel, dated the closing date of the merger, to that effect. Based upon a qualification of the merger as a reorganization under the Code, holders of Pedestal common stock who exchange their shares of Pedestal common stock for shares of Business First common stock generally will not recognize gain or loss with respect to the receipt of Business First common stock in the merger. Holders of Pedestal common stock generally will be subject to tax with respect to any cash consideration received as well as cash received instead of fractional shares of Business First common stock.

The U.S. federal income tax consequences described above may not apply to all holders of Pedestal common stock. Your tax consequences will depend on your individual situation. Accordingly, Business First and Pedestal strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Market Prices and Share Information

Business First common stock is listed on the NASDAQ Global Select Market under the symbol “BFST.” The following table sets forth the closing sale prices of Business First common stock as reported on the NASDAQ Global Select Market on January 22, 2020, the last full trading day before the public announcement of the merger agreement, and on February 27, 2020, the latest practicable trading date before the date of this joint proxy statement/prospectus.

	Business First Common Stock	Implied Value of One Share of Pedestal Common Stock to be Converted to Merger Consideration
January 22, 2020	$24.41	$42.60
February 27, 2020	$24.77	$43.22

Special Cautionary Note regarding Forward-Looking Statements

Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the financial condition, results of operations, earnings outlook and business plans, goals, expectations and prospects of Business First, Pedestal and the combined company following the proposed merger and statements for the period after the merger. Words such as “anticipate,” “believe,” “feel,” “expect,” “estimate,” “indicate,” “seek,” “strive,” “plan,” “intend,” “outlook,” “forecast,” “project,” “position,” “target,” “mission,” “contemplate,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “trend,” “objective” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Business First, Pedestal, the proposed merger or the combined company following the merger often identify forward-looking statements, although not all forward-looking statements contain such words.

These forward-looking statements are predicated on the beliefs and assumptions of management based on information known to management as of the date of this joint proxy statement/prospectus and do not purport to speak as of any other date. Forward-looking statements may include descriptions of the expected benefits and costs of the transaction; forecasts of revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries; management plans relating to the merger; the expected timing of the completion of the merger; the ability to complete the merger; the ability to obtain any required regulatory, shareholder or other approvals; any statements of the plans and objectives of management for future or past operations, including the execution of integration plans; any statements of expectation or belief and any statements of assumptions underlying any of the foregoing.

The forward-looking statements contained or incorporated by reference in this joint proxy statement/prospectus reflect the view of management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, actual results could differ materially from those anticipated by the forward-looking statements or historical results. Such risks and uncertainties include, among others, the following possibilities:

●

the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require Pedestal to pay a termination fee to Business First;

●

the inability to complete the merger contemplated by the merger agreement due to the failure to satisfy conditions necessary to close the merger, including the receipt of the requisite approvals of Pedestal and Business First shareholders;

●	the risk that a regulatory approval that may be required for the merger is not obtained or is obtained subject to conditions that are not anticipated;

●	risks associated with the timing of the completion of the merger;

●	management time and effort may be diverted to the resolution of merger-related issues;

●	the risk that the businesses of Business First and Pedestal will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

●	Business First’s ability to achieve the synergies and value creation contemplated by the proposed merger with Pedestal;

●	the expected growth opportunities or costs savings from the merger with Pedestal may not be fully realized or may take longer to realize than expected;

●	revenues following the merger may be lower than expected as a result of losses of customers or other reasons;

●

potential deposit attrition, higher than expected costs, customer loss and business disruption associated with Business First’s integration of Pedestal, including, without limitation, potential difficulties in maintaining relationships with key personnel;

●	the outcome of any legal proceedings that may be instituted against Business First or Pedestal or their respective boards of directors;

●	general economic conditions, either globally, nationally, in the States of Louisiana, or in the specific markets in which Business First or Pedestal operate;

●	limitations placed on the ability of Business First and Pedestal to operate their respective businesses by the merger agreement;

●

the effect of the announcement of the merger on Business First’s and Pedestal’s business relationships, employees, customers, suppliers, vendors, other partners, standing with regulators, operating results and businesses generally;

●	customer acceptance of the combined company’s products and services;

●	the amount of any costs, fees, expenses, impairments and charges related to the merger;

●

fluctuations in the market price of Business First common stock and the related effect on the market value of the merger consideration that Pedestal shareholders will receive upon completion of the merger;

●	the exact amount of the pre-closing distribution or tax treatment of the pre-closing distribution to the Pedestal shareholders;

●	the introduction, withdrawal, success and timing of business initiatives;

●	significant increases in competition in the banking and financial services industry;

●

legislation, regulatory changes or changes in monetary or fiscal policy that adversely affect the businesses in which Business First or Pedestal are engaged, including potential changes resulting from currently proposed legislation;

●	credit risk of borrowers, including any increase in those risks due to changing economic conditions;

●	changes in consumer spending, borrowing, and savings habits;

●	competition among depository and other financial institutions;

●	liquidity risk affecting Business First’s or Pedestal’s ability to meet their respective obligations when they become due;

●	interest rate risk involving the effect of a change in interest rates;

●	compliance risk resulting from violations of, or nonconformance with, laws, rules, regulations, prescribed practices or ethical standards;

●	strategic risk resulting from adverse business decisions or improper implementation of business decisions;

●	reputational risk that adversely affects earnings or capital arising from negative public opinion;

●	terrorist activities risk that results in loss of consumer confidence and economic disruptions; and

●	other risks and uncertainties detailed from time to time in Business First’s SEC filings.

Any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, are subject to the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. Business First and Pedestal do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made, unless and only to the extent otherwise required by law. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Business First, Pedestal or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the merger based on the historical financial statements and accounting records of Business First and Pedestal after giving effect to the merger, including the expected issuance of 7,614,506.43 shares of Business First common stock to Pedestal’s shareholders pursuant to the merger agreement, and the merger-related pro forma adjustments as described in the notes below.

The unaudited pro forma combined consolidated balance sheet combines the historical consolidated balance sheets of Business First and Pedestal, giving effect to the merger as if it had been consummated on September 30, 2019. The unaudited pro forma combined consolidated statements of income for the nine months ended September 30, 2019 and for the year ended December 31, 2018 combine the historical consolidated statements of income of Business First and Pedestal, giving effect to the merger as if it had been consummated on January 1, 2018. In addition, the unaudited pro forma combined consolidated statement of income for the year ended December 31, 2018 also gives effect to Business First’s acquisition of Richland State Bancorp, Inc. (“Richland”), which closed on November 30, 2018, as if it had been consummated on January 1, 2018. The unaudited pro forma combined consolidated balance sheet as of September 30, 2019 and the unaudited pro forma combined consolidated statement of income for the nine months ended September 30, 2019 includes the assets and liabilities and results of operations of Richland in Business First’s historical information since that acquisition closed on November 30, 2018.

The unaudited pro forma condensed combined consolidated financial statements give effect to the acquisitions of Pedestal and Richland as a business combination under with U.S. generally accepted accounting principles (“GAAP”). Accordingly, all assets and liabilities were recorded at estimated fair value. Pro forma adjustments are included only to the extent they are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Business First’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma financial statements do not include the effects of any potential cost savings which management believes will result from combining certain operating procedures.

Business First anticipates that the acquisition of Pedestal will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Pedestal. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes of Business First and Pedestal which are included with this joint proxy statement/prospectus or incorporated by reference herein.

BUSINESS FIRST BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2019

(all amounts are in thousands)

Assets	Business First	Pedestal	Combined	Purchase Accounting Adjustments		Pro Forma Combined
Cash and Cash Equivalents	$107,061	$42,317	$149,378	$(24,780)	a	$124,598
Securities Available For Sale	288,231	275,424	563,655			563,655
Loans and Lease Receivable, Net of Unearned Income	1,694,727	859,985	2,554,712	(17,210)	b	2,537,502
Allowance for Loan Losses	(12,090)	(11,664)	(23,754)	11,664	c	(12,090)
Loans and Lease Receivable, Net	1,682,637	848,321	2,530,958	(5,546)		2,525,412
Mortgage Loans Held For Sale	256	-	256			256
Premises and Equipment, Net	27,092	34,100	61,192	(1,250)	d	59,942
Cash Value of Life Insurance	32,398	11,362	43,760			43,760
Others Real Estate Owned	2,326	2,276	4,602			4,602
Goodwill	48,333	12,909	61,242	51,308	e	112,550
Other Intangible Assets	6,916	1,006	7,922	7,068	f	14,990
Other Assets	25,590	12,686	38,276	1,639	g	39,915
Total Assets	$2,220,840	$1,240,401	$3,461,241	$28,439		$3,489,680
Liabilities
Noninterest Bearing	$406,146	$254,126	$660,272	$-		$660,272
Interest Bearing	1,327,244	760,738	2,087,982	2,135	h	2,090,117
Total Deposits	1,733,390	1,014,864	2,748,254	2,135		2,750,389
Borrowings	184,037	68,340	252,377	-		252,377
Other Liabilities	23,073	8,491	31,564	-		31,564
Total Liabilities	1,940,500	1,091,695	3,032,195	2,135		3,034,330
Equity
Common Stock	13,275	4,371	17,646	3,256	i,j	20,902
Additional Paid-In Capital	212,104	72,685	284,789	94,698	j	379,487
Retained Earnings	52,265	65,926	118,191	(65,926)	i	52,265
Accumulated Other Comprehensive Income	2,696	5,724	8,420	(5,724)	i	2,696
Total Shareholders’ Equity	280,340	148,706	429,046	26,304		455,350
Total Liabilities and Shareholders’ Equity	$2,220,840	$1,240,401	$3,461,241	$28,439		$3,489,680

Notes
a. Includes pre-closing distribution paid by Pedestal to its shareholders and Pedestal transaction costs.
b. Reflects purchase accounting adjustment to record Pedestal’s loans at fair value.
c. In accordance with purchase accounting guidance, Pedestal’s allowance for loan losses has been eliminated.
d. Reflects purchase accounting adjustments to record Pedestal’s premises and equipment, net, at fair value.
e. Represents the excess of the merger consideration over the fair value of the net assets acquired.
f. Core deposit intangible represents approximately $8.07 million created as a result of the Pedestal merger, net of amounts previously recorded by Pedestal for previous acquisitions.
g. Net of deferred tax asset and liability entries associated with transaction.
h. Deposit premium
i. Reflects the elimination of Pedestal’s equity accounts in accordance with purchase accounting guidance.
j. Reflects the issuance of stock consideration to Pedestal shareholders based on closing price of $24.41 on January 22, 2020.

BUSINESS FIRST BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2018

(all amounts are in thousands, except per share data)

	Business First	Richland	Pro Forma Adjustments		Pro Forma Combined	Pedestal	Pro Forma Adjustments		Adjusted Pro Forma Combined
Interest Income:
Interest and Fees on Loans	$69,780	$10,968	$1,580	a	$82,328	$52,381	$2,600	a	$137,309
Interest and Dividends on Securities	5,834	1,479	-	b	7,313	5,087	-	b	12,400
Other Interest Income	581	317	-		898	989	-		1,887
Total Interest Income	76,195	12,764	1,580		90,539	58,457	2,600		151,596
Interest Expense:
Interest on Deposits	11,833	1,166	(345)	c	12,654	5,410	(2,135)	c	15,929
Interest on Borrowings	2,133	-	-		2,133	1,797	-		3,930
Total Interest Expense	13,966	1,166	(345)		14,787	7,207	(2,135)		19,859
Net Interest Income	62,229	11,598	1,925		75,752	51,250	4,735		131,737
Provision for Loan Losses	2,390	200	(200)	d	2,390	3,529	(3,529)	d	2,390
Net Interest Income after Provision for Loan Losses	59,839	11,398	2,125		73,362	47,721	8,264		129,347
Other Income:
Service Charges on Deposit Accounts	2,810	1,207	-		4,017	5,429			9,446
Gain on Sales of Securities	7	137	-		144	227			371
Other Income	4,962	1,385	-		6,347	5,490			11,837
Total Other Income	7,779	2,729	-		10,508	11,146			21,654
Other Expense:
Salaries and Employee Benefits	27,862	8,331	-		36,193	22,536			58,729
Occupancy and Equipment Expense	5,865	1,488	-	e	7,353	6,948		e	14,301
Amortization of Intangibles	559	-	398	f	957	85	722	f	1,764
Other Expense	15,962	3,184	(2,606)	g	16,540	9,938			26,478
Total Other Expense	50,248	13,003	(2,208)		61,043	39,507	722		101,272
Income Before Income Taxes	17,370	1,124	4,333		22,827	19,360	7,542		49,729
Provision for Income Taxes	3,279	-	1,208	h	4,487	-	5,649	i	10,136
Net Income	$14,091	$1,124	$3,125		$18,340	$19,360	$1,892		$39,592

Basic earnings per common share	$1.27	$11.55			$1.65	$4.40			$2.11
Weighted average common shares outstanding	11,124,585	97,346			11,124,585	4,398,580	7,627,395	j	18,751,980

Diluted earnings per common share	$1.22	$11.41			$1.59	$4.40			$2.06
Weighted average diluted common shares outstanding	11,545,943	98,492			11,545,943	4,398,580	7,627,395	j	19,173,338

Notes
*	Reflects income earned by Richland through the effective date of its acquisition by Business First (11/30/18).
a

Estimate for Richland is based on Business First's actual twelve month loan discount accretion recognized since acquisition. Estimate for Pedestal is based on initial estimate of net discount recognized over the estimated average maturity of the portfolio.

b	Estimated fair value adjustments would not have a material impact on the income stream of the security portfolio.
c	Estimated accretion of the deposit premium based on the amount recognized at acquisition for Richland and the initial estimate associated with Pedestal recognized over the weighted average life.
d	The provision for loan losses is eliminated and included in the loan fair value adjustment. Provision based on new loan production considered immaterial.
e	Estimated fair value adjustments would not have a material impact on depreciation expense based on the assets remaining useful life.
f

Estimate of amortization of the core deposit intangible based on the amount recognized at acquisition for Richland and the amount estimated for Pedestal, based on lives of 10 years/straight-line basis for each. Additionally, Pedestal’s 2018 core deposit intangible amortization associated with prior acquisitions was eliminated.

g	Represents add back of merger expenses recorded by Business First and Richland related to the acquisition.
h

Income taxes were adjusted to reflect the tax effects of Richland being taxed using Business First’s statutory rate of 21% for 2018 since Richland was an S corporation at December 31, 2018, along with adjustments for nondeductible merger-related expenses.

i	Income taxes were adjusted to reflect the tax effects of Pedestal being taxed using Business First’s statutory rate of 21% for 2018 since Pedestal was an S corporation at December 31, 2018.
j	Estimated shares to be issued to Pedestal shareholders and adjusted to record shares assuming the transaction occurred on January 1, 2018.

BUSINESS FIRST BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

(all amounts are in thousands)

	Business First		Pedestal	Pro Forma Adjustments		Adjusted Pro Forma Combined

Total Interest Income	$76,803		$46,062	$1,950	a,e	$124,815
Total Interest Expense	17,232		7,536	(1,601)	d	23,167
Net Interest Income	59,571		38,526	3,551		101,648
Provision for Loan Losses	2,414		1,744	(1,744)	a	2,414
Other Income (exc. Gain on Sale of Securities)	8,368		8,029			16,397
Gain on Sale of Securities	84		216			300
Other Expenses (exc. Merger-Related Expense)	43,245		30,126	606	b,c	73,977
Merger-Related Expense	(674)	g	-	-		(674)
Income before Income Taxes	23,038		14,901	4,690		42,629
Provision for Income Taxes	4,216	h	-	4,114	f	8,330
Net Income	$18,822		$14,901	$576		$34,299

Notes
a

Based on Business First’s initial evaluation of the acquired portfolio of loans, a net fair value adjustment of $17.2 million was recorded. The provision for loan losses is eliminated and included in the fair value adjustment. Interest income was adjusted to recognize the estimated accretion over the estimated average maturity of the loan portfolio.

b

The net fair value adjustment to the net book value of property held by Pedestal is negligible based on Business First’s initial evaluation of comparable sales. The adjustments to depreciation expense due to adjustments in estimated useful life are also considered immaterial.

c

Based on Business First’s initial evaluation of core deposits, the identified core deposit intangible of $8.07 million will be amortized on a straight line basis over an estimated useful life of 10 years.

d

Pedestal's fixed-rate deposit liabilities were estimated to result in a $2.14 million deposit premium based on Business First's preliminary assessment. The premium was accreted over the weighted average remaining maturity of the portfolio.

e	Estimated fair value adjustments would not have a material impact on the income stream of the security portfolio.
f

Income taxes were adjusted to reflect the tax effects of the purchase accounting adjustments using Business First’s statutory rate of 21% for 2019 and the tax effect of Pedestal being taxed using Business First’s C corporation statutory rate since Pedestal was an S corporation at September 30, 2019.

g	Removed acquisition-related costs associated with prior acquisition.
h	Removed tax benefit of acquisition-related costs associated with prior acquisition.

Unaudited Comparative Per Share Data

The following table shows unaudited basic earnings, diluted earnings, cash dividends, and book value per common share data for Business First and Pedestal on a historical and pro forma combined basis after giving effect to the acquisition of Pedestal by Business First as of and for the nine months ended September 30, 2019 and year ended December 31, 2018. The unaudited pro forma data was derived by combining the historical financial information of Business First and Pedestal using the acquisition method of accounting for business combinations, assumes the merger is completed as contemplated and represents a current estimate based on available information of the combined company’s results of operations. The unaudited pro forma data and equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on January 1, 2018, in the case of the earnings per share and dividends declared data. The pro forma adjustments record the assets and liabilities of Pedestal at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analysis is performed.

The information should be read together with the historical consolidated financial statements of Business First and Pedestal and the pro forma condensed combined consolidated financial information, including the notes thereto, which are included elsewhere in this joint proxy statement/prospectus.

The selected unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under a set of assumptions including the effect of the merger, does not reflect the impact of other factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Pedestal will be reflected in the consolidated financial statements of Business First on a prospective basis.

The per equivalent Pedestal share data shows the effect of the merger from the perspective of an owner of Pedestal common stock. Assuming 4,363,614 shares of Pedestal common stock outstanding at the effective date, the per equivalent Pedestal share data is based on a per share exchange ratio of 1.745 shares of Business First common stock for each share of Pedestal common stock, and excludes the pre-closing distribution of up to $5.00 per share. Shareholders of Business First and Pedestal should note that Pedestal is and Richland was taxed as a Subchapter S corporation, while Business First is and was taxed as a C corporation, for all periods presented. Accordingly, historical cash dividend data shown on the tables below for Pedestal and Richland included amounts distributed to their respective shareholders to enable those shareholders to pay their income tax obligations with respect to their proportionate share of taxable income earned by Pedestal and Richland, as applicable. As a result, per share dividend information with respect to Business First is not comparable to that same information provided for Pedestal or Richland..

	Business First	Pedestal	Pro Forma Combined	Per Equivalent Pedestal Share

For the nine months ended September 30, 2019
Basic earnings per common share	$1.35	$3.40	$1.94	$3.38	d
Diluted earnings per common share	1.32	3.40	1.90	3.31	d
Cash dividends per share	0.28	1.34	0.46	0.80	d
Book value per common share as of September 30, 2019	21.12	34.04	25.80	45.03	d

	Business First	Richland		Pro Forma Combined	Pedestal	Pro Forma Combined	Per Equivalent Pedestal

For the year ended December 31, 2018
Basic earnings per common share	$1.27	$11.55	a	$1.65	$4.40	$2.11	$3.68	d
Diluted earnings per common share	1.22	11.41	a	1.59	4.40	2.06	3.60	d
Cash dividends per share	0.30	21.26	b	0.48	2.53	1.48	2.57	d
Book value per common share as of December 31, 2018	19.68	N/A	c	19.68	30.18	22.30	38.92	d

Notes
a	Reflects income earned by Richland through the effective date of its acquisition by Business First (11/30/18).
b	Excludes a special $10.6 million dividend which was directly related to consideration paid, due to the merger with Business First.
c	Not available as Richland was merged with and into Business First, and its separate corporate identity ceased, prior to 12/31/2018.
d	Calculated by multiplying the pro forma combined by the per share exchange ratio.

Risk Factors

An investment in Business First common stock in connection with the merger involves risks. In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors included in Business First’s Annual Report on Form 10-K for the year ended December 31, 2018, you should carefully consider the following risk factors in deciding whether to vote to approve the merger agreement. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this joint proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements.” You should also consider the other information in this document and the other documents incorporated by reference into this document. Please see the sections entitled “Additional Information” in the forepart of this document and “Where You Can Find More Information” beginning on page 113.

Because of the fixed exchange ratio and the fluctuation of the market price of Business First common stock, Pedestal shareholders cannot be certain of the precise value of the merger consideration they will be entitled to receive.

Pursuant to the merger agreement, each share of Pedestal common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.745 shares of Business First’s common stock. The market value of Business First common stock may vary from the market value on the date Business First and Pedestal announced the merger, on the date that this joint proxy statement/prospectus is mailed, on the date of the Pedestal special meeting and on the date the merger is completed and thereafter due to fluctuations in the market price of Business First common stock. Any fluctuation in the market price of Business First common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Business First common stock that Pedestal shareholders may receive. Stock price changes may result from a variety of factors that are beyond the control of Business First and Pedestal, including but not limited to general market and economic conditions, changes in their respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Pedestal special meeting, Pedestal shareholders will not know the precise market value of the merger consideration they may receive at the effective time of the merger. Pedestal shareholders should obtain current sale prices for shares of Business First common stock before voting their shares at the Pedestal special meeting

The merger may not be consummated unless important conditions are satisfied.

Business First and Pedestal expect the merger to close as early as the second quarter of 2020, but the acquisition is subject to the satisfaction of a number of closing conditions. Satisfaction of many of these conditions is beyond Business First’s and Pedestal’s control. If these conditions are not satisfied or waived, the merger will not be completed or may be delayed and each of Business First and Pedestal may lose some or all of the intended benefits of the merger. Certain of the conditions that remain to be satisfied include, but are not limited to:

●	the approval of the merger agreement and merger by the requisite vote of Business First shareholders and Pedestal shareholders;

●

the receipt of required regulatory approvals, including the approvals of the Federal Reserve, FDIC and OFI, which are necessary to consummate the merger, without the imposition of any materially burdensome regulatory condition, and the expiration of all statutory waiting periods;

●

the absence of any injunction, order or decree restraining, enjoining or otherwise prohibiting the merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal;

●

the effectiveness under the Securities Act of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and the absence of the issuance of a stop order or the initiation or threat by the SEC of proceedings for that purpose;

●	the receipt of all required consents and approvals identified by the merger agreement;

●

each party’s receipt of a tax opinion from its respective outside legal counsel, dated the closing date of the merger, confirming the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

●	the absence of 5% or more of the outstanding shares of Pedestal’s common stock exercising their appraisal rights;

●	the absence of any material adverse change in the financial condition, business or results of operations of Pedestal, Pedestal Bank, Business First or b1BANK;

●	the continued accuracy of the representations and warranties made by the parties in the merger agreement; and

●	the performance by each party of its respective obligations under the merger agreement.

As a result, the merger may not close as scheduled or at all. In addition, either Business First or Pedestal may terminate the merger agreement under certain circumstances. For additional information regarding the conditions to the merger, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 76.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that Business First does not anticipate or cannot be met.

Before the transactions contemplated by the merger agreement may be completed, various approvals or consents must be obtained from various federal and state governmental entities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Business First and Pedestal do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Business First following the merger, any of which might have a material adverse effect on Business First following the merger. Business First is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger impose certain burdensome conditions on Business First or Pedestal, as described more fully in “The Merger– Regulatory Approvals Required for the Merger” beginning on page 65.

Business First may be unsuccessful in integrating the operations of the businesses it has acquired or expects to acquire in the future, including Pedestal.

From time to time, Business First evaluates and acquires businesses that it believes complement its existing business. The acquisition component of Business First’s growth strategy depends on the successful integration of these acquisitions. Business First faces numerous risks and challenges to the successful integration of acquired businesses, including the following:

●	the potential for unexpected costs, delays and challenges that may arise in integrating acquisitions into Business First’s existing business;

●	limitations on Business First’s ability to realize the expected cost savings and synergies from an acquisition;

●	challenges related to integrating acquired operations, including Business First’s ability to retain key employees and maintain relationships with significant customers and depositors;

●	challenges related to the integration of businesses that operate in new geographic areas, including difficulties in identifying and gaining access to customers in new markets; and

●	discovery of previously unknown liabilities following an acquisition associated with the acquired business.

If Business First is unable to successfully integrate the businesses it acquires, Business First’s business, financial condition and results of operations may be materially adversely affected.

Pedestal’s officers and directors have interests in the merger in addition to or different from the interests that they share with you as a Pedestal shareholder.

Some of Pedestal’s executive officers participated in negotiations of the merger agreement with Business First, and the Pedestal board of directors approved the merger agreement and is recommending that Pedestal shareholders vote to approve the merger agreement. In considering these facts and the other information included in or incorporated by reference into this joint proxy statement/prospectus, you should be aware that certain of Pedestal’s executive officers and directors have economic interests in the merger that are different from or in addition to the interests that they share with you as a Pedestal shareholder. These interests include, as a result of the merger, accelerated vesting and payouts under a long-term incentive arrangement for three executive officers, payments under existing employment and retention agreements with Pedestal for four executive officers, new employment agreements with Business First and b1BANK for four executive officers, and right to continued indemnification and insurance coverage under the merger agreement. These interests and arrangements may create potential conflicts of interest and may influence or may have influenced the directors and executive officers of Pedestal to support or approve the merger and the merger agreement. For further discussion of the interests of Pedestal’s directors and officers in the merger, see “The Merger—Interests of Pedestal’s Directors and Executive Officers in the Merger” beginning on page 60.

The fairness opinions delivered by the respective financial advisors to Business First and Pedestal will not reflect changes in circumstances between the date of the merger agreement and the completion of the merger.

The Business First board of directors received a fairness opinion from Raymond James on January 22, 2020 and the Pedestal board of directors received a fairness opinion on January 21, 2020. Such opinions have not been updated as of the date of this joint proxy statement/prospectus and will not be updated at, or prior to, the time of the completion of the merger. Changes in the operations and prospects of Business First and Pedestal, general market and economic conditions and other factors that may be beyond the control of Business First and Pedestal may alter the value of Business First or Pedestal or the prices of shares of Business First common stock or Pedestal common stock by the time the merger is completed. The opinions do not speak as of the time the merger is completed or as of any date other than the date of the opinions. Management of Business First is not aware of any material changes in Business First’s operations or performance since the delivery of the Raymond James opinion or that are anticipated to occur before the special meeting takes place or before the merger is completed. Management of Pedestal is not aware of any material changes in Pedestal’s operations or performance since the delivery of the Stephens opinion or that are anticipated to occur before the special meeting takes place or before the merger is completed. A copy of the Stephens and Raymond James fairness opinions are included as Annex B and Annex C, respectively, to this joint proxy statement/prospectus. For a description of the opinion that Business First received from its financial advisor, please refer to “The Merger – Opinion of Business First’s Financial Advisor” beginning on page 52. For a description of the opinion that Pedestal received from its financial advisor, please refer to “The Merger – Opinion of Pedestal’s Financial Advisor” beginning on page 45.

The merger agreement contains provisions granting both Business First and Pedestal the right to terminate the merger agreement in certain circumstances.

The merger agreement contains certain termination rights, including the right, subject to certain exceptions, of either party to terminate the merger agreement if the merger is not completed on or prior to July 31, 2020 (subject to extension to October 31, 2020 if the only outstanding condition to closing is the receipt of regulatory approvals) and the right of Pedestal to terminate the merger agreement, subject to certain conditions, to accept a business combination transaction deemed to be superior to the merger by the Pedestal board of directors. If the merger is not completed, the ongoing business of Pedestal could be adversely affected and Pedestal will be subject to several risks, including the risks described elsewhere in this “Risk Factors” section.

Termination of the merger agreement could negatively impact Pedestal and Business First.

If the merger agreement is terminated before closing there may be various consequences. For example, Pedestal’s business may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Also, Pedestal will have incurred substantial expenses in connection with the proposed merger without realizing the benefits of the merger. If the merger agreement is terminated and the Pedestal board of directors seeks another merger or business combination, Pedestal shareholders cannot be certain that Pedestal will be able to find a party willing to pay the equivalent or greater consideration than that which Business First has agreed to pay in the merger. In addition, if the merger agreement is terminated under certain circumstances, Pedestal may be required to pay Business First a termination fee. See “The Merger Agreement – Effect of Termination” beginning on page 78.

Further, if the merger agreement is terminated and the merger is not consummated, Business First’s stock price may decline to the extent that its current market price reflects a market assumption that the merger will be completed.  In addition, the reputation of Business First as an acquirer may be harmed and, as a result, it may make it more difficult for Business First to consummate future acquisitions.

Business First and Pedestal will incur significant, non-recurring merger-related transaction and integration costs in connection with the merger, which could adversely affect either company’s financial condition and results of operations.

Business First and Pedestal each have incurred and expect to continue to incur substantial costs in connection with the negotiation and completion of the merger and combining the businesses and operations of the two companies, and additional unanticipated transaction- and merger-related costs may be incurred prior to or following the consummation of the merger. Whether or not the merger is consummated, Business First and Pedestal expect to continue to incur substantial expenses associated with planning for and completing the merger and combining the operations of the two companies, including such non-recurring expenses as legal, accounting and financial advisory fees, printing fees, data processing and other fees related to formulating integration and conversion plans. Although Business First and Pedestal expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction- and merger-related costs over time, this net benefit may not be achieved in the near term, or at all. The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Business First following completion of the merger.

The termination fees and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Pedestal and limit Pedestal’s ability to pursue alternatives to the merger.

The merger agreement prohibits Pedestal from initiating, soliciting, encouraging or facilitating certain third-party acquisition proposals. In addition, Pedestal has agreed to pay Business First a termination fee of $8.0 million if the merger agreement is terminated because Pedestal decides to enter into or close another acquisition transaction. These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Pedestal from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Pedestal than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the merger agreement.

Business First and Pedestal will be subject to business uncertainties and Pedestal will be subject to contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Business First and Pedestal. These uncertainties may impair the ability of Business First or Pedestal to attract, retain and motivate strategic personnel until the merger is consummated, and could cause customers and others that deal with Business First or Pedestal to seek to change existing business relationships. Experienced employees in the financial services industry are in high demand, and competition for their talents can be intense. Employees of Pedestal may experience uncertainty about their future role with the surviving corporation until, or even after, strategies with regard to the combined company are announced or executed. If any key employees of Business First or Pedestal depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the surviving corporation, Pedestal’s business prior to the merger closing and Business First’s business after the merger closes could be harmed. In addition, subject to certain exceptions, Pedestal has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing the merger. See “The Merger Agreement – Covenants and Agreements – Conduct of Business Prior to the Completion of the Merger” beginning on page 71 for a description of the restrictive covenants applicable to Pedestal.

The merger with Pedestal may distract Business First’s management from its other responsibilities.

The acquisition of Pedestal could cause Business First’s management to focus its time and energies on matters related to the acquisition that otherwise would be directed to the business and operations of Business First. Any such distraction on the part of management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Business First.

The combined company may be unable to retain Business First and/or Pedestal personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Business First and Pedestal. It is possible that these employees may decide not to remain with Business First and Pedestal, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully integrating Pedestal to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Business First and Pedestal may not be able to locate suitable replacements for any key employees who leave either company or to offer employment to potential replacements on reasonable terms.

Business First and Pedestal may waive one or more of the conditions to the merger without re-soliciting shareholder approval for the merger.

Each of the conditions to the obligations of Business First and Pedestal to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Business First and Pedestal, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Business First and Pedestal may evaluate the materiality of any such waiver to determine whether amendment of this joint proxy statement/prospectus and re-solicitation of proxies are necessary. Business First and Pedestal, however, generally do not expect any such waiver to be significant enough to require re-solicitation of shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

Pedestal shareholders will experience a reduction in percentage ownership and voting power of their shares as a result of the merger and will have less influence on the management and policies of Business First than they had on Pedestal before the merger.

Pedestal shareholders will have a much smaller percentage ownership interest and effective voting power in Business First compared to their ownership interest and voting power in Pedestal prior to the merger. Consequently, Pedestal shareholders will have significantly less influence on the management and policies of Business First after the merger than they now have on the management and policies of Pedestal. If the merger is consummated, current Pedestal shareholders will own approximately 36% of the combined company. Accordingly, former Pedestal shareholders will own less than the outstanding voting stock of the combined company than current Business First shareholders and would, as a result, be outvoted by current Business First shareholders if such current Business First shareholders voted together as a group.

Future capital needs could result in dilution of shareholder investment.

Business First’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of Business First common stock. New investors may also have rights, preferences and privileges senior to Business First’s shareholders which may adversely impact its shareholders.

Shares of Business First common stock to be received by holders of Pedestal common stock as a result of the merger will have rights different from the shares of Pedestal common stock.

Upon completion of the merger, the rights of former Pedestal shareholders will be governed by the Restated Articles of Incorporation and Amended and Restated Bylaws of Business First. Accordingly, certain rights associated with Pedestal common stock may differ from the rights associated with Business First common stock. See “Comparison of Shareholders’ Rights” beginning on page 103 for a discussion of the different rights associated with Business First common stock.

Business First may fail to realize some or all of the anticipated benefits of the merger.

The success of the merger will depend on, among other things, Business First’s ability to successfully combine the businesses of Business First and Pedestal. If Business First is not able to successfully achieve this objective, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

Business First and Pedestal have operated and, until the consummation of the merger, will continue to operate independently. It is possible that the integration process or other factors could result in the loss or departure of key employees, the disruption of the ongoing business of Business First or inconsistencies in standards, controls, procedures and policies. It is also possible that clients, customers, depositors and counterparties of Business First could choose to discontinue their relationships with the combined company post-merger because they prefer doing business with an independent company or for any other reason, which would adversely affect the future performance of the combined company. These transition matters could have an adverse effect on each of Business First and Pedestal during the pre-merger period and for an undetermined time after the consummation of the merger.

Business First’s and Pedestal’s historical and pro forma condensed combined consolidated financial information may not be representative of Business First’s results as a combined company.

The unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Business First’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments to illustrate the effect of the merger had they been completed on the dates indicated. Such unaudited pro forma condensed combined financial statements are based upon preliminary estimates to record the Pedestal identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation for the merger reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the identifiable assets and identifiable liabilities of Pedestal as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section of this joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” beginning on page 20.

The market price of Business First common stock after the merger may be affected by factors different from those affecting Pedestal common stock or Business First common stock currently.

The results of operations of the combined company, as well as the market price of shares of the common stock of the combined company after the merger, may be affected by factors in addition to those currently affecting Business First’s or Pedestal’s results of operations and the market prices of shares of Business First common stock. Accordingly, the historical financial results of Business First and Pedestal and the historical market prices of shares of Business First common stock may not be indicative of these matters for the combined company after the merger. For a discussion of the businesses of Business First and of certain factors to consider in connection with that business, see the documents incorporated by reference by Business First into this joint proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 113.

The market price of the combined company’s common stock may decline as a result of the merger.

The market price of the combined company’s common stock may decline as a result of the merger if the combined company does not achieve the perceived benefits of the merger or the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the merger, Business First and Pedestal shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Business First and Pedestal shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

The merger may fail qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Each of Business First and Pedestal intends and expects the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the obligation of each of Business First and Pedestal to complete the merger is conditioned upon the receipt, by each company, of a U.S. federal income tax opinion to that effect from Business First’s and Pedestal’s respective tax counsels. These tax opinions represents the legal judgment of counsel rendering the opinion and are not binding on the Internal Revenue Service (“IRS”) or the courts. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, then the merger would be treated as a taxable sale of the assets of Pedestal to Business First followed by a taxable liquidation of Pedestal. Generally, the deemed sale of the assets of Pedestal would result in the gain or loss equal to the difference between (1) the fair market value of the merger consideration and (2) the adjusted tax basis in such assets held by Pedestal. Such gain or loss, as applicable, would be allocated to, and recognized by, the holders of Pedestal common stock and would increase (in the case of gain) and decease (in the case of loss) the adjusted tax basis in such holder’s Pedestal common stock. Generally, the deemed distribution of the merger consideration distributed in respect of each share of Pedestal common stock would result in gain of loss equal to the difference between (1) the fair market value of the merger consideration distributed in respect of each share of Pedestal common stock and (2) the adjusted tax basis in the shares of such Pedestal common stock surrendered in exchange therefor. The consequences of the merger to any particular shareholder will depend on that shareholder’s individual situation. We strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

The pre-closing distribution may have adverse tax consequences.

Each of Business First and Pedestal intends and expects the pre-closing distribution by Pedestal to its shareholders to be respected as a distribution and not treated as merger consideration. There can be no assurance that the IRS will not take a different position concerning the tax consequences of any pre-closing distribution or that any such IRS position would not be sustained by a court. If the IRS were to take the position that the pre-closing distribution should be treated as merger consideration, then the Pedestal shareholders would generally recognize gain (but not loss) equal to the lesser of (1) the excess, if any, of the amount of cash (including the pre-closing distribution) plus the fair market value of any Business First common stock received in the merger over the holder’s adjusted tax basis in the shares of Pedestal common stock surrendered in exchange therefor and (2) the amount of cash (including the pre-closing distribution) received by the Pedestal shareholder in the merger (other than cash received in lieu of a fractional shares).

For further information on the tax consequences of cash received as merger consideration, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 109.

Pedestal and/or Business First may be subject to claims and litigation pertaining to the merger that could prevent or delay the completion of the merger.

Any lawsuits filed in connection with the proposed merger could prevent or delay completion of the merger and result in substantial costs to Pedestal and Business First, including any costs associated with indemnification. The defense or settlement of any lawsuit or claim that may be filed seeking remedies against Pedestal, its board of directors or Business First or its board of directors in connection with the merger that remains unresolved at the effective time of the merger may adversely affect Business First’s business, financial condition, results of operations and cash flows.

Pedestal Special Meeting OF SHAREHOLDERS

Date, Time and Place of Pedestal Special Meeting

The Pedestal special meeting of shareholders will be held on April 21, 2020 at 100 Eagles Nest Court, Houma, LA 70360, at 10:00 A.M. local time. On or about             , 2020, Pedestal commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the Pedestal special meeting.

Matters to be Considered

At the Pedestal special meeting, the holders of Pedestal common stock will be asked to consider and vote upon the Pedestal merger proposal and, if necessary, the Pedestal adjournment proposal. Completion of the merger is conditioned on, among other things, Pedestal shareholder approval of the Pedestal merger proposal. No other business may be conducted at the Pedestal special meeting.

Recommendation of the Pedestal Board of Directors

On January 21, 2020, the Pedestal board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on Pedestal’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger—Pedestal’s Reasons for the Merger; Recommendation of the Pedestal Board of Directors” beginning on page 42, the Pedestal board of directors believes that the merger is in the best interests of Pedestal shareholders. Accordingly, the Pedestal board of directors unanimously recommends that its shareholders vote “FOR” the Pedestal merger proposal and, if necessary, vote “FOR” the Pedestal adjournment proposal.

Record Date and Quorum

The Pedestal board of directors has fixed the close of business on February 28, 2020 as the Pedestal record date, which is the date for determining the holders of Pedestal common stock entitled to receive notice of and to vote at the Pedestal special meeting. As of the Pedestal record date, there were 4,357,658 shares of Pedestal common stock outstanding and entitled to notice of, and to vote at, the Pedestal special meeting or any adjournment thereof, and such outstanding shares of Pedestal common stock were held by 271 holders of record. Each share of Pedestal common stock entitles the holder to one vote at the Pedestal special meeting on each proposal to be considered at the Pedestal special meeting.

The holders of a majority of the shares of Pedestal common stock issued and outstanding and entitled to vote at the Pedestal special meeting must be present, either in person or by proxy, to constitute a quorum at the Pedestal special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of Pedestal common stock at the Pedestal special meeting unless a quorum is present.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

The Pedestal Merger Proposal. The affirmative vote of the holders of at least a majority of the outstanding shares of Pedestal common stock is required to approve the Pedestal merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Pedestal merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

The Pedestal Adjournment Proposal. The affirmative vote of a majority of the votes cast by holders of Pedestal common stock represented in person or by proxy at the special meeting and entitled to vote on the Pedestal adjournment proposal is required to approve the proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Pedestal adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.

The Pedestal board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of Pedestal common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.

Voting and Revocation of Proxies

Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Pedestal merger proposal and “FOR” the Pedestal adjournment proposal, if applicable.

If you are a shareholder of record of Pedestal as of February 28, 2020, the Pedestal record date, you may vote by proxy before the Pedestal special meeting by completing, signing, dating and returning the enclosed proxy card to Pedestal using the enclosed postage-paid envelope or by delivering your proxy card in person to Donna McKey, the Corporate Secretary of Pedestal, at Pedestal’s principal office, located at 1300 West Tunnel Boulevard, Houma, Louisiana 70360. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Pedestal special meeting.

If you are the record holder of your Pedestal shares, you may revoke your proxy at any time before it is voted at the special meeting by:

●	giving written notice to the Corporate Secretary of Pedestal;

●	submitting another properly completed proxy card bearing a later date which is received prior to the special meeting;

●

sending a written notice which is received prior to the special meeting that you are revoking your proxy to: Pedestal Bancshares, Inc., 1300 W. Tunnel Blvd., Houma, LA 70360, Attention: Corporate Secretary; or

●	attending the special meeting and notifying the election officials that you wish to revoke your proxy and vote in person.

Attendance at the Pedestal special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Shares Held in “Street Name”; Broker Non-Votes

Banks, brokers and other nominees who hold shares of Pedestal common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Pedestal special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the Pedestal special meeting.

If your broker, bank or other nominee holds your shares of Pedestal common stock in “street name,” your broker, bank or other nominee will vote your shares of Pedestal common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Shares Subject to Voting Agreement; Shares Held by Directors and Executive Officers

All directors and senior executive officers of Pedestal and Pedestal Bank, solely in their capacity as shareholders of Pedestal, have entered into voting agreements with Business First pursuant to which they have agreed to vote their shares of Pedestal common stock in favor of the approval of the merger agreement and the merger and against the approval or adoption of any proposal made in opposition to the merger. As of the Pedestal record date, 1,246,560 shares of Pedestal common stock, or approximately 28.6% of the outstanding shares of Pedestal common stock entitled to vote at the Pedestal special meeting, are bound by the voting agreements.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the Pedestal board of directors. Pedestal is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of Pedestal intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Pedestal will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Pedestal retains the discretion to engage a third-party proxy solicitor to assist Pedestal in soliciting proxies from the Pedestal shareholders.

Appraisal Rights

Pedestal shareholders are entitled to assert appraisal rights with respect to the merger proposal. These appraisal rights are conditioned on strict compliance with the requirements of Part 13 of the LBCA. Please see “The Merger—Appraisal Rights,” beginning on page 63, and the full text of Part 13 of the LBCA, which is reproduced in full in Annex D to this joint proxy statement/prospectus, for additional information.

Attending Special Meeting

All shareholders of Pedestal as of the Pedestal record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the Pedestal record date, are invited to attend the Pedestal special meeting. Shareholders of record of Pedestal common stock can vote in person at the Pedestal special meeting. If you are not a shareholder of record as of the Pedestal record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Pedestal special meeting. If you plan to attend the Pedestal special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Pedestal reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Pedestal special meeting is prohibited without Pedestal’s express written consent.

A Pedestal shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the Pedestal special meeting in person must bring proof of beneficial ownership as of the Pedestal record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

Pedestal Merger Proposal

Pedestal is asking its shareholders to approve the Pedestal merger proposal. Holders of Pedestal common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Pedestal board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Pedestal and its shareholders. See “The Merger—Pedestal’s Reasons for the Merger; Recommendation of the Pedestal Board of Directors” beginning on page 42 of this joint proxy statement/prospectus for a more detailed discussion of the Pedestal board of directors’ recommendation.

The Pedestal board of directors unanimously recommends a vote “FOR” the Pedestal merger proposal.

Pedestal Adjournment Proposal

The Pedestal special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Pedestal special meeting to approve the Pedestal merger proposal.

If, at the Pedestal special meeting, the number of shares of Pedestal common stock present or represented and voting in favor of the Pedestal merger proposal is insufficient to approve the Pedestal merger proposal, Pedestal intends to move to adjourn the Pedestal special meeting in order to enable the Pedestal board of directors to solicit additional proxies for approval of the Pedestal merger proposal. In that event, Pedestal will ask the holders of Pedestal common stock to vote upon the Pedestal adjournment proposal, but not the Pedestal merger proposal.

In this proposal, Pedestal is asking the holders of Pedestal common stock to authorize the holder of any proxy solicited by the Pedestal board of directors on a discretionary basis to vote in favor of adjourning the Pedestal special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Pedestal shareholders who have previously voted.

The Pedestal board of directors unanimously recommends a vote “FOR” the Pedestal adjournment proposal.

Assistance

If you need assistance in completing your proxy card, have questions regarding Pedestal’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Donna McKey, Corporate Secretary of Pedestal, at (985) 858-5220.

BUSINESS FIRST SPECIAL MEETING OF SHAREHOLDERS

Date, Time and Place of Business First Special Meeting

The Business First special meeting of shareholders will be held on April 14, 2020 at 500 Laurel Street, Suite 101, Baton Rouge LA 70801, at 8:00 A.M. local time. On or about        , 2020, Business First commenced mailing this document and the enclosed forms of proxy cards to its shareholders entitled to vote at the Business First special meeting.

Matters to be Considered

At the Business First special meeting, the holders of Business First common stock will be asked to consider and vote upon the Business First merger proposal and, if necessary, the Business First adjournment proposal. Completion of the merger is conditioned on, among other things, Business First shareholder approval of the Business First merger proposal. No other business may be conducted at the Business First special meeting.

Recommendation of the Business First Board of Directors

On January 22, 2020, the Business First board of directors unanimously approved the merger agreement and the transactions contemplated thereby. Based on Business First’s reasons for the merger described in the section of this joint proxy statement/prospectus entitled “The Merger—Business First’s Reasons for the Merger; Recommendation of the Business First Board of Directors” beginning on page 51, the Business First board of directors believes that the merger and the issuance of shares of Business First common stock as merger consideration is in the best interests of Business First shareholders. Accordingly, the Business First board of directors unanimously recommends that its shareholders vote “FOR” the Business First merger proposal and, if necessary, vote “FOR” the Business First adjournment proposal.

Record Date and Quorum

The Business First board of directors has fixed the close of business on March 3, 2020 as the Business First record date, which is the date for determining the holders of Business First common stock entitled to receive notice of and to vote at the Business First special meeting. As of the Business First record date, there were        shares of Business First common stock outstanding and entitled to notice of, and to vote at, the Business First special meeting or any adjournment thereof, and such outstanding shares of Business First common stock were held by        holders of record. Each share of Business First common stock entitles the holder to one vote at the Business First special meeting on each proposal to be considered at the Business First special meeting.

The holders of a majority of the shares of Business First common stock issued and outstanding and entitled to vote at the Business First special meeting must be present, either in person or by proxy, to constitute a quorum at the Business First special meeting. Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. Broker non-votes, if any, will not be included in determining whether a quorum exists. No business may be transacted by the holders of Business First common stock at the Business First special meeting unless a quorum is present.

Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote

The Business First Merger Proposal. The affirmative vote of the holders of at least a majority of the outstanding shares of Business First common stock is required to approve the Business First merger proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, of if you mark “ABSTAIN” on your proxy card, with respect to the Business First merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

The Business First Adjournment Proposal. The affirmative vote of a majority of the votes cast by holders of Business First common stock represented in person or by proxy at the special meeting and entitled to vote on the Business First adjournment proposal is required to approve the proposal. If you fail to vote in person or by proxy or fail to instruct your bank, broker or other nominee to vote, or if you mark “ABSTAIN” on your proxy card, with respect to the Business First adjournment proposal, you will not be deemed to have cast a vote with respect to such proposal, and it will have no effect on such proposal.

The Business First board of directors encourages you to complete, date and sign the enclosed proxy card that is applicable to your shares of Business First common stock and return it promptly in the enclosed postage-paid envelope so that your voice is heard on these matters.

Voting and Revocation of Proxies

Proxies, in the forms enclosed, which are properly executed and returned and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted “FOR” the Business First merger proposal and “FOR” the Business First adjournment proposal, if applicable.

If you are a shareholder of record of Business First as of March 3, 2020, the Business First record date, you may submit your proxy before the Business First special meeting in any of the following ways:

●	by mail, by completing, signing, dating and returning the enclosed proxy card to Business First using the enclosed postage-paid envelope;

●	by telephone, by calling toll-free 1-800-652-VOTE (8683) and following the recorded instructions; or

●	via the Internet, by accessing the website www.envisionreports.com/BFST and following the instructions on the website.

If you intend to submit your proxy by telephone or via the Internet, you must do so by 11:59 P.M. Eastern Time on the day before the Business First special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Business First special meeting.

If you are the record holder of your Business First shares, you may revoke your proxy at any time before it is voted at the special meeting by:

●	giving written notice to the Corporate Secretary of Business First;

●	submitting another properly completed proxy bearing a later date which is received prior to the special meeting;

●	casting a new vote by telephone or via the Internet at any time before 11:59 P.M. Eastern Time on the day before the Business First special meeting; or

●	attending and voting in person at the Business First special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: Business First Bancshares, Inc., 500 Laurel Street, Suite 101, Baton Rouge, LA 70801, Attn: Corporate Secretary. Attendance at the Business First special meeting will not, by itself, revoke your proxy. If you hold your shares in street name with a bank or broker, you must contact such bank or broker for instructions as to how to revoke your proxy.

Shares Held in “Street Name”; Broker Non-Votes

Banks, brokers and other nominees who hold shares of Business First common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Business First special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. As a result, we do not expect any broker non-votes at the Business First special meeting.

If your broker, bank or other nominee holds your shares of Business First common stock in “street name,” your broker, bank or other nominee will vote your shares of Business First common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the Business First board of directors. Business First is responsible for its expenses incurred in preparing, assembling, printing, and mailing this joint proxy statement/prospectus. Business First has made arrangements with Georgeson, Inc. of New York City, New York to assist in the solicitation of proxies, and has agreed to pay it approximately $8,500 plus reasonable expenses for these services. Proxies will be solicited through the mail. Additionally, directors and officers of Business First intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated for any such solicitation. Business First will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners. In addition, Business First retains the discretion to engage a third-party proxy solicitor to assist Business First in soliciting proxies from the Business First shareholders.

Attending Special Meeting

All shareholders of Business First as of the Business First record date, including shareholders of record and shareholders who hold their shares in “street name” through banks, brokers, nominees or any other holder of record as of the Business First record date, are invited to attend the Business First special meeting. Shareholders of record of Business First common stock can vote in person at the Business First special meeting. If you are not a shareholder of record as of the Business First record date, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Business First special meeting. If you plan to attend the Business First special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Business First reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Business First special meeting is prohibited without Business First’s express written consent.

A Business First shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (which we refer to as a “beneficial owner”) who desires to attend the Business First special meeting in person must bring proof of beneficial ownership as of the Business First record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker.

Business First Merger Proposal

Business First is asking its shareholders to approve the Business First merger proposal. Holders of Business First common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

After careful consideration, the Business First board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, to be advisable and in the best interest of Business First and its shareholders. See “The Merger—Business First’s Reasons for the Merger; Recommendation of the Business First Board of Directors” beginning on page 51 of this joint proxy statement/prospectus for a more detailed discussion of the Business First board of directors’ recommendation.

The Business First board of directors unanimously recommends a vote “FOR” the Business First merger proposal.

Business First Adjournment Proposal

The Business First special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Business First special meeting to approve the Business First merger proposal.

If, at the Business First special meeting, the number of shares of Business First common stock present or represented and voting in favor of the Business First merger proposal is insufficient to approve the Business First merger proposal, Business First intends to move to adjourn the Business First special meeting in order to enable the Business First board of directors to solicit additional proxies for approval of the Business First merger proposal. In that event, Business First will ask the holders of Business First common stock to vote upon the adjournment proposal, but not the Business First merger proposal.

In this proposal, Business First is asking the holders of Business First common stock to authorize the holder of any proxy solicited by the Business First board of directors on a discretionary basis to vote in favor of adjourning the Business First special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Business First shareholders who have previously voted.

The Business First board of directors unanimously recommends a vote “FOR” the Business First adjournment proposal.

Assistance

If you need assistance in completing your proxy card, have questions regarding Business First’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Heather Roemer, Corporate Secretary of Business First, at (225) 248-7600.

The Merger

The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. Business First and Pedestal urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.

Terms of the Merger

Each of the boards of directors of Business First and Pedestal has unanimously approved the merger agreement and the transactions contemplated thereby including, in the case of the Business First board of directors, the issuance of shares of Business First common stock as merger consideration. The merger agreement provides that, subject to the terms and conditions set forth in the merger agreement, Pedestal will merge with and into Business First, with Business First continuing as the surviving entity. Immediately following the merger, Pedestal Bank, Pedestal’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary, with b1BANK as the surviving bank.

If the merger is completed, each share of Pedestal common stock (other than shares of Pedestal common stock held by Pedestal, Business First, any Pedestal dissenting shareholders or as treasury shares) will be cancelled and converted into the right to receive, without interest, 1.745 shares of Business First common stock. In addition, prior to the closing of the merger, Pedestal will be permitted to make a one-time, pre-closing cash distribution to its shareholders equal to the balance of Pedestal’s accumulated adjustment account, subject to a maximum of $5.00 per share. At the effective time of the merger, each Pedestal restricted stock unit award that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration in respect of each share of Pedestal common stock underlying such restricted stock unit award.

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a Pedestal shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Business First common stock as reported on the Nasdaq Stock Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Business First’s shareholders and Pedestal’s shareholders are being asked to approve the Business First merger proposal and the Pedestal merger proposal, respectively. See the section of this joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 67 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

From time to time, the Pedestal board has reviewed and engaged in discussions of Pedestal’s long-term strategies and objectives, considering ways that it might enhance shareholder value and Pedestal’s performance and prospects in light of competitive and other relevant factors. Strategic options considered by the Pedestal board have included expanding organically, raising additional capital through private placements or public offerings of equity or debt securities, and merging with another financial institution. In connection its ongoing strategic planning, management of Pedestal periodically consulted with investment banking firms and institutional investors to review Pedestal’s financial performance and evaluate opportunities of strategic interest.

In May 2019, while attending a business conference, Jude Melville, Business First’s Chief Executive Officer and President, and Mark Folse, Pedestal’s Chief Executive Officer and President, initially discussed the possibility of combining their respective organizations and agreed to develop a financial model to determine whether the potential transaction economics might serve as a basis for future discussions. By virtue of their mutual involvement in the Louisiana Bankers Association and participation in other banking industry related organizations and functions, Messrs. Melville and Folse had developed a long-time business relationship and shared an admiration of the accomplishments of the other’s organization, although prior to May 2019, Messrs. Melville and Folse had never engaged in any formal or informal discussions regarding a strategic business combination involving their respective organizations. Messrs. Melville and Folse met again for lunch on June 10, 2019, to evaluate the results of the financial model and to continue to discuss in general terms what a business combination between the organizations might look like. At the meeting, the executives determined that the values implied through the initial financial modelling supported continuing discussions regarding a transaction. Over the next three months, Messrs. Melville and Folse met on several occasions to discuss the potential social and other integration issues that might arise from a transaction between the two organizations, as well as the strengths of and growth opportunities available to a combined organization. Based on the results of those discussions, the parties agreed to enter into a mutual confidentiality agreement dated as of October 17, 2019 to enable both parties to engage in limited due diligence for the purpose of more definitively establishing the potential terms of a proposed transaction. Shortly following the execution of the mutual confidentiality agreement, the parties commenced the establishment of an electronic data room for the purpose of sharing various corporate, financial, legal and compliance documents.

At the Business First board’s October 17, 2019 meeting, Business First’s senior management presented its board of directors with an overview of the potential transaction with Pedestal and transaction considerations, including initial due diligence findings, valuation metrics and the anticipated benefits and risks of the potential transaction. The Business First board discussed the proposed business combination and expressed an interest in the potential business combination. Following this meeting, the Business First board received updates at its regularly scheduled meetings from Business First’s senior management, including Mr. Melville, regarding the proposed transaction.

Thereafter, on October 29, 2019, the Pedestal board invited Stephens Inc., a nationally recognized investment bank, to participate in a special strategic planning session, at which time the Pedestal board discussed with Stephens the historical financial performance of Pedestal, opportunities and competitive threats in Pedestal’s existing markets, expectations and risks associated with continuing to operate as a stand-alone institution, and opportunities and risks associated with business combination transactions, including a potential transaction with Business First. As a part of those discussions, the Pedestal board discussed, among other things, the risks associated with certain concentrations within its loan portfolio and the impact thereof on the value of the stand-alone organization, the capital and human resources that would be required to support an organic growth strategy going forward on a stand-alone basis, Pedestal’s access to public and private equity and debt markets, and the limited liquidity of Pedestal common stock by virtue of its status as a privately-held company and as a Subchapter S corporation. As it related to a potential transaction with Business First, Stephens discussed with the Pedestal board its analysis of the expected financial terms of such a transaction, reviewed the market for mergers and acquisitions involving financial institutions in general and discussed the strengths and weaknesses of Business First as a prospective transaction partner. Stephens also reviewed with the Pedestal board the potential for other acquirors within Pedestal’s market to execute a transaction with Pedestal on similar financial terms. Following extensive discussion and deliberation, the Pedestal board authorized management to continue to engage in discussions with Business First regarding the terms of a prospective transaction involving the organizations.

Over the next three weeks, the parties engaged in limited due diligence, with a primary focus on the loan portfolios of each organization. In addition, Business First reviewed certain material agreements of Pedestal and evaluated the costs associated with terminating or modifying certain of those agreements as a result of the merger and its corresponding effects on the value of the transaction. Messrs. Melville and Folse also continued to engage in a dialogue regarding the framework of a proposed business combination.

On November 14, 2019, a special meeting of the Business First board was held, which was attended by representatives of Raymond James and Alston & Bird LLP (“Alston & Bird”), counsel to Business First in connection with the potential transaction. During the meeting, Business First’s senior management updated the Business First board on the discussions, meetings and activities relating to the potential transaction to date and representatives of Raymond James provided to the Business First board their preliminary review of the financial aspects of the potential transaction. Business First’s senior management also presented the Business First board with a proposed non-binding indication of interest, which set forth key terms of the proposed transaction and provided for an exclusivity period for the parties to negotiate and enter into a definitive transaction agreement. The Business First board discussed the proposed transaction with Pedestal and authorized management to submit the indication of interest to Pedestal and to continue to work towards a potential transaction with Pedestal on the terms described in the indication of interest.

On November 14, 2019, Business First provided Pedestal with the non-binding indication of interest regarding the proposed merger of Pedestal with and into Business First. The indication of interest contemplated that Pedestal shareholders would receive 1.745 shares of Business First common stock per share of Pedestal common stock in the proposed merger, and Pedestal shareholders would also be entitled to a $5.00 per share pre-closing distribution from Pedestal. The indication of interest contemplated that Pedestal shareholders would own approximately 36% of the combined company and that Business First would reduce its board to 14 directors that would include four current Pedestal directors. The indication of interest also provided for an exclusivity period until January 31, 2020 for the parties to negotiate and enter into a definitive transaction agreement. The terms of the indication of interest were consistent with financial terms that had been informally discussed between and modeled by the parties.

On November 19, 2019, the Pedestal board met to consider the indication of interest. In preparation for the Pedestal board meeting, management discussed legal matters related to the proposed indication of interest with Fenimore, Kay, Harrison & Ford, LLP (“Fenimore Kay”), its legal counsel. At the meeting, representatives of Stephens presented the financial terms of the Business First proposal to the Pedestal board, which were consistent with those analyzed by Stephens at the October strategic planning session, and the Pedestal board considered the financial, legal and other social terms of the proposal. The Pedestal board also once again discussed with Stephens the Business First proposal in relation to other strategic alternatives that may be available to Pedestal and the market for mergers and acquisitions involving financial institutions. The Pedestal board also continued the prior meeting’s discussion regarding the pros and cons of the proposed transaction with Business First, the strengths and weaknesses of Business First as a prospective transaction partner, and the potential for other acquirors within its market. After extensive discussion regarding the Business First proposal, the Pedestal board authorized management to enter into the non-binding indication of interest and continue its due diligence regarding a potential transaction. Accordingly, on November 20, 2019, Pedestal executed the non-binding indication of interest. Following the meeting, on November 25, 2019, Pedestal formally engaged Stephens as its financial advisor with respect to the proposed transaction.

Thereafter, the parties engaged in broader and more extensive reciprocal due diligence. Contemporaneously with the parties’ reciprocal due diligence, management of Business First and Pedestal engaged in negotiations over the other business and legal terms of the proposed merger, and, on December 16, 2019, Alston & Bird distributed a draft merger agreement to Pedestal and its legal counsel, which formed the basis of the further negotiation of deal terms. The financial terms of the Business First proposal were, in all material respects, the same as those contained in the previously executed indication of interest. Primary subjects of these negotiations included the scope of operational covenants; employee matters; tax, accounting and contract issues relating to executive compensation arrangements; the scope of termination rights and the amount of any fees upon termination; and the scope of ancillary agreements.

Following the December 16, 2019 delivery of the initial draft of the merger agreement, representatives of Alston & Bird and Fenimore Kay exchanged drafts of the merger agreement and the related transaction documents.

On January 9, 2020, the Pedestal board held a special meeting for the purpose of reviewing the draft merger agreement, as revised through the parties’ negotiations to date. At that meeting, representatives of Fenimore Kay explained the terms of the merger agreement and related transaction documents, including the voting agreement and support agreement, and fielded questions from the Pedestal board regarding the terms thereof. At the meeting, representatives of Stephens also presented an update of its financial analysis of the transaction from the October 2019 strategic planning session of the Pedestal board. The Pedestal board took no formal action with respect to the proposed merger at that meeting.

Following the meeting, the parties finalized aspects of due diligence, exchanged and reviewed disclosure schedules and engaged in final negotiations related to the definitive merger agreement. Business First also engaged in negotiations with certain senior executive officers of Pedestal with respect to the terms of proposed employment agreements that would become effective at the effective time of the merger.

On January 21, 2020, the Pedestal board convened to review and consider the final form of the definitive merger agreement. At the meeting, representatives of Fenimore Kay explained the limited changes to the terms of the merger agreement and related transaction documents from the January 9 board meeting and answered questions from the Pedestal board regarding the terms of the merger agreement and the ancillary agreements. Also at this meeting, representatives of Stephens reviewed the financial aspects of the proposed merger and summarized the strategic and financial rationale for the transaction for both parties and responded to questions by the Pedestal board. Stephens then delivered its oral opinion, which was confirmed in writing on that same date, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens as set forth in its opinion, the merger consideration and the pre-closing distribution to be received by the Pedestal shareholders in connection with the merger were fair, from a financial point of view, to the public holders of Pedestal common stock. See “The Merger—Opinion of Pedestal’s Financial Advisor.” After further discussion among the directors and Pedestal’s advisors, including with respect to the factors described in “-Pedestal’s Reasons for the Merger; Recommendation of the Pedestal Board,” Pedestal’s board unanimously determined that the merger and the merger agreement were advisable, and fair to, and in the best interests of, Pedestal and its shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the Pedestal shareholders.

On January 22, 2020, a meeting of the Business First board was held, which was attended by representatives of Raymond James and Alston & Bird. Representatives of Alston & Bird reviewed the final terms of the proposed merger agreement and related transaction documents to the Business First board. Also at this meeting, Raymond James reviewed with the Business First board its financial analysis of the merger consideration and the pre-closing distribution and delivered to the Business First board an oral opinion, which was confirmed by delivery of a written opinion dated January 22, 2020, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the “aggregate consideration”, consisting of 1.745 shares of Business First common stock to be issued and paid in the merger pursuant to the merger agreement and, immediately before the closing of the merger, the pre-closing distribution of $5.00 for each outstanding share of Pedestal common stock, is fair, from a financial point of view, to Business First. See “The Merger—Opinion of Business First’s Financial Advisor.” After taking into consideration the matters discussed during this meeting and prior meetings of the Business First board, including the factors described under the section of this joint proxy statement/prospectus entitled “The Merger—Business First’s Reasons for the Merger; Recommendation of the Business First Board of Directors,” the Business First board of directors unanimously determined that the merger was advisable, desirable and in the best interests of the Business First shareholders, and was on terms that are fair, from a financial point of view, to such shareholders, and unanimously approved the merger agreement and related actions and recommended the adoption and approval of such agreement and transactions to the Business First shareholders.

Subsequent to the meeting, the parties entered into the merger agreement and announced the transaction in a joint press release following the close of trading on January 22, 2020.

Pedestal’s Reasons for the Merger; Recommendation of the Pedestal Board of Directors

After careful consideration, at its meeting on January 21, 2020, the Pedestal board of directors determined that the merger is in the best interests of Pedestal and its shareholders and that the consideration to be received in the merger is fair to the Pedestal shareholders. Accordingly, the Pedestal board of directors unanimously approved the merger agreement and recommended that the Pedestal shareholders vote “FOR” the Pedestal merger proposal.

In reaching its decision to approve the merger agreement and recommend the merger to its shareholders, the Pedestal board of directors evaluated the merger and the merger agreement, in consultation with Pedestal’s management, as well as its legal and financial advisors, and considered a number of positive factors, including the following material factors, which are not presented in order of priority:

●	its knowledge of the business, operations, financial and regulatory condition, earnings and prospects of Pedestal and Business First;

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its knowledge of the current environment in the financial services industry, including national and regional economic conditions, increased regulatory burdens, evolving trends in technology, increasing competition, the current financial market and regulatory conditions and the likely effects of these factors on the potential growth of Pedestal and Business First, development, productivity, profitability and strategic options;

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the complementary aspects of Pedestal’s and Business First’s respective businesses, including customer focus, geographic coverage, business orientation and compatibility of the companies’ management and operating styles;

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Pedestal’s belief that a merger with Business First would allow Pedestal shareholders to participate in the future performance of a combined company that would have better future prospects and economies of scale than Pedestal was likely to achieve on a stand-alone basis or through other strategic alternatives;

●	Pedestal’s belief that Pedestal and Business First share a similar strategic vision;

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the fact that the merger consideration paid in the form of Business First common stock would allow former Pedestal shareholders to participate as Business First shareholders in the growth of Business First and in any synergies resulting from the merger;

●	the historical performance of Business First common stock;

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the limited liquidity that Pedestal shareholders have with respect to their investment in Pedestal, for which there is no public market, and the fact that as Business First shareholders, Pedestal’s shareholders would be expected to have increased liquidity in the form of a publicly-traded, NASDAQ-listed security;

●	the immediate liquidity and expected tax-free nature of the pre-closing distribution to be paid from Pedestal’s accumulated adjustment account;

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the value of the merger consideration, including the pre-closing cash distribution, compared to, among other metrics (1) the current and projected tangible book value of Pedestal, (2) the historical and present operating results of Pedestal, (3) the estimated future operating results and financial position of Pedestal, including consideration of prospects for improvement in those results and financial position in both the near and long term, and (4) other similar recent transactions in the industry;

●	the fact that the merger consideration paid in the form of Business First common stock is expected to be tax-free to Pedestal shareholders;

●	the terms of the merger agreement, and the presentation by Pedestal’s legal advisors regarding the merger and the merger agreement;

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the financial presentation of Stephens, dated January 21, 2020, to the Pedestal board of directors and the opinion of Stephens, dated January 21, 2020, to the Pedestal board of directors to the effect that, as of January 21, 2020, and subject to the assumptions, limitations and qualifications set forth in the opinion, the per share merger consideration, including the pre-closing cash distribution, was fair, from a financial point of view, to the Pedestal shareholders, as more fully described below under the section of this joint proxy statement/prospectus entitled “The Merger—Opinion of Pedestal’s Financial Advisor”;

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the regulatory and other approvals required in connection with the merger and the likelihood that the approvals needed to complete the merger will be obtained within a reasonable time and without unacceptable conditions;

●	the agreement of Business First to provide certain benefits to Pedestal employees; and

●	the impact of the merger in diversifying the risk to Pedestal shareholders of Pedestal’s loan portfolio, including its concentration in energy lending.

The Pedestal board of directors also considered potential risks and potentially negative factors concerning the merger in connection with its deliberations of the proposed transaction, including the following material factors:

●	the potential negative impact of the announcement of the merger on Pedestal’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

●	the challenges of combining the businesses, assets and workforces of two financial institutions;

●	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

●	the risks and costs to Pedestal if the merger is not completed;

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the fact that the merger consideration to be received in shares of Business First common stock provides less certainty of value to Pedestal shareholders compared to a transaction in which they would receive only cash consideration;

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the potential for a decline in the value of Business First common stock – whether before or after consummation of the merger – reducing the value of the consideration received by Pedestal’s shareholders;

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the provisions of the merger agreement restricting Pedestal’s solicitation of third party acquisition proposals and the fact that Pedestal would be obligated to pay a termination fee following the termination of the merger agreement in certain circumstances;

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the restrictions on the conduct of Pedestal’s business prior to completion of the merger, which may adversely affect Pedestal’s ability to make certain decisions quickly and independently and may delay or prevent Pedestal from undertaking business opportunities that may arise pending completion of the merger;

●	the requirement that Pedestal submit the merger agreement to its shareholders for approval even if Pedestal’s board of directors withdraws its recommendation to approve the merger agreement;

●	the potential for unintended delays in the regulatory approval process; and

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the interests of certain of Pedestal’s directors and executive officers in the merger that are different from, or in addition to, their interests as Pedestal shareholders, which are further described in the section of this joint proxy statement/prospectus entitled “The Merger—Interests of Pedestal’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Pedestal board of directors is not intended to be exhaustive, but is believed to include the material factors considered by the Pedestal board of directors. The Pedestal board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of the Pedestal board of directors determined was appropriate. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the Pedestal board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the Pedestal board of directors may have given different weight to different factors. The Pedestal board of directors conducted an overall analysis of the factors described above including thorough discussions with Pedestal management and Pedestal’s advisors, and considered the factors overall to be favorable to, and to support, its determination. It should be noted that this explanation of the Pedestal board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements.”

The Pedestal board of directors unanimously recommends that PEDESTAL SHAREHOLDERS vote “FOR” the PEDESTAL merger proposal at the Pedestal special meeting.

Opinion of Pedestal’s Financial Advisor

Pedestal engaged Stephens to render financial advisory and investment banking services to Pedestal, including providing an opinion to Pedestal’s board of directors as to the fairness, from a financial point of view, to the shareholders of Pedestal common stock, of the merger consideration and the pre-closing consideration to be received by the Pedestal shareholders in connection with the merger. Pedestal selected Stephens because Stephens is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. Pedestal selected Stephens because Stephens is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of Stephens’ engagement, a representative of Stephens attended the Pedestal board meeting on January 21, 2020 and rendered Stephens’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the Pedestal board as of the same date, as to the fairness, as of such date, from a financial point of view, to the shareholders of Pedestal common stock, of the merger consideration and the pre-closing distribution to be received by the Pedestal shareholders in connection with the merger, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of Stephens’ opinion.

The full text of Stephens’ written opinion letter is attached as Annex B to this document. The summary of Stephens’ opinion set forth in this document is qualified in its entirety by reference to the full text of Stephens’ written opinion letter. Holders of Pedestal common stock are urged to read the opinion letter in its entirety.

Stephens provided its opinion for the information of the Pedestal board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger, and its opinion only addresses whether the merger consideration in the merger was fair, from a financial point of view, to the shareholders of Pedestal common stock. Stephens’ opinion does not address any other term or aspect of the definitive agreement or the transaction contemplated thereby. Stephens’ opinion does not constitute a recommendation to the Pedestal board or to any holder of Pedestal common stock as to how the Pedestal board, such Pedestal shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

In connection with its review of the merger and the preparation of its opinion, Stephens, among other things:

●	reviewed certain publicly available financial statements and reports regarding Pedestal and Business First;
●	reviewed certain audited financial statements regarding Pedestal and Business First;
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reviewed certain internal financial statements and other financial and operating data concerning Pedestal and Business First prepared by management of Pedestal and Business First, including preliminary financial results for the quarter and year ended December 31, 2019, respectively;

●	reviewed the reported prices and trading activity for the common stock of Business First;
●	compared the financial performance of Pedestal and Business First with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to its analysis of the merger;
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analyzed the implied exchange ratio relative to each company’s contribution to the pro forma entity based upon historical financial results and the financial projections provided by the managements of Pedestal and Business First;

●	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to its analysis of the merger;
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reviewed, on a pro forma basis, in reliance upon financial projections and other information concerning Pedestal and Business First prepared by and assumptions provided by the management of Pedestal and Business First, the effect of the merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of Business First and, where applicable, Pedestal;

●	reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by Pedestal;
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discussed with management of Pedestal and Business First the operations of and future business prospects for Pedestal and Business First and the anticipated financial consequences of the merger to Pedestal and Business First;

●	assisted in Pedestal’s deliberations regarding the material terms of the merger and Pedestal’s negotiations with Business First; and
●	performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial data provided to it by Pedestal and Business First and of the other information reviewed by it in connection with the preparation of its opinion, and its opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any such information or financial data. The management of each of Pedestal and Business First assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Pedestal or Business First, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Pedestal or Business First under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of Pedestal or Business First. With respect to the financial forecasts prepared by Pedestal and Business First, including the forecasts of potential cost savings and transaction costs, Stephens has assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of each of Pedestal and Business First and that the financial results reflected by such projections will be realized as predicted. Stephens has not received or reviewed any individual credit files nor has Stephens made an independent evaluation of the adequacy of the allowance for loan losses of Pedestal or Business First. Stephens has also assumed that the representations and warranties contained in the definitive agreement and all related documents are true, correct and complete in all material respects. Stephens was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the transaction to the holders of any class of securities, creditors or other constituencies of Pedestal, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion; or (2) the fairness of the transaction to any one class or group of Pedestal’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Pedestal’s or such other party’s security holders or other constituents. In formulating its opinion, Stephens did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Pedestal, or such class of persons, in connection with the transaction relative to the compensation to the Pedestal shareholders.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Stephens with the Pedestal board at its meeting on January 21, 2020, which material was considered by Stephens in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Pedestal, Business First or the merger. In the fairness opinion letter that Stephens provided to the Pedestal board, Stephens utilized an indicative transaction value of $48.15 per share of Pedestal’s common stock, or $210.1 million in the aggregate, for the transaction based on $5.00 in cash and 1.7450 shares of Business First common stock for each share of Pedestal’s common stock and restricted stock unit and assuming a $24.73 per share price for Business First common stock.

Evaluation of the Merger Consideration

Contribution Analysis. Stephens compared certain historical and projected financial information for Pedestal and Business First relative to the implied exchange ratio. Based on this analysis, Pedestal’s average contribution to this transaction was 36.8% for an implied exchange ratio of 1.8278x and Pedestal’s median contribution to this transaction was 36.6% for an implied exchange ratio of 1.8114x. This compares to the overall implied exchange ratio of 1.9553x , assuming 100% stock consideration, which equates to a hypothetical pro forma ownership of approximately 39% for Pedestal shareholders. The analysis is illustrated below.

	Contribution ($M)						Contribution (%)
Balance Sheet	BFST		Pedestal		Pro Forma		BFST	Pedestal	Implied Exchange Ratio
Total Assets	2,273.8		1,243.2		3,517.1		64.7	35.3	1.7128x
Gross Loans	1,710.3		859.6		2,569.8		66.6	33.4	1.5744x
Deposits	1,782.0		1,019.6		2,801.7		63.6	36.4	1.7924x
Tangible Common Equity	229.9		134.3		364.2		63.1	36.9	1.8304x

						Average	64.5	35.5	1.7275x
Profitability
FY 2019 Net Income	24.6	(1)	16.2	(2)	40.8		60.3	39.7	2.0596x
FY 2020E Net Income	26.8	(1)	17.0	(2)	43.8		61.2	38.8	1.9862x
FY 2021E Net Income	29.8		17.8	(2)	47.7		62.6	37.4	1.8743x
FY 2022E Net Income	32.7		18.7	(2)	51.5		63.6	36.4	1.7923x

						Average	61.9	38.1	1.9281x

						Mean	63.2	36.8	1.8278x

						Median	63.4	36.6	1.8114x

					Project Sandbox – 100% Stock		60.9	39.1	1.9553x

					Project Sandbox – Actual		64.2	35.8	1.7450x

(1)	Reflects reported core net income, excluding merger charges and other non-core adjustments.
(2)	Consolidated pre-tax earnings tax-effected at 21.0% for illustrative purposes.
(3)	Based on 4,363,614 fully diluted shares outstanding for Pedestal and Business First’s closing stock price of $24.73 as of January 17, 2020.

Selected Public Companies Analysis.

Using publicly available information, Stephens compared the financial performance and financial condition of Pedestal to seven selected banks and thrifts headquartered in the Gulf South that are traded on NASDAQ with analyst estimates for 2020-2021. Stephens also reviewed the market performance of the selected companies. The selected companies were as follows:

●	Origin Bancorp, Inc.
●	First Bancshares, Inc.
●	Business First Bancshares, Inc.
●	Home Bancorp, Inc.
●	Investar Holding Corporation
●	First Guaranty Bancshares, Inc.
●	Red River Bancshares, Inc.

To perform this analysis, Stephens used YTD profitability data and other financial information as of September 30, 2019 and market price information as January 17, 2020. Stephens’ analysis showed the financial performance and condition of Pedestal and the selected companies. In addition, Stephens’ analysis also showed certain market performance metrics for the selected companies. The results of this analysis are illustrated on the following page:

	Pedestal Bancshares	75th percentile		Median		25th percentile
Total Assets ($M)	$1,243.2	$3,070.5		$2,218.0		$2,091.1
TCE / TA (%)	10.9%	11.0%		10.4%		9.6%
NPA/Assets	0.71%	1.04%		0.72%		0.49%
YTD Core ROAA	1.31%	1.30%		1.19%		1.05%
2020 ROAA	1.33%	1.23%		1.14%		1.01%
2021 ROAA	1.33%	1.22%		1.18%		1.03%
YTD Core ROAE	11.6%	10.3%		9.6%		9.3%
YTD Effic. Ratio	62.9%	63.5%		62.0%		60.7%
MRQ NIM	4.49%	4.07%		3.72%		3.54%
Market Cap ($M)	--	$522.5		$355.7		$283.2
Price / TBV	--	160.2%		145.8%		136.7%
Price / 2019 EPS	--	14.7	x	13.5	x	12.7	x
Price / 2020 EPS	--	13.9	x	12.6	x	11.8	x
Price / 2021 EPS	--	13.1	x	11.5	x	10.4	x
Dividend Yield	--	2.1%		1.3%		1.0%
Stock Performance (Since 1/1/19)	--	8.4%		4.7%		0.8%

(1)	Reflects Pedestal YTD NIM.

Additionally, using publicly available information, Stephens compared the financial performance and financial condition of Pedestal to 7 selected banks and thrifts headquartered in the United States with exposure to energy lending that are traded on the NASDAQ or NYSE exchanges. Stephens also reviewed the market performance of the selected companies. The selected companies were as follows:

●	Comerica Incorporated
●	BOK Financial Corporation
●	Texas Capital Bancshares, Inc.
●	Cullen/Frost Bankers, Inc.
●	Hancock Whitney Corporation
●	Cadence Bancorporation
●	Business First Bancshares, Inc.

To perform this analysis, Stephens used year to date (“YTD”) profitability data and other financial information as of September 30, 2019 and market price information as of January 17, 2020. Stephens’ analysis showed the financial performance and condition of Pedestal and the selected companies. In addition, Stephens’ analysis also showed certain market performance metrics for the selected companies. The results of this analysis are illustrated on the following page:

Pedestal Bancshares	75th percentile	Median	25th percentile
Total Assets ($M)	$1,243.2	$38,326.8	$33,098.2	$24,199.7
Energy Loans (% of Total)	26.0%	10.4%	6.6%	5.5%
TCE / TA (%)	10.9%	10.2%	9.1%	8.6%
NPA/Assets	0.71%	0.71%	0.43%	0.38%
YTD Core ROAA	1.31%	1.42%	1.33%	1.16%
2020 ROAA	1.33%	1.24%	1.16%	1.14%
2021 ROAA	1.33%	1.27%	1.15%	1.11%
YTD Core ROAE	11.6%	12.2%	11.9%	10.3%
YTD Effic. Ratio	62.9%	59.1%	56.0%	52.4%
YTD NIM	4.49%	3.85%	3.67%	3.45%
Market Cap ($M)	--	$6,073.5	$3,799.0	$2,522.4
Price / TBV	--	159.9%	151.0%	134.3%
Price / 2019 EPS	--	12.6	x	11.1	x	9.7	x
Price / 2020 EPS	--	12.4	x	10.7	x	9.8	x
Price / 2021 EPS	--	11.6	x	10.2	x	9.2	x
Dividend Yield	--	3.7%	2.7%	2.4%
Stock Performance (Since 1/1/19)	--	12.6%	6.8%	4.3%

Selected Transaction Analysis. Stephens analyzed publicly available information relating to 5 transactions announced since January 1, 2019 involving targets headquartered in the United States, excluding transactions in selected metro markets with larger populations and higher growth rates, with announced transaction values greater than $50.0 million and the total assets contributed by the target between $750.0 million and $2.0 billion. Other target criteria included; last-twelve months (“LTM”) ROAA above 0.50% and non-performing assets as a percent of total assets less than 3.0%. Financial data for the selected targets was based on the most recent LTM financial data reported prior to announcement of the respective transaction. The results of this analysis are illustrated on the below:

Pedestal Bancshares	High	Median	Low
Total Assets ($M)	$1,243.2	$1,669.2	$985.9	$840.5
NPA / Assets	0.71%	1.68%	0.75%	0.17%
TCE / TA	10.9%	13.1%	8.7%	7.3%
LTM ROAA	1.31%	2.37%	0.86%	0.63%
LTM Eff. Ratio	63%	78%	64%	36%

Deal Value ($M)	$210.1	$240.8	$193.8	$119.8
Price / TBV	156.0%	240%	165%	151%
Price / LTM Earnings(1)	13.0	x	18.1	x	15.0	x	12.9	x
Core Dep. Premium	11.0%	20.8%	7.9%	5.6%

(1)

LTM pre-tax earnings, tax effected at 21% effective rate for illustrative purposes. Price / EPS multiples greater than 25.0x and less than 0.0x are considered non-meaningful for the purpose of this analysis.

Discounted Cash Flow Analysis. Stephens performed a discounted cash flow analysis to estimate a valuation range for Pedestal. In this analysis, Stephens used the financial projections relating to the earnings and assets for Pedestal prepared, and provided to Stephens, by Pedestal’s management, and assumed discount rates ranging from 10.75% to 13.75%. The range of values was derived by adding (1) the present value of the estimated free cash flows that Pedestal could generate over the period from December 31, 2019 to December 31, 2024 as a stand-alone company, and (2) the present value of Pedestal’s implied terminal value at the end of such period. Stephens assumed that Pedestal would maintain a tangible common equity to tangible assets ratio of 10.00% and would generate sufficient earnings to maintain that level. In calculating Pedestal’s terminal value, Stephens applied a multiple range of 10.0x to 13.0x estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Pedestal common stock of approximately $38.53 to $51.39. This analysis compares to an implied price per share of $48.15 based on $5.00 in cash and 1.7450 shares of Business First common stock for each share of Pedestal’s common stock and restricted stock unit and assuming a $24.73 per share price for Business First common stock.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Pedestal. For all of the above, the actual results may vary from the projected results, and the variations may be material.

Pro Forma Financial Impact Analysis. Stephens performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Pedestal and Business First assuming a closing date of the transaction to be June 30, 2020. This analysis indicated the merger to be accretive to Business First’s estimated EPS for 2020 through 2024 and dilutive to Business First’s estimated tangible book value per share for 2020 through 2022. Furthermore, the analysis indicated that, pro forma for the proposed merger, each of Business First’s capital levels would remain at or above well-capitalized levels. This analysis also indicated the merger to be accretive to Pedestals’ estimated EPS for 2020 through 2024.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgements as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens as to the actual value of Pedestal.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Pedestal or Business First. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or the actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Pedestal board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Stephens of the fairness, from a financial point of view, to the shareholders of common stock of Pedestal, of the consideration, consisting of the merger consideration and the pre-closing distribution, to be received by such holders in connection with the merger. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Stephens was one of many factors taken into account by the Pedestal board in making its determination to approve the merger. Neither Stephens’ opinion nor the analyses described above should be viewed as determinative of the Pedestal board of directors’ or Pedestal management’s views with respect to Pedestal, Business First or the merger. Stephens provided advice to Pedestal with respect to the merger. Stephens did not, however, recommend any specific merger consideration to the Pedestal board or that any specific merger consideration constituted the only appropriate merger consideration for the merger. Pedestal placed no limits on the scope of the analysis performed, or opinion expressed, by Stephens.

The Stephens opinion was necessarily based upon market, economic, and other circumstances and conditions existing and can be evaluated on, and on the information made available to Stephens as of January 21, 2020. It should be understood that subsequent developments may affect the opinion of Stephens and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the merger will be consummated on the terms of the latest draft of the merger agreement provided to it, without material waiver or modification. Stephens has also assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the merger to the shareholders of common stock of Pedestal.

For services rendered in connection with the delivery of its opinion, Pedestal paid Stephens a fee of $500,000 upon delivery of its opinion.  Pedestal will also pay Stephens a fee for advisory services in connection with the merger equal to approximately $2.4 million (less the fee paid upon delivery of the opinion, the amount of which will be deducted), a substantial portion of which is contingent upon the closing of the merger.  Pedestal also agreed to reimburse Stephens for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Stephens against certain liabilities arising out of its engagement.

During the past two years, Stephens has not received investment banking fees from Pedestal other than the fees received in connection with the financial advisory services provided in connection with this merger. Since January 1, 2018, we have received fees from Business First in connection with investment banking services that we provided in connection with Business First’s 2018 follow-on offering and Business First’s two most recent acquisitions, both of which closed in 2018. Stephens has pursued, or may pursue, investment banking services mandates from other companies that could be acquired in the future by Business First and may pursue future investment banking services mandates with Business First.

Stephens is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Pedestal or of any other participant in the merger. Please note, that certain Stephens affiliates and employees (including, among others, employees involved in preparing this opinion) hold an investment in the stock of Business First.

Business First’s Reasons for the Merger; Recommendation of the Business First Board of Directors

After careful consideration, the Business First board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, are in the best interests of Business First and its shareholders. Accordingly, the Business First board of directors unanimously approved the merger agreement and the transactions contemplated thereby.

In evaluating the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, the Business First board of directors consulted with Business First’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Business First board of directors considered a number of factors, including the following material factors:

●	each of Business First’s, Pedestal’s, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects;

●	Pedestal’s established presence in and knowledge of the Southeast Louisiana market, which will add increased scale and density for Business First in these markets;

●	the opportunity to add seasoned bankers in Pedestal’s markets and strengthen Business First’s leadership in these markets;

●

the potential to broaden the scale of Business First’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and geographic footprint;

●	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings, funding sources, and capital;

●	the anticipated benefits resulting from the expected larger market capitalization of Business First resulting from the merger, including a more liquid trading market for Business First’s common stock;

●	the expectation of annual cost savings resulting from the merger, enhancing efficiencies;

●

its understanding of the current and prospective environment in which Business First and Pedestal operate, including national, state and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Business First both with and without the proposed merger;

●

Pedestal’s complementary management team, the compatible corporate cultures of Pedestal and Business First and the employment contracts entered into by Business First with certain of Pedestal’s executive officers, all of which Business First believes should facilitate integration and implementation of the merger and retention of key Pedestal employees;

●

its review and discussions with Business First’s management concerning the due diligence investigation of Pedestal, including its review of Pedestal’s financial condition, results of operation, asset quality (including Pedestal’s long-term experience and market knowledge with respect to its energy related loan portfolio), market areas, growth potential (projected potential accretion to earnings per share and the projected payback period of the estimated decrease in tangible book value) and quality of senior management;

●

the structure of the merger as a combination in which the combined company would operate under the Business First brand and Business First’s board of directors and management would have substantial participation in the combined company;

●

Business First’s successful track record of creating stockholder value through acquisitions, including its recent acquisitions of Richland and Minden Bancorp, Inc., including its proven experience in successfully integrating acquired businesses and retaining key personnel, and Business First’s management’s belief that it will be able to successfully integrate Pedestal with Business First;

●

the fact that, effective upon the closing of the merger, Business First will fix the size of the Business First board of directors at fourteen members, which will be comprised of ten of the then current directors of Business First to be designated by Business First, and four current directors of Pedestal to be designated by Business First and Pedestal jointly, which Business First board of directors believes will help Business First realize the strategic benefits that it expects to derive from the merger and reduce integration risk;

●

the financial and other terms of the merger agreement, including the merger consideration, expected tax treatment, the deal protection and termination fee provisions, and restrictions on the conduct of Pedestal’s business between the date of the merger agreement and the date of completion of the merger;

●

the written opinion of Raymond James, Business First’s financial advisor, dated as of January 22, 2020, delivered to the Business First’s board of directors to the effect that, and subject to and based on the various assumptions set forth in the opinion, the issuance of the merger consideration was fair, from a financial point of view, to Business First’s shareholders; and

●	the terms of the merger agreement, including the expected tax treatment and deal protection and termination fee provisions, which it reviewed with Business First’s management and legal advisors.

The Business First board of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to outweigh these risks. These potential risks include:

●	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

●	the possibility of encountering difficulties in completing the merger;

●	the potential risks associated with increased exposure to the energy industry as a result of Pedestal’s primary markets and loan portfolio;

●	the possibility of encountering difficulties in successfully integrating Pedestal’s business, operations, and workforce with those of Business First;

●	certain anticipated merger related costs;

●	the diversion of management attention and resources from the operation of Business First’s business towards the completion of the merger;

●	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

●	the possibility of litigation in connection with the merger;

●	the possibility of negative investor perception of the merger, including, as a result of the perceived heightened risk associated with a merger of this size; and

●	other risks, including those set forth in this joint proxy statement/prospectus under the heading “Risk Factors” beginning on page 25.

The foregoing discussion of the factors considered by the Business First board of directors is not intended to be exhaustive, but, rather, includes the material factors primarily considered by the Business First board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Business First common stock as merger consideration, the Business First board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Business First board of directors considered all of these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. It should be noted that this explanation of the Business First board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 17.

THE Business First board of directors unanimously recommends that Business First shareholders vote “FOR” the Business First merger proposal AT THE BUSINESS FIRST SPECIAL MEETING.

Opinion of Business First’s Financial Advisor

Business First retained Raymond James as its financial advisor on January 3, 2020. Pursuant to that engagement, the Business First board of directors requested that Raymond James evaluate the fairness, from a financial point of view, of the merger consideration to be issued and paid in the merger pursuant to the merger agreement and the pre-closing distribution.

On the January 22, 2020, at the request of the Business First board of directors, representatives of Raymond James rendered its opinion dated January 22, 2020, to the Business First board of directors, as to the fairness, as of such date, from a financial point of view, as to whether the “aggregate consideration”, consisting of 1.745 shares of Business First common stock to be issued and paid in the merger pursuant to the merger agreement and, immediately before the closing of the merger, a one-time cash distribution of $5.00 for each outstanding share of Pedestal common stock, was fair, from a financial point of view, to Business First, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.

The full text of the written opinion of Raymond James is attached as Annex C to this document and is incorporated by reference herein. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Business First shareholders are urged to read this opinion in its entirety. Raymond James’ opinion speaks only as of the date of such opinion. Raymond James’ opinion does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the merger.

Raymond James provided its opinion for the information of the Business First board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and its opinion only addresses whether the aggregate consideration was fair, from a financial point of view, to Business First as of January 22, 2020. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to Business First board of directors, the Business First shareholders, the Pedestal board of directors, the Pedestal shareholders or any shareholder or any other person as to how such person should act with respect to the merger or any other matter.

In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:

●	reviewed the financial terms and conditions as stated in the draft of the merger agreement by and between Business First Bancshares, Inc. and Pedestal Bancshares, Inc., dated as of January 22, 2020;

●

reviewed certain information related to the historical condition and prospects of Pedestal and Business First, as made available to Raymond James by or on behalf of Business First, including, but not limited to, (a) financial projections with respect to the future financial performance of Pedestal prepared by the senior management of Pedestal and approved for Raymond James’ use by the senior management of Business First (the “Pedestal financial forecasts”), (b) publicly available consensus median Wall Street research estimates related to Business First for 2020 and 2021 and long-term growth rate assumptions for Business First for 2022 through 2025, as provided by the senior management of Business First (the “Business First financial forecasts”), and (c) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, and other pro forma financial adjustments expected to result from the merger, as prepared by management of Business First and approved for Raymond James’ use by the management of Business First (the “Pro Forma Financial Adjustments”);

●	Pedestal’s audited financial statements for years ended December 31, 2018 and unaudited financial statements for the twelve month period ended December 31, 2019;

●	Business First’s audited financial statements for years ended December 31, 2018 and unaudited financial statements for the twelve month period ended December 31, 2019;

●	reviewed Pedestal and Business First’s recent public filings and certain other publicly available information regarding Pedestal and Business First;

●	reviewed the financial and operating performance of Pedestal and Business First and those of other selected public companies that Raymond James deemed to be relevant;

●	considered certain publicly available financial terms of certain transactions Raymond James deemed to be relevant;

●	reviewed the current market prices of the publicly traded securities of Business First and certain other companies that Raymond James deemed to be relevant;

●	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

●

received a certificate addressed to Raymond James from an executive officer of Business First regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Business First; and

●

discussed with members of the senior management of Business First certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to our inquiry including, but not limited to, the past and current business operations of Pedestal and Business First and the financial condition and future prospects and operations of Pedestal and Business First.

With Business First’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Business First, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Pedestal or Business First or their respective subsidiaries. Raymond James is not an expert in GAAP in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, Raymond James has assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With Business First’s consent, Raymond James assumed that the Pedestal financial forecasts, the Pro Forma Financial Adjustments and such other information and data relating to Pedestal provided to or otherwise reviewed by or discussed with Raymond James had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Pedestal, and Raymond James relied upon Business First to advise it promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of its review. With Business First’s consent, Raymond James assumed that the Business First financial forecasts, the Pro Forma Financial Adjustments and such other information and data relating to Business First provided to or otherwise reviewed by or discussed with Raymond James had been, as applicable, reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Business First, and Raymond James relied upon Business First to advise it promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of Raymond James’ review. Raymond James expressed no opinion with respect to the Pedestal financial forecasts, the Business First financial forecasts or the Pro Forma Financial Adjustments, or the respective assumptions on which they are based. Raymond James relied upon and assumed, without independent verification, that the final form of the merger agreement would be substantially similar to the draft of the merger agreement reviewed by Raymond James in all respects material to its analysis, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (1) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (2) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or Business First that would be material to its analysis or opinion.

Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the aggregate consideration to be issued and paid, in the case of the merger consideration, or distributed, in the case of the pre-closing distribution, pursuant to the merger agreement. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Business First board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Business First, on the fact that Business First was assisted by legal, accounting and tax advisors, and, with the consent of Business First relied upon and assumed the accuracy and completeness of the assessments by Business First and its advisors, as to all legal, accounting and tax matters with respect to Business First and the merger.

In formulating its opinion, Raymond James considered only the aggregate consideration to be issued and paid, in the case of the merger consideration, or distributed, in the case of the pre-closing distribution, pursuant to the merger agreement, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Pedestal or Business First, or such class of persons, in connection with the merger whether relative to the merger consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Business First, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of Business First or any other party’s security holders or other constituents vis-à-vis any other class or group of Business First or such other party’s security holders or other constituents. Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Business First or Pedestal or the ability of Business First or Pedestal to pay their respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Business First board of directors at its meeting on January 22, 2020, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Business First, Pedestal or the contemplated merger.

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of nineteen publicly-traded equity securities that satisfied the following criteria: (1) headquartered in Alabama, Arkansas, Colorado, Florida, Georgia, Louisiana, Mississippi, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, Utah, Virginia and West Virginia; (2) have total assets between $750 million and $1.5 billion; (3) have last twelve month (“LTM”) return on average assets between 0.75% and 1.75%; and (4) have non-performing assets to assets ratio less than 2.00%; this group excluded mutual holding companies, targets of announced mergers, companies with a three month daily average trading volume less than 100 shares, grey market traded companies and companies with insufficient financial data. The selected companies may include those with equity securities that are thinly traded “over-the-counter” and their prices may not be as closely indicative of the market’s view of their value as more liquid stocks. The selected companies and resulting data are below:

●	Colony Bankcorp, Inc.
●	Community Bankers Trust Corporation
●	Heritage Southeast Bancorporation, Inc.
●	BankFirst Capital Corporation
●	National Bankshares, Inc.
●	Select Bancorp, Inc.
●	MainStreet Bancshares, Inc.
●	Peoples Bancorp of North Carolina, Inc.
●	River Financial Corporation
●	First Community Corporation
●	Security Federal Corp.
●	Chesapeake Financial Shares, Inc.
●	Mountain Commerce Bancorp, Inc.
●	GrandSouth Bancorporation
●	Eagle Financial Services, Inc.
●	Bank7 Corp.
●	Auburn National Bancorporation, Inc.
●	Union Bank
●	First National Corporation

Raymond James calculated various financial multiples for each company, including (1) price to tangible book value per share and (2) price to LTM earnings per share. All financial multiples greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for Pedestal implied by the merger consideration. The results of the selected public companies analysis are summarized below:

	Business First / Pedestal		Mean		Median		25th Percentile		75th Percentile
Tangible Book Value per Share	157%		134%		134%		118%		148%
LTM Earnings per Share	12.8	x	13.1	x	12.5	x	11.8	x	14.2	x

Selected Transaction Analysis. Raymond James analyzed publicly available information relating to selected regional transactions announced since January 1, 2019 involving (1) targets headquartered in Alabama, Arkansas, Colorado, Florida, Georgia, Louisiana, Mississippi, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, Utah, Virginia and West Virginia; (2) with total assets between $100 million and $400 million; (3) LTM return on average assets between 0.50% and 2.00%; (4) and non-performing assets to assets ratio less than 2.00%. Raymond James also analyzed publicly available information relating to selected national transactions announced since January 1, 2019 involving (1) targets with total assets between $100 million and $400 million; (2) LTM return on average assets between 0.75% and 2.00%; and (3) and non-performing assets to assets ratio less than 2.00%. Financial data for the selected targets was based on the most recent twelve month period prior to transaction announcement. The selected transactions (with respective transaction announcement dates shown) used in the analyses included:

Selected Regional Transactions

●	Acquisition of First Advantage Bancorp by Reliant Bancorp Inc. (10/23/2019)
●	Acquisition of TB&T Bancshares, Inc. by First Financial Bankshares (9/19/2019)
●	Acquisition of State Capital Corporation by BancPlus Corp. (9/19/2019)

●	Acquisition of Carolina Trust BancShares, Inc. by Carolina Financial Corp. (7/15/2019)
●	Acquisition of Entegra Financial Corp. by First Citizens BancShares Inc. (4/24/2019)
●	Acquisition of Pegasus Bank by BancFirst Corp. (4/24/2019)
●	Acquisition of Summit Financial Enterprises, Inc. by BancorpSouth Bank (3/5/2019)

Selected National Transactions

●	Acquisition of MutualBank by Northwest Bancshares, Inc. (10/29/2019)
●	Acquisition of First Advantage Bancorp by Reliant Bancorp Inc. (10/23/2019)
●	Acquisition of PB Bancorp, Inc. by Centreville Bank (10/22/2019)
●	Acquisition of Steuben Trust Corporation by Community Bank System Inc. (10/21/2019)
●	Acquisition of State Bank Corp. by Glacier Bancorp Inc. (9/30/2019)
●	Acquisition of TB&T Bancshares, Inc. by First Financial Bankshares (9/19/2019)
●	Acquisition of Bankmanagers Corp. by First Midwest Bancorp Inc. (8/28/2019)
●	Acquisition of Country Bank Holding Company, Inc. by OceanFirst Financial Corp. (8/9/2019)
●	Acquisition of Two River Bancorp by OceanFirst Financial Corp. (8/9/2019)
●	Acquisition of Stewardship Financial Corporation by Columbia Financial Inc. (MHC) (6/7/2019)
●	Acquisition of DNB Financial Corporation by S&T Bancorp Inc. (6/5/2019)
●	Acquisition of Presidio Bank by Heritage Commerce Corp (5/16/2019)
●	Acquisition of Entegra Financial Corp. by First Citizens BancShares Inc. (4/24/2019)
●	Acquisition of Pegasus Bank by BancFirst Corp. (4/24/2019)
●	Acquisition of Liberty Bancorp, Inc. by Central Bancompany Inc. (4/10/2019)
●	Acquisition of Summit Financial Enterprises, Inc. by BancorpSouth Bank (3/5/2019)

Raymond James examined valuation multiples for each transaction, including (1) price to tangible book value; (2) price to LTM earnings; and (3) premium to core deposits (total deposits less time deposits greater than $100,000). All financial multiples greater than two standard deviations away from the unadjusted mean were considered not meaningful. Raymond James reviewed the mean, median, 25th percentile and 75th percentile relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for Pedestal implied by the merger consideration. The results of the selected transactions analysis are summarized below:

Selected Regional Transactions	Business First/ Pedestal		Mean		Median		25th Percentile		75th Percentile
Tangible Book Value	158%		196%		163%		161%		216%
LTM Net Income	12.8	x	18.2	x	17.2	x	16.3	x	19.1	x
Premium to Core Deposits	9.8%		9.9%		9.8%		8.4%		10.8%

Selected National Transactions	Business First/ Pedestal		Mean		Median		25th Percentile		75th Percentile
Tangible Book Value	158%		184%		178%		166%		202%
LTM Net Income	12.8	x	15.8	x	15.6	x	15.2	x	17.1	x
Premium to Core Deposits	9.8%		11.2%		11.4%		9.9%		12.3%

Discounted Cash Flow Analysis. Raymond James performed a discounted cash flow analysis of Pedestal based solely on the Pedestal financial forecasts, including certain potential pro forma effects of the merger, provided to Raymond James and approved for its use by Business First. Consistent with the periods included in the Pedestal financial forecasts, Raymond James used calendar year 2025 as the final year for the analysis and applied multiples, ranging from 12.0x to 14.0x, to calendar year 2025 earnings in order to derive a range of terminal values for Pedestal in 2025. Raymond James selected a range of terminal price-to-earnings multiples based upon the long-term average of the price-to-earnings multiple of selected banking indexes and current multiples for similar public companies.

Raymond James used discount rates ranging from 12.5% to 14.5%. Raymond James arrived at its discount range by using the Modified CAPM (Capital Asset Pricing Model) methodology as presented in the 2019 Duff & Phelps Valuation Handbook. Raymond James calculated a range of implied per share values indicated by the discounted cash flow analysis for Business First. The results of the discounted cash flow analysis are summarized in the table below:

Equity Value ($000s)
Minimum	$338,932
Maximum	$406,286

merger consideration	$211,239

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Pedestal.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Business First. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Business First board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to Business First of the aggregate consideration to be issued and paid, in the case of the merger consideration, or distributed, in the case of the pre-closing distribution, pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Business First board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Business First board of directors’ or Business First management’s views with respect to Business First, Pedestal, or the merger. Raymond James provided advice to Business First with respect to the proposed merger. Raymond James did not, however, recommend any specific amount of consideration to the Board or that any specific merger consideration constituted the only appropriate consideration for the merger. Business First placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on January 21, 2020, and any material change in such circumstances and conditions may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Pedestal or Business First since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

During the two years preceding the date of Raymond James’ written opinion, Raymond James has provided the following services to the parties to the merger: (1) Raymond James served as an underwriter for a public offering of common stock by Business First, for which Raymond James received compensation; and (2) Raymond James engaged in fixed income trading activity with Business First, for which it has earned income. Raymond James anticipates serving as an agent for a share purchase program of Business First, for which it may be paid commissions in the future.

For services rendered in connection with the delivery of its opinion, Business First paid Raymond James a fee of $250,000 upon delivery of its opinion. Business First will also pay Raymond James a fee for advisory services in connection with the merger equal to $1.25 million (less the fee paid upon delivery of the opinion, the amount of which shall be deducted), a substantial portion of which is contingent upon the closing of the merger. Business First also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Business First for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to Business First, Pedestal or other participants in the merger in the future, for which Raymond James may receive compensation.

Unaudited Financial Forecasts

Business First and Pedestal do not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, in connection with the merger, Pedestal senior management prepared or approved for use certain unaudited prospective financial information with respect to Pedestal on a stand-alone basis and without giving effect to the merger (which we refer to as the “Pedestal financial forecasts”) and Business First senior management approved for use certain unaudited prospective financial information with respect to Business First on a stand-alone basis and without giving effect to the merger (which we refer to as the “Business First financial forecasts”) which were provided to and considered by Stephens and Raymond James for the purpose of performing financial analyses in connection with their respective fairness opinions, as described in this joint proxy statement/prospectus under the heading “The Merger—Opinion of Pedestal’s Financial Advisor” beginning on page 45 and “The Merger—Opinion of Business First’s Financial Advisor” beginning on page 52, respectively, and the Pedestal and Business First boards of directors in connection with their respective evaluations of the merger. We refer to the Pedestal financial forecasts and the Business First financial forecasts collectively as the “financial forecasts.”

The financial forecasts were not prepared for the purposes of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of certain significant elements of this information is set forth below, and is included in this joint proxy statement/prospectus solely for the purpose of providing Pedestal shareholders and Business First shareholders access to certain nonpublic information made available to Pedestal’s and Business First’s financial advisors for the purpose of performing financial analyses in connection with their respective fairness opinions. The information included below does not comprise all of the prospective financial information provided to Pedestal’s or Business First’s financial advisors.

Although presented with numeric specificity, the financial forecasts reflect numerous estimates and assumptions made by Pedestal senior management or Business First senior management, as applicable, at the time such forecasts were prepared or approved for use by their respective financial advisors and represent Pedestal senior management’s evaluation of Pedestal’s expected future financial performance on a stand-alone basis, without reference to the merger and Business First senior management’s evaluation of Business First’s expected future financial performance on a stand-alone basis, without reference to the merger. These and the other estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Pedestal and Business First operate and the risks and uncertainties described under “Risk Factors” beginning on page 25, “Special Cautionary Note Regarding Forward-Looking Statements” beginning on page 17 and in the reports that Business First files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Business First and Pedestal and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the projected results would be realized, and actual results could differ materially from those reflected in the financial forecasts, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of Business First or Pedestal could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the unaudited prospective financial information below should not be regarded as an indication that Pedestal, Business First or their respective boards of directors or financial advisors, considered, or now consider, these projections and forecasts to be material information to any Pedestal or Business First shareholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with those projections and forecasts. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of actual future results, and this information should not be relied on as such. The financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change and do not take into account any circumstances or events occurring after the date they were prepared. No assurances can be given that if these financial forecasts and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the financial forecasts may not reflect the manner in which Business First would operate the combined company after the merger.

Hannis T. Bourgeois, LLP (Business First’s independent registered public accounting firm) and Kolder, Slaven & Company, LLC (Pedestal’s independent public accounting firm) have not examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, Hannis T. Bourgeois, LLP and Kolder, Slaven & Company, LLC have not expressed any opinion or given any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The reports of the independent public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Business First and Pedestal, respectively. Such reports do not extend to the financial forecasts and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.

Pedestal Financial Forecasts

For the purposes of the Pedestal discounted cash flow analyses performed by Stephens in connection with its fairness opinion, Pedestal senior management directed Stephens to rely upon and utilize Pedestal’s preliminary, unaudited fiscal 2019 results provided to Stephens and to apply a 5% annual growth rate to such results to determine the prospective financial information for 2020 through 2025 summarized in the following table in connection with its fairness opinion.

	2020E		2021E		2022E		2023E		2024E		2025E
Net Income Available to Shareholders (in millions)	$16.5	(1)	$17.3	(1)	$18.2	(1)	$19.1	(1)	$20.0	(1)	$21.0	(1)
Earnings Per Share	$3.78	(1)	$3.97	(1)	$4.17	(1)	$4.37	(1)	$4.59	(1)	$4.82	(1)
Total Assets (in millions)	$1,306.2		$1,371.5		$1,440.1		$1,512.1		$1,587.7		$1,667.1

(1)	Assumes a tax rate of 19.5%.

Pedestal senior management prepared certain unaudited prospective financial information related to Pedestal on a stand-alone basis for fiscal 2019 and without giving effect to the merger, which was provided to Raymond James prior to the end of Pedestal’s fiscal 2019 (the “2019 forecasted Pedestal results”). For the purposes of the Pedestal discounted cash flow analyses performed by Raymond James in connection with its fairness opinion, Business First senior management directed Raymond James to rely upon and utilize the 2019 forecasted Pedestal results and to apply a 5% annual growth rate to such results to determine the prospective financial information for 2020 through 2025 summarized in the following table in connection with its fairness opinion.

	2020E	2021E	2022E	2023E	2024E	2025E
Net Income Available to Shareholders (in millions) (1)	$17.7	$18.6	$19.5	$20.5	$21.5	$22.5
Earnings Per Share(1)	$4.07	$4.25	$4.46	$4.68	$4.91	$5.16
Total Assets (in millions)	$1,301.5	$1,365.0	$1,433.4	$1,507.4	$1,586.7	$1,671.2

(1)	Assumes a tax rate of 19.5%.

Business First Financial Forecasts

For the purposes of the financial analyses performed by each of Raymond James and Stephens, including the Business First discounted cash flow analysis performed by Stephens, in connection with their respective fairness opinions, Business First senior management directed Raymond James and Stephens to rely upon and utilize consensus median Wall Street research estimates relating to Business First for 2020 and 2021.

The following table presents a summary of the consensus median Wall Street estimates relating to Business First utilized by Raymond James and Stephens:

	2020E	2021E
Net Income (in millions)	$26.8	$29.8
Earnings Per Share	$1.96	$2.17
Total Assets (in millions)	$2,427.8	$2,595.9

Business First management also provided Raymond James and Stephens with, and directed Raymond James and Stephens to rely upon and utilize, assumptions of a $0.45 dividend per share of Business First common stock in 2020, $0.54 in 2021 and a dividend payout ratio of approximately 25% thereafter, and the following growth rates through 2025:

	2022E	2023E	2024E	2025E
Net Income Growth Rate	9%	10%	10%	6%
Earnings Per Share Growth Rate	9%	10%	10%	6%
Total Assets Growth Rate	9%	10%	6%	6%

In connection with their financial analyses, Business First senior management also provided Raymond James and Stephens with certain assumptions regarding, among other items, purchase accounting adjustments. For purposes of its analysis, Raymond James and Stephens utilized assumptions that included a gross credit mark on loans of $21.7 million, of which $10.4 million was accreted through income over a four year period, a loan fair value mark rate write-up of $4.5 million, amortized through income over four years, and a time deposit value mark write-up to equity of $2.1 million, pre-tax, amortized through income over one year, as well as annual cost savings of approximately 35% of Pedestal’s estimated noninterest expense.

General

The financial forecasts were prepared separately using, in some cases, different assumptions, and are not intended to be added together. Adding the financial forecasts together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.

By including in this joint proxy statement/prospectus a summary of the financial forecasts, neither Business First nor Pedestal nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Business First or Pedestal compared to the information contained in the financial forecasts. Neither Business First, Pedestal nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the financial forecasts or financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The financial forecasts summarized in this section are not being included in this joint proxy statement/prospectus in order to induce any Pedestal shareholder to vote in favor of the merger proposal or any of the other proposals to be voted on at the Pedestal special meeting or to induce any Business First shareholder to vote in favor of the Business First merger proposal or any of the other proposals to be voted on at the Business First special meeting.

Board Composition and Management of Business First after the Merger

Board of Directors of Business First

Effective upon the closing of the merger, Business First will fix the size of the Business First board of directors at fourteen members, which will be comprised of ten of the then current directors of Business First to be designated by Business First, and four current directors of Pedestal to be designated by Business First and Pedestal jointly. Except for Mark Folse, Pedestal’s President and Chief Executive Officer, all of Pedestal’s board designees will qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2). The newly-appointed board of directors will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Executive Officers of Business First

At the effective time, the executive officers of Business First will remain the same, except that Mark Folse will be appointed as Executive Vice President of Business First and b1BANK.

Information regarding the executive officers and directors of Business First is contained in documents filed by Business First with the SEC and incorporated by reference into this joint proxy statement/prospectus, including Business First’s Annual Report on Form 10-K for the year ended December 31, 2018 and its definitive proxy statement on Schedule 14A for its 2019 annual meeting, filed with the SEC on March 22, 2019 and May 1, 2019, respectively. See “Where You Can Find More Information” and “Additional Information.”

Interests of Pedestal’s Directors and Executive Officers in the Merger

In considering the recommendation of the Pedestal board of directors with respect to the merger agreement, Pedestal shareholders should be aware that certain of Pedestal’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Pedestal shareholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of Pedestal shareholders include the following. The Pedestal board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Employment Agreements with Pedestal

Pedestal is a party to employment agreements with each of Messrs. Folse and Ourso and Ms. McKey. Under the employment agreements, if the executive’s employment is terminated for any reason other than cause, death or disability, or if the executive terminates his or her employment for good reason (which includes a failure by Pedestal to comply with any material provision of the employment agreement, the completion of a transaction constituting a change in control, or, following the announcement or completion of a change in control transaction, a reduction in the executive’s authority, duties or responsibilities, a reduction in base salary, or a material change in the geographic location at which the executive must perform his or her duties), then the executive will be entitled to severance equal to 2.99 times the average of the aggregate total annual compensation paid to the executive during the three calendar years preceding the termination, payable in a lump sum. In addition, the executives will be entitled to receive for two years following their termination of employment continued insurance benefits under the same or substantially same terms and cost as they were receiving prior to their termination. The employment agreements include an agreement not to compete with Pedestal in the delivery of banking financial services and not to solicit the employees or customers of Pedestal, in each case for a period of two years following termination of employment.

In connection with the execution of the merger agreement, Pedestal and Business First agreed to terminate each of the above employment agreements and to provide each executive with a lump sum cash payment equivalent to the severance amount provided in his or her agreement. The amounts to be paid to the executives upon termination of their existing agreements (exclusive of amounts payable for long-term incentive plan awards discussed separately below) are as follows: $1,888,341 to Mr. Folse, $1,053,905 to Ms. McKey, and $1,037,821 to Mr. Ourso.

Retention Agreement between Pedestal and Donald Landry

Pedestal is a party to a retention agreement with Mr. Landry that provides that Mr. Landry will be entitled to a series of retention payments equal to a percentage of his base salary (12% of base salary payable on December 31, 2020; 15% of base salary payable on December 31, 2021; 17% of base salary payable on December 31, 2022; and 20% of base salary payable on December 31, 2023), provided that he remains employed by Pedestal through the respective payment dates, is employed by Pedestal upon the occurrence of certain events, including a change in control with respect to Pedestal Bank.

Because the merger with Business First will constitute a change in control with respect to Pedestal Bank, Mr. Landry will become vested in and entitled to the remaining payments under the retention agreement, although the payment dates on which Mr. Landry will receive such payments are not accelerated as a result of the merger and will continue to be payable within 30 days of the end of the applicable retention period.

Long-Term Incentive Plan

Pedestal has adopted a Long-Term Incentive Plan that provides for the grant of long-term incentive units (“LTIP Units”) that provide participants with a right to receive a cash payment equal to the increase in the value of a share of Pedestal common stock from the date of grant to the date of payment. Pedestal granted LTIP Units to Mr. Folse, Ms. McKey and Mr. Ourso on October 17, 2017, June 20, 2018 and July 1, 2019. Each of these awards vests and becomes payable on the three-year anniversary of the grant date, subject to the executive’s continued employment with Pedestal through such date, or earlier upon the executive’s termination of employment (other than for cause) or upon a change in control of Pedestal. Upon consummation of the merger, the executives will be entitled to the following payments in settlement of their LTIP Units: $692,250 to Mr. Folse, $346,126 to Ms. McKey, and $346,125 to Mr. Ourso.

New Employment Agreements with b1 BANK

In connection with the execution of the merger agreement, b1BANK entered into new employment agreements with each of Mr. Folse, Ms. McKey, Mr. Ourso and Mr. Landry, which will take effect upon completion of the merger. The new employment agreement with Mr. Folse provides that Mr. Folse will serve as Executive Vice President of b1BANK for a five-year term, and will receive an annual base salary of  $350,000 and an annual cash incentive bonus of $300,000. The new employment agreement with Ms. McKey provides that Ms. McKey will serve as Senior Vice President of b1BANK for a two-year term, and will receive an annual base salary of  $235,000 and be entitled to participate in an executive bonus plan with a target annual bonus opportunity of not less than $103,950. The new employment agreement with Mr. Ourso provides that Mr. Ourso will serve as President, Bayou Region of b1BANK for a two-year term, and will receive an annual base salary of  $230,000 and be entitled to participate in an executive bonus plan with a target annual bonus opportunity of not less than $97,200. The new employment agreement with Mr. Landry provides that Mr. Landry will serve as President, Lafayette of b1BANK for a two-year term, and will receive an annual base salary of  $225,000 and be entitled to participate in an executive bonus plan with a target annual bonus opportunity of not less than $99,450. Each of the employment agreements provides that the executive will be entitled to participate in any retirement, pension, 401(k) or other similar plans, benefits and privileges given to similarly situated employees, and will be covered under all the welfare benefit plans or programs maintained by the Bank for the benefit of its similarly situated employees.

The employment agreement with Mr. Folse provides that if Mr. Folse’s employment is terminated during the term by b1BANK without cause or by Mr. Folse for good reason, he will receive a cash amount equal to the sum of his base salary and annual incentive, calculated on a monthly basis, multiplied by the number of months remaining in the term, payable in equal installments in accordance with b1BANK’s regular payroll procedures. In addition, Mr. Folse will receive a lump sum cash payment equal to the product of (1) 110% of the monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the b1BANK and maintained by Mr. Folse as of the date of his termination of employment, multiplied by (2) the number of months following the date of termination through May 31, 2031. Mr. Folse agreed not to compete against b1BANK or its affiliates or to solicit employees or customers during the term of his new agreement and for a period of two years thereafter.

The employment agreements with Ms. McKey, Mr. Ourso and Mr. Landry provide that if the executive’s employment is terminated during the term by b1BANK without cause or by the executive for good reason, he or she will continue to receive base salary for a period of six months (or, in the case of Ms. McKey, for a number of months equal to the greater of (1) the number of months remaining in the term immediately preceding the termination or (2) six), payable in each case in accordance with b1BANK’s regular payroll procedures. In addition, the executive will receive a lump sum cash payment equal to the monthly cost to provide group medical, dental, vision and/or prescription drug plan benefits sponsored by the b1BANK and maintained by the executive as of the date of his or her termination of employment, multiplied by six. Ms. McKey, Mr. Ourso and Mr. Landry agreed not to compete against b1BANK or its affiliates or to solicit employees or customers during the term of their new agreement and for a period of six months thereafter.

Indemnification of Pedestal Directors and Officers

Business First has agreed to indemnify the directors and officers of Pedestal and its subsidiaries following the effective time of the merger. Business First has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of four years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 250% of the last annual premium paid by Pedestal.

Board Appointments

The merger agreement provides that four current directors of Pedestal will be appointed to the Business First board of directors, and the corresponding agreement with respect to the bank merger provides that such directors will also be appointed to the b1BANK board of directors. As a director of Business First and b1BANK, each such person will be entitled to compensation and benefits on the same basis as all other directors of Business First and b1BANK, respectively.

Public Trading Markets

Business First’s common stock is listed for trading on Nasdaq Global Select Market under the symbol “BFST” and will continue to be listed under that symbol following the merger. Under the terms of the merger agreement, Business First will cause the shares of common stock to be issued to Pedestal’s shareholders in the merger to be approved for listing on the Nasdaq Stock Market.

Business First’s Dividend Policy

Subject to the approval of its board of directors, Business First intends to continue the payment of a cash dividend on a quarterly basis to holders of its common stock. Business First’s board of directors may change the amount of, or entirely eliminate the payment of, future dividends in its sole discretion and without notice to its shareholders. Any future determination relating to Business First’s dividend policy will depend upon a number of factors, including, but not limited to: (1) Business First’s historical and projected financial condition, liquidity and results of operations, (2) Business First’s capital levels and needs, (3) any acquisitions or potential acquisitions that Business First is considering, (4) contractual, statutory and regulatory prohibitions and other limitations (as briefly discussed below), (5) general economic conditions and (6) other factors deemed relevant by the Business First board. Business First cannot assure you that it will be able to pay dividends to holders of its common stock in the future.

As a Louisiana corporation, Business First is subject to certain restrictions on dividends under the LBCA. Generally, a Louisiana corporation may pay dividends to its shareholders unless, after giving effect to the dividend, either: (1) the corporation would not be able to pay its debts as they come due in the usual course of business; or (2) the corporation’s total assets are less than the sum of its total liabilities and the amount that would be needed, if the corporation were to be dissolved at the time of the payment of the dividend, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the dividend.

Business First’s status as a bank holding company also affects its ability to pay dividends, in two ways. First, as a holding company with no material business activities, Business First’s ability to pay dividends is substantially dependent upon the ability of b1BANK to transfer funds to it in the form of dividends, loans and advances. b1BANK’s ability to pay dividends and make other distributions and payments to Business First is itself subject to various legal, regulatory and other restrictions. Second, as a holding company of a bank, Business First’s payment of dividends must comply with the policies and enforcement powers of the Federal Reserve.

For additional information about the regulatory restrictions and limitations on both Business First and b1BANK with respect to the payment of dividends, see the sections entitled “Business—Supervision and Regulation—Business First Bancshares, Inc.—Regulatory Restrictions on Dividends; Source of Strength” and “Business—Supervision and Regulation—Business First Bank—Restrictions on Distribution of Bank Dividends and Assets” in Business First’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus.

Restrictions on Resale of Business First Common Stock

The shares of Business First common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any shareholder who may be deemed to be an “affiliate” of Business First for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Business First include individuals or entities that control, are controlled by, or are under common control with Business First and may include the executive officers, directors and significant shareholders of Business First.

Appraisal Rights

The following discussion is not a complete description of the law relating to appraisal rights available under Louisiana law. This description is qualified in its entirety by the full text of the relevant provision of the LBCA, which is reprinted in its entirety as Annex D to this joint proxy statement/prospectus. If you desire to exercise your appraisal rights, you should review carefully the LBCA and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Pedestal shareholders who are entitled to vote on the merger have a right to demand payment in cash of the “fair value” of their shares of Pedestal common stock in accordance with the procedures established by Louisiana law. Shareholders who receive a fair value cash payment will not be entitled to receive any shares of Business First common stock offered in the merger. Part 13 of the LBCA sets forth the rights of Pedestal’s shareholders who wish to demand fair value payments for their shares. The following is a summary of the material terms of the statutory procedures to be followed by a Pedestal shareholder to perfect appraisal rights under the LBCA. Shareholders who do not properly follow appraisal rights procedures will receive the merger consideration provided under the merger agreement if the merger is effected. A copy of Part 13 of the LBCA is attached as Annex D to this joint proxy statement/prospectus.

Requirements of Appraisal Rights

If a Pedestal shareholder elects to exercise the right to demand appraisal, such shareholder must satisfy all of the following conditions:

●	The shareholder must be entitled to vote on the merger.

●

The shareholder must deliver to Pedestal, before the vote on approval or disapproval of the Pedestal merger proposal is taken, written notice of the shareholder’s intent to demand payment if the merger is effectuated. This notice must be in addition to and separate from any proxy or vote against the Pedestal merger proposal. Neither voting against, abstaining from voting, nor failing to vote on the Pedestal merger proposal will constitute a notice within the meaning of Part 13.

●

The shareholder must not vote, or cause or permit to be voted, any shares in favor of the merger proposal. A failure to vote will satisfy this requirement, as will a vote against the merger proposal, but a vote in favor of the merger proposal, in person or by proxy, or the return of a signed proxy which does not specify a vote against merger proposal or contain a direction to abstain, will constitute a waiver of the shareholder’s appraisal rights.

If the requirements above are not satisfied and the merger becomes effective, a Pedestal shareholder will not be entitled to payment for such shareholder’s shares under the provisions of Part 13.

Required Notice to Pedestal

Written notices of intent to demand appraisal should be addressed to Pedestal Bancshares, Inc., 1300 West Tunnel Boulevard Houma, Louisiana 70360, Attention: Corporate Secretary. The notice should be executed by the holder of record of shares of Pedestal common stock.

Appraisal Notice from Surviving Corporation

If the merger becomes effective, the surviving corporation will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described above. The appraisal notice and form must be sent no earlier than the effective date of the merger and no later than ten days after such effective date. The appraisal notice must include all of the following:

●	A form requiring a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the merger.

●

A statement of where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the appraisal form described in the next sentence.

●

A statement of the date by which the surviving corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice and form are sent. The form must also state that the shareholder will have waived the right to demand appraisal with respect to the shares unless the form is received by the surviving corporation by the demand deadline.

●	The surviving corporation’s estimate of the fair value of the shareholder’s shares.

●

A statement that, if requested in writing, the surviving corporation will provide to the shareholder so requesting, within ten days after the date the appraisal notice and form are sent, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

●	A statement of the date by which the notice to withdraw from the appraisal process must be received, which date must be within 20 days after the demand deadline.

●

A statement specifying the first date of any announcement to shareholders, made prior to the date the merger became effective, of the principal terms of the merger, and if such an announcement was made, the form must require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

●	A copy of Part 13 of the LBCA.

A shareholder who receives an appraisal notice from the surviving corporation must demand payment by signing and returning the appraisal form included with the notice and, in the case of certificated shares, deposit his or her share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows the surviving corporation to treat the shares as “after-acquired shares” subject to the surviving corporation’s authority to delay payment as described below. Once a shareholder deposits his or her certificates or, in the case of uncertificated shares, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, is not entitled to payment under Part 13 of the LBCA and will receive the merger consideration.

A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying the surviving corporation in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with the surviving corporation’s consent. A shareholder who withdraws from the appraisal process will receive the merger consideration.

Surviving Corporation’s Payment to Dissenting Shareholders

Within thirty days after the deadline for making a demand for appraisal rights, the surviving corporation from the merger is required to pay each shareholder the amount that the surviving corporation estimates to be the fair value of such shareholder’s shares, plus interest accrued from the effective date of the merger to the date of payment. The payment must be accompanied by the following:

●

Pedestal’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any;

●	a statement of the surviving corporation’s estimate of the fair value of the shares, which must equal or exceed the estimate in the earlier-provided appraisal notice; and

●

a statement that the shareholder has the right to submit a final payment demand as described below and that, if the shareholder does not submit a final payment demand within the specified time frame the shareholder will (1) lose the right to submit a final payment demand and (2) be deemed to have accepted the provided payment in full satisfaction of the surviving corporation’s obligations under Part 13 of the LBCA.

Final Payment Demand by Dissenting Shareholders

A shareholder who is dissatisfied with the amount of the payment received from the surviving corporation may notify the surviving corporation in writing of such shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by the surviving corporation. A shareholder who does not submit a final payment demand within thirty days after receiving payment from the surviving corporation is only entitled to the amount previously paid by the surviving corporation.

After-Acquired Shares

The surviving corporation may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If the surviving corporation withholds payment, it must, within thirty days after the demand deadline, provide affected shareholders with Pedestal’s most recently available balance sheet, income statement, and statement of cash flows as of the end of or for the fiscal year ending not more than sixteen months before the date of payment, and the latest available quarterly financial statements, if any. The surviving corporation must also inform such shareholders that they may accept the surviving corporation’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Shareholders who wish to accept the offer must notify the surviving corporation of their acceptance within thirty days after receiving the offer. The surviving corporation must send payment to such shareholders within ten days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest. If a shareholder does not explicitly accept or reject the surviving corporation’s offer, the shareholder will be deemed to have accepted the offer. The surviving corporation must send payment to these shareholders within 40 days after sending the notice regarding withholding of payment.

Judicial Appraisal of Shares

If the surviving corporation does not pay the amount demanded pursuant to a shareholder’s final payment demand, the surviving corporation must commence a proceeding in the district court in East Baton Rouge Parish within 60 days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If the surviving corporation does not commence the proceeding within the 60-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.

All shareholders whose payment demands remain unsettled will be parties to the action. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the surviving corporation to the shareholder for the shares.

The court will determine all court costs of the proceeding and will assess the costs against the surviving corporation, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable (1) against the surviving corporation if the court finds that it did not comply with the statutes or (2) against the surviving corporation or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against the surviving corporation, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.

If the surviving corporation fails to make a required payment to a shareholder under Part 13, the shareholder entitled to payment can commence an action against the surviving corporation directly for the amount owed and recover the expenses of that action. A shareholder’s right to enforce the surviving corporation’s payment obligation is preempted five years after the date that the corporation’s payment to the shareholder becomes due under Part 13.

If you do not follow the prescribed procedures, you will not be entitled to appraisal rights with respect to your shares. Because of the complexity of the procedures necessary to exercise appraisal rights, any shareholder wishing to exercise the right to appraisal should consult with his or her own legal counsel.

Regulatory Approvals Required for the Merger

Federal Reserve Board

The merger of Pedestal with Business First must be approved by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, or the BHC Act, and its implementing regulations, unless the Federal Reserve Board waives the application requirements of the BHC Act. In considering the approval of a transaction such as the merger, the BHC Act and related laws require the Federal Reserve Board to review, with respect to the parent holding companies and the bank concerned: (1) the competitive impact of the transaction; (2) financial, managerial and other supervisory considerations, including capital positions and managerial resources of the subject entities; (3) the record of the insured depository institution subsidiaries of the bank holding companies under the Community Reinvestment Act and fair lending laws; (4) the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system; and (5) additional public benefits of the proposal, such as the benefits to the customers of the subject entities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate. Business First filed its FR Y-3 application with the Federal Reserve Board on February 19, 2020. In addition, Business First will apply with the Federal Reserve Board to become a registered financial holding company in connection with the merger and its acquisition of Pedestal Insurance, Inc., a wholly-owned insurance subsidiary of Pedestal, which will become a wholly-owned subsidiary of Business First upon the completion of the merger.

Federal Deposit Insurance Corporation

The merger of Pedestal Bank with and into b1BANK must be approved by the FDIC under the Federal Deposit Insurance Act (12 U.S.C. 1828(c)), commonly known as the Bank Merger Act. An application for approval of the bank merger was filed with the FDIC on February 18, 2020. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction; (2) financial and managerial resources of the banks party to the bank merger or mergers; (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act; (4) the banks’ effectiveness in combating money-laundering activities; and (5) the extent to which the bank merger or mergers would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review, the FDIC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if they determine that would be appropriate.

Louisiana Office of Financial Institutions

The merger of Pedestal Bank into b1BANK requires the approval of the commissioner of the OFI pursuant to LA Rev Stat. § 6:351 and 6:352. Under Louisiana law, the commissioner of the OFI shall consider the financial and managerial resources and future prospects of the existing and proposed institutions and whether the convenience and needs of the community will be served. If the commissioner finds that the public interest will not be served by permitting such merger or consolidation, the commissioner shall refuse to issue the certificate of merger. An application for approval of the merger and the bank merger was filed with the OFI on February 19, 2020. The companies are not aware of any reason why the OFI would fail to approve the merger contemplated under this joint proxy statement/prospectus

The U.S. Department of Justice has between 15 and 30 days following approvals by the Federal Reserve and FDIC to challenge the approval on antitrust grounds. While Business First and Pedestal do not know of any reason that the Department of Justice would challenge regulatory approval by the Federal Reserve and FDIC and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.

Notifications and/or applications requesting approval of the merger, or other transactions contemplated by the merger agreement, may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Business First and Pedestal are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Structure of the Merger

Each of the boards of directors of Business First and Pedestal has unanimously approved the merger agreement. Under the merger agreement, Pedestal will merge with and into Business First, with Business First continuing as the surviving entity. Immediately following the merger, Pedestal Bank, Pedestal’s wholly-owned banking subsidiary, will merge with and into b1BANK, Business First’s wholly-owned banking subsidiary.

Prior to the effective time, Business First may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated by the merger agreement so long as (1) there are no material adverse federal income tax consequences to the shareholders of Pedestal common stock as a result of such modification, (2) the consideration to be paid to holders of Pedestal common stock under the merger agreement is not thereby changed in kind or reduced in amount solely because of such modification and (3) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to the agreement in order to reflect such election.

Merger Consideration

If the merger is completed, each share of Pedestal common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.745 shares of Business First’s common stock. In addition, prior to the closing of the merger, Pedestal will be permitted to make a one-time, pre-closing cash distribution to its shareholders equal to the balance of Pedestal’s accumulated adjustment account, subject to a maximum of $5.00 per share. Based on the exchange ratio and the number of shares of Pedestal common stock and restricted stock unit awards outstanding, the maximum number of shares of Business First common stock offered by Business First and issuable in the merger is approximately 7.6 million shares, subject to certain potential anti-dilutive adjustments described in this joint proxy statement/prospectus. Following the completion of the merger, former Pedestal shareholders will own approximately 36% of the combined company.

Although the number of shares of Business First common stock that each Pedestal shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of Business First common stock and will not be known at the time Pedestal shareholders vote on the merger.  Business First common stock is currently quoted on the Nasdaq Global Select Market under the symbol “BFST.” On January 22, 2020, the last full trading day before the public announcement of the merger agreement, based on the last reported sale price of Business First common stock of $24.41 per share, the 1.745 exchange ratio represented approximately $42.60 in value for each share of Pedestal common stock to be converted into Business First common stock. Based on the closing sale price of Business First common stock on February 27, 2020, the latest practicable trading date before the date of this joint proxy statement/prospectus, of  $24.77 per share, the exchange ratio represented approximately $43.22 in value for each share of Pedestal common stock to be converted into Business First common stock. This would result in aggregate value of $48.22 for each share of Pedestal common stock being received in the merger and the pre-closing distribution, based on the February 27, 2020 closing price of Business First common stock and a maximum $5.00 per share pre-closing distribution.

Anti-Dilutive Adjustments

The consideration to be received by Pedestal shareholders is subject to an anti-dilutive adjustment only if the number of shares of Business First common stock or Pedestal common stock issued and outstanding prior to the effective time are increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there will be any extraordinary dividend or distribution with respect to such stock (aside from the pre-closing distribution), and the record date therefor will be prior to the effective time. In that case, an appropriate and proportionate adjustment will be made to the merger consideration to give holders of Pedestal common stock the same economic effect as contemplated by the merger agreement prior to such event. There are no other adjustments to the merger consideration contemplated under the merger agreement.

Fractional Shares

Business First will not issue any fractional shares of Business First common stock in the merger. Instead, a Pedestal shareholder who otherwise would have received a fraction of a share of Business First common stock will receive an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (1) the per share volume weighted average price of Business First common stock as reported on the Nasdaq Stock Market during the ten consecutive trading days immediately prior to the fifth trading day prior to closing by (2) the fraction of a share (rounded to the nearest one hundredth of a share) of Business First common stock to which such shareholder would otherwise be entitled to receive.

Treatment of Pedestal Restricted Stock Unit Awards

At the effective time of the merger, each Pedestal restricted stock unit award that is outstanding prior to the closing of the merger will be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the merger consideration in respect of each share of Pedestal common stock underlying such restricted stock unit award. Prior to the effective time, Pedestal will take all necessary action for the cancellation and conversion of the Pedestal restricted stock unit awards under the merger agreement.

Closing and Effective Time

The merger will be closed on a mutually agreed upon date within 15 days of receipt of all necessary regulatory and corporate approvals and the expiration of all mandatory waiting periods. The effective time of the merger will be the date and time specified in the certificate of merger issued by the Secretary of State of the State of Louisiana. It currently is anticipated that the merger will be completed as early as the second quarter of 2020, subject to the receipt of regulatory approvals and the satisfaction of other closing conditions set forth in the merger agreement, but neither Business First nor Pedestal can guarantee when or if the merger will be completed. See “The Merger Agreement—Conditions to Complete the Merger” beginning on page 76.

Organizational Documents of the Surviving Company

At the effective time of the merger, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of Business First in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the surviving company until thereafter amended in accordance with their respective terms and applicable laws.

Conversion of Shares; Exchange of Certificates

The conversion of Pedestal common stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, the exchange agent will exchange certificates representing shares of Pedestal common stock for the merger consideration to be received pursuant to the terms of the merger agreement.

Letter of Transmittal

As soon as practicable after completion of the merger, the exchange agent, American Stock Transfer & Trust Company, LLC, will mail to each holder of record of Pedestal common stock as of immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of Pedestal common stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for Pedestal common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration deliverable in respect of Pedestal common stock represented by such certificate upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by Business First or the exchange agent, the posting of a bond in an amount as Business First or the exchange agent may direct as indemnity against any claim that may be made against the surviving entity or Pedestal with respect to such certificate.

After the effective time, there will be no transfers on the share transfer books of Pedestal of shares of Pedestal common stock that were outstanding immediately before such time.

Withholding

Business First or the exchange agent, as applicable, will be entitled to deduct and withhold from the consideration otherwise payable to any holder of Pedestal common stock or Pedestal restricted stock unit awards, or otherwise payable pursuant to the merger agreement, such amounts as Business First or the exchange agent, in its reasonable discretion, determines it is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to the person or entity from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Business First common stock will be paid to the holder of any unsurrendered certificates of Pedestal common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the shares of Business First common stock represented by such certificate.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreement were made only for purposes of the merger agreement and as of specific dates, are solely for the benefit of Business First and Pedestal, may be subject to limitations, qualifications or exceptions agreed upon by the parties, including those included in confidential disclosures made for the purposes of, among other things, allocating contractual risk between Business First and Pedestal rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Business First, Pedestal or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Business First or Pedestal. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus.

The merger agreement contains customary representations and warranties of each of Business First and Pedestal relating to their respective businesses. The representations and warranties in the merger agreement do not survive the effective time.

The merger agreement contains representations and warranties made by Pedestal relating to a number of matters, including the following:

●	corporate matters, including due organization and qualification and subsidiaries;

●	capitalization;

●	authority relative to execution and delivery of the merger agreement and consummation of the transactions contemplated thereby;

●	the absence of conflicts with, or violations of, organizational documents, contracts or other obligations as a result of the merger;

●	financial statements, Pedestal call reports and allowance for loan and lease losses;

●	legal proceedings;

●	required governmental and other regulatory filings and consents and approvals in connection with the merger;

●	absence of undisclosed liabilities;

●	title to tangible assets;

●	the absence of certain changes or events;

●	certain contracts, leases and agreements;

●	certain tax matters;

●	insurance matters;

●	proprietary rights matters;

●	loan portfolio and reserve for loan losses;

●	deposit matters;

●	investment securities and commodities;

●	employee relationship matters;

●	condition of tangible assets;

●	environmental matters;

●	regulatory compliance matters;

●	the absence of certain business practices;

●	books and records;

●	internal controls;

●	the availability of forms of notes, mortgages, deeds of trust and other routine documents;

●	guaranties of another person’s or entity’s obligations or liabilities;

●	employee benefit matters;

●	compliance with applicable laws, permits and instruments;

●	dissenting shareholder matters;

●	receipt by the Pedestal board of directors of an opinion from its financial advisor;

●	broker’s fees payable in connection with the merger;

●	the ability to obtain regulatory approvals;

●	transaction costs;

●	investment management and related activities;

●	transactions with affiliates;

●	the lack of any antitakeover provisions applicable to the transaction; and

●	the accuracy of representations and warranties and due diligence materials.

The merger agreement contains representations and warranties made by Business First relating to a more limited number of matters, including the following:

●	corporate matters, including due organization and qualification and subsidiaries;

●	capitalization;

●	authority relative to execution and delivery of the merger agreement and consummation of the transactions contemplated thereby;

●	the absence of conflicts with, or violations of, organizational documents, contracts or other obligations as a result of the merger;

●	SEC filings, financial statements, internal controls and accounting matters;

●	required governmental and other regulatory filings and consents and approvals in connection with the merger;

●	absence of undisclosed liabilities;

●	the absence of certain changes or events;

●	compliance with applicable laws, permits and instruments, and regulatory compliance and report;

●	taxes and tax returns;

●	loans, loan portfolio and reserve for loan loss;

●	compliance with environmental laws;

●	employee benefits matters;

●	the ability to obtain regulatory approvals;

●	broker’s fees payable in connection with the merger; and

●	the accuracy of representations and warranties and due diligence materials.

Definition of  “Material Adverse Change”

Certain representations and warranties of Business First and Pedestal are qualified as to “materiality” or “Material Adverse Change.” For purposes of the merger agreement, a “Material Adverse Change” means any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, management, business, or results of operations of either Business First or Pedestal or their respective subsidiaries, taken as a whole, or the ability of Business First or Pedestal to timely perform its obligations under the merger agreement, except for any such effects resulting from: (1) changes in GAAP or applicable regulatory accounting requirements; (2) changes in legal requirements of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts of governmental authorities; (3) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries; (4) public disclosure of the transactions contemplated under the merger agreement or actions expressly required by the merger agreement or actions or omissions that are taken with the prior written consent of the other party, or as otherwise expressly permitted or contemplated by the merger agreement; or (5) a decline in the trading price of Business First’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (1), (2) and (3), to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such party and its subsidiaries, taken as a whole, relative to other entities in the banking industry in Louisiana.

Covenants and Agreements

Conduct of Business Prior to the Completion of the Merger

Pedestal has agreed that, prior to the closing date and subject to specified exceptions, it will not, without the prior written consent of Business First:

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enter into any new material line of business, or introduce any new material products or services, any material marketing campaigns or any new material sales compensation or incentive programs or arrangements; change in any material respect its lending, investment, underwriting, risk and asset liability management, and other material banking and operating policies; and incur any material liability or obligation relating to retail banking and branch merchandising, marketing, and advertising activities and initiatives except in the ordinary course of business;

●	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;

●

issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock other than pursuant to the terms of the Pedestal restricted stock unit awards, or permit new shares of its stock to become subject to new grants;

●

issue, grant, or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of Pedestal or Pedestal Bank, or any securities convertible its shares of such stock, other than the Pedestal restricted stock unit awards;

●

except for the pre-closing distribution and normal, recurring quarterly dividends of $0.45 per share (prorated for any partial period), make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than any dividends from its wholly-owned subsidiaries to it or another of its wholly-owned subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

●

sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its subsidiaries, taken as a whole;

●

acquire or agree to acquire all or any portion of the assets, deposits, business or properties of any other entity or enter into any other transaction, except for immaterial transactions in the ordinary course of business consistent with past practice that, in the aggregate, do not present a material risk that the closing date will be materially delayed or that the requisite regulatory approvals will be more difficult to obtain;

●	amend the restated articles of incorporation or amended and restated bylaws of Pedestal or Pedestal Bank;

●	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, including changes in the interpretation or enforcement thereof;

●

knowingly take or omit to take any action that would, or is reasonably likely to, prevent or impede the merger from qualifying as a reorganization within the meaning of Section 368 of the Code or that is reasonably likely to result in any of the conditions to closing of the merger not being satisfied;

●	incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

●

except for changes in employee compensation consistent with past practice for employees that are not executive employees, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by the merger agreement) or other agreement with any director, officer or employee (including hiring any person as an employee or officer of Pedestal or any of its subsidiaries, except for at-will employment to fill vacancies, that may arise from time to time in the ordinary course of business and on terms consistent with other similarly situated Pedestal employees) or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law;

●

settle any legal or regulatory proceeding involving the payment by it of monetary damages in excess of $100,000 in the aggregate or imposing a restriction on the operations of Pedestal or Pedestal Bank or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations;

●

enter into, amend, renew or terminate certain material contracts specified in the merger agreement or commit any act or omission which constitutes a material breach or default by Pedestal or any of its subsidiaries under any agreement with any governmental authority or under any Pedestal contracts;

●

mortgage, pledge or subject to lien any of its property, business or assets, corporeal or incorporeal, except statutory liens not yet delinquent, consensual landlord liens, minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and pledges of assets to secure public funds deposits;

●	make any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

●

sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

●

sell (other than for payment at maturity) or purchase any investment other than U.S. Treasury or U.S. Government Agency securities, or any other security with a duration of one year or less and a AAA rating by at least on nationally recognized ratings agency;

●

commit to make, renew, extend the maturity of, or alter any of the material terms of any loan in excess of $1,000,000, provided that Business First will be deemed to have consented to such loan unless it objects within three business days of receiving a notice from Pedestal identifying the proposed borrower, the loan amount, and the material loan terms, except for any loans pursuant to existing commitments entered into prior to the date of the merger agreement or loans that have been fully approved prior to the date of the merger agreement;

●

make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any loan to a borrower or to a known related interest of a borrower who has a loan with Pedestal Bank that is classified as “substandard”;

●	enter into any acquisitions or leases of immovable property, including new leases and lease extensions;

●

except pursuant to agreements or arrangements in effect on the date of the merger agreement and as set forth in the schedules, or renewals of such agreements or arrangements, pay, loan or advance any amount in excess of $250,000 to, or sell, transfer, or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business and banking transactions in the ordinary course of business made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons;

●

make or change any tax election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

●

foreclose on or take a deed or title to any real estate that could reasonably be expected to result in any liability to Pedestal under any environmental law without first conducting an ASTM International E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property, or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any hazardous material under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous material into structures on the property or into the ground, ground water, or surface water of the property;

●	other than in the ordinary course of business, make any changes to deposit pricing; or

●	enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Additionally, each of Business First and Pedestal have agreed that from the date of the merger agreement until closing, except with the prior written consent of the other, such party will, and will cause its subsidiaries to:

●

conduct its business in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;

●

extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

●

use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;

●	comply in all material respects with all applicable laws and regulations;

●	timely file all tax returns required to be filed by it and promptly pay all taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

●	withhold from each payment made to each of its employees the amount of all taxes required to be withheld therefrom and pay the same to the proper governmental authorities;

●	perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business, except such obligations as it may in good faith reasonably dispute;

●	account for all transactions and prepare all financial statements and all call reports in accordance with GAAP, as applicable;

●

maintain in full force and effect all insurance policies and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

●

timely file all reports required to be filed with all governmental authorities and observe and conform in all material respects to all applicable laws and regulations, except those being contested in good faith by appropriate proceedings.

Regulatory Matters

Each party will cooperate and use commercially reasonable efforts to prepare and file or cause to be filed applications for all regulatory approvals required to be obtained in connection with the merger agreement and the transactions contemplated thereby, including the necessary application for the prior approval of the merger by the Federal Reserve, FDIC and OFI. Each party has the right to review and comment upon the non-confidential portions of regulatory applications prior to submission, provided that they review and provide comments in a reasonably prompt manner. Each party will use its commercially reasonably best efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. Each party has agreed to keep the other party reasonably informed as to the status of such applications and filings, and to promptly furnish the other party and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Shareholder Meeting and Recommendation of Business First’s and Pedestal’s Board of Directors

Business First has agreed to submit to its shareholders the Business First merger proposal and Pedestal has agreed to submit to its shareholders the Pedestal merger proposal as soon as reasonable practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective by the SEC. Business First has agreed to recommend to its shareholders to vote in favor of the Business First merger proposal, and Pedestal has agreed to recommend to its shareholders to vote in favor of the Pedestal merger proposal.

However, should Pedestal receive an unsolicited acquisition proposal from a third party that it deems to be superior to the terms of the merger agreement, then under certain conditions, the Pedestal board of directors may change its recommendation. Please see “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers” below. Additionally, a change in recommendation by the Pedestal board of directors may permit Business First to terminate the merger agreement, in which case Pedestal may have to pay a termination fee of $8.0 million to Business First. Please see “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” below.

Employee Matters

Following the effective time of the merger, the employees of Pedestal and its subsidiaries who continue their employment with Business First after the closing will be entitled to either continue participating in any continuing Pedestal benefit plans (to the extent Business First continues such plans) or participate as newly hired employees in Business First’s benefit plans. Business First shall give the continuing Pedestal employees credit for their prior service with Pedestal and its subsidiaries for purposes of eligibility and vesting under any employee benefit plan maintained by Business First in which continuing employees may be eligible to participate. With respect to any Business First benefit plan in which any continuing employee is eligible to participate, Business First or its applicable subsidiary will cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the continuing employee and his or her covered dependents to the extent permitted by the Business First benefit plans and/or any legal requirements.

Each employee of Pedestal (other than one who is a party to an employment agreement that provides a benefit upon termination) who (1) becomes an employee of Business First or b1BANK at the effective time of the merger and (2) is terminated within one year following the effective time of the merger (other than for cause, death, disability, normal retirement or voluntarily resignation) will be entitled to receive severance compensation equal to one week’s compensation multiplied by the number of whole years of service, with a minimum of 4 weeks and a maximum of 26 weeks.

Prior to the effective time of the merger, Pedestal will effectuate the termination or discontinuation of certain benefits plans maintained by Pedestal as requested by Business First, including the Pedestal Bancshares, Inc. Employee Stock Ownership Plan, or the ESOP. The merger consideration received with respect to the unallocated common stock held by the ESOP will first be used to repay the outstanding ESOP loan, and the balance will be distributed to the accounts of the ESOP participants, for further distribution upon termination of the ESOP to each such participant or to an eligible tax qualified retirement plan (including, to the extent permitted, the Business First 401(k) plan) or individual retirement account as such participant may direct.

Indemnification and Directors’ and Officers’ Insurance

Business First has agreed to indemnify the directors and officers of Pedestal and its subsidiaries following the effective time of the merger to the same extent as such persons have the right to be indemnified pursuant to the organizational documents of Pedestal (including, without limitation, advancement of expenses). Business First has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of four years after the effective time of the merger with respect to claims arising from facts, events or actions which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers of Pedestal as currently provided, subject to a cap on the cost of such policy equal to 250% of the last annual premium paid by Pedestal. If the cost of such directors’ and officers’ liability insurance policy exceeds the 250% cap, Business First will obtain an insurance coverage with the greatest coverage available for a cost not exceeding the cap.

Agreement Not to Solicit Other Offers

Pedestal has agreed that, from the date of the merger agreement it will not, and will cause its subsidiaries and each of their respective officers, directors and employees not to, and will not authorize or permit its investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents of Pedestal or any of its subsidiaries to, directly or indirectly, (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal; (2) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Business First) any information or data with respect to Pedestal or any of its subsidiaries or otherwise relating to an acquisition proposal; (3) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Pedestal is a party; or (4) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (1) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Pedestal and its subsidiaries or 20% or more of any class of equity or voting securities of Pedestal or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Pedestal, (2) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Pedestal or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Pedestal, or (3) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Pedestal or its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Pedestal.

However, at any time prior to the Pedestal special meeting, Pedestal may take any of the actions described in the first paragraph of this “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers” section if, but only if  (1) Pedestal receives a bona fide unsolicited acquisition proposal that did not result from a breach of the first paragraph of this section, and (2) the Pedestal board of directors reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and the failure to take such actions more likely than not would cause it to violate its fiduciary duties to Pedestal’s shareholders under applicable law, (3) Pedestal has provided Business First with at least five business days prior notice of such determination, and (4) prior to furnishing or affording access to any information or data with respect to Pedestal or any of its subsidiaries or otherwise relating to an acquisition proposal, Pedestal receives from such person a confidentiality agreement with terms no less favorable to Pedestal than those contained in the confidentiality agreement with Business First. Pedestal must promptly provide to Business First any non-public information regarding Pedestal or any of its subsidiaries provided to any other person which was not previously provided to Business First, and such additional information must be provided no later than the date of provision of such information to such other party.

A “superior proposal” means a bona fide, written acquisition proposal that the Pedestal board of directors concludes in good faith to be more favorable to its shareholders than the merger with Business First and the other transactions contemplated in the merger agreement, (1) after receiving the advice of its financial advisors, (2) after taking into account the likelihood of and timing for consummation of such transaction on the terms set forth in the merger agreement and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable legal requirements; provided, that for purposes of the definition of “superior proposal,” the references to “20%” in the definition of acquisition proposal will be deemed to be references to “50%.”

Pedestal must promptly (and in any event within one business day) notify Business First in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Pedestal or its representatives, in each case in connection with any acquisition proposal, and such notice must indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). Pedestal has agreed that it will keep Business First informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

Except as provided below, neither the board of directors of Pedestal nor any committee thereof will (1) fail to make or withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Business First in connection with the transactions contemplated by the merger agreement (including the merger) the Pedestal recommendation, (2) adopt, approve or publicly recommend, endorse or otherwise declare advisable any acquisition proposal, (3) fail to include the Pedestal recommendation in whole or in part in the joint proxy statement/prospectus or any filing or amendment, (4) fail to recommend against any pending tender or exchange offer that constitutes an acquisition proposal within five business days after it is announced, (5) fail to reaffirm the Pedestal recommendation within three business days following a request by Business First, or make any statement, filing or release, in connection with the Pedestal special meeting or otherwise, inconsistent with the Pedestal recommendation (it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of the Pedestal recommendation); or (6) resolve to do any of the foregoing (each such action described above is referred to collectively as an “adverse recommendation action”).

Notwithstanding the foregoing, prior to the date of the Pedestal special meeting, the board of directors of Pedestal may withdraw, qualify, amend or modify the Pedestal recommendation (“Pedestal subsequent determination”) or cause or permit Pedestal to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal after the fifth business day following Business First’ receipt of a notice (the “notice of superior proposal”) from Pedestal advising Business First that the board of directors of Pedestal has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide unsolicited written acquisition proposal that it received (that did not result from a breach of the merger agreement) constitutes a superior proposal if, but only if, (1) the board of directors of Pedestal has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions more likely than not would cause it to violate its fiduciary duties to Pedestal’s shareholders under applicable law, (2) during the five business day period after receipt of the notice of superior proposal by Business First (the “notice period”), Pedestal and the board of directors of Pedestal will have cooperated and negotiated in good faith with Business First to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Pedestal to proceed with the Pedestal recommendation in favor of the merger with Business First without a Pedestal subsequent determination; provided, however, that Business First does not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of the merger agreement and (3) at the end of the notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Business First since its receipt of such notice of superior proposal, the board of directors of Pedestal has again in good faith made the determination that such acquisition proposal constitutes a superior proposal. In the event of any material revisions to the superior proposal, Pedestal is required to deliver a new notice of superior proposal to Business First and again comply with the foregoing requirements, except that the notice period will be reduced to three business days.

Notwithstanding any Pedestal subsequent determination, unless the merger agreement has been terminated in accordance with its terms, the merger agreement will be submitted to Pedestal’s shareholders at the Pedestal special meeting for the purpose of voting on the approval of the merger proposal and nothing contained in the merger agreement will be deemed to relieve Pedestal of such obligation; provided, however, that if the board of directors of Pedestal makes a Pedestal subsequent determination with respect to a superior proposal, then the board of directors of Pedestal may recommend approval of such superior proposal by the shareholders of Pedestal and may submit the merger proposal to Pedestal’s shareholders without recommendation, in which event the board of directors of Pedestal will communicate the basis for its recommendation of such superior proposal and the basis for its lack of a recommendation with respect to the merger proposal to Pedestal’s shareholders in an appropriate amendment or supplement to this joint proxy statement/prospectus.

Other Agreements

In addition to the covenants and agreements described above, the parties made certain other customary covenants and agreements in the merger agreement, including but not limited to the following:

●	each party will obtain certain consents and approvals from third parties;

●	each party will keep the proprietary information of the other confidential;

●	each party will notify the other of certain events and circumstances, including material litigation, a material adverse change, or other events and circumstances specified in the merger agreement;

●	each party will cooperate to effect the merger of b1BANK and Pedestal Bank;

●

Business First, in consultation with Pedestal, will establish a retention bonus pool, in an amount determined in the sole discretion of Business First, to encourage certain Pedestal employees to remain with Business First;

●	Pedestal will terminate certain employee benefit plans;

●	Pedestal will terminate its data processing contract;

●	Pedestal will terminate certain of its employment, deferred compensation, change in control and similar agreements; and

●	Business First will file all documents required to have the shares to be issued to Pedestal’s shareholder listed on the Nasdaq Stock Market.

Conditions to Complete the Merger

Business First’s and Pedestal’s respective obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

●

the approval of the Business First common stock issuance and merger proposal by the requisite vote of Business First shareholders and the approval of the Pedestal merger proposal by the requisite vote of the Pedestal shareholders;

●	the receipt of all required regulatory approvals upon terms agreeable to the parties, and no such regulatory approvals containing any burdensome condition;

●	receipt of certain consents and approvals set forth in the merger agreement;

●

no action having been taken, and no law or regulation having been promulgated, enacted, entered, enforced or deemed applicable to the merger by any governmental authority that would (1) make the merger agreement or any other agreement contemplated by the merger agreement, or the transactions contemplated thereby, illegal, invalid or unenforceable in any material respect, (2) impose material limits on the ability of any party to the merger agreement to consummate the merger or the transactions contemplated by the merger agreement, or (3) otherwise prohibit or restrain the merger; and no proceeding before any governmental authority having been threatened, instituted or pending that would reasonably be expected to result in any such consequences;

●	the receipt of opinions from Alston & Bird LLP and Fenimore, Kay, Harrison & Ford LLP that the merger qualifies as a reorganization under Section 368(a) of the Code; and

●

the effectiveness of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part with respect to the Business First common stock to be issued upon the consummation of the merger, the absence of any stop order or proceedings to suspend the effectiveness of the registration statement, and the receipt of all necessary approvals under state securities laws relating to the issuance or trading of the shares of Business First common stock to be issued in the merger.

In addition to the conditions applicable to both parties, Business First’s obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

●

all representations and warranties of Pedestal being true and correct, in all material respects, as of the date of the merger agreement and the closing date, except with respect to representations and warranties that are qualified by materiality (other than references to a “material adverse change”), which must be true and correct in all respects;

●	Pedestal having performed or observed, in all material respects, the covenants and obligations to be performed on or before the closing date by Pedestal;

●	receipt of all documents and instruments required to be delivered by Pedestal at or prior to closing;

●	holders of no more than 5% of the issued and outstanding shares of Pedestal common stock demanding or being entitled to exercise appraisal rights under the LBCA;

●	there having been no “material adverse change” (as defined in the merger agreement) with respect to Pedestal or Pedestal Bank; and

●

receipt from Pedestal, under penalties of perjury, of (1) a notice to the IRS conforming to the requirements of Regulations Section 1.897-2(h) executed by Pedestal and (2) a certificate stating that Pedestal is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3) and in form and in substance required under Regulations Section 1.897-2(h), as reasonably acceptable to Business First.

In addition to the conditions applicable to both parties, Pedestal’s obligations to complete the merger are also subject to the satisfaction or waiver of the following conditions:

●

all representations and warranties of Business First being true and correct, in all material respects, as of the date of the merger agreement and the closing date, except with respect to representations and warranties that are qualified by materiality (other than references to a “material adverse change”), which must be true and correct in all respects;

●	Business First having performed or observed, in all material respects, the covenants and obligations to be performed on or before the closing date by Business First;

●	receipt of all documents and instruments required to be delivered by Business First at or prior to closing; and

●	there having been no “material adverse change” (as defined in the merger agreement) with respect to Business First or b1BANK.

Neither Pedestal nor Business First can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party, or that the merger will be completed.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time in the following circumstances, whether before or after approval of the Pedestal merger proposal by Pedestal’s shareholders:

●	by the mutual written agreement of the parties upon the vote of a majority of the members of the entire board of each party;

●

by either party if the merger has not been consummated by the close of business on July 31, 2020, unless one or more of the requisite regulatory approvals has not been received, in which case if the merger has not been consummated on or before October 31, 2020, unless a failure to comply with the terms of the agreement or breach of a representation or warranty by the party desiring to terminate the merger agreement has materially contributed to the failure to consummate the merger by that date;

●

by either party (1) if the requisite Pedestal vote will not have been obtained at the Pedestal special meeting, or (2) if the requisite Business First vote will not have been obtained at the Business First special meeting; provided, that no party may terminate the merger agreement if such party has breached in any material respect any of its obligations under the merger agreement that caused the failure to obtain the requisite Pedestal or Business First shareholder approval at the respective meeting;

●

by either party if any requisite regulatory approval is denied by a final, nonappealable action of any governmental authority, an application therefor will have been permanently withdrawn at the request of a governmental authority, or any governmental authority will have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or bank merger, unless the failure to obtain a the requisite regulatory approval was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party;

●

by either party (provided such party is not then in material breach of the merger agreement) if there has been a material breach of the merger agreement by the other party thereto and such breach either has not been cured within 30 days after notice from the non-breaching party or such breach cannot be cured;

●

by Business First if (1) Pedestal has breached its covenant not to solicit acquisition proposals, (2) the Pedestal board of directors has resolved to accept another acquisition proposal, or (3) the Pedestal board of directors withdraws, changes or fails to affirm its recommendation to its shareholders with regard to the Pedestal merger proposal; or

●

by Pedestal if, at any time before the receipt of approval for the merger from Pedestal’s shareholders, Pedestal enters into a binding definitive agreement in respect of an unsolicited proposal that the Pedestal board of directors determines to be a superior proposal to the merger agreement; provided that Pedestal has otherwise complied with its obligations under the merger agreement, including those described in the section titled “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers” above and its obligation to pay any termination fee under the merger agreement.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) designated provisions of the merger agreement will survive the termination, including those relating to the effect of termination of the merger agreement, the confidential treatment of information and certain other provisions specified in the merger agreement, and (2) each of Business First and Pedestal will remain liable for any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement.

Termination Fee

Provided that Business First in not in material breach of the merger agreement, Pedestal may be required to pay a termination fee of $8.0 million to Business First. Pedestal will be required to pay Business First the termination fee if:

●

the merger agreement is terminated by Pedestal to enter into a binding definitive agreement with respect to an unsolicited proposal that the Pedestal board of directors determines to be a superior proposal to the merger agreement;

●

the merger agreement is terminated by Business First because Pedestal takes an adverse recommendation action (see “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers”) or materially breaches its obligations described in the section of this joint proxy statement/prospectus titled “The Merger Agreement—Covenants and Agreements—Agreement Not to Solicit Other Offers” or its obligations with respect to obtaining shareholder approval; or

●

(1) a competing acquisition proposal was made known to Pedestal prior to the termination of the merger agreement, (2) the merger agreement is terminated by either party if the merger has not been consummated by July 31, 2020 or October 31, 2020, as applicable, due to Pedestal’s failure to obtain shareholder approval, by either party if the Pedestal shareholder approval has not been obtained at the Pedestal special meeting and any adjournment thereof, or by Business First because of Pedestal’s breach of its representations and warranties or obligations under the merger agreement, and (3) Pedestal enters into an agreement relating to another acquisition proposal within 12 months after such termination.

Expenses and Fees

Except as specifically provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and all agreements and documents contemplated thereby, and the consummation of the transactions contemplated thereby, will be paid by the party incurring such costs or expenses.

Amendment, Waiver and Extension of the Merger Agreement

Business First and Pedestal may jointly amend the merger agreement, and each of Business First and Pedestal may waive its right to require the other party to comply with particular provisions of the merger agreement. However, Business First and Pedestal may not amend the merger agreement or waive their respective rights after the Business First shareholders have approved the Business First merger proposal or the Pedestal shareholders have approved the Pedestal merger proposal if the amendment or waiver would legally require further approval by the Business First shareholders or the Pedestal shareholders, as applicable, without first obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

At any time before the closing date, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement. Any agreement on the part of a party to the merger agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party in the manner provided above.

ANCILLARY AGREEMENTS TO THE MERGER AGREEMENT

Voting Agreements

In connection with, and as a condition to, entering into the merger agreement, each director and senior executive officer of Pedestal and Pedestal Bank entered into a voting agreement with Business First. The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement attached as Exhibit B to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Under the voting agreements, each such director and senior executive officer has agreed to appear at the Pedestal special meeting (in person or by proxy) and to vote his or her shares of Pedestal common stock:

●

in favor of the approval and adoption of the merger agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Pedestal board of directors);

●	in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the merger agreement; and

●

against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Pedestal contained the merger agreement or the voting agreement.

In addition, the voting agreements provide that each such shareholder party will not directly or indirectly, without the prior written consent of Business First:

●

sell, transfer, pledge, assign or otherwise dispose of or encumber prior to the record date for the Pedestal special meeting, any or all of his or her shares of Pedestal common stock, subject to limited exceptions; or

●

deposit any of his or her shares of Pedestal common stock into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her shares of Pedestal common stock or grant any proxy with respect thereto, other than to other members of the Pedestal board of directors for the purpose of voting to approve the merger agreement and the transactions contemplated thereby.

Each shareholder party to the voting agreements also agreed, subject to certain exceptions, not to:

●

vote or execute any written consent to rescind or amend in any manner adverse to Business First any prior vote or written consent, as a shareholder of Pedestal, to approve or adopt the merger agreement unless the voting agreement is terminated;

●

invite or seek any acquisition proposal, support (or suggest that anyone else should support) any acquisition proposal that may be made, or ask the Pedestal board of directors to consider, support or seek any acquisition proposal, or otherwise take any action designed to make any acquisition proposal more likely; and

●

meet or otherwise communicate with any person that has made or is considering making an acquisition proposal or any representative of such person after becoming aware that the person has made or is considering making an acquisition proposal.

The voting agreements will automatically terminate upon the earlier of (1) the termination of the merger agreement or (2) the effective date of the merger.

As of the record date, shareholders who are party to the voting agreements beneficially owned and were entitled to vote an aggregate of approximately 1,246,560 shares of Pedestal common stock, which represented approximately 28.6% of the shares of Pedestal common stock outstanding on that date.

Director Support Agreements

In addition, as a condition to Business First entering into the merger agreement, each director of Pedestal and Pedestal Bank who did not enter into an employment agreement with Business First and/or b1BANK entered into a director support agreement with Business First. The following summary of the support agreements is subject to, and qualified in its entirety by reference to, the form of support agreement attached as Exhibit C to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Under the support agreement, each such director has agreed to, among other things:

●

use his or her reasonable best efforts to refrain from harming the goodwill of Pedestal and its subsidiaries, Business First and its subsidiaries, and their respective customer, client and vendor relationships, and from making any derogatory or disparaging remarks regarding such party-director’s employment by or separation from Pedestal and its subsidiaries, or regarding the financial condition, services, management, business practices, directors, officers, employees or agents of any such institution at any time;

●

use his or her reasonable best efforts to maintain and continue the personal relationships and the business relationships of such director’s affiliated business entities, if any, with Pedestal Bank (and b1BANK, as successor), and to consider Pedestal Bank (and b1BANK, as its successor) when obtaining banking products or services for his or her personal needs and the needs of such director’s affiliated business entities, if any and as applicable;

●

from and after the effective time of the merger, not disclose or use any confidential information or trade secrets of Pedestal for any purpose for so long as such information remains confidential information or a trade secret, except as required by law; and

●	for a period of two years following the closing the merger:

o

compete or engage, anywhere in the geographic area comprised of Acadia, Allen, Assumption, Avoyelles, Beauregard, Calcasieu, Cameron, Evangeline, Iberia, Iberville, Jefferson, Jefferson Davis, Lafayette, Lafourche, Natchitoches, Pointe Coupee, Rapides, Sabine, St. James, St. John the Baptist, St. Charles, St. Landry, St. Martin, St. Mary, Terrebonne, Vermilion and Vernon parishes (collectively, the “Market Area”) in a business similar to that of Business First, b1BANK, Pedestal or Pedestal Bank as of the date of the support agreement or the effective time of the merger;

o

take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner (directly or indirectly), including, without limitation, as an officer, director, employee, agent or consultant, with any person engaging in a business the same as or similar to that of Pedestal or Pedestal Bank anywhere within the Market Area; provided, however, that such director is permitted to, directly or indirectly, own certain investments owned as of the date of the support agreement and set forth on the schedules attached to the same and may subsequently acquire up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area; and

o

(1) call on, service or solicit competing banking business from any person who is a customer or prospective customer (if known by director to be actively sought by Pedestal Bank as of the effective time of the merger) of Pedestal or any subsidiary of Pedestal as of the date of the support agreement or as of the closing date, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between Pedestal or any of its subsidiaries or any of their respective affiliates and any such customer; or (3) call on, solicit or induce any person who is, or within the twelve (12) months preceding the closing date of the merger was, an employee of Pedestal or any of its subsidiaries to terminate employment from Pedestal (or b1BANK, as its successor) or any subsidiary of Pedestal (or b1BANK as its successor), and will not assist any other person in such activities.

The restrictions in the director support agreements will automatically terminate upon the earlier of (1) the termination of the merger agreement, or (2) two years after the effective date of the merger.

Releases

At the time of the execution of the merger agreement, each director and senior executive officer of Pedestal and Pedestal Bank executed a release in favor of Pedestal and Pedestal Bank. The following summary of the release is subject to, and qualified in its entirety by reference to, the release attached as Exhibit D to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Under the release, each such director and senior executive officer, effective upon the execution of the release irrevocably and unconditionally released, waived and forever discharged Pedestal and Pedestal Bank and their respective subsidiaries and successors from any and all liabilities and claims relating to, arising out of or in connection with Pedestal or Pedestal Bank and their respective businesses or assets, including any claims arising out of or resulting from the releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of Pedestal or Pedestal Bank for all periods occurring prior to the effective time of the merger. The release does not apply to any obligations or liabilities: (1) in connection with any accrued compensation and rights under any benefit plans or arrangements of Pedestal or Pedestal Bank existing as of the date of the release; (2) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either Pedestal or Pedestal Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of Pedestal or Pedestal Bank and which applies to the releasor or the other releasor persons; (3) in connection with any deposits or accounts of the releasor or the other releasor persons at Pedestal Bank as of the date of the release; (4) any merger consideration to which the releasor or the other releasor persons are entitled; and (5) any rights or claims of the releasor or the other releasor persons under the merger agreement.

The release is effective unless the merger agreement is terminated in accordance with the terms therein.

THE COMPANIES

Business First Bancshares, Inc.

Business First Bancshares, Inc. is a bank holding company headquartered in Baton Rouge, Louisiana, and the parent company of b1BANK, a Louisiana state banking association and community-based financial institution that offers a full array of banking products and services. Business First currently operates throughout the state of Louisiana, including in the state’s six largest metropolitan markets, and in Dallas, Texas from a network of 26 banking centers and a wealth solutions office. Business First is currently one of the ten largest Louisiana-based financial institutions. As of September 30, 2019, on a consolidated basis, Business First had total assets of $2.2 billion, total loans of $1.7 billion, total deposits of $1.7 billion and shareholders’ equity of $280.3 million.

Business First’s common stock is listed on the Nasdaq Global Select Market under the symbol “BFST.”

Business First’s principal office is located at 500 Laurel Avenue, Suite 100, Baton Rouge, Louisiana 78701, and its telephone number at that location is (225) 248-7600.

Information relating to executive compensation, various benefit plans, the principal holders of voting securities, relationships and related transactions and other related matters as to Business First is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 113.

Pedestal Bancshares, Inc.

General

Pedestal is a Louisiana corporation and registered financial holding company headquartered in Houma, Louisiana. Pedestal has no material business operations at the holding company level other than owning and managing its wholly-owned subsidiaries: Pedestal Bank, Pedestal Insurance, Inc. and Coastal Commerce Statutory Trust I. Pedestal’s primary activities are to provide assistance in the management and coordination of the financial resources of the organization. Pedestal’s principal asset is the outstanding common stock of Pedestal Bank, and Pedestal derives its revenues primarily from the operations of Pedestal Bank in the form of dividends received from Pedestal Bank.

Pedestal Bank is a Louisiana state-chartered bank, which offers a broad range of commercial and consumer banking services to small and mid-sized businesses and individuals. Pedestal Bank was organized from the consolidation of five Louisiana state banks – Coastal Commerce Bank, City Savings Bank & Trust Company, Kaplan State Bank, Teche Bank & Trust Co. and Tri-Parish Bank – having more than 325 years of combined service to their respective communities. Pedestal currently serves its banking market from 22 locations in Beauregard, Calcasieu, Cameron, Iberia, Lafayette, Lafourche, St. Landry, St. Martin, Terrebonne, Vermilion and Vernon Parishes, Louisiana.

Pedestal also operates through Pedestal Insurance, Inc., a non-bank subsidiary that offers investment and insurance products. Coastal Commerce Statutory Trust I is a Connecticut statutory trust formed as a special purpose vehicle for the purpose of issuing $5.0 million in floating rate capital securities, or trust preferred securities.

As a financial holding company, Pedestal is subject to supervision and regulation by the Federal Reserve. Pedestal Bank is subject to supervision and regulation by the Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation.

As of September 30, 2019, Pedestal reported total assets of $1.2 billion, total loans of $0.8 billion, total deposits of $1.0 billion and total stockholders’ equity of $148.7 million. Pedestal’s principal executive office is located at 1300 West Tunnel Boulevard, Houma, Louisiana 70360, and its telephone number at that location is (985) 580-2265.

Products and Services

Pedestal Bank is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Louisiana. Pedestal Bank offers a full complement of deposit, loan and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans, agriculture loans and other installment and term loans and lines of credit, and a host of electronic products. The terms of these loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to the bank. The bank does a substantial amount of business with individuals, as well as with customers in small to medium-sized commercial, industrial and professional businesses.

Deposits represent Pedestal Bank’s primary source of funds to support its earning assets. The bank offers traditional depository products, including checking, savings, money market and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, the bank also offers drive-through banking facilities, automated teller machines, credit cards, debit cards, night depositories, personalized checks and safe deposit boxes.

Competition

The markets in which Pedestal operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, Pedestal competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Banks and other financial institutions with which Pedestal competes may have capital resources and legal loan limits substantially higher than those maintained by Pedestal. Many of Pedestal’s competitors have greater resources, have broader geographic markets, have higher lending limits than those maintained by Pedestal, and many of Pedestal’s non-bank competitors have fewer regulatory constraints and may have lower cost structures.

As referenced above, Pedestal Bank operates from 22 banking offices located in 11 Louisiana parishes. The following table summarizes certain information regarding its operations in each of these markets and its market share, as of June 30, 2019, the most recent date such information is available. Pedestal Insurance provides access to investment and insurance products from each of Pedestal Bank’s banking offices.

Market	Market Rank	Branch Count	Deposits in Market (in thousands)	Market Share
Beauregard Parish	2	2	$108,410	25.31%
Calcasieu Parish	9	5	$104,443	2.48%
Cameron Parish	2	1	$38,355	35.36%
Iberia Parish	8	2	$36,564	1.22%
Lafayette Parish	15	1	$38,343	0.54%
Lafourche Parish	7	2	$118,417	5.82%
St. Landry Parish	6	1	$130,763	9.38%
St. Martin Parish	4	2	$50,061	7.30%
Terrebonne Parish	5	4	$297,202	12.88%
Vermilion Parish	7	1	$71,450	7.15%
Vernon Parish	3	1	$32,443	9.67%

Legal proceedings

From time to time, Pedestal or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither Pedestal nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of Pedestal’s management, would be expected to have a material adverse effect on Pedestal’s business, operating results, financial condition or prospects.

Employees

As of September 30, 2019, Pedestal had approximately 315 full-time equivalent employees, only 2 of which were employed at the parent company level. None of Pedestal’s employees are covered by a collective bargaining agreement. Pedestal considers its relationship with its employees to be good.

Security Ownership of Certain Pedestal Beneficial Owners and Management

The following table sets forth, as of the record date for the Pedestal special meeting, the beneficial ownership of Pedestal common stock by each of Pedestal’s directors and executive officers, by Pedestal’s directors and executive officers as a group, and by each person known to Pedestal to beneficially own more than 5% ownership of the issued and outstanding Pedestal common stock. Unless otherwise indicated, the address of each listed Pedestal shareholder is c/o Pedestal Bancshares, Inc., 1300 West Tunnel Boulevard, Houma, Louisiana 70360.

The percentages of beneficial ownership in the following table are calculated in relation to the 4,357,658 shares of Pedestal common stock that were issued and outstanding as of the record date for the Pedestal special meeting. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities. Unless otherwise indicated, and subject to the voting agreements entered into with Business First in connection with entering into the merger agreement, to Pedestal’s knowledge, the persons or entities identified on the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Directors and Executive Officers	Number of Shares	Percent
Glen D. Bertrand	42,411	*
Toby Brady	6,368	*
David J. Brown, MD	59,307	1.4%
James B. Bulliard, Sr.	100,068	2.3%
James J. Buquet, III	86,139	2.0%
Ricky D. Day	136,000	3.1%
O.H. Deshotels, III	62,059	1.4%
Alcee J. Durand, Jr.	26,746	*
Mark P. Folse	216,779	5.0%
Jacob Giardina, Jr.	17,136	*
Gerald M. Johnson, Jr.	52,146	1.2%
J. Vernon Johnson	192,982	4.4%
Donald R. Landry	25,000	*
Donna F. McKey	11,339	*
Leblanc J. Ourso	16,716	*
Charles B. Trahan	76,715	1.8%
Kenneth Wood, Sr.	136,649	1.3%
All directors and executive officers, as a group (17 persons)	1,246,560	28.6%

* Less than 1%

In accordance with voting agreements more fully described under “Ancillary Agreements to the Merger Agreement—Voting Agreements,” beginning on page 79, each director and senior executive officer of Pedestal and Pedestal Bank has entered into a separate written agreement in which such party has agreed, among other things, to vote his or her shares of Pedestal common stock for the approval of the Pedestal merger proposal. The form of voting agreement is attached as Exhibit B to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As of the Pedestal record date, these directors and executive officers owned in the aggregate 1,246,560 shares of Pedestal common stock, or 28.6% of the issued and outstanding shares of Pedestal common stock.

Pedestal Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following is a discussion of the financial condition of Pedestal as of September 30, 2019, December 31, 2018 and December 31, 2017 and its results of operations for each of the nine months ended September 30, 2019 and 2018 and the years in the two-year period ended December 31, 2018. The following discussion and analysis should be read in conjunction with the sections of this joint proxy statement/prospectus entitled “Special Cautionary Note regarding Forward-Looking Statements,” “Risk Factors,” and Pedestal’s consolidated financial statements and the accompanying notes included elsewhere in this joint proxy statement/prospectus. As used in this section, unless the context otherwise requires, references to “Pedestal” refer to Pedestal Bancshares, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.

Overview

Pedestal is a registered financial holding company headquartered in Houma, Louisiana. Through its wholly-owned subsidiary, Pedestal Bank, a Louisiana state chartered bank, Pedestal provides a broad range of financial services tailored to meet the needs of small to medium-sized businesses and professionals. Pedestal considers its primary market to include the southern part of the State of Louisiana, which it serves from 22 full service banking centers. As of September 30, 2019, Pedestal had total assets of $1.2 billion, total loans of $860.0 million, total deposits of $1.0 billion, and total stockholders’ equity of $148.7 million.

As a financial holding company operating through one market segment, community banking, Pedestal generates most of its revenues from interest income on loans, customer service and loan fees, and interest income from securities. It incurs interest expense on deposits and other borrowed funds and non-interest expense, such as salaries and employee benefits and occupancy expenses. Pedestal analyzes its ability to maximize income generated from interest earning assets and expense of its liabilities through its net interest margin. Net interest margin is a ratio calculated as net interest income divided by average interest-earning assets. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings, which are used to fund those assets.

Changes in the market interest rates and the interest rates Pedestal earns on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and noninterest-bearing liabilities and stockholders’ equity, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income. Fluctuations in market interest rates are driven by many factors, including governmental monetary policies, inflation, deflation, macroeconomic developments, changes in unemployment, the money supply, political and international conditions, and conditions in domestic and foreign financial markets. Periodic changes in the volume and types of loans in Pedestal’s loan portfolio are affected by, among other factors, economic and competitive conditions in Louisiana, as well as developments affecting the real estate, technology, financial services, insurance, transportation, manufacturing and energy sectors within its markets.

Financial Highlights

The financial highlights as of and for the nine months ended September 30, 2019 include:

●	Total assets of $1.2 billion, a $16.6 million, or 1.4%, increase from December 31, 2018.

●	Total loans held for investment of $860.0 million, a $7.1 million, or 0.8%, decrease from December 31, 2018.

●	Total deposits of $1.0 billion, a $4.6 million, or .5%, increase from December 31, 2018.

●	Net income of $14.9 million, a $0.6 million, or 4.3%, increase from the nine months ended September 30, 2018.

●	Net interest income of $38.5 million, a $0.6 million, or 1.7%, increase from the nine months ended September 30, 2018.

●	Allowance for loan and lease losses of $11.7 million, or 1.4% of total loans, and a ratio of non-performing loans to total loans of 0.83%.

●	Return on average assets of 1.60% (annualized).

●	Return on average equity of 14.06% (annualized).

●	Bank-level Tier 1 leverage, common equity Tier 1 risk-based, Tier 1 risk-based and total risk-based capital ratios of 11.70%, 15.73%, 15.73% and 16.98%, respectively.

●	Book value per share of $34.02, an increase of 12.7% from $30.18 at December 31, 2018.

Results of Operations for the Nine Months ended September 30, 2019 and 2018

Performance Summary

For the nine months ended September 30, 2019, net income was $14.9 million compared to net income of $14.3 million for the nine months ended September 30, 2018. Return on average assets decreased to 1.60% on an annualized basis for the nine months ended September 30, 2019 compared to 1.61% for the nine months ended September 30, 2018. Return on average equity was 14.06% on an annualized basis for the nine months ended September 30, 2019, as compared to 15.13% for the nine months ended September 30, 2018. Pedestal has elected to be taxed as a Subchapter S corporation and, as such, is not subject to federal income taxes at the corporate level. Rather, items of Pedestal’s income, expense, gain and loss are passed through to the Pedestal shareholders, who are subject to federal income taxation on their proportionate share of those items.

Net Interest Income

Pedestal’s operating results depend primarily on its net interest income, calculated as the difference between interest income on interest-earning assets, such as loans and securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Fluctuations in market interest rates impact the yield and rates paid on interest sensitive assets and liabilities. Changes in the amount and type of interest-earning assets and interest-bearing liabilities also impact net interest income.

To evaluate net interest income, Pedestal measures and monitors (1) yields on its loans and other interest-earning assets, (2) the costs of its deposits and other funding sources, (3) net interest spread and (4) net interest margin. Net interest spread is the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is calculated as net interest income divided by average interest-earning assets. Because noninterest-bearing sources of funds, such as noninterest-bearing deposits and stockholders’ equity also fund interest-earning assets, net interest margin includes the benefit of these noninterest-bearing sources.

For the nine months ended September 30, 2019, net interest income totaled $38.5 million, and net interest margin and net interest spread were 4.43% and 4.10%, respectively. For the nine months ended September 30, 2018, net interest income totaled $37.9 million, and net interest margin and net interest spread were 4.56% and 4.33%, respectively.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however the balances are reflected in average outstanding balances for the period. For the nine months ended September 30, 2019 and 2018, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below are net of deferred loan fees and discounts.

	For the Nine Months Ended September 30,
	2019			2018
	Average Outstanding Balance	Interest Earned / Interest Paid	Average Yield / Rate	Average Outstanding Balance	Interest Earned / Interest Paid	Average Yield / Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Total loans	$854,534	$40,081	6.27%	$856,706	$38,539	6.01%
Investment securities	245,151	4,794	2.61%	217,269	3,889	2.39%
Interest-bearing deposits in other banks	63,022	1,187	2.52%	36,604	477	1.74%
Total interest-earning assets	1,162,707	46,062	5.30%	1,110,579	42,905	5.17%
Noninterest-earning assets	81,656			77,909
Total assets	$1,244,363			$1,188,488
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$775,683	5,953	1.03%	$746,523	3,724	.67%
Borrowings	63,866	1,583	3.31%	54,820	1,287	3.14%
Total interest-bearing liabilities	839,549	7,536	1.20%	801,343	5,011	.84%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	247,781			246,480
Other liabilities	15,334			14,341
Total liabilities	1,102,664			1,062,164
Stockholders’ equity	141,699			126,324
Total liabilities and stockholders’ equity	$1,244,363			$1,188,488
Net interest rate spread			4.10%			4.33%
Net interest income		$38,526			$37,894
Net interest margin			4.43%			4.56%

Provision for Possible Loan Losses

Pedestal’s provision for possible loan losses is a charge to income in order to bring its allowance for loan losses to a level deemed appropriate by management. For a description of the factors taken into account by management in determining the allowance for loan losses see “Pedestal Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Allowance for Loan Losses.” The provision for possible loan losses was $1.7 million for the nine months ended September 30, 2019 and $2.3 million for the nine months ended September 30, 2018.

Non-interest Income

The primary sources of Pedestal’s non-interest income are service charges on deposit accounts and ATM and debit card income. Commission income primarily represents income generated from the sale of investment and insurance products through Pedestal Insurance, Inc. The following table presents, for the periods indicated, the major categories of non-interest income:

	For the Nine Months Ended
	September 30,		Increase
	2019	2018	(Decrease)
	(Dollar in thousands)

Non-interest income:
Service charges, collection and exchange charges	$4,068	$4,034	$34
ATM and debit card income	2,227	2,125	102
Commission income	1,109	1,187	(78)
Net realized gain(loss) on securities available for sale	216	-	216
Net gain (loss) on assets sold	(415)	(789)	374
Other	1,040	1,052	(12)
Total non-interest income	$8,245	$7,609	$636

Non-interest income for the nine months ended September 30, 2019 increased $636,000, or 8.4%, to $8.2 million, compared to $7.6 million for the same period in 2018.

Non-interest Expense

Generally, non-interest expense is composed of all employee expenses and costs associated with operating Pedestal’s facilities, obtaining and retaining customer relationships and providing bank services. The largest component of non-interest expense is salaries and employee benefits. Non-interest expense also includes operational expenses, such as occupancy expenses, depreciation and amortization, professional and regulatory fees, including FDIC assessments, data processing expenses, and advertising and promotion expenses.

The following table presents, for the periods indicated, the major categories of non-interest expense:

	For the Nine Months Ended
	September 30,		Increase
	2019	2018	(Decrease)
	(Dollar in thousands)

Salaries and wages	$14,099	$13,580	$519
Pension and other employee benefits	2,838	3,124	(286)
Occupancy expenses	2,174	1,858	316
Furniture and equipment expenses	1,658	1,397	261
Computer expenses	2,575	1,779	796
Other operating expenses	6,782	7,151	(369)
Total non-interest expense	$30,126	$28,889	$1,237

Non-interest expense for the nine months ended September 30, 2019 increased $1.2 million, or 4.3%, to $30.1 million compared to non-interest expense of $28.9 million for the same period in 2018.

Computer expenses increased $796,000, or 44.7%, for the nine months ended September 30, 2019 due principally to expenditures related to the consolidation of Pedestal’s five subsidiary bank charters, which amounts were expensed in March 2019.

Payments in respective of Pedestal’s employees, which consist of salaries and wages and pension and other employee benefits, are the largest component of non-interest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. These categories totaled $16.9 million for the nine months ended September 30, 2019, an increase of $233,000 or 1.4% compared to the same period in 2018. The increase was primarily due to annual merit increases. As of September 30, 2019, Pedestal had 306 full-time equivalent employees, compared to 297 full-time equivalent employees as of September 30, 2018.

Results of Operations for the Years Ended December 31, 2018 and 2017

Performance Summary

Net income was $19.4 million for each of the years ended December 31, 2018 and 2017. Return on average assets was 1.62% for the year ended December 31, 2018, down from 1.70% for the year ended December 31, 2017. Return on average equity was 15.09% for the year ended December 31, 2018, as compared to 17.95% for the year ended December 31, 2017.

Net Interest Income

For the year ended December 31, 2018, net interest income totaled $51.3 million, and net interest margin, and net interest spread were 4.58% and 4.33%, respectively. For the year ended December 31, 2017 net interest income totaled $47.7 million, and net interest margin and net interest spread were 4.37% and 4.19%, respectively.

The following table presents, for the years indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the years ended December 31, 2018 and 2017, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below are net of deferred loan fees and discounts.

	For the Years Ended December 31,
	2018			2017
	Average Outstanding Balance	Interest Earned / Interest Paid	Average Yield / Rate	Average Outstanding Balance	Interest Earned / Interest Paid	Average Yield / Rate
	(Dollars in thousands)
Assets
Interest-earning assets:
Total loans	$859,502	$52,381	6.09%	$812,289	$47,168	5.81%
Investment securities	214,423	5,253	2.45%	240,257	5,372	2.24%
Interest-bearing deposits in other banks	44,505	824	1.85%	38,316	249	.65%
Total interest-earning assets	1,118,430	58,458	5.23%	1,090,862	52,789	4.84%
Noninterest-earning assets	80,265			55,901
Total assets	$1,198,695			$1,146,763
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$748,190	5,411	.72%	$758,293	4,042	.53%
Borrowings	57,056	1,797	3.15%	29,299	1,063	3.63%
Total interest-bearing liabilities	805,246	7,208	.90%	787,592	5,105	.65%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	245,881			234,145
Other liabilities	17,277			16,713
Total liabilities	1,068,404			1,038,450
Stockholders’ equity	128,291			108,313
Total liabilities and stockholders’ equity	$1,196,695			1,146,763
Net interest rate spread			4.33%			4.19%
Net interest income		$51,250			$47,684
Net interest margin			4.58%			4.37%

Provision for Possible Loan Losses

The provision for possible loan losses was $3.5 million and $1.8 million for the years ended December 31, 2018 and 2017, respectively. The $1.7 million increase in the provision in 2018 was in part attributable to $2.3 million in commercial loan charge-offs on a single loan relationship.

Non-interest Income

The following table presents, for the periods indicated, the major categories of Pedestal’s non-interest income:

	For the Years Ended
	December 31,		Increase
	2018	2017	(Decrease)
	(Dollar in thousands)
Non-interest income:
Service charges, collections and exchange charges	$5,429	$5,821	$(392)
ATM and debit card income	2,820	2,759	61
Commission income	1,653	1,823	(170)
Net realized gain (loss) on securities	227	(20)	247
OTTI writedown on securities	(217)	(1,220)	1,003
Net gain (loss) on assets	(714)	(32)	(682)
Other operating income	1,948	1,374	574
Total non-interest income	$11,146	$10,505	$641

Non-interest income for the year ended December 31, 2018 increased $641,000, or 6.1%, to $11.1 million, compared to non-interest income of $10.5 million for the same period in 2017.

In 2017, Pedestal recorded a $1.2 million other than temporary impairment (“OTTI”) write-down on an issue of trust preferred securities held in the bank’s investment portfolio. The write-down occurred following the liquidation of the underlying collateral held by the trust and the repayment of the senior tranche holders, leaving the junior tranche holders in a deficient position.

Non-interest Expense

The following table presents, for the periods indicated, the major categories of non-interest expense:

	For the Years Ended
	December 31,		Increase
	2018	2017	(Decrease)
	(Dollar in thousands)
Salaries and wages	$18,471	$17,424	$1,047
Pension and other employee benefits	4,065	3,363	702
Occupancy expenses	2,493	2,232	261
Furniture and equipment expense	2,024	1,987	37
Computer expenses	2,431	2,376	55
Other operating expenses	10,023	9,607	416
Total non-interest expense	$39,507	$36,989	$2,518

Non-interest expense for the year ended December 31, 2018 increased $2.5 million, or 6.8%, to $39.5 million, compared to non-interest expense of $37.0 million for the same period in 2017.

Payments in respective of Pedestal’s employees, which consist of salaries and wages and pension and other employee benefits, are the largest component of non-interest expense and include payroll expense, the cost of incentive compensation, benefit plans, health insurance and payroll taxes. These categories totaled $22.5 million for the year ended December 31, 2018, an increase of $1.8 million, or 8.4%, compared to the same period in 2017. The increase was primarily due to promotions and additional hires for new positions, as well as annual merit cycle increases. As of December 31, 2018, Pedestal had 294 full-time equivalent employees, compared to 291 full-time equivalent employees as of December 31, 2017.

Financial Condition

Total assets were $1.2 billion as of September 30, 2019, an increase of $16.6 million, or 1.4%, when compared to December 31, 2018. Total assets were $1.2 billion as of December 31, 2018, an increase of $46.4 million, or 3.92%, when compared to December 31, 2017.

Loan Portfolio

The primary source of Pedestal’s income is interest on loans to individuals, professionals, small businesses and commercial companies located in southwestern, south-central and southeastern regions of Louisiana. Pedestal’s loan portfolio consists primarily of commercial loans and real estate loans secured by commercial real estate properties located in its primary market areas. The loan portfolio represents the highest yielding component of Pedestal’s earning asset base.

As of September 30, 2019, total loans were $860.0 million, a decrease of $7.1 million compared to $867.1 million as of December 31, 2018. Total loans as a percentage of deposits were 84.7% and 85.8% as of September 30, 2019 and December 31, 2018, respectively. Total loans as a percentage of assets were 69.3% and 70.9% as of September 30, 2019 and December 31, 2018, respectively.

The following table summarizes our loan portfolio by type of loan as of the dates indicated:

	As of September 30, 2019		As of December 31, 2018		As of December 31, 2017
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate	$280,253	32.6%	$270,798	31.2%	$235,534	28.5%
Residential real estate	202,061	23.5%	202,628	23.4%	241,711	29.2%
Commercial construction	81,208	9.4%	83,291	9.6%	46,147	5.6%
Residential construction	16,812	2.0%	20,477	2.4%	22,254	2.7%
Other	748	0.1%	1,064	0.1%	228	-%
Agriculture	16,643	1.9%	11,160	1.3%	9,799	1.2%
Commercial	232,023	27.0%	246,449	28.4%	234,691	28.3%
Other Consumer	30,238	3.5%	31,235	3.6%	37,233	4.5%
Total Loans	$859,986	100.0%	$867,102	100.0%	$827,597	100.0%

As of December 31, 2018, total loans were $867.1 million, an increase of $39.5 million compared to $827.6 million as of December 31, 2017. Total loans as a percentage of deposits were 85.8% and 83.1% as of December 31, 2018 and 2017, respectively. Total loans as a percentage of assets were 70.9% and 70.3% as of December 31, 2018 and 2017, respectively.

Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and effectively. These loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and generally include personal guarantees. Commercial real estate loans increased $9.5 million, or 3.5%, to $280.3 million as of September 30, 2019, relative to December 31, 2018. Commercial real estate loans increased $35.3 million, or 15.0%, to $270.8 million as of December 31, 2018 from $235.5 million as of December 31, 2017.

Residential real estate loans are comprised of loans to fund land acquisition and development, 1-4 family homes, and loans for nonfarm nonresidential properties. Properties for the majority of these loans are located in Louisiana and are generally diverse in terms and type. This diversity helps reduce the exposure to adverse economic events that affect any single industry. Residential real estate loans decreased $0.6 million, or 0.3%, to $202.1 million as of September 30, 2019 from $202.6 million as of December 31, 2018. Residential real estate loans decreased $39.1 million, or 16.2%, to $202.6 million as of December 31, 2018 from $241.7 million as of December 31, 2017.

Commercial loans as of September 30, 2019 were $232.0 million, down $14.4 million, or 5.9%, compared to December 31, 2018. The volume of these loans as of December 31, 2018 was $246.4 million, up $11.8 million, or 5.0%, compared to December 31, 2017.

The contractual maturity ranges of loans in Pedestal’s loan portfolio and the amount of such loans with fixed and floating interest rates in each maturity range as of date indicated are summarized in the following tables:

	As of September 30, 2019
	One Year or Less	One Through Five Years	After Five Years	Total
	(Dollars in Thousands)
Commercial	$262,676	$229,419	$113,392	$605,487
Mortgage	91,768	70,306	55,732	217,806
Installment	14,786	12,696	3,353	30,835
Subtotal	369,230	312,421	172,477	854,128
Nonaccrual Loans				5,858
Total Loans				$859,986
Amounts with fixed rates				535,967
Amounts with floating rates				324,019

	As of December 31, 2018
	One Year or Less	One Through Five Years	After Five Years	Total
	(Dollars in Thousands)
Commercial	$269,396	$240,500	$95,848	$605,744
Mortgage	94,938	90,583	35,446	220,967
Installment	15,717	14,238	2,073	32,028
Subtotal	380,051	345,321	133,367	858,739
Nonaccrual Loans				8,363
Total Loans				$867,102
Amounts with fixed rates				640,093
Amounts with floating rates				227,009

Nonperforming Assets

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on nonaccrual status when, in management’s opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on nonaccrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Pedestal has procedures in place to assist in maintaining the overall quality of its loan portfolio. Pedestal has established underwriting guidelines to be followed by its bankers, and also monitors delinquency levels for any negative or adverse trends. However, there can be no assurance that Pedestal’s loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

Pedestal believes that its conservative lending approach and focused management of nonperforming assets has resulted in sound asset quality and timely resolution of problem assets. Pedestal had $9.4 million in nonperforming assets as of September 30, 2019 and $10.2 million and $12.2 million in nonperforming assets as of December 31, 2018 and 2017, respectively. Pedestal had $7.1 million in nonperforming loans as of September 30, 2019, and $9.1 million and $11.2 million in nonperforming loans as of December 31, 2018 and 2017, respectively. The following table presents information regarding nonperforming assets and loans at the dates indicated:

	As of September 30,	As of December 31,
	2019	2018	2017
	(Dollars in thousands)
Nonaccrual loans	$5,858	$8,363	$10,387
Accruing loans 90 or more days past due	1,257	731	819
Total nonperforming loans	7,115	9,094	11,206

Other real estate owned	2,276	1,147	987
Total nonperforming assets	9,391	10,241	12,193
Ratio of nonperforming loans to total loans	0.83%	1.05%	1.35%
Ratio of nonperforming assets to total assets	0.76%	0.84%	1.04%

 Potential Problem Loans

From a credit risk standpoint, Pedestal classifies loans in one of four categories: pass, special mention, substandard or doubtful. Loans classified as loss are charged-off. The classifications of loans reflect a judgment about the risks of default and loss associated with the loan. Pedestal reviews the ratings on credits monthly, and ratings are adjusted to reflect the degree of risk and loss that is believed to be inherent in each credit as of each monthly reporting period. Pedestal’s methodology is structured so that specific allocations are increased in accordance with deterioration in credit quality (and a corresponding increase in risk of loss) or decreased in accordance with improvement in credit quality (and a corresponding decrease in risk of loss).

Credits rated special mention show clear signs of financial weaknesses or deterioration in credit worthiness; however, such concerns are not so pronounced that Pedestal generally expects to experience significant loss within the short-term. Such credits typically maintain the ability to perform within standard credit terms and credit exposure is not as prominent as credits with a lower rating.

Credits rated substandard are those in which the normal repayment of principal and interest may be, or has been, jeopardized by reason of adverse trends or developments of a financial, managerial, economic or political nature, or important weaknesses which exist in collateral. A protracted workout on these credits is a distinct possibility. Prompt corrective action is therefore required to reduce exposure and to assure that adequate remedial measures are taken by the borrower. Credit exposure becomes more likely in such credits and a serious evaluation of the secondary support to the credit is performed.

The following tables summarize the internal ratings of Pedestal’s loans as of the dates indicated.

	As of September 30, 2019
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial real estate	$268,090	$8,897	$3,266	$-	$280,253
Residential real estate	192,436	7,380	2,245	-	202,061
Commercial construction	81,031	129	48	-	81,208
Residential construction	16,812	-	-	-	16,812
Other	748	-	-	-	748
Agriculture	16,444	199	-	-	16,643
Commercial other	220,318	9,888	1,817	-	232,023
Consumer other	29,889	199	150	-	30,238
Total	$825,768	$26,692	$7,526	$-	$859,986

	As of December 31, 2018
	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial real estate	$257,658	$10,383	$2,757	$-	$270,798
Residential real estate	194,089	5,808	2,731	-	202,628
Commercial construction	82,587	351	353	-	83,291
Residential construction	20,368	-	109	-	20,477
Other	1,064	-	-	-	1,064
Agriculture	10,954	206	-	-	11,160
Commercial other	230,289	4,209	11,951	-	246,449
Consumer other	30,661	302	272	-	31,235
Total	$827,670	$21,259	$18,173	$-	$867,102

Allowance for Loan Losses

Pedestal maintains an allowance for loan losses that represents management’s best estimate of the loan losses and risks inherent in the loan portfolio. In determining the allowance for loan losses, Pedestal estimates losses on specific loans, or groups of loans, where the probable loss can be identified and reasonably determined. The balance of the allowance for loan losses is based on internally assigned risk classifications of loans, historical loan loss rates, changes in the nature of the loan portfolio, overall portfolio quality, industry concentrations, delinquency trends, current economic factors and the estimated impact of current economic conditions on certain historical loan loss rates. For additional discussion of its methodology, please refer to “Pedestal Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Loans and Allowance for Loan Losses.”

In connection with Pedestal’s review of its loan portfolio, Pedestal considers risk elements attributable to particular loan types or categories in assessing the quality of individual loans. Some of the risk elements it considers include:

•

for commercial and industrial loans, the operating results of the commercial, industrial or professional enterprise, the borrower’s business, professional and financial ability and expertise, the specific risks and volatility of income and operating results typical for businesses in that category, and the value, nature and marketability of collateral;

•

for commercial mortgage loans and multifamily residential loans, the debt service coverage ratio (income from the property in excess of operating expenses compared to loan payment requirements), operating results of the owner in the case of owner occupied properties, the loan to value ratio, the age and condition of the collateral, and the volatility of income, property value and future operating results typical for properties of that type;

•

for 1-4 family residential mortgage loans, the borrower’s ability to repay the loan, including a consideration of the debt to income ratio and employment and income stability, the loan to value ratio, and the age, condition and marketability of the collateral; and

•

for construction, land development and other land loans, the perceived feasibility of the project including the ability to sell developed lots or improvements constructed for resale or the ability to lease property constructed for lease, the quality and nature of contracts for presale or prelease, if any, the experience and ability of the developer, and the loan to value ratio.

As of September 30, 2019, the allowance for loan losses totaled $11.7 million, or 1.4% of total loans. As of December 31, 2018, the allowance for loan losses totaled $11.8 million, or 1.4% of total loans, compared to $12.3 million, or 1.5% of total loans, as of December 31, 2017.

The following tables present, as of and for the periods indicated, an analysis of the allowance for loan losses and other related data:

	As of September 30, 2019	As of September 30, 2018
	(Dollars in thousands)
Average loans outstanding	$854,534	$856,706
Gross loans outstanding at end of period	859,986	870,627
Allowance for loan losses at beginning of period	11,848	12,256
Provision for loan losses	1,744	2,320
Charge-offs:
Commercial real estate	(174)	(401)
Residential real estate	(147)	(280)
Commercial construction	(25)	-
Residential construction	-	-
Other	-	-
Agriculture	-	-
Commercial other	(1,043)	(1,526)
Consumer other	(763)	(743)
Total charge-offs	(2,152)	(2,950)
Recoveries:
Commercial real estate	29	14
Residential real estate	35	27
Commercial construction	-	-
Residential construction	-	-
Other	-	-
Agriculture	-	-
Commercial other	3	54
Consumer other	157	99
Total recoveries	224	194
Net charge-offs	(1,928)	(2,756)

Allowance for loan losses at end of period	$11,664	$11,820
Ratio of allowance to end of period loans	1.4%	1.4%
Ratio of net charge-offs to average loans (annualized)	0.3%	0.4%

	As of December 31, 2018	As of December 31, 2017
	(Dollars in thousands)
Average loans outstanding	$859,502	$812,289
Gross loans outstanding at end of period	867,102	827,597
Allowance for loan losses at beginning of period	12,256	12,020
Provision for loan losses	3,529	1,754
Charge-offs:
Commercial real estate	(455)	-
Residential real estate	(515)	(349)
Commercial construction	-	-
Residential construction	-	-
Other	-	-
Agriculture	-	-
Commercial other	(2,344)	(772)
Consumer other	(979)	(695)
Total charge-offs	(4,293)	(1,816)
Recoveries:
Commercial real estate	18	18
Residential real estate	31	42
Commercial construction	-	-
Residential construction	-	-
Other	-	-
Agriculture	-	-
Commercial other	162	116
Consumer other	145	122
Total recoveries	356	298
Net charge-offs	(3,937)	(1,518)

Allowance for loan losses at end of period	$11,848	$12,256
Ratio of allowance to end of period loans	1.4%	1.5%
Ratio of net charge-offs to average loans	0.5%	0.2%

Although Pedestal believes that it has established its allowance for loan losses in accordance with GAAP and that the allowance for loan losses was adequate to provide for known and inherent losses in the portfolio at all times shown above, future provisions will be subject to ongoing evaluations of the risks in the loan portfolio. If Pedestal experiences economic declines or if asset quality deteriorates, material additional provisions could be required.

The following tables show the allocation of the allowance for loan losses among loan categories and certain other information as of the dates indicated. The allocation of the allowance for loan losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions. The total allowance is available to absorb losses from any loan category.

	As of September 30,
	2019		2018
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Commercial real estate	$3,359	28.8%	$3,309	28.0%
Residential real estate	2524	21.6	2604	22.0
Commercial construction	824	7.1	749	6.4
Residential construction	171	1.5	192	1.6
Other	151	1.3	134	1.1
Agriculture	313	2.7	125	1.1
Commercial other	3767	32.3	4211	35.6
Consumer other	555	4.7	496	4.2
Total	$11,664	100.0%	$11,820	100.0%

	As of December 31,
	2018		2017
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in Thousands)
Commercial real estate	$3,288	27.8%	$2,804	22.9%
Residential real estate	2,624	22.1	2,369	19.3
Commercial construction	849	7.2	1,530	12.5
Residential construction	209	1.8	1,362	11.1
Other	216	1.8	(237)	(1.9)
Agriculture	225	1.9	135	1.1
Commercial other	3,844	32.4	4,827	39.4
Consumer other	593	5.0	(534)	(4.4)
Total	$11,848	100.0%	$12,256	100.0%

Securities

Pedestal use its securities portfolio to provide a source of liquidity, an appropriate return on funds invested, manage interest rate risk, meet collateral requirements, and meet regulatory capital requirements. The portfolio consists solely of securities classified as available for sale. The carrying values of Pedestal’s available for sale investment securities are adjusted for unrealized gain or loss, and any gain or loss is reported on an after-tax basis as a component of other comprehensive income in stockholders’ equity. As of September 30, 2019, the carrying amount of investment securities totaled $275.4 million, an increase of $69.1 million, or 33.5%, compared to $206.3 million as of December 31, 2018. Securities represented 22.2% of total assets as of September 30, 2019. As of December 31, 2018, the carrying amount of investment securities totaled $206.3 million, a decrease of $14.6 million, or 6.6%, compared to $220.9 million as of December 31, 2017. Securities represented 16.9% and 18.8% of total assets as of December 31, 2018 and 2017, respectively.

The contractual maturity of mortgage-backed securities, collateralized mortgage obligations and asset backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities and asset-backed securities are typically issued with stated principal amounts and are backed by pools of mortgage loans and other loans with varying maturities. The term of the underlying mortgages and loans may vary significantly due to the ability of a borrower to pre-pay. Monthly pay downs on mortgage-backed securities tend to cause the average life of the securities to be much different than the stated contractual maturity. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and, consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of Pedestal’s investment portfolio was 5.4 years with an estimated effective duration of 5.0 years as of September 30, 2019 and 4.7 years with an estimated effective duration of 4.0 years as of December 31, 2018.

For all periods presented herein, Pedestal did not own securities of any one issuer for which the aggregate adjusted cost exceeded 10% of the consolidated stockholders’ equity as of such respective dates.

Deposits

Pedestal offers a variety of deposit accounts having a wide range of interest rates and terms including demand, savings, money market and time accounts. It relies primarily on competitive pricing policies, convenient locations and personalized service to attract and retain these deposits.

Total deposits as of September 30, 2019 were $1.0 billion, an increase of $4.6 million, or 0.5%, compared to December 31, 2018. Total deposits as of December 31, 2018 were $1.0 billion, an increase of $14.9 million compared to $995.5 million as of December 31, 2017. Deposit growth was primarily due to an increase in the offering rate on interest-bearing demand accounts and certificates of deposit, in order to retain deposit customers and continue deposit growth in Pedestal’s primary market area.

Noninterest-bearing deposits as of September 30, 2019 were $254.1 million compared to $252.2 million as of December 31, 2018, an increase of $1.9 million, or 0.8%. Noninterest-bearing deposits as of December 31, 2018 were $252.2 million compared to $249.2 million as of December 31, 2017, an increase of $3.0 million, or 1.2%.

Average deposits for the nine months ended September 30, 2019 were $1.0 billion, an increase of $30.5 million, or 3.1%, over the average for the nine months ended September 30, 2018 of $993.0 million. The average rate paid on total interest-bearing deposits increased over this period from 0.67% for the nine months ended September 30, 2018 to 1.03% for the nine months ended September 30, 2019. The increase in average rates was driven by a strategic goal of growing deposits in Pedestal’s primary market area.

Average deposits for the year ended December 31, 2018 were $994.1 million, an increase of $1.6 million, or 0.2%, over the average for the year ended December 31, 2017. The average rate paid on total interest-bearing deposits increased over this period from 0.53% for the year ended December 31, 2017 to 0.72% for the year ended December 31, 2018. The increase in average rates was driven by a strategic goal of growing deposits in our primary market area.

The ratio of average noninterest-bearing deposits to average total deposits for the nine months ended September 30, 2019 and 2018 was 24.2% and 24.8%, respectively. The ratio of average noninterest-bearing deposits to average total deposits for the years ended December 31, 2018 and 2017 was 24.7% and 23.6%, respectively.

The following tables set forth the amount of certificates of deposit that are greater than $250,000 by time remaining until maturity:

	As of September 30, 2019	As of December 31, 2018
	(Dollars in thousands)
1 year or less	$78,732	$49,144
More than 1 year but less than 3 years	29,294	47,771
3 years or more	703	2,588
Total	108,729	99,503

Borrowings

Pedestal utilizes long-term borrowings to supplement deposits to fund its lending and investment activities. Each of these relationships is discussed below.

The Federal Home Loan Bank of Dallas (“FHLB”) allows Pedestal to borrow on a blanket floating lien status collateralized by certain securities and loans. Borrowings outstanding as of September 30, 2019 and December 31, 2018 were $49.4 million and $46.2 million, respectively.

At September 30, 2019, Pedestal had a total of $8.5 million in long-term debt payable to another financial institution, compared to $10.6 million of December 31, 2018. Additionally, Pedestal had $3.0 million in subordinated debentures outstanding.

Liquidity and Capital Resources

Liquidity

Liquidity involves the ability to utilize funds to support asset growth and acquisitions or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate on an ongoing basis and manage unexpected events. For all periods presented herein, Pedestal Bank’s liquidity needs were primarily met by core deposits, security and loan maturities, and amortizing investment and loan portfolios. Although access to brokered deposits, purchased funds from correspondent banks and overnight advances from the FHLB are available and have been utilized on occasion to take advantage of investment opportunities, Pedestal does not generally rely on these external funding sources.

Pedestal’s primary source of funds is deposits, and its primary use of funds is loans, and Pedestal does not expect a change in the primary source or use of its funds in the foreseeable future. Pedestal’s average loans decreased 0.3% for the nine months ended September 30, 2019 compared to the same period in 2018. Its average loans increased 5.8% for the year ended December 31, 2018 compared to the same period in 2017.

Pedestal predominantly invests excess deposits in overnight deposits, securities, interest-bearing deposits at other banks or other short-term liquid investments until needed to fund loan growth. Its securities portfolio had a weighted average life of 5.4 years and an effective duration of 5.0 years as of September 30, 2019, and a weighted average life of 5.0 years and an effective duration of 4.0 years as of September 30, 2018. Pedestal’s securities portfolio had a weighted average life of 4.7 years and an effective duration of 4.0 years as of December 31, 2018, and a weighted average life of 6.1 years and an effective duration of 5.0 years as of December 31, 2017.

Pedestal had no exposure to future cash requirements associated with known uncertainties or capital expenditures of a material nature for any of the periods presented herein. As of September 30, 2019, Pedestal had cash and cash equivalents of $41.8 million, compared to $90.5 million as of December 31, 2018 and $73.7 million as of December 31, 2017.

Capital Resources

Total stockholders’ equity increased to $148.7 million as of September 30, 2019, compared to $132.5 million as of December 31, 2018, an increase of $16.2 million, or 12.2%. Total stockholders’ equity increased to $132.5 million as of December 31, 2018, compared to $125.4 million as of December 31, 2017, an increase of $7.1 million, or 5.7%.

The declaration and payment of dividends to Pedestal’s shareholders, as well as the amounts thereof, are subject to the discretion of the Board and depend upon its results of operations, financial condition, capital levels, cash requirements, future prospects and other factors deemed relevant by the Board. As a financial holding company, Pedestal’s ability to pay dividends is largely dependent upon the receipt of dividends from Pedestal Bank, its subsidiary. Although Pedestal has paid distributions to its shareholders since the effective date of its Subchapter S election to enable them to pay taxes on their proportionate share of Pedestal’s taxable income, there can be no assurance that Pedestal will declare and pay any dividends to its shareholders in the future.

Capital management consists of providing equity to support current and future operations. Banking regulators view capital levels as important indicators of an institution’s financial soundness. As a general matter, FDIC-insured depository institutions are required to maintain minimum capital relative to the amount and types of assets they hold. As a holding company with consolidated assets of less than $3.0 billion, Pedestal is not required to comply with regulatory capital requirements, on a consolidated basis, at the holding company level. Accordingly, Pedestal measures and monitors its compliance with regulatory capital requirements on a bank-only basis. For all periods presented herein, Pedestal Bank was in compliance with all applicable regulatory capital requirements, and Pedestal Bank was classified as “well-capitalized,” for purposes of the FDIC’s prompt corrective action regulations. As Pedestal employ its capital and continue to grow its operations, its regulatory capital levels may decrease depending on its level of earnings. However, Pedestal expects to monitor and control its growth in order to remain in compliance with all applicable regulatory capital requirements.

The following tables present the actual regulatory capital ratios for Pedestal Bank as of the dates indicated.

	As of September 30, 2019	As of December 31, 2018
Total capital (to risk-weighted assets)	17.0%	16.7%
Tier 1 capital (to risk-weighted assets)	15.7%	15.5%
Common equity Tier 1 capital (to risk-weighted assets)	15.7%	15.5%
Tier 1 leverage capital (to average assets)	11.7%	11.3%

 Off-Balance Sheet Items

In the normal course of business, Pedestal enters into various transactions which, in accordance with GAAP, are not included in its consolidated balance sheets. Pedestal enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and standby and commercial letters of credit which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

Pedestal’s commitments associated with outstanding standby and commercial letters of credit and commitments to extend credit expiring by period as of the date indicated are summarized in the tables below. Because commitments associated with letters of credit and commitments to extend credit may expire unused, the amounts shown do not necessarily reflect the actual future cash funding requirements.

	As of September 30, 2019	As of December 31, 2018
	(Dollars in thousands)
Commitments to extend credit	$136,742	$151,078
Credit card arrangements	10,500	14,733
Standby letters of credit	2,145	1,821

Standby and commercial letters of credit are conditional commitments issued by us to guarantee the performance of a customer to a third party. In the event of nonperformance by the customer, we have rights to the underlying collateral, which can include commercial real estate, physical plant and property, inventory, receivables, cash and/or marketable securities. The credit risk to Pedestal in issuing letters of credit is essentially the same as that involved in extending loan facilities to our customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts disclosed above do not necessarily represent future cash requirements. Pedestal evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by it, upon extension of credit, is based on management’s credit evaluation of the customer.

Interest Rate Sensitivity and Market Risk

As a financial institution, Pedestal’s primary component of market risk is interest rate volatility. Pedestal’s asset liability and funds management policy provides management with the guidelines for effective funds management, and it has established a measurement system for monitoring its net interest rate sensitivity position. Pedestal manages its sensitivity position within its established guidelines.

Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of its assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which have a short term to maturity. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income.

Pedestal manages its exposure to interest rates by structuring its balance sheet in the ordinary course of business. Pedestal does not enter into instruments such as leveraged derivatives, interest rate swaps, financial options, financial futures contracts or forward delivery contracts for the purpose of reducing interest rate risk. Based upon the nature of its operations, Pedestal is not subject to foreign exchange or commodity price risk. It does not own any trading assets.

Pedestal’s exposure to interest rate risk is managed by the asset-liability committee of Pedestal Bank, in accordance with policies approved by the Board of Directors of Pedestal Bank. The committee formulates strategies based on appropriate levels of interest rate risk. In determining the appropriate level of interest rate risk, the committee considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies and other factors. The committee meets regularly to review, among other things, the sensitivity of assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activities, commitments to originate loans and the maturities of investments and borrowings. Additionally, the committee reviews liquidity, cash flow flexibility, maturities of deposits and consumer and commercial deposit activity. Management employs methodologies to manage interest rate risk which include an analysis of relationships between interest-earning assets and interest-bearing liabilities, and an interest rate shock simulation model.

Pedestal uses interest rate risk simulation models and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. Contractual maturities and re-pricing opportunities of loans are incorporated in the model as are prepayment assumptions, maturity data and call options within the investment portfolio. Average life of non-maturity deposit accounts are based on standard regulatory decay assumptions and are also incorporated into the model. Model assumptions are revised and updated as more accurate information becomes available. The assumptions used are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of various management strategies.

Internal policy regarding interest rate risk simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated net income at risk for the subsequent one-year period should not decline by more than 5% for a 100 basis point shift, 10% for a 200 basis point shift, and 15% for a 300 basis point shift. Internal policy regarding interest rate simulations currently specifies that for instantaneous parallel shifts of the yield curve, estimated fair value of equity should not decline by more than 10% for a 100 basis point shift, 20% for a 200 basis point shift, and 30% for a 300 basis point shift.

The following tables summarize the simulated change in net interest income and fair value of equity over a 12-month horizon as of the dates indicated:

	As of September 30, 2019		As of December 31, 2018
Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity
+300	(1.50)%	(4.54)%	(0.85)%	1.39%
+200	(0.64)%	(2.41)%	(0.53)%	0.87%

+100	0.17%	(0.65)%	(0.31)%	0.82%
Base	-	-	-	-
-100	(1.09)%	(3.24)%	(2.25)%	(2.66)%

The results are primarily due to the balance sheet mix and behavior of demand, money market and savings deposits during such rate fluctuations. It has been Pedestal’s experience that interest rates on these deposits change more slowly than changes in the discount and federal funds rates. This assumption is incorporated into the simulation model and is generally not fully reflected in a gap analysis. The assumptions incorporated into the model are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model’s simulated results due to timing, magnitude and frequency of interest rate changes, as well as changes in market conditions and the application and timing of various management strategies.

Impact of Inflation

Pedestal’s consolidated financial statements and related notes included elsewhere in this joint proxy statement/prospectus have been prepared in accordance with GAAP. These require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative value of money over time due to inflation or recession.

Unlike many industrial companies, substantially all of Pedestal’s assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on its performance than the effects of general levels of inflation. Interest rates may not necessarily move in the same direction or in the same magnitude as the prices of goods and services. However, other operating expenses do reflect general levels of inflation.

Critical Accounting Policies

Pedestal’s consolidated financial statements are prepared in accordance with GAAP and with general practices within the financial services industry. Application of these principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Pedestal bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under current circumstances. These assumptions form the basis for its judgments about the carrying values of assets and liabilities that are not readily available from independent, objective sources. Pedestal evaluates estimates on an ongoing basis. Use of alternative assumptions may have resulted in significantly different estimates. Actual results may differ from these estimates.

Pedestal has identified the following accounting policies and estimates that, due to the difficult, subjective or complex judgments and assumptions inherent in those policies and estimates and the potential sensitivity of its financial statements to those judgments and assumptions, are critical to an understanding of our financial condition and results of operations. Pedestal believes that the judgments, estimates and assumptions used in the preparation of its financial statements are appropriate.

Investment Securities

All securities are classified as available for sale and carried at fair value, with the unrealized holding gains and losses reported in other comprehensive income, net of tax. Management determines the appropriate classification of securities at the time of purchase. Interest income includes amortization of purchase premiums and discounts. Realized gains and losses are derived from the amortized cost of the security sold.

Credit related declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses, with the remaining unrealized loss recognized as a component of other comprehensive income. In estimating other-than-temporary and impairment losses, management considers, among other things, (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Pedestal to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans and Allowance for Loan Losses

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the amount of unpaid principal, reduced by unearned income and an allowance for loan losses. Interest on loans is recognized using the simple-interest method on the daily balances of the principal amounts outstanding. The accrual of interest on loans is discontinued when there is a clear indication that the borrower’s cash flow may not be sufficient to meet payments as they become due, which is generally when a loan is 90 days past due. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is reversed. Interest income is subsequently recognized on a cash basis as long as the remaining book balance of the asset is deemed to be collectible. If collectability is questionable, then cash payments are applied to principal. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured in accordance with the terms of the loan agreement.

  The allowance for loan losses is an estimated amount management believes is adequate to absorb inherent losses on existing loans that may be uncollectible based upon review and evaluation of the loan portfolio. Management’s periodic evaluation of the allowance is based on general economic conditions, the financial condition of borrowers, the value and liquidity of collateral, delinquency, prior loan loss experience, and the results of periodic reviews of the portfolio.

The allowance for loan losses is comprised of two components. The first component, the general reserve, is determined in accordance with current authoritative accounting guidance that considers historical loss rates for the twelve quarter lookback period adjusted for qualitative factors based upon general economic conditions and other qualitative risk factors both internal and external to Pedestal. Such qualitative factors include current local economic conditions and trends including unemployment, changes in lending staff, policies and procedures, changes in credit concentrations, changes in the trends and severity of problem loans, and changes in trends in volume and terms of loans. These qualitative factors serve to compensate for additional areas of uncertainty inherent in the portfolio that are not reflected in our historical loss factors. For purposes of determining the general reserve, the loan portfolio, less cash secured loans, government guaranteed loans and impaired loans, is multiplied by Pedestal’s adjusted historical loss rate. The second component of the allowance for loan losses, the specific reserve, is determined in accordance with current authoritative accounting guidance based on probable losses on specific classified loans.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Delinquency statistics are updated at least monthly. Internal risk ratings are considered the most meaningful indicator of credit quality for new commercial, commercial real estate and construction loans. Internal risk ratings are a key factor in identifying loans that are individually evaluated for impairment and impact management’s estimates of loss factors used in determining the amount of the allowance for loan losses. Internal risk ratings are updated on a continuous basis.

Loans are considered impaired when, based on current information and events, it is probable that Pedestal will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreement, including scheduled principal and interest payments. If a loan is impaired, a specific valuation allowance is allocated, if necessary. Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

Pedestal’s policy requires measurement of the allowance for an impaired collateral dependent loan based on the fair value of the collateral. Other loan impairments are measured based on the present value of expected future cash flows or the loan’s observable market price. At September 30, 2019, all significant impaired loans have been determined to be collateral dependent and the allowance for loss has been measured utilizing the estimated fair value of the collateral. Partial charge-offs have been recorded on certain impaired loans.

From time to time, Pedestal will modify a loan agreement with a borrower. A modified loan is considered a troubled debt restructuring when two conditions are met: (1) the borrower is experiencing financial difficulty and (2) concessions are made by Pedestal that would not otherwise be considered for a borrower with similar credit risk characteristics. Modifications to loan terms may include a lower interest rate, a reduction of principal, or a longer term to maturity. Pedestal reviews each troubled debt restructured loan and determine on a case by case basis if the loan is subject to impairment and the need for a specific allowance for loan loss allocation. An allowance for loan loss allocation is based on either the present value of estimated future cash flows or the estimated fair value of the underlying collateral.

Pedestal has certain lending policies and procedures in place that are designed to maximize loan income with an acceptable level of risk. Management reviews and approves these policies and procedures on a regular basis and makes changes as appropriate. Management receives frequent reports related to loan originations, quality, concentrations and delinquencies, as well as non-performing and potential problem loans. Diversification in the loan portfolio is a means of managing risk associated with fluctuations in economic conditions, both by type of loan and geography.

Commercial loans are underwritten after evaluating and understanding the borrower’s ability to operate profitably and effectively. Underwriting standards are designed to determine whether the borrower possesses sound business ethics and practices and to evaluate current and projected cash flows to determine the ability of the borrower to repay their obligations as agreed. Commercial loans are primarily made based on the identified cash flows of the borrower and, secondarily, on the underlying collateral provided by the borrower. Most commercial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory, and include personal guarantees.

Real estate loans are also subject to underwriting standards and processes similar to commercial loans. These loans are underwritten primarily based on projected cash flows and, secondarily, as loans secured by real estate. The repayment of real estate loans is generally largely dependent on the successful operation of the property securing the loans or the business conducted on the property securing the loan. Real estate loans may be more adversely affected by conditions in the real estate markets or in the general economy.

Pedestal utilizes methodical credit standards and analysis to supplement its policies and procedures in underwriting consumer loans. Pedestal’s loan policy addresses types of consumer loans that may be originated and the collateral, if secured, which must be perfected. The relatively smaller individual dollar amounts of consumer loans that are spread over numerous individual borrowers also minimize risk.

Description of Capital Stock of Business First

As a result of the merger, Pedestal shareholders who receive shares of Business First common stock in the merger will become shareholders of Business First. The rights of Business First shareholders are governed by Louisiana law and the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Business First. The following briefly summarizes the material terms of Business First common stock. This discussion does not purport to be a complete description of these rights and may not contain all of the information regarding Business First’s capital stock that is important to you. These rights can be determined in full only by reference to federal and state banking laws and regulations, the LBCA and the Business First Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law, which Business First and Pedestal urge you to read. Copies of Business First’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, as well as to obtain copies of Pedestal’s governing documents, see “Where You Can Find More Information” beginning on page 113.

Overview

Business First is incorporated in the state of Louisiana. Accordingly, the rights of its shareholders are generally covered by Louisiana law, including the Louisiana Business Corporation Act, or LBCA, and its Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as the same may be amended from time to time.

Business First’s Amended and Restated Articles of Incorporation authorize the issuance of up to 50,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, no par value per share. The authorized but unissued shares of Business First common stock are available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange.

As of March 3, 2020,            shares of Business First common stock were issued and outstanding and held by approximately        shareholders of record, and no shares of preferred stock were issued and outstanding. Also, as of March 3, 2020, there were outstanding stock options and warrants to purchase         shares of Business First common stock held by its employees, officers and directors. Business First has also reserved an additional         shares for issuance in connection with share-based payment awards that may be granted under the Business First 2017 Equity Incentive Plan.

Description of Common Stock

Voting Rights. Each holder of Business First common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Business First may issue. Business First’s Amended and Restated Articles of Incorporation do not provide for cumulative voting in the election of directors. Directors are elected by a majority of the votes cast, unless the number of director nominees exceeds the number of directors to be elected at the meeting, in which case directors would be elected by a plurality of the votes cast.

Dividend Rights. Subject to certain regulatory restrictions discussed in or incorporated by reference into this joint proxy statement/prospectus and to the rights of holders of any preferred stock that Business First may issue, all shares of Business First common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

No Preemptive Rights. No holder of Business First common stock has a right under the LBCA, or Business First’s Amended and Restated Articles of Incorporation or Amended and Restated Bylaws, to purchase shares of common stock upon any future issuance.

Liquidation Rights. In the event of Business First’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, the holders of its common stock would be entitled to share ratably in any of the net assets or funds which are available for distribution to shareholders, after the satisfaction of all liabilities and accrued and unpaid dividends and liquidation preferences on any preferred stock that Business First may issue.

Modification of Rights. Business First’s Amended and Restated Articles of Incorporation provide that the approval of at least 80% of the total voting power of the company will be required to amend the indemnification and limitation of liability provisions of its Amended and Restated Articles of Incorporation. Any other amendment to Business First’s Amended and Restated Articles of Incorporation requires the approval of a majority of the votes entitled to be cast. Business First’s Amended and Restated Bylaws may be amended by its board of directors, by a vote of a majority of the members present, or by its shareholders, by a majority of the votes cast at a meeting of the shareholders.

Other Rights. Holders of Business First’s common stock have no conversion rights or other subscription rights. There are no other redemption or sinking fund provisions that are applicable to Business First’s common stock.

Action by Written Consent. Under the LBCA, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders entitled to vote on the action unless the articles of incorporation specifically allows action to be taken by the written consent of shareholders holding at least the minimum number of shares necessary to take the action that is subject to that consent at a meeting of shareholders, even though the consent is not signed by all of the corporation’s shareholders. Business First’s Amended and Restated Articles of Incorporation provide for shareholder action by less than unanimous written consent.

Certain Articles of Incorporation and Bylaw Provisions Potentially Having an Anti-takeover Effect

Certain provisions of Business First’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and the corporate and banking laws applicable to Business First, may be deemed to have anti-takeover effects and may delay, prevent or make more difficult unsolicited tender offers or takeover attempts that a shareholder may consider to be in his or her best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management.

Authorized but Unissued Shares. The corporate laws and regulations applicable to Business First enable its board of directors to issue, from time to time and at its discretion, but subject to the rules of any applicable securities exchange, any authorized but unissued shares of Business First’s common or preferred stock. Any such issuance of shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The ability of the board of directors to issue authorized but unissued shares of Business First’s common or preferred stock at its sole discretion may enable Business First’s board to sell shares to individuals or groups who the board perceives as friendly with management, which may make more difficult unsolicited attempts to obtain control of Business First. In addition, the ability of the board of directors to issue authorized but unissued shares of Business First capital stock at its sole discretion could deprive the shareholders of opportunities to sell their shares of common stock or preferred stock for prices higher than prevailing market prices.

Preferred Stock. Business First’s Amended and Restated Articles of Incorporation contain provisions that permit the board of directors to issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Board Size and Vacancies. Business First’s Amended and Restated Bylaws enable the board of directors to increase the size of the board between annual meetings and fill the vacancies created by the increase by a majority of the remaining directors.

No Cumulative Voting. The LBCA does not permit cumulative voting in the election of directors, unless expressly provided in a corporation’s articles of incorporation, and Business First’s articles do not provide for such authority. In the absence of cumulative voting, the holders of a majority of the shares of Business First common stock may elect all of the directors standing for election, if they should so choose.

Special Meetings of Shareholders. For a special shareholders’ meeting to be called by one or more shareholder(s), Business First’s Amended and Restated Articles of Incorporation require the request of holders of at least 25% of the outstanding shares entitled to vote at the meeting to call a special shareholders’ meeting.

Advance Notice Procedures for Director Nominations and Shareholder Proposals. Business First’s Amended and Restated Bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although this procedure does not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, it may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedure is not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to Business First’s shareholders and Business First.

Amending Certain Provisions of the Articles of Incorporation. Business First’s Amended and Restated Articles of Incorporation require an 80% vote of its shareholders to modify the sections of its Amended and Restated Articles of Incorporation addressing limitation of liability and indemnification of Business First’s officers and directors, which provide limitation of liability and indemnification to the maximum extent permitted by law.

Amending our Bylaws. Business First’s board of directors may amend its Amended and Restated Bylaws without shareholder approval.

Notice and Approval Requirements. Federal banking laws also impose notice, approval and ongoing regulatory requirements on any shareholder or other party that seeks to acquire direct or “indirect” control of an FDIC-insured depository institution. These laws include the Bank Holding Company Act of 1956 and the Change in Bank Control Act.

The overall effect of these provisions may be to deter a future offer or other merger or acquisition proposals that a majority of Business First’s shareholders might view to be in their best interests as the offer might include a substantial premium over the market price of Business First common stock at that time. In addition, these provisions may have the effect of assisting the board of directors and management in retaining their respective positions and placing them in a better position to resist changes that the shareholders may want to make if dissatisfied with the conduct of Business First’s business.

Comparison of Shareholders’ Rights

Both Business First and Pedestal are incorporated under Louisiana law. Upon completion of the merger, the Business First articles of incorporation and bylaws in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Because both Business First and Pedestal are organized under the laws of the State of Louisiana, differences in the rights of holders of Business First common stock and the rights of holders of Pedestal common stock arise only from differing provisions of their respective articles of incorporation and bylaws. The material differences between the rights of holders of Business First common stock and the rights of holders of Pedestal common stock resulting from any differing provisions of their articles of incorporation and bylaws are summarized below.

The following summary does not purport to be a complete statement of the rights of Business First shareholders and Pedestal shareholders. The summary is necessarily general, and it is not intended to be a complete statement of all differences affecting the rights of shareholders of Business First or Pedestal, respectively, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed, and is qualified in its entirety by reference to the LBCA and the governing documents of Business First and Pedestal, to which the shareholders of Pedestal are referred. Copies of the governing documents of Business First are available, without charge, to any person, including any beneficial owner of Pedestal common stock to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” beginning on page 113.

	Business First Shareholder Rights	Pedestal Shareholder Rights
Corporate Governance

Business First is a Louisiana corporation.

The rights of Business First shareholders are governed by the LBCA, the Business First Amended and Restated Articles of Incorporation (the “articles”) and the Business First Amended and Restated Bylaws (the “bylaws”).

Pedestal is a Louisiana corporation.

The rights of Pedestal shareholders are governed by the LBCA, the Amended and Restated Shareholders’ Agreement dated December 5, 2007 (the “Shareholder Agreement”), the Pedestal Restated Articles of Incorporation (the “articles”) and the Pedestal Amended and Restated Bylaws (the “bylaws”).

Authorized Capital Stock

The Business First articles authorize it to issue 50,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, no par value per share.

The Business First articles authorize Business First’s board of directors to issue shares of preferred stock in one or more series and to fix the designations, preferences, rights, qualifications, limitations or restrictions of the shares of Business First preferred stock in each series.

As of March 3, 2020, there were        shares of Business First common stock issued and outstanding and no shares of its preferred stock were issued and outstanding.

The Pedestal articles authorize it to issue up to 10,000,000 shares of voting common stock, par value $1.00 per share, and 5,000,000 shares of non-voting common stock, par value $1.00 per share. The Pedestal articles do not authorize it to issue preferred stock.

As of February 28, 2020 the record date for the Pedestal special meeting, there were 4,357,658 shares of Pedestal common stock issued and outstanding, and no shares of its non-voting common stock were issued and outstanding.

Preemptive Rights	No holder of Business First common stock has a right under the LBCA, or the Business First articles or bylaws, to purchase shares of common stock upon any future issuance.	No holder of Pedestal common stock has a right under the LBCA, or the Pedestal articles or bylaws, to purchase shares of common stock upon any future issuance.
Voting Rights

Each holder of Business First common stock is entitled to one vote for each share on all matters submitted to a vote of shareholders, except as otherwise required by law and subject to the rights and preferences of the holders of any shares of preferred stock that Business First may issue.

Each share of Pedestal voting common stock is entitled to one vote on each matter brought before the shareholders.

	Business First Shareholder Rights	Pedestal Shareholder Rights
Cumulative Voting	The Business First articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.	The Pedestal articles do not provide for cumulative voting in the election of directors. Accordingly, cumulative voting in the election of directors is not permitted.
Restrictions on Transfers	Business First shareholders are not subject to any agreements restricting transfer of shares.

Pedestal shareholders are subject to certain restrictions on transfer contained in a Shareholders’ Agreement, by and among Pedestal and each of its shareholders, which is designed to preserve the continuing eligibility of Pedestal as an S corporation.

Size of the board of directors

The Business First bylaws provide for a board of directors consisting of between one and 25 directors as fixed from time to time by Business First’s board. Currently, there are 17 directors on Business First’s board of directors, although the merger agreement provides that the size of the board of directors will be reduced to 14 persons as a result of the merger.

Pedestal’s bylaws provide for the board of directors to determine the number of directors. Currently, there are 14 directors on the Pedestal board of directors.
Independent Directors	A majority of the Business First board of directors must be comprised of independent directors as defined in the listing rules of the Nasdaq Stock Market.	Pedestal is not subject to any requirement with respect to independent directors.
Term of Directors and Classified Board

Business First’s directors serve a one-year term and are elected at the annual meeting of shareholders, and each director, including a director elected to fill a vacancy, will hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

Except with respect to a vacancy on the board of directors, Pedestal’s directors are elected at the annual meeting of shareholders for a term of one year and each director, including a director elected to fill a vacancy, holds office until his successor is elected and qualified at the next annual meeting of shareholders or until his earlier death, resignation or removal.

Election of Directors

Business First’s directors are elected by a majority of the votes actually cast at each annual meeting of Business First’s shareholders, unless the number of director nominees exceeds the number of directors to be elected at such meeting, in which case the directors are elected by a plurality of the votes actually cast at such meeting.

Pedestal’s directors are elected by plurality of the votes actually cast at a meeting at which a quorum is present.
Removal of Directors	Any director or the entire board of directors may be removed by the affirmative vote of a majority of the number of votes entitled to be cast in the election of directors.	Any director or the entire board of directors may be removed by the affirmative vote of a majority of the number of votes entitled to be cast in the election of directors.
Filling Vacancies of Directors

Any vacancy occurring on Business First’s board of directors may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum, the affirmative vote of a majority of the directors remaining in office.

Any vacancy occurring on Pedestal’s board of directors may be filled by the shareholders, the board of directors, or if the directors remaining in office constitute fewer than a quorum, the affirmative vote of a majority of the directors remaining in office.

	Business First Shareholder Rights	Pedestal Shareholder Rights
Amendments to Articles

Generally, the Business First articles may be amended upon the approval of the Business First board of directors and the holders of a majority of votes entitled to be cast on the amendment. However, a vote of 80% of the total voting power of Business First is required to amend the articles that limit the liability of and grant indemnification rights to Business First’s officers and directors. In addition, the LBCA permits the Business First board of directors, without shareholder approval, to adopt amendments to the Business First articles for any of the following: (1) if Business First has only one class of shares outstanding, to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.

Generally, the Pedestal articles may be amended upon the approval of the holders of a majority of votes entitled to be cast on the amendment. However, a vote of 80% of the total voting power of Pedestal is required to amend the articles that limit the liability of and grant indemnification rights to Pedestal’s officers and directors. In addition, the LBCA permits the Pedestal board of directors, without shareholder approval, to adopt amendments to the Pedestal articles for any of the following: (1) if Pedestal has only one class of shares outstanding, to change each issued and unissued authorized share of the class into a greater number of whole shares of that class or increase the number of authorized shares of the class to the extent necessary to permit the issuance of shares as a share dividend; or (2) to accomplish certain ministerial tasks.

Bylaw Amendments	Business First’s bylaws may be amended by the board of directors or the shareholders of Business First.	Pedestal’s bylaws may be amended by the board of directors or the shareholders of Pedestal.
Mergers or Share Exchanges

Under the LBCA, unless Business First’s articles provide for a greater vote, a merger or share exchange involving Business First must be approved by the holders of at least a majority of votes entitled to be cast on the transaction, except under the following conditions: (1) Business First will survive the merger or is the acquiring corporation in a share exchange, (2) except for amendments to the Business First articles that can be adopted without shareholder approval, Business First’s articles will not be changed as a result of the transaction, (3) each shareholder of Business First immediately before the effective date of the merger or share exchange will continue to hold the same number of shares, with identical preferences, limitations and relative rights, and (4) the transaction does not require the issuance of shares that will comprise more than 20% of the voting power of the shares of Business First that were outstanding immediately prior to the transaction.

Business First’s articles do not contain any voting requirements for mergers or share exchanges beyond those set forth in the LBCA.

Under the LBCA, unless Pedestal’s articles provide for a greater vote, a merger or share exchange involving Pedestal must be approved by the holders of at least a majority of votes entitled to be cast on the transaction, except under the following conditions: (1) Pedestal will survive the merger or is the acquiring corporation in a share exchange, (2) except for amendments to the Pedestal articles that can be adopted without shareholder approval, Pedestal’s articles will not be changed as a result of the transaction, (3) each shareholder of Pedestal immediately before the effective date of the merger or share exchange will continue to hold the same number of shares, with identical preferences, limitations and relative rights, and (4) the transaction does not require the issuance of shares that will comprise more than 20% of the voting power of the shares of Pedestal that were outstanding immediately prior to the transaction.

Pedestal’s articles do not contain any voting requirements for mergers or share exchanges beyond those set forth in the LBCA.

Annual Meetings of the Shareholders

Business First holds an annual meeting of shareholders, at a time determined by the board of directors, to elect directors and to transact any business that properly may come before the meeting. The annual meeting may be combined with any other meeting of shareholders, whether annual or special.

Pedestal’s annual meeting of the shareholders is held on a date each year designated by the board of directors. At the annual meeting, the shareholders elect a board of directors and transact such other business as may properly come before the meeting.

Special Meetings of the Shareholders

Special meetings of Business First’s shareholders may be called by the chairman, the chief executive officer/president, or a majority of the board of directors, and will be called by the secretary at the written request of the holders of not less than 25% of all shares entitled to vote at the meeting.

Special meetings of Pedestal’s shareholders may be called by the chairman, the president, or a majority of the board of directors, and will be called by the secretary at the written request of the holders of not less than 25% of all shares entitled to vote at the meeting.

	Business First Shareholder Rights	Pedestal Shareholder Rights
Advance Notice Provisions for Shareholder Nominations and Shareholder Business Proposals at Annual Meetings

Business First’s bylaws contain procedures with which a shareholder must comply in order to nominate a director or make a proposal to be placed before the annual meeting of shareholders. In order to nominate a candidate or submit a proposal, the shareholder must submit a timely written notice in proper written form to the Secretary of Business First. To be considered timely a shareholder’s notice must be delivered to, or mailed and received by, to the Secretary at the principal executive offices of Business First, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year's annual meeting, unless the date of the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in which case, the notice must be delivered not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.  To be in proper written form, the shareholder’s notice must set forth in writing certain information regarding the proposed director nominee or the shareholder proposal as required by the Business First bylaws.

Pedestal’s bylaws contain procedures with which a shareholder must comply in order to nominate a director or make a proposal to be placed before the annual meeting of shareholders. In order to nominate a candidate or submit a proposal, the shareholder must submit a timely written notice in proper written form to the Secretary of Pedestal. To be considered timely a shareholder’s notice must be delivered to, or mailed and received by, to the Secretary at the principal executive offices of Pedestal, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the immediately preceding year's annual meeting, unless the date of the annual meeting is called for a date that is not within 30 days before or after such anniversary date, in which case, the notice must be delivered not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.  To be in proper written form, the shareholder’s notice must set forth in writing certain information regarding the proposed director nominee or the shareholder proposal as required by the Pedestal bylaws.

Notice of Shareholder Meetings

Business First must give written notice of the date, time, and place of each annual and special shareholders’ meeting no fewer than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting. The notice of an annual meeting need not state the purpose of the meeting unless otherwise required by the bylaws. The notice of a special meeting, however, must state the purpose for which the meeting is called.

Pedestal must give each shareholder entitled to vote at a meeting written or printed notice of a meeting of shareholders stating the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, not less than 10 nor more than 60 days before the day of the meeting, by or at the direction of the president, the secretary, or a designee of any of the foregoing.

Indemnification of Directors and Officers

Business First’s articles permit the indemnification of individuals against liabilities arising out of their status as directors or officers of Business First to the fullest extent permitted by the applicable provisions of the LBCA.

Generally, under provisions of the LBCA, a corporation may indemnify a director or officer of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and, with respect to actions in an official capacity, in a manner he reasonably believed to be in the best interests of the corporation, or, with respect to actions in an unofficial capacity, at least not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director or officer in any proceeding with respect to conduct for which the director or officer was adjudged liable on the basis of receiving a financial benefit to which he or she was not entitled, whether or not involving action in the director’s or officer’s official capacity.

Pedestal’s articles provide for mandatory indemnification of Pedestal’s officers and directors against liabilities arising out of their status as directors and officers of Pedestal to the fullest extent permitted by the applicable provisions of the LBCA.

For a discussion of the indemnification provisions of the LBCA, see the discussion regarding Business First indemnification of directors and officers in the immediately preceding column.

	Business First Shareholder Rights	Pedestal Shareholder Rights

The indemnification provisions of the LBCA require indemnification of any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any action, suit or proceeding, that he was a party to by virtue of the fact that he is or was a director or officer of the corporation. This limitation does not limit Business First’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any claim, issue or matter.

In the case of an action brought by or in the right of a corporation, the LBCA permits a corporation to indemnify a director or officer of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees) incurred by him in a proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. The LBCA bars indemnification of directors and officers for settlement payments in a derivative suit, absent court approval.

Limitation of Director Liability

The Business First articles limit or eliminate the personal liability of Business First’s directors and officers to Business First or its shareholders for monetary damages for breach of fiduciary duty as a director or officer or otherwise, to the fullest extent permitted by the LBCA, as amended from time to time.

The Pedestal articles limit or eliminate the personal liability of Pedestal’s directors and officers to Pedestal or its shareholders for monetary damages for breach of fiduciary duty as a director or officer or otherwise, to the fullest extent permitted by the LBCA, the Louisiana Banking Law and any other applicable law, as the same may be amended from time to time

Dividends

Under the LBCA, Business First is permitted to pay dividends or make other distributions unless after the distribution: (1) Business First would not be able to pay its debts as they become due in the usual course of business; or (2) Business First’s total assets would be less than the sum of its total liabilities, plus, unless the Business First articles permit otherwise, the amount that would be needed, if Business First were dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Subject to certain regulatory restrictions discussed in or incorporated by reference into this joint proxy statement/prospectus and to the rights of holders of any preferred stock that Business First may issue, all shares of Business First common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

Under the LBCA, Pedestal is permitted to pay dividends or make other distributions unless after the distribution: (1) Pedestal would not be able to pay its debts as they become due in the usual course of business; or (2) Pedestal’s total assets would be less than the sum of its total liabilities, plus, unless the Pedestal articles permit otherwise, the amount that would be needed, if Pedestal were dissolved at the time of the distribution, to satisfy preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Subject to certain regulatory restrictions discussed in or incorporated by reference into this joint proxy statement/prospectus and to the rights of holders of any preferred stock that Pedestal may issue, all shares of Pedestal common stock are entitled to share equally in dividends from legally available funds, when, as, and if declared by the board of directors.

Appraisal Rights

Under the LBCA, a shareholder of a Louisiana corporation generally has appraisal rights in any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation’s assets, unless, among other things, the shareholder holds shares of any class or series of shares which is listed on a national securities exchange. Because Business First common stock is listed on the Nasdaq Global Select Market, holders of Business First common stock are not entitled to appraisal rights under the LBCA.

Neither the articles nor the bylaws of Business First grant appraisal rights in addition to those provided by the LBCA.

Holders of Pedestal common stock are entitled to appraisal rights under the LBCA in connection with any merger or consolidation involving the corporation or the sale of all or substantially all of the corporation’s assets. For additional information regarding the appraisal rights provisions of the LBCA, see “The Merger—Appraisal Rights.”

Neither the articles nor the bylaws of Pedestal grant appraisal rights in addition to those provided by the LBCA.

Accounting Treatment

The accounting principles applicable to the merger as described in FASB ASC 805 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for the merger is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, Business First (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Pedestal common stock that exchange their shares for the merger consideration. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

Further, this discussion is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers or brokers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations and entities, including pension plans, individual retirement accounts and employee stock ownership plans, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in such entities, regulated investment companies, real estate investment trusts, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, or holders who hold shares of Pedestal common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

The discussion applies only to U.S. holders of shares of Pedestal common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Pedestal common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust was in existence on August 20, 1996 and has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Pedestal common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Pedestal common stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of possible changes in those laws after the date of this joint proxy statement/prospectus.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus is a part, Alston & Bird LLP, tax counsel to Business First, has rendered its tax opinion to Business First and Fenimore, Kay, Harrison & Ford LLP, tax counsel to Pedestal, has rendered its tax opinion to Pedestal, in each case to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Business First and Pedestal of tax opinions from Alston & Bird LLP and Fenimore, Kay, Harrison & Ford LLP, respectively, dated the closing date of the merger, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both Business First and Pedestal. Neither Business First nor Pedestal currently intends to waive this condition to its obligation to consummate the merger. If either Business First or Pedestal waives this condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Pedestal shareholders have materially changed, Business First and Pedestal will recirculate appropriate materials to resolicit the votes of Pedestal shareholders.

The opinions of Alston & Bird LLP and Fenimore, Kay, Harrison & Ford LLP provided to Business First and Pedestal, respectively, are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and completion of the merger strictly in accordance with the merger agreement and the registration statement of which this joint proxy statement/prospectus forms a part. In rendering their legal opinions, Alston & Bird LLP and Fenimore, Kay, Harrison & Ford LLP will rely on representations and covenants of Business First and Pedestal, including those representations contained in certificates of officers of Business First and Pedestal, reasonably satisfactory in form and substance to each such counsel, and will assume that such representations are true, correct and complete without any regard to any knowledge limitation and that such covenants will be complied with. If any of these assumptions or representations are or become inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a count considering the issues. Business First and Pedestal have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below or described in the tax opinions.

The following discussion assumes that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

U.S Holders that Exchange Pedestal Common Stock Solely for Business First Common Stock

Subject to the discussion below relating to the receipt of cash instead of a fractional share, a U.S. holder that exchanges Pedestal common stock solely for shares of Business First common stock:

●	would generally not recognize any gain or loss on the exchange of shares of Pedestal common stock for shares of Business First common stock in the merger;

●

would generally have an aggregate tax basis in the Business First common stock received in the merger (including any fractional share deemed received and exchanged for cash, as described below) equal to its aggregate tax basis in the Pedestal common stock surrendered in exchange therefor; and

●

would generally have a holding period for the shares of Business First common stock received in the merger that includes its holding period for its shares of Pedestal common stock surrendered in exchange therefor.

If you acquired different blocks of Pedestal common stock at different times or at different prices, the adjusted tax basis and holding period of each block of Business First common stock you receive would be determined on a block-for-block basis depending on the adjusted tax basis and holding period of the blocks of Pedestal common stock surrendered in exchange therefor. Holders should consult their tax advisors regarding the manner in which shares of Business First common stock should be allocated among different blocks of their Pedestal common stock surrendered in the merger.

Cash Instead of Fractional Shares

If a U.S. holder receives cash instead of a fractional share of Business First common stock, the U.S. holder would generally be treated as having received such fractional share of Business First common stock in the merger and then as having exchanged the fractional share of Business First common stock for cash. As a result, the U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s aggregate tax basis allocable to the fractional share of Business First common stock. Such gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if, as of the effective time, the U.S. holder’s holding period for such fractional share (including the holding period of shares of Pedestal common stock surrendered therefor) exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.

Shareholders Exercising Appraisal Rights

Upon its exercise of appraisal rights, a U.S. holder of Pedestal common stock would exchange all of its Pedestal common stock for cash. A U.S. holder that receives only cash in exchange for its Pedestal common stock would generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in its Pedestal common stock. This gain or loss generally would be capital gain or loss and would be long-term capital gain or loss if the U.S. holder’s holding period for its shares of Pedestal common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates. The deductibility of capital losses may be subject to limitations.

Treatment of Pre-Closing Distribution

Generally, distributions to a shareholder from a corporation taxed under Subchapter S of the Code are not taxable to the extent of a shareholder’s adjusted tax basis in the S corporation stock, with any distribution in excess of adjusted tax basis being treated as gain from the sale or exchange of property. However, if an S corporation has C corporation earnings and profits from prior C corporation years, distributions by the S corporation to its shareholders may be taxable as dividends under certain limited circumstances.

Under the Code, distributions made by an S corporation which has C corporation earnings and profits are divided into three tiers, with varying tax consequences. First, distributions are deemed to come from the S corporation’s “accumulated adjustment account,” which generally tracks the retained earnings of the S corporation over its lifetime as an S corporation. Distributions deemed made from the accumulated adjustment account are not taxable to the extent of a shareholder’s adjusted tax basis in its S corporation stock and any such distribution in excess of its adjusted tax basis is treated as gain from the sale or exchange of property. Second, the amount of any distribution in excess of the balance of the accumulated adjustment account up to the amount of the C corporation earnings and profits of the corporation is taxable as a dividend. Third, the amount of any distribution in excess of the accumulated adjustment account and C corporation earnings and profits is taxed in the same manner as the first tier of distributions, that is, such distributions are not taxable to the extent of a shareholder’s remaining adjusted tax basis in its S corporation stock, with any distribution in excess of its adjusted tax basis treated as gain from the sale or exchange of property.

Pursuant to the merger agreement, Pedestal is permitted to make a one-time, pre-closing cash distribution equal to balance of Pedestal’s accumulated adjustment account as of the time of the distribution, subject to a maximum of $5.00 per issued and outstanding share of Pedestal common stock at the time of the distribution. Because the amount of the distribution is limited to the amount to the balance of the accumulated adjustment account of Pedestal, U.S. holders of Pedestal common stock generally would not be taxed on the pre-closing distribution to the extent of the adjusted tax basis in their Pedestal common stock immediately prior to the distribution. To the extent that the U.S. holder’s adjusted tax basis prior to the distribution exceeds the amount received as a distribution, the holder’s adjusted tax basis in its Pedestal common stock would be reduced (but not below zero) by the amount of the distribution. A U.S. holder’s adjusted tax basis in its Pedestal common stock, after taking into account the pre-closing distribution, would affect the amount of the holder’s gain or loss, if any, recognized as a result of the merger as well as the holder’s adjusted tax basis in the Business First common stock received in the merger.

To the extent that any such distribution exceeds a shareholder’s adjusted tax basis in its Pedestal common stock, the excess would be taxable as a gain from the sale or exchange of property. That gain generally would be a capital gain and would be long-term capital gain if, at the time of the distribution, the holder’s holding period for its Pedestal common stock exceeds one year. Long-term capital gain of non-corporate taxpayers, including individuals, is generally taxed at preferential rates.

Generally, distributions made by corporations before a merger are disregarded in determining whether the merger is treated as a reorganization within the meaning of Section 368(a) of the Code and are not treated as cash received in the merger (which could result in the recognition of gain by the shareholders as a result of the merger), unless the source of funds for such distributions can be traced to the acquiring entity. Pedestal intends to make the pre-closing distributions described above out of its own funds and does not expect that such distributions would cause the merger to fail to be treated as a reorganization within the meaning of Section 368(a) of the Code or that such distributions would be treated as cash received in the merger, but there can be no assurances that the IRS or a court would not adopt a contrary position.

A U.S. holder who recognizes gain to the extent pre-closing distributions exceed the holder’s tax basis in the Pedestal shares may also be subject to net investment income tax, backup withholding, and reporting in the same manner as described below.

Net Investment Income Tax

A U.S. holder of Pedestal common stock is generally subject to a 3.8% tax on the lesser of (1) the holder’s “net investment income” for the relevant taxable year or (2) the excess of the holder’s modified adjusted gross income for the taxable year over a certain threshold which depends on the individual’s U.S. federal income tax filing status. Net investment income generally would include any capital gain recognized in connection with the merger, as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such U.S. holder should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding

Backup withholding at the applicable rate (currently 24%) may apply with respect to certain cash payments to a U.S. holder of Pedestal common stock unless the holder:

●

furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with all the applicable requirements of the backup withholding rules; or

●	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and would generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives Business First common stock in the merger is considered a “significant holder,” such U.S. holder would be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Pedestal common stock surrendered by such U.S. holder in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any Pedestal shareholder that, immediately before the merger, (1) owned at least 1% (by vote or value) of the outstanding shares of Pedestal common stock, or (2) owned Pedestal securities with a tax basis of  $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences does not purport to be a complete analysis of all potential tax consequences of the merger. It is for general information purposes only and is not intended to be and does not constitute tax advice. Holders of Pedestal common stock are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger (or exercise of appraisal rights), in light of their particular situations, as well as any tax consequences arising under any other U.S. federal tax laws, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Pedestal common stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this joint proxy statement/prospectus.

Legal Matters

The validity of the Business First common stock to be issued in the merger will be passed upon for Business First by Alston & Bird LLP, Atlanta, Georgia. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Business First by Alston & Bird LLP, Atlanta, Georgia, and for Pedestal by Fenimore, Kay, Harrison & Ford, LLP, Austin, Texas.

Experts

The consolidated financial statements of Business First as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and the effectiveness of Business First’s internal control over financial reporting as of December 31, 2018 have been audited by Hannis T. Bourgeois, LLP, an independent registered public accounting firm, as set forth in their reports appearing in Business First’s Annual Report on Form 10-K for the year ended December 31, 2018 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Richland State Bancorp, Inc. as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 have been audited by Heard, McElroy & Vestal, LLC, independent auditors, as set forth their report, which has been incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Pedestal as of December 31, 2018 and December 31, 2017 and for each of the two years in the period ended December 31, 2018 have been audited by Kolder, Slaven & Company, LLC, independent auditors, as set forth their report, which has been included in this joint proxy statement/prospectus. Such consolidated financial statements have been included in this joint proxy statement/prospectus in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 Where You Can Find More Information

Business First has filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of its common stock that Pedestal shareholders will be entitled to receive in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement. The registration statement, including the attached annexes, exhibits and schedules, contains additional information about Business First and Business First common stock. The rules and regulations of the SEC allow Business First to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Business First also files annual, quarterly and current reports, and other information with the SEC. Business First’s SEC filings are available to the public at the SEC's web site at www.sec.gov. You may also read and copy any document Business First files at the SEC's public reference room at 100F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows Business First to “incorporate by reference” into this joint proxy statement/prospectus certain information in documents filed by Business First with the SEC, which means that Business First can disclose important information to you by referring you to those documents without actually including the specific information in this joint proxy statement/prospectus. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. You should not assume that the information in this joint proxy statement/prospectus is current as of any date other than the date of this joint proxy statement/prospectus or that any information incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference (or, with respect to particular information contained in such document, as of any date other than the date set forth within such document as the date as of which such particular information is provided). Business First incorporates by reference into this joint proxy statement/prospectus the documents listed below (other than any portions thereof deemed furnished and not filed in accordance with SEC rules):

●	Business First’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 22, 2019;

●	Business First’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on May 10, 2019, August 8, 2019 and November 7, 2019;

●	Business First’s Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting, filed on May 1, 2019;

●

Business First’s Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on February 7, 2019, May 22, 2019, July 25, 2019, August 16, 2019, January 10, 2020, January 22, 2020 and January 24, 2020;

●

The audited consolidated financial statements of Richland State Bancorp, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for each of the years in the two years ended December 31, 2017 contained in Exhibit 99.1 to Business First’s 8-K/A filed with the SEC on February 7, 2019; and

●

the description of Business First’s common stock contained in its Registration Statement on Form 8-A, filed with the SEC on April 4, 2018, and any other amendment or report filed for the purposes of updating such description.

All reports and other documents Business First subsequently files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions thereof deemed furnished and not filed in accordance with SEC rules), prior to the termination of this offering, will also be incorporated by reference into this joint proxy statement/prospectus and deemed to be part of this joint proxy statement/prospectus from the date of the filing of such reports and documents. The most recent information that Business First files with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this joint proxy statement/prospectus commencing on the date on which the document is filed.

You may obtain from Business First a copy of any documents incorporated by reference into this joint proxy statement/prospectus without charge to you either from Business First or from the SEC as described above. You can obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from Business First at the following address:

Business First Bancshares, Inc. 500 Laurel Street, Suite 101 Baton Rouge, Louisiana 70801 Attention: Corporate Secretary Telephone: (225) 248-7600	Georgeson, Inc. 1290 Avenue of the Americas, 9th floor New York, New York 10104 Telephone: (800) 561-3991

Pedestal is a private company and accordingly does not filed reports or other information with the SEC. If you would like to request documents from Pedestal, please send a request in writing or by telephone to Pedestal at the following address:

Pedestal Bancshares, Inc.
1300 West Tunnel Boulevard

Houma, LA 70360
Attention: Corporate Secretary
Telephone: (985) 858-5220

If you would like to request documents, please do so by April 15, 2020 to receive them before the Pedestal special meeting, and by April 8, 2020 to receive them before the Business First special meeting. If you request any incorporated documents from Business First, then Business First will mail them to you by first-class mail, or another equally prompt means, within one business day after Business First receives your request.

Business First has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Business First, and Pedestal has supplied all information contained in this joint proxy statement/prospectus relating to Pedestal.

Neither Business First nor Pedestal has authorized anyone to give any information or make any representation about the merger, the Business First common stock to be received by Pedestal shareholders in the merger or their companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/ prospectus does not extend to you. The information contained herein speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

PEDESTAL BANCSHARES, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	(Unaudited)
	September 30, 2019	December 31, 2018
ASSETS
Cash and due from banks	$41,827,058	$90,479,734
Interest-bearing deposits in banks	490,000	245,000
Securities available for sale, at fair value	275,424,264	206,349,542
Other securities	5,116,818	5,052,178
Loans, net of allowance for loan losses of $11,664,389 and $11,847,695	848,321,247	855,254,197
Bank premises and equipment	34,099,551	33,149,220
Accrued interest receivable	4,113,311	4,284,571
Prepaid assets	1,630,583	1,581,527
Goodwill	12,909,072	12,659,072
Core deposit intangible	1,005,834	1,069,583
Other real estate	2,276,477	1,146,643
Cash surrender value of bank owned life insurance	11,361,552	11,139,290
Other assets	1,825,369	1,386,414
TOTAL ASSETS	$1,240,401,136	$1,223,796,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits -
Demand deposits	$254,125,687	$252,218,539
Interest-bearing demand deposits	310,905,456	319,019,251
Savings deposits	125,877,089	125,748,652
Time deposits of $100,000 or more	222,644,279	214,773,688
Other time deposits	101,311,499	98,541,438
Total deposits	1,014,864,010	1,010,301,568

Accrued interest payable	2,704,108	2,056,305
Advances from Federal Home Loan Bank	49,364,254	46,162,446
Notes payable	8,496,553	10,600,009
Dividend payable	-	5,234,987
Retail repurchase agreements	2,528,828	3,000,317
Subordinated debentures	2,950,926	2,950,926
Company obligated mandatorily redeemable preferred securities of trust	5,000,000	5,000,000
Other liabilities	5,786,820	5,955,727
Total liabilities	1,091,695,499	1,091,262,285

STOCKHOLDERS’ EQUITY
Common stock ($1 par value, 10,000,000 shares authorized, 4,370,764 and 4,391,080 shares issued and outstanding)	4,370,764	4,391,080
Surplus	73,480,957	73,960,416
Undivided profits	65,926,077	56,981,444
Accumulated other comprehensive income	5,724,388	(1,598,254)
Unearned ESOP shares	(796,549)	(1,200,000)
Total stockholders’ equity	148,705,637	132,534,686
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,240,401,136	$1,223,796,971

The accompanying notes are an integral part of this statement.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
INTEREST INCOME
Interest and fees on loans	$40,081,081	$38,538,885
Interest on securities available for sale	4,643,511	3,760,950
Interest on deposits with other banks	1,186,877	476,689
Interest and dividends on other securities	150,360	128,039
Total interest income	46,061,829	42,904,563

INTEREST EXPENSE
Interest on deposits	5,952,905	3,723,797
Interest on FHLB advances	888,267	604,321
Interest on borrowed funds	694,806	682,639
Total interest expense	7,535,978	5,010,757
Net interest income	38,525,851	37,893,806

PROVISION FOR POSSIBLE LOAN LOSSES	1,744,376	2,319,800
Net interest income after provision for possible loan losses	36,781,475	35,574,006

NON-INTEREST INCOME (DEDUCTIONS)
Service charges, collection and exchange charges	4,067,722	4,034,244
ATM and debit card income	2,227,192	2,125,204
Commission income	1,108,341	1,186,720
Net realized gain (Loss) on securities available for sale	216,315	-
Net gain / loss on assets sold	(414,692)	(788,866)
Other operating revenue	1,040,047	1,051,817
Total non-interest income (deductions)	8,244,925	7,609,119

NON-INTEREST EXPENSES
Salaries and wages	14,098,492	13,579,537
Pension and other employee benefits	2,837,928	3,123,895
Occupancy expenses	2,174,278	1,857,826
Furniture and equipment expenses	1,657,574	1,397,306
Computer expenses	2,575,379	1,779,560
Other operating expenses	6,782,218	7,151,298
Total non-interest expenses	30,125,869	28,889,422

NET INCOME	$14,900,531	$14,293,703

The accompanying notes are an integral part of this statement.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Net income	$14,900,531	$14,293,703

Other comprehensive income (loss):
Unrealized gain (loss) on investment securities	7,538,957	(2,995,472)
Reclassification adjustment for gains (loss) included in net income	(216,315)	-
Other comprehensive income (loss)	7,322,642	(2,995,472)

Total comprehensive income	$22,223,173	$11,298,231

The accompanying notes are an integral part of this statement.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders’ Equity

Nine Month Periods Ended September 30, 2019 and 2018 (Unaudited)

					Accumulated
					Other	Unearned		Total
	Common Stock			Undivided	Comprehensive	ESOP Shares		Stockholders’
	Shares	Amount	Surplus	Profits	Income (loss)	Shares	Amount	Equity

BALANCE AT DECEMBER 31, 2017	4,406,080	$4,406,080	$74,237,610	$49,016,856	$(868,205)	42,359	$(1,400,000)	$125,392,341
Net income for the nine month period ended September 30, 2018	-	-	-	14,293,703	-	-	-	14,293,703
Total other comprehensive income for the nine month period ended September 30, 2018	-	-	-	-	(2,995,472)	-	-	(2,995,472)
Change in unearned ESOP share value compensation	-	-	-	-	-	(6,268)	200,000	200,000
Realized deferred compensation	-	-	22,805	-	-	-	-	22,805
Purchase of 8,000 shares of stock	(8,000)	(8,000)	(160,000)	(136,000)	-	-	-	(304,000)
Cash dividends declared	-	-	-	(5,905,281)	-	-	-	(5,905,281)
BALANCE AT SEPTEMBER 30, 2018	4,398,080	$4,398,080	$74,100,415	$57,269,278	$(3,863,677)	36,091	$(1,200,000)	$130,704,096

BALANCE AT DECEMBER 31, 2018	4,391,080	4,391,080	73,960,416	56,981,444	(1,598,254)	36,091	(1,200,000)	132,534,686
Net income for the nine month period ended September 30, 2019				14,900,531				14,900,531
Total other comprehensive income for the nine month period ended September 30, 2019					7,322,642			7,322,642
Change in unearned ESOP share value compensation						(12,134)	403,451	403,451
Realized deferred compensation			212,072					212,072
Purchase of 20,316 shares of stock	(20,316)	(20,316)	(691,531)	(73,125)				(784,972)
Cash dividends declared				(5,882,773)				(5,882,773)
BALANCE AT SEPTEMBER 30, 2019	4,370,764	$4,370,764	$73,480,957	$65,926,077	$5,724,388	23,957	$(796,549)	$148,705,637

The accompanying notes are an integral part of this statement.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,900,531	$14,293,703
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation of bank premises and equipment	1,867,103	1,453,612
Amortization of organization costs and intangibles	63,750	63,750
Change in unearned ESOP share value	403,451	200,000
(Gain) loss and writedowns on asset disposals	424,142	815,867
(Gain) loss and writedowns on sales of securities	(216,315)	-
Provision for possible loan losses	1,744,376	2,319,800
Premium amortization net of discount accretion	1,227,113	1,456,169
(Increase) decrease in accrued interest receivable	171,260	237,870
(Increase) decrease in prepaid assets	(49,056)	(384,551)
(Increase) decrease in other assets	(962,523)	(557,614)
Increase (decrease) in accrued interest payable	647,803	591,741
Increase (decrease) in other liabilities	43,165	607,735
Net cash provided by operating activities	20,264,800	21,098,082

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	(245,000)	-
Purchase of securities available for sale	(111,608,625)	(26,844,611)
Proceeds from sales and calls of securities available for sale	3,033,639	5,583,792
Proceeds from available for sale securities matured	28,963,499	12,396,308
Principal paid on mortgage-backed securities	16,849,969	25,012,768
Increase in other securities	-	(406,100)
Net (increase) decrease in loans	3,733,309	(46,752,175)
Proceeds from the sale of other real estate	306,890	612,545
Proceeds from the sale of bank premises and equipment	26,000	30,000
Capital expenditures for bank premises and equipment	(3,263,730)	(6,620,161)
Net cash used by investing activities	(62,204,049)	(36,987,634)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	4,562,442	13,351,640
Proceeds from Advances from Federal Home Loan Bank	3,351,831	30,000,000
Repayment of advances from Federal Home Loan Bank	(150,023)	(5,198,632)
Principal payment on notes payable	(2,103,456)	(1,900,004)
Net increase (decrease) in retail repurchase agreements	(471,489)	(195,482)
Purchase of common stock of Company	(784,972)	(304,000)
Dividends paid to shareholders	(11,117,760)	(11,112,769)
Net cash provided by financing activities	(6,713,427)	24,640,753
Net increase in cash and cash equivalents	(48,652,676)	8,751,201

CASH AND CASH EQUIVALENTS, beginning of year	90,479,734	73,713,619
CASH AND CASH EQUIVALENTS, end of year	$41,827,058	$82,464,820
Supplemental disclosure of cash flow information:
Interest paid	$6,888,175	$4,419,016
Non-cash activities:
Loans transferred to other real estate owned	$1,477,265	$1,103,158

The accompanying notes are an integral part of this statement.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Basis for Presentation

The consolidated financial statements include the accounts of the parent company, Pedestal Bancshares, Inc. and its wholly-owned subsidiaries, Pedestal Bank and Pedestal Insurance, Inc., which are collectively referred to herein as the “Company,” except as the context otherwise requires.

(2)	Investment Securities

The carrying amounts of investment securities as shown in the consolidated balance sheet of the Company and their approximate fair values at September 30, 2019 and December 31, 2018 were as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 30, 2019
Securities available for sale:
U.S. Government and agency securities	$13,003,547	$54,819	$12,192	$13,046,174
State and municipal securities	83,611,650	2,126,490	81,011	85,657,129
Mortgage-backed securities	169,587,191	4,553,764	62,345	174,078,610
Corporate securities	3,497,488	-	855,137	2,642,351
Total	$269,699,876	$6,735,073	$1,010,685	$275,424,264

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2018
Securities available for sale:
U.S. Government and agency securities	$24,514,087	$4,129	$170,238	$24,347,978
State and municipal securities	68,211,559	249,071	461,133	67,999,497
Mortgage-backed securities	111,284,566	972,489	1,368,874	110,888,181
Corporate securities	3,937,585	71,300	894,999	3,113,886
Total	$207,947,797	$1,296,989	$2,895,244	$206,349,542

Investment securities carried at approximately $65,064,996 at September 30, 2019 and $59,568,837 at December 31, 2018 were pledged to secure public deposits and for other purposes required or permitted by law.

The amortized cost and estimated market value of investment securities, at September 30, 2019, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$15,828,378	$15,822,449
After one year through five years	58,072,060	59,244,420
After five years through ten years	117,644,078	121,196,488
After ten years	78,155,360	79,160,907
Total at September 30, 2019	$269,699,876	$275,424,264

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Information pertaining to securities with gross unrealized losses at September 30, 2019 and December 31, 2018, aggregated by investment category and length of time individual securities have been in a continuous loss position, is as follows:

	Less than 12 months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
September 30, 2019
Securities available for sale
U.S. Government and agency securities	$-	$-	$6,995,228	$12,192	$6,995,228	$12,192
State and municipal securities	6,841,695	51,408	3,814,063	29,603	10,655,758	81,011
Mortgage-backed securities	12,441,267	57,857	2,787,355	4,488	15,228,622	62,345
Corporate securities	576,990	179,926	2,064,847	675,211	2,641,837	855,137
Total	$19,859,952	$289,191	$15,661,493	$721,494	$35,521,445	$1,010,685

	Less than 12 months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2018
Securities available for sale
U.S. Government and agency securities	$2,477,645	$22,355	$18,367,438	$147,883	$20,845,083	$170,238
State and municipal securities	5,025,081	46,052	36,079,342	415,081	41,104,423	461,133
Mortgage-backed securities	9,647,524	13,060	62,097,567	1,355,814	71,745,091	1,368,874
Corporate securities	1,068,375	321,821	1,772,553	573,178	2,840,928	894,999
Total	$18,218,625	$403,288	$118,316,900	$2,491,956	$136,535,525	$2,895,244

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At September 30, 2019, the debt securities with unrealized losses had depreciated 2.77% from the Company’s amortized cost basis. The majority of these securities are either guaranteed by the U.S. Government or secured by mortgage loans. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

During the nine month periods ended September 30, 2019 and 2018, the Company recorded no other-than-temporary impairment loss on available for sale securities.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(3)	Loans

Major classifications of loans at September 30, 2019 and December 31, 2018 were as follows:

	September 30, 2019	December 31, 2018
Commercial	$610,127,435	$611,697,652
Mortgage	218,872,858	223,105,254
Installment	30,237,347	31,234,646
Overdrafts	747,996	1,064,340
Total loans	859,985,636	867,101,892
Less: Allowance for loans losses	(11,664,389)	(11,847,695)
Loans, net	$848,321,247	$855,254,197

Transactions in the allowance for loan losses for the periods shown were as follows:

	For the Nine Months Ended September 30, 2019	For the Nine Months Ended September 30, 2018
Balance, beginning of year	$11,847,695	$12,255,902
Provision charged to operations	1,744,376	2,319,800
Loans charged off	(2,151,830)	(2,949,701)
Recoveries	224,148	193,656
Balance, end of period	$11,664,389	$11,819,657

The allocation of the allowance for losses by loan type for the nine months ended September 30, 2019 was as follows:

	Balance, beginning of year (12/31/18)	Provision	Loans charged off	Recoveries	Balance, end of period (9/30/19)
Commercial real estate	$3,287,470	$216,600	$(173,974)	$28,778	$3,358,874
Residential real estate	2,624,427	10,687	(146,602)	35,501	2,524,013
Commercial construction	849,433	341	(25,269)		824,505
Residential construction	208,830	(38,135)			170,695
Other	216,060	(65,376)			150,684
Agriculture	224,641	88,723			313,364
Commercial other	3,843,637	963,667	(1,043,188)	2,539	3,766,655
Consumer other	593,197	567,869	(762,797)	157,330	555,599
Total	$11,847,695	$1,744,376	$(2,151,830)	$224,148	$11,664,389

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The allocation of the allowance for losses by loan type for the nine months ended September 30, 2018 was as follows:

	Balance, beginning of year (12/31/17)	Provision	Loans charged off	Recoveries	Balance, end of period (9/30/18)
Commercial real estate	$2,803,969	$892,710	$(400,938)	$13,500	$3,309,241
Residential real estate	2,369,435	487,610	(280,081)	26,876	2,603,840
Commercial construction	1,529,779	(780,707)	-	-	749,072
Residential construction	1,361,513	(1,170,116)	-	-	191,397
Other	(237,320)	371,398	-	-	134,078
Agriculture	135,214	(9,848)	-	-	125,366
Commercial other	4,827,077	855,725	(1,525,979)	54,389	4,211,212
Consumer other	(533,765)	1,673,028	(742,703)	98,891	495,451
Total	$12,255,902	$2,319,800	$(2,949,701)	$193,656	$11,819,657

The allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

The allowance for possible loan losses was evaluated by category as follows:

	As of September 30, 2019		As of December 31, 2018
	Individually evaluated for impairment	Collectively evaluated for impairment	Individually evaluated for impairment	Collectively evaluated for impairment
Commercial real estate	$-	$3,358,874	$-	$3,287,470
Residential real estate	-	2,524,013	-	2,624,427
Commercial construction	-	824,505	-	849,433
Residential construction	-	170,695	-	208,830
Other	-	150,684	-	216,060
Agriculture	-	313,364	-	224,641
Commercial other	-	3,766,655	-	3.843,637
Consumer other	-	555,599	-	593,197
Total	$-	$11,664,389	$-	$11,847,695

Management is of the opinion that the allowance for loan losses account at September 30, 2019 was sufficient to cover any possible loan losses.

The Company evaluates its loan portfolio on a recurring basis using the following categories as its internally assigned credit risk profile:

Pass - Loans that are not substandard or doubtful are categorized as pass. These loans have a proven payment history with few and/or minor delinquencies.

Substandard – Loans are considered substandard once they are placed on the Company’s watch list. These loans have been 90 days past due at least once in the last twelve (12) to twenty-four (24) months.

Doubtful – Loans are considered doubtful after they have been classed as substandard and management has determined that there is a possibility that the Company could incur a loss in relation to the loan.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The loans were evaluated by category as follows:

	As of September 30, 2019		As of December 31, 2018
	Individually evaluated for impairment	Collectively evaluated for impairment	Individually evaluated for impairment	Collectively evaluated for impairment
Commercial real estate	$2,119,087	$278,134,080	$1,619,956	$269,177,630
Residential real estate	170,606	201,890,034	827,146	201,801,395
Commercial construction	-	81,207,837	51,347	83,239,257
Residential construction	-	16,812,218	-	20,476,713
Other	-	747,996	-	1,064,340
Agriculture	-	16,643,295	-	11,160,314
Commercial other	1,698,350	230,324,786	1,404,617	245,044,531
Consumer other	-	30,237,347	7,000	31,227,646
Total	$3,988,043	$855,997,593	$3,910,066	$863,191,826

The Company’s credit exposure by loan category as of September 30, 2019 was as follows:

	Pass	Special Mention	Substandard	Doubtful
Commercial real estate	$268,090,539	$8,896,696	$3,265,932	$-
Residential real estate	192,435,879	7,379,931	2,244,830	-
Commercial construction	81,030,291	129,000	48,546	-
Residential construction	16,812,218	-	-	-
Other	747,996	-	-	-
Agriculture	16,443,697	199,598	-	-
Commercial other	220,318,636	9,887,699	1,816,801	-
Consumer other	29,888,998	198,654	149,695	-
Total	825,768,254	$26,691,578	$7,525,804	$-

The Company’s credit exposure by loan category as of December 31, 2018 was as follows:

	Pass	Special Mention	Substandard	Doubtful
Commercial real estate	$257,658,160	$10,382,245	$2,757,181	$-
Residential real estate	194,088,770	5,808,341	2,731,430	-
Commercial construction	82,586,442	351,416	352,746	-
Residential construction	20,367,590	-	109,123	-
Other	1,064,340	-	-	-
Agriculture	10,954,134	206,180	-	-
Commercial other	230,289,733	4,208,614	11,950,801	-
Consumer other	30,660,690	302,468	271,488	-
Total	$827,669,859	$21,259,264	$18,172,769	$-

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The aging of past due loans by category at September 30, 2019 was as follows:

	30-89 Days past due	Greater than 90 days past due	Total past due	Current	Total loans	Recorded investment >90 days and accruing
Commercial real estate	$1,980,701	$2,865,127	$4,845,828	$275,407,339	$280,253,167	$126,387
Residential real estate	1,907,062	2,043,845	3,950,907	198,109,733	202,060,640	977,107
Commercial construction	161,570	38,450	200,020	81,007,817	81,207,837	-
Residential construction	176,285	-	176,285	16,635,933	16,812,218	-
Other	-	-	-	747,996	747,996	-
Agriculture	100,728	-	100,728	16,542,567	16,643,295	-
Commercial other	248,916	2,012,742	2,261,658	229,761,478	232,023,136	148,070
Consumer other	568,701	155,226	723,927	29,513,420	30,237,347	5,530
Total	$5,143,963	$7,115,390	$12,259,353	$847,726,283	$859,985,636	$1,257,094

The aging of past due loans by category at December 31, 2018 was as follows:

	30-89 Days past due	Greater than 90 days past due	Total past due	Current	Total loans	Recorded investment >90 days and accruing
Commercial real estate	$2,038,124	$2,257,984	$4,296,108	$266,501,478	$270,797,586	$46,784
Residential real estate	2,465,079	2,229,779	4,694,858	197,933,683	202,628,541	200,513
Commercial construction	710,105	438,394	1,148,499	82,142,105	83,290,604	78,866
Residential construction	-	109,123	109,123	20,367,590	20,476,713	-
Other	-	-	-	1,064,340	1,064,340	-
Agriculture	687,037	-	687,037	10,473,277	11,160,314	-
Commercial other	633,681	3,635,887	4,269,568	242,179,580	246,449,148	252,621
Consumer other	835,842	422,959	1,258,801	29,975,845	31,234,646	152,177
Total	$7,369,868	$9,094,126	$16,463,994	$850,637,898	$867,101,892	$730,961

The loans on nonaccrual status by category were as follows:

	As of September 30, 2019	As of December 31, 2018
Commercial real estate	$2,777,190	$2,570,728
Residential real estate	1,066,738	2,029,266
Residential construction	-	109,123
Commercial other	1,864,672	3,383,266
Consumer other	149,696	270,782
Total	$5,858,296	$8,363,165

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Impaired loans by category at September 30, 2019 were as follows:

Year to date
	Recorded investments	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With no related allowance recorded:
Commercial real estate	$2,119,087	$2,276,473	$-	$1,869,522	$-
Residential real estate	170,606	170,606	-	498,876	2,712
Commercial construction	-	-	-	-	-
Residential construction	-	-	-	-	-
Other real estate	-	-	-	-	-
Agriculture	-	-	-	-	-
Commercial other	1,698,350	4,348,803	-	1,551,484	-
Consumer other	-	-	-	3,500	-
Subtotal	3,988,043	6,795,882	-	3,923,382	2,712
With an allowance recorded:
Commercial real estate	-		-
Residential real estate	-		-
Commercial construction	-		-
Residential construction	-		-
Other real estate	-		-
Agriculture	-		-
Commercial other	-		-
Consumer other	-		-
Subtotal	-	-	-	-	-
Total	$3,988,043	$6,795,882	$-	$3,923,382	$2,712

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Impaired loans by category at December 31, 2018 were as follows:

				Year to date
	Recorded investments	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With no related allowance recorded:
Commercial real estate	$1,619,956	$2,020,894	$-	$1,547,265	$5,923
Residential real estate	827,146	1,006,277	-	1,289,314	12,239
Commercial construction	51,347	51,347	-	25,674	544
Residential construction	-	-	-	36,877	-
Other real estate	-	-	-	-	-
Agriculture	-	-	-	-	-
Commercial other	1,404,617	3,410,042	-	1,498,038	-
Consumer other	7,000	7,000	-	89,784	-
Subtotal	3,910,066	6,495,560	-	4,486,952	18,706
With an allowance recorded:
Commercial real estate	-	-	-	-	-
Residential real estate	-	-	-	-	-
Commercial construction	-	-	-	-	-
Residential construction	-	-	-	-	-
Other real estate	-	-	-	-	-
Agriculture	-	-	-	-	-
Commercial other	-	-	-	-	-
Consumer other	-	-	-	-	-
Subtotal	-	-	-	-	-
Total	$3,910,066	$6,495,560	$-	$4,486,952	$18,706

Troubled debt restructurings (“TDRs”) are loans in which the borrower is experiencing financial difficulty at the time of restructuring, and the Company has granted a concession to the borrower that it would not otherwise consider. Concessions include modifying original loan terms to reduce the stated interest rate or reduce payments required as part of the loan agreement.

There were no new TDRs during the nine month period ended September 30, 2019. There were eight new TDRs during the year ended December 31, 2018. The balance of TDRs at September 30, 2019 and December 31, 2018 was $153,310 and $9,955,020, respectively. The Company has no further commitments to lend additional funds to these TDRs. As of September 30, 2019, none of the Company’s TDRs had subsequently defaulted after concessions were granted.

The following is maturity data for loans at September 30, 2019 and December 31, 2018:

	September 30, 2019	December 31, 2018
Three months or less	$200,125,469	$189,425,370
Over three months through twelve months	107,104,536	121,841,018
Over one year through five years	511,686,744	534,977,920
Over 5 years	41,068,887	20,857,584
Total	$859,985,636	$867,101,892

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(4)	Advances from Federal Home Loan Bank

As of September 30, 2019, Pedestal Bank had borrowed monies from the Federal Home Loan Bank of Dallas (“FHLB”) in the form of fifteen advances in the amount of $49,364,254, maturing from 2020 through 2047 at interest rates ranging from 2.03 percent to 7.39 percent. The advances are collateralized by a blanket floating lien on qualifying first mortgage loans totaling $380,136,812 and the Company’s stock in the FHLB at September 30, 2019.

(5)	Notes Payable

Notes payable were as follows:

	As of September 30, 2019	As of December 31, 2018
First National Bankers Bank	$700,005	$1,400,009
First National Bankers Bank	796,548	1,200,000
First National Bankers Bank	7,000,000	8,000,000
Total	$8,496,553	$10,600,009

(6)	Subordinated Debentures

As of September 30, 2019, the Company had outstanding subordinated debentures in the amount of $2,950,926. The subordinated debentures are structured to qualify as Tier 2 capital for regulatory capital purposes. The debentures have a term of ten years from issuance and bear interest at a rate of 5.0% per year, payable annually. The debentures do not provide for acceleration of the unpaid principal, except upon certain events associated with bankruptcy. The debentures are not subject to redemption by the holders and may be redeemed by the Company after five years, subject to the prior approval or non-objection of the Federal Reserve. For the nine months ended September 30, 2019 and the year ended December 31, 2018, there were no principal payments made on the debentures.

(7)	Non-Interest Expenses

The following is a summary of the significant components of non-interest expenses.

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Occupancy Expenses
Utilities	$234,869	$265,254
Insurance	103,737	109,598
Maintenance and repairs	582,750	286,019
Rental	198,238	239,690
Taxes	224,383	234,715
Depreciation	830,301	722,550
Total occupancy expenses	$2,174,278	$1,857,826

Furniture and Equipment Expenses
Maintenance	$620,772	$666,244
Depreciation	1,036,802	731,062
Total furniture and equipment expenses	$1,657,574	$1,397,306

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Other Operating Expenses
Director fees	$381,118	$330,700
FDIC and banking assessments	239,704	384,222
Supplies, stationary and printing	277,346	215,005
Postage and freight	125,856	167,887
Software Maintenance	11,736	5,058
Credit card fees	658,562	954,484
Telephone	580,685	673,025
Memberships and dues	141,170	124,041
Legal and professional	543,605	509,979
Service fees	16,365	16,735
Conventions, seminars and travel	178,763	189,502
Advertising and promotion	939,693	1,194,331
Contributions	62,577	15,141
Insurance	285,990	269,792
Taxes	632,975	589,012
Bank charges	124,574	197,194
Core deposit intangible – amortization expense	63,750	63,750
Miscellaneous	1,517,749	1,251,440
Total other operating expenses	$6,782,218	$7,151,298

(8)	Fair Value Measurements

The Company utilizes fair value measurements to record fair value adjustments to certain financial assets and financial liabilities and to determine fair value disclosures. Available for sale securities are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a non-recurring basis, such as other real estate and impaired loans. These non-recurring fair value adjustments typically involve impairment of individual assets. The Company has not disclosed any other financial assets and liabilities recorded at fair value on a recurring basis.

Available for sale securities are valued based on a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. Level 1 inputs are based on unadjusted quoted market prices within active markets. Level 2 inputs are based primarily on quoted prices for similar assets or liabilities in active or inactive markets. Level 3 inputs are primarily valued using management’s assumptions about the assumptions market participants would utilize in pricing the asset or liability. Available for sale securities are valued utilizing Level 2 and Level 3 inputs.

Other real estate, where an allowance is established, requires classification in the fair value hierarchy. The other real estate is evaluated by management based on the fair value of the collateral less estimated costs to sell, which is considered non-recurring Level 2.

Impaired loans are valued by either fair value of the collateral if the loan is collateral dependent (Level 2 or Level 3), or the present value of expected future cash flows, discounted at the loan’s effective interest rate (Level 3). Fair value of the collateral is determined by appraisals or by independent valuation.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

		Fair Value Measurements at Reporting Date Using
	Fair Value	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2019:
Assets valued on a recurring basis:
Available for sale securities	$275,424,264	$-	$272,781,913	$2,642,351

Assets valued on a non-recurring basis:
Other real estate	$2,276,477	$-	$2,276,477	$-
Impaired loans	$3,988,043	$-	$3,988,043	$-

December 31, 2018:
Assets valued on a recurring basis:
Available for sale securities	$206,349,542	$-	$203,235,656	$3,113,886

Assets valued on a non-recurring basis:
Other real estate	$1,146,643	$-	$1,146,643	$-
Impaired loans	$3,910,066	$-	$3,910,066	$-

The following table reconciles assets measured at fair value on a recurring basis using unobservable inputs (Level 3):

Level 3 Changes
September 30, 2019
Balance, beginning of year	$3,113,886
Total gains or losses (realized/unrealized)
Included in earnings	87,013
Included in other comprehensive income	7,129
Purchases, sales, issuances and settlements, net	(565,677)
Transfers in and/or out of Level 3	-
Balance as of end of period	$2,642,351

(9)	Fair Values of Financial Instruments

Professional standards require the disclosure of information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Accounting Standards Codification Topic 825 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

a.	Cash and cash equivalents - The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets’ fair values.

b.

Investment securities - Fair values for investments securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

c.

Loans - For variable-rate loans that reprice frequently (one year or less) and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. These loans are classified within Level 3 of the fair value hierarchy.

d.

Deposits - The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. Deposits are classified with in Level 3 of the fair value hierarchy.

e.	Accrued interest – The carrying amounts of accrued interest approximate the fair value.

f.	Short-term borrowings – The carrying amounts of short-term borrowings approximate their fair values.

g.	The fair value of off-balance sheet financial instruments as of September 30, 2019 and December 31, 2018 was immaterial.

The estimated fair values of the Company’s financial instruments at September 30, 2019 and December 31, 2018 were as follows:

	September 30, 2019		December 31, 2018
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and due from banks	$41,827,058	$41,827,058	$90,479,734	$90,479,734
Interest-bearing deposits in banks	490,000	490,000	245,000	245,000
Securities available for sale	275,424,264	275,424,264	206,349,542	206,349,542
Loans	848,321,247	845,237,611	855,245,197	849,510,305
Accrued interest receivable	4,113,311	4,113,311	4,284,571	4,284,571

Financial liabilities:
Deposit liabilities	1,014,864,010	1,018,609,232	1,010,301,568	1,010,240,442
Accrued interest payable	2,704,108	2,704,108	2,056,305	2,056,305
Advances from FHLB	49,364,254	50,011,838	46,162,446	46,247,835
Notes payable	8,496,553	8,496,553	10,600,009	10,600,009
Retail repurchases	2,258,828	2,528,828	3,000,317	3,000,317
Subordinated debentures	2,950,926	2,950,926	2,950,926	2,950,926
Trust preferred securities	5,000,000	5,000,000	5,000,000	5,000,000

The carrying amounts in the preceding table are included in the balance sheets under the applicable captions. It is not practicable to estimate the fair values of the stocks listed as “Other Securities” on the consolidated balance sheets because they are not marketable. Those investment are reporting at their carrying amounts in the balance sheets.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, credit card arrangements and standby letters of credit. Those instruments involved, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.1

Commitments to Extend Credit –

At September 30, 2019, the Company was exposed to credit risk on commitments to extend credit having contract amounts of $149,386,810 summarized as follows:

Commitments to extend credit	$136,741,900
Credit card arrangements	10,500,393
Standby letters of credit	2,144,517
Total	$149,386,810

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Commitments to extend credit, credit card arrangements, and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Company’s credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of condition. The Company does not anticipate any material losses as a result of the contingent liabilities and commitments.

PEDESTAL BANCSHARES, INC.

AND SUBSIDIARIES

Financial Report

Year Ended December 31, 2018 and 2017

KOLDER, SLAVEN & COMPANY, LLC

CERTIFIED PUBLIC ACCOUNTANTS

C. Burton Kolder, CPA*		183 S. Beadle Rd.	11929 Bricksome Ave.
Victor R. Slaven, CPA*		Lafayette, LA 70508	Baton Rouge, LA 70816
Gerald A. Thibodeaux, Jr., CPA*		Phone (337) 232-4141	Phone (225) 293-8300
Robert S. Carter, CPA*
Arthur R. Mixon, CPA*		1428 Metro Dr.	450 E. Main St.
Brad E. Kolder, CPA, JD*		Alexandria, LA 71301	New Iberia, LA 70560
Stephen J. Anderson, CPA*		Phone (318) 442-4421	Phone (337) 367-9204
Christine C. Doucet, CPA
Wanda F. Arcement, CPA, CVA		200 S. Main St.	1234 David Dr. Ste. 203
Bryan K. Joubert, CPA		Abbeville, LA 70510	Morgan City, LA 70380
Matthew E. Margaglio, CPA		Phone (337) 893-7944	Phone (985) 384-2020
Casey L. Ardoin, CPA, CFE
		434 E. Main St.	332 W. Sixth Ave.
	INDEPENDENT AUDITOR’S REPORT	Ville Platte, LA 70586	Oberlin, LA 70655
		Phone (337) 363-2792	Phone (337) 639-4737
* A Professional Accounting Corporation

WWW.KCSRCPAS.COM

The Stockholders and Board of Directors

Pedestal Bancshares, Inc. and Subsidiaries

Houma, Louisiana

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Pedestal Bancshares, Inc. and Subsidiaries which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pedestal Bancshares, Inc. and Subsidiaries as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Kolder, Slaven & Company, LLC Certified Public Accountants

Lafayette, Louisiana

March 11, 2019

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2018 and 2017

	2018	2017
ASSETS
Cash and due from banks	$90,479,734	$73,713,619
Interest-bearing deposits in banks	245,000	245,000
Securities available for sale, at fair value	206,349,542	220,941,518
Other securities	5,052,178	4,594,697
Loans, net of allowance for loan losses of $11,847,695 and $12,255,902	855,254,197	815,340,804
Bank premises and equipment	33,149,220	27,170,339
Accrued interest receivable	4,284,571	4,308,181
Prepaid assets	1,581,527	1,331,496
Goodwill	12,659,072	12,659,072
Core deposit intangible	1,069,583	1,154,583
Other real estate	1,146,643	987,205
Cash surrender value of bank owned life insurance	11,139,290	11,348,344
Other assets	1,386,414	3,932,942
TOTAL ASSETS	$1,223,796,971	$1,177,727,800

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits -
Demand deposits	$252,218,539	$249,214,804
Interest-bearing demand deposits	319,019,251	330,356,573
Savings deposits	125,748,652	130,283,477
Time deposits of $100,000 or more	214,773,688	172,282,387
Other time deposits	98,541,438	113,313,717
Total deposits	1,010,301,568	995,450,958

Accrued interest payable	2,056,305	1,037,533
Advances from Federal Home Loan Bank	46,162,446	21,385,608
Notes payable	10,600,009	12,500,013
Dividend payable	5,234,987	5,207,488
Retail repurchase agreements	3,000,317	2,959,836
Subordinated debentures	2,950,926	2,950,926
Company obligated mandatorily redeemable preferred securities of trust	5,000,000	5,000,000
Other liabilities	5,955,727	5,843,097
Total liabilities	1,091,262,285	1,052,335,459

STOCKHOLDERS' EQUITY
Common stock ($1 par value, 10,000,000 shares authorized, 4,391,080 and 4,406,080 shares issued and outstanding)	4,391,080	4,406,080
Surplus	73,960,416	74,237,610
Undivided profits	56,981,444	49,016,856
Accumulated other comprehensive income	(1,598,254)	(868,205)
Unearned ESOP shares	(1,200,000)	(1,400,000)
Total stockholders' equity	132,534,686	125,392,341
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,223,796,971	$1,177,727,800

The accompanying notes are an integral part of this statement.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Income
For the Years Ended December 31, 2018 and 2017

INTEREST INCOME	2018	2017
Interest and fees on loans	$52,381,276	$47,168,406
Interest on securities available for sale	5,087,621	5,042,345
Interest on federal funds sold	823,906	248,952
Interest and dividends on other securities	165,063	329,253
Total interest income	58,457,866	52,788,956

INTEREST EXPENSE
Interest on deposits	5,410,310	4,042,503
Interest on retail repurchases	4,218	3,477
Interest on borrowed funds	1,792,973	1,059,226
Total interest expense	7,207,501	5,105,206

Net interest income	51,250,365	47,683,750

PROVISION FOR POSSIBLE LOAN LOSSES	3,529,179	1,753,772

Net interest income after provision for possible loan losses	47,721,186	45,929,978

NON-INTEREST INCOME (DEDUCTIONS)
Service charges, collection and exchange charges	5,428,996	5,821,314
ATM and debit card income	2,820,306	2,758,769
Commission income	1,652,964	1,822,741
Net realized gain (Loss) on securities available for sale	226,820	(20,486)
OTTI writedown on securities available for sale	(216,769)	(1,220,323)
Net gain / loss on assets sold	(713,918)	(31,788)
Other operating revenue	1,947,414	1,374,551
Total non-interest income (deductions)	11,145,813	10,504,778

Income before non-interest expenses	58,866,999	56,434,756

NON-INTEREST EXPENSES
Salaries and wages	18,471,559	17,423,565
Pension and other employee benefits	4,065,075	3,363,034
Occupancy expenses	2,492,940	2,232,510
Furniture and equipment expenses	2,023,860	1,987,147
Computer expenses	2,430,899	2,375,566
Other operating expenses	10,022,809	9,607,367
Total non-interest expenses	39,507,142	36,989,189
NET INCOME	$19,359,857	$19,445,567

The accompanying notes are an integral part of this statement.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income
For the Years Ended December 31, 2018 and 2017

	2018	2017
Net income	$19,359,857	$19,445,567

Other Comprehensive income (loss):
Unrealized gain (loss) on investment securities	(719,998)	(935,996)
Reclassification adjustment for gains (loss) included in net income	(10,051)	1,240,809
Other Comprehensive income (loss)	(730,049)	304,813

Total comprehensive income	$18,629,808	$19,750,380

The accompanying notes are an integral part of this statement.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity
Year Ended December 31, 2018 and 2017

					Accumulated
					Other	Unearned				Total
	Common Stock			Undivided	Comprehensive	ESOP Shares		Treasury Stock		Stockholders'
	Shares	Amount	Surplus	Profits	Income (loss)	Shares	Amount	Shares	Amount	Equity

BALANCE AT DECEMBER 31, 2016	4,469,255	$4,469,255	$75,838,256	$40,358,825	$(1,173,018)	54,136	$(1,600,000)	60,628	$(1,818,692)	$116,074,626

Net income for the year ended December 31, 2017	-	-	-	19,445,567	-	-	-	-	-	19,445,567
Total other comprehensive income for the year ended December 31, 2017	-	-	-	-	304,813	-	-	-	-	304,813
Change in unearned ESOP share value compensation	-	-	-	-	-	(11,777)	200,000	-	-	200,000
Realized deferred compensation	-	-	244,016	-	-	-	-	-	-	244,016
Purchase of 2,547 shares of stock	-	-	-	-	-	-	-	2,547	(89,145)	(89,145)
Transfer of 63,175 shares of stock	(63,175)	(63,175)	(1,844,662)	-	-	-	-	(63,175)	1,907,837	-
Cash dividends declared	-	-	-	(10,787,536)	-	-	-	-	-	(10,787,536)

BALANCE AT DECEMBER 31, 2017	4,406,080	$4,406,080	$74,237,610	$49,016,856	$(868,205)	42,359	$(1,400,000)	-	$-	$125,392,341

Net income for the year ended
December 31, 2018	-	-	-	19,359,857	-	-	-	-	-	19,359,857
Total other comprehensive income for the year ended December 31, 2018	-	-	-	-	(730,049)	-	-	-	-	(730,049)
Change in unearned ESOP share value compensation	-	-	-	-	-	(6,268)	200,000	-	-	200,000
Realized deferred compensation	-	-	22,806	-	-	-	-	-	-	22,806
Purchase of 15,000 shares of stock	(15,000)	(15,000)	(300,000)	(255,000)	-	-	-	-	-	(570,000)
Cash dividends declared	-	-	-	(11,140,269)	-	-	-	-	-	(11,140,269)

BALANCE AT DECEMBER 31, 2018	4,391,080	$4,391,080	$73,960,416	$56,981,444	$(1,598,254)	36,091	$(1,200,000)	-	$-	$132,534,686

The accompanying notes are an integral part of this statement.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Year Ended December 31, 2018 and 2017

	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19,359,857	$19,445,567

Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation of bank premises and equipment	2,147,179	1,974,688
Amortization of organization costs and intangibles	91,662	91,667
Deferred compensation expense	19,277	25,161
Change in unearned ESOP share value	200,000	200,000
(Gain) loss on assets sold	771,950	31,788
(Gain) loss and writedowns on sales of securities	(10,051)	1,240,809
Provision for possible loan losses	3,529,179	1,753,772
Premium amortization net of discount accretion	1,708,592	2,331,935
(Increase) decrease in accrued interest receivable	23,610	(264,974)
(Increase) decrease in prepaid assets	(250,031)	109,113
(Increase) decrease in other assets	1,719,878	(3,916,128)
Increase (decrease) in accrued interest payable	1,018,772	115,561
Increase (decrease) in other liabilities	116,159	845,825
Net cash provided by operating activities	30,446,033	23,984,784

CASH FLOWS FROM INVESTING ACTIVITIES
(Increase) decrease in interest-bearing deposits in banks	-	(9,000)
Purchase of securities available for sale	(42,968,658)	(43,354,354)
Proceeds from sales and calls of securities available for sale	8,296,121	14,802,789
Proceeds from available for sale securities matured	17,163,170	12,491,873
Principal paid on mortgage-backed securities	29,675,272	26,936,924
Increase in other securities	(400,100)	(818,559)
Net increase in loans	(44,563,292)	(29,884,300)
Proceeds from the sale of other real estate	1,079,014	169,287
Proceeds from the sale of bank premises and equipment	82,034	286,564
Capital expenditures for bank premises and equipment	(8,128,634)	(1,989,625)
Net cash used by investing activities	(39,765,073)	(21,368,401)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	14,850,610	(5,826,851)
Proceeds from Advances from Federal Home Loan Bank	30,000,000	25,136,850
Repayment of advances from Federal Home Loan Bank	(5,223,162)	(6,262,535)
Principal payment on notes payable	(1,900,004)	(1,900,005)
Net increase (decrease) in retail repurchase agreements	40,481	1,359,596
Payments to shareholder	-	(1,283,735)
Purchase of common stock of Company	(570,000)	(89,145)
Dividends paid to shareholders	(11,112,770)	(10,001,395)
Net cash provided by financing activities	26,085,155	1,132,780

Net increase in cash and cash equivalents	16,766,115	3,749,163

CASH AND CASH EQUIVALENTS, beginning of year	73,713,619	69,964,456

CASH AND CASH EQUIVALENTS, end of year	$90,479,734	$73,713,619
Supplemental disclosure of cash flow information:
Interest paid	$6,188,729	$4,989,564
Non-cash Activities:
Loan transferred to other real estate owned	$1,292,401	$1,117,362

The accompanying notes are an integral part of this statement.

PEDESTAL BANCSHARES, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

The accounting and reporting policies of Pedestal Bancshares, Inc. and Subsidiaries and the methods of applying those policies conform to generally accepted accounting principles followed in the banking industry. The principles which significantly affect the determination of financial position, results of operations and cash flows are summarized below.

A.	Basis of Presentation

The consolidated financial statements include the accounts of the parent company, Pedestal Bancshares, Inc. (Company) and its wholly-owned subsidiaries, Pedestal Bank (Bank), and Pedestal Insurance (Insurance).

Effective February 20, 2018, Louisiana Community Bancorp announced that its five subsidiary banks officially consolidated and are now Pedestal Bank. The existing charters of the Louisiana-based banks — City Savings Bank, Coastal Commerce Bank, Kaplan State Bank, Teche Bank and Trust and Tri Parish Bank — have combined into one charter with a new bank name. The newly named Pedestal Bank is under the same ownership with the same local management team and board of directors. The newly named holding company is Pedestal Bancshares, Inc.

B.	Nature of Operations

Pedestal Bancshares, Inc is a Louisiana corporation headquarted in Houma, LA. Pedestal Bank is a Louisiana chartered state bank that provides full banking services. Its primary deposit products are savings and term certificates and its primary lending products are consumer and commercial mortgage loans. The area served is primarily the south central and southeastern regions of Louisiana. Pedestal Insurance provides insurance and financial services in the same service area.

C.	Cash and Cash Equivalents

For the purpose of presentation in the Statement of Cash Flows, cash and cash equivalents include cash and due from banks and federal funds sold, all of which mature within ninety days. Balances due from banks include amounts with correspondent banks that are in excess of FDIC insurance coverage. These balances are considered recoverable due to the creditworthiness of the correspondent banks.

D.	Investment Securities

Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Securities held-to-maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

Debt securities not classified as held-to-maturity are classified as available-for-sale. Securities available for sale are carried at fair value with unrealized gains and losses reported in other comprehensive income. Realized gains (losses) on securities available for sale are included in other income (expense) and, when applicable, are reported as a reclassification adjustment in other comprehensive income. Gains and losses on the sale of securities available for sale are determined using the specific-identification method.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less then cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

E.	Loans, Allowance for Loan Losses and Interest Income

Loans are stated at the amount of unpaid principal, reduced by unaccreted discount, unearned interest and an allowance for loan losses plus unamortized premium. Unearned discounts on installment loans are recognized as income over the terms of the loans by the interest method. Interest on other loans is calculated and accrued by using the simple interest method on daily balances of the principal amount outstanding. Premiums and discounts on loans are amortized or accreted over the term of the loans on the straight-line method and are also adjusted for premature paydowns of loan principal.

Loans or portions of loans, are charged off in the period that such loans, or portions thereof, are deemed uncollectible. The collectability of individual loans is determined through an estimate of the fair value of the underlying collateral and/or assessment of the financial condition and repayment capacity of the borrower.

The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectability of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts that the borrowers' financial condition is such that collection of interest is doubtful.

The Company considers a loan to be impaired when, based upon current information and events, the Company believes it is probable that it will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans classified as special mention, substandard, or doubtful, based on credit risk rating factors, are reviewed for impairment. Impaired loans include troubled debt restructurings and performing and nonperforming major loans in which full payment of principal or interest is not expected. The allowance required for impaired loans is calculated based on the present value of expected future cash flows discounted at the loan’s effective interest rate or at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

A loan may be impaired but not on nonaccrual status when available information suggests that it is probable that the Company may not receive all contractual principal and interest, however, the loan is still current and payments are received in accordance with the terms of the loan. Payments received for impaired loans not on nonaccrual status are applied to principal and interest.

All impaired loans are reviewed, at a minimum, on a quarterly basis. Reviews may be performed more frequently if material information is available before the next scheduled quarterly review. Existing valuations are reviewed to determine if additional discounts or new appraisals are required. After this review, when comparing the resulting present value of cash flows or collateral valuation to the outstanding loan balance, if the amount exceeds the loan balance no specific allocation is reserved. All loans included in our impairment analysis are subject to the same procedure and review, with no distinction given to the dollar amount of the loan.

The Company charges minimal loan fees and direct origination costs which are collected and recognized as income at the time the loan is made.

F.	Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense for both book and tax purposes is computed using both straight-line and accelerated methods over the estimated useful lives of the respective assets, which range from three to forty years. Major renewals and betterments are capitalized and maintenance and repairs which do not extend the life of banking premises and equipment are charged to operating expenses.

G.	Other Real Estate and Other Repossessed Assets

Real estate properties and other repossessed assets acquired through or in lieu of loan foreclosure are initially recorded at the fair value of the assets at the time of foreclosure, less estimated selling costs, and any related write-downs are charged to the allowance for loan losses. After foreclosure, valuations are periodically performed by management, and provisions for estimated losses on foreclosed assets are charged to operations, when any significant and permanent decline reduces the fair value less selling costs to less than the carrying value. The ability of the banks to recover the carrying value of foreclosed assets is based upon future sales of these assets. The ability to affect such sales is subject to market conditions and other factors, many of which are beyond the banks’ control. Operating income and expenses associated with foreclosed assets, and gains and losses on their disposition are included in current earnings.

H.	Life Insurance Contracts

Life insurance contracts represent single premium life insurance contract on the lives of certain officers of the Company. The Company is the beneficiary of these policies. These contracts are reported at their cash surrender value and changes in the cash surrender value are included in other noninterest income.

I.	Pension Costs

Pension costs are charged to salaries and employee benefits expense and are funded as accrued.

J.	Income Taxes

The Company has elected to be taxed as a Subchapter S Corporation under the provisions of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable individually for their proportionate share of federal income taxes based on the Company’s taxable income, which may differ from financial net income.

K.	Post-retirement Health Care and Life Insurance Benefits

The Company does not pay the costs of providing continuing health care and life insurance benefits for its retired employees.

L.	Compensated Absences

Employees of the Company are entitled to paid vacation depending upon length of service. Vacation must be taken in the year accrued and cannot be carried over. Sick leave accumulates on a monthly basis according to the years of service and is available for employees when needed. However, it does not vest nor is it payable at termination of employment. The Company's policy is to recognize the costs of compensated absences when actually paid to employees.

M.	Stock Compensation Plans

The Company recognizes the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). It also requires measurement of the cost of employee services received in exchange for an award based on the grant date fair value of the award.

N.	Financial Instruments

In the ordinary course of business the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

O.	Advertising

Substantially all of the Company’s advertising is expensed as incurred. Advertising expense for the years ended 2018 and 2017 was $2,092,132 and $973,847, respectively.

P.	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans. While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Q.	Concentration of Credit Risks

The Company grants commercial, real estate and consumer loans to customers located primarily in South East, South Central and Southwest Louisiana. The Company’s portfolio consists of business loans extending across many industry types, as well as loans to individuals. The Company’s primary service area has some dependency on energy and energy related industries. The primary loan collateral is concentrated in residential and commercial real estate. Repayment of the loans is expected to come from cash flow of the borrower or from the sale of the real estate. Losses are limited by the value of the collateral upon default of the borrowers.

(2)	Investment Securities

The carrying amounts of investment securities as shown in the consolidated balance sheet of the Company and their approximate fair values at December 31 were as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Securities available for sale:
December 31, 2018 -
U.S. Government and agency securities	$24,514,087	$4,129	$170,238	$24,347,978
State and municipal securities	68,211,559	249,071	461,133	67,999,497
Mortgage-backed securities	111,284,566	972,489	1,368,874	110,888,181
Corporate securities	3,937,585	71,300	894,999	3,113,886
Total	$207,947,797	$1,296,989	$2,895,244	$206,349,542

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Securities available for sale:
December 31, 2017 -
U.S. Government and agency securities	$31,071,279	$2,220	$220,812	$30,852,687
State and municipal securities	71,879,408	671,843	244,351	72,306,900
Mortgage-backed securities	111,472,397	1,490,395	1,028,093	111,934,699
Corporate securities	7,386,634	162,818	1,702,220	5,847,232
Total	$221,809,718	$2,327,276	$3,195,476	$220,941,518

Available-for-sale securities are carried in the financial statements at fair value. The change in net unrealized holding losses on available-for-sale securities in the amount of $(730,049) for the year ended December 31, 2018, and net unrealized holding gains on available-for-sale securities in the amount of $304,813 for the year ended December 31, 2017, have been included in accumulated other comprehensive income.

Investment securities carried at approximately $59,568,837 at December 31, 2018 and $83,348,318 at December 31, 2017 were pledged to secure public deposits and for other purposes required or permitted by law.

For the years ended December 31, 2018 and 2017, proceeds from the sales and calls of securities available for sale amounted to $8,296,121 and $14,757,975, respectively. Gross realized gains and losses on sales and calls of investment securities for the year ended December 31 was:

	2018	2017
Gross realized gains	$377,705	$22,407
Gross realized losses	$150,885	$1,263,216

The amortized cost and estimated market value of investment securities, at December 31, 2018, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Securities Available for Sale
	Amortized Cost	Fair Value
Amounts maturing in:
One year or less	$25,219,172	$25,108,590
After one year through five years	52,994,783	52,736,077
After five years through ten years	77,302,202	76,918,397
After ten years	52,431,640	51,586,478
Total at December 31, 2018	$207,947,797	$206,349,542

Information pertaining to securities with gross unrealized losses at December 31, 2018 and 2017, aggregated by investment category and length of time individual securities have been in a continuous loss position, is as follows:

	Less than 12 months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities available for sale
December 31, 2018 -
U.S. Government and agency securities	$2,477,645	$22,355	$18,367,438	$147,883	$20,845,083	$170,238
State and municipal securities	5,025,081	46,052	36,079,342	415,081	41,104,423	461,133
Mortgage-backed securities	9,647,524	13,060	62,097,567	1,355,814	71,745,091	1,368,874
Corporate securities	1,068,375	321,821	1,772,553	573,178	2,840,928	894,999
Total	$18,218,625	$403,288	$118,316,900	$2,491,956	$136,535,525	$2,895,244

	Less than 12 months		12 Months or Greater		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Securities available for sale
December 31, 2017-
U.S. Government and agency securities	$25,340,102	$207,963	$2,514,137	$12,849	$27,854,239	$220,812
State and municipal securities	25,471,348	239,440	407,116	4,911	25,878,464	244,351
Mortgage-backed securities	73,969,525	930,327	4,874,684	97,766	78,844,209	1,028,093
Corporate securities	-	-	5,358,454	1,702,220	5,358,454	1,702,220
Total	$124,780,975	$1,377,730	$13,154,391	$1,817,746	$137,935,366	$3,195,476

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) then length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2018, the debt securities with unrealized losses have depreciated 2.08% from the Company’s amortized cost basis. The majority of these securities are either guaranteed by the U.S. Government or secured by mortgage loans. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or it agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.

During the years December 31, 2018 and 2017, the Bank recorded OTTI loss on available for sale securities as follows:

	2018	2017
Total OTTI charges realized and unrealized	$216,769	$1,220,323
OTTI recognized in other comprehensive income (noncredit component)	-	-
Net impairment losses recognized in earnings (credit component)	$216,769	$1,220,323

(3)	Other Securities

Other securities at December 31, 2018 and 2017 consist of the following stock in industry-related financing institutions:

	2018		2017
	Shares	Amount	Shares	Amount
Federal Home Loan Bank of Dallas	28,445	$2,844,500	23,785	$2,378,500
First National Bankers Bankshares, Inc. - Preferred	-	-	3628	1,169,800
First National Bankers Bankshares, Inc - Common	4028	1,331,800	400	168,000
Community Financial Insurance Center, LLC	5	251,279	5	251,986
Independent Bankers Financial Corporation	630	100,050	630	100,050
Financial Institution Service Corporation	100	10,000	100	10,000
SHCPF Stock	-	507,899	-	509,711
Various	402	6,650	402	6,650
Total		$5,052,178		$4,594,697

These securities are reported at cost and/or book value. The bank stocks are required to be maintained in order to conduct business with these industry-related financing institutions. The Federal Home Loan Bank (FHLB) stock is pledged for FHLB advances of $46,162,446 and $21,385,608 at December 31, 2018 and 2017, respectively.

(4)	Loans

Major classifications of loans at December 31, 2018 and 2017 are as follows:

	2018	2017
Commercial	$611,697,652	$552,506,788
Mortgage	223,105,254	238,087,842
Installment	31,234,646	35,918,824
Overdrafts	1,064,340	1,083,252
Total loans	867,101,892	827,596,706
Less: Allowance for loans losses	(11,847,695)	(12,255,902)
Loans, net	$855,254,197	$815,340,804

Loans on which the accrual of interest has been discontinued or reduced amounted to $8,363,165 and $10,387,366 at December 31, 2018 and 2017, respectively. If interest on these loans had been accrued, such income would have approximated $521,303 and $1,261,913 for 2018 and 2017, respectively. At December 31, 2018 and 2017, the total recorded investment in loans past due ninety days or more and still accruing interest amounted to $730,961 and $819,205. At December 31, 2018 and 2017, the total recorded investment in impaired loans amounted to approximately $3,910,066 and $5,063,837, respectively. The total recorded investment in impaired loans at December 31, 2018 and 2017 that have a related allowance for credit losses amounted to $0. The average recorded investment in impaired loans amounted to approximately $4,486,952 and $3,810,875 at December 31, 2018 and 2017, respectively. The allowance for loan losses related to impaired loans amounted to approximately $0 at December 31, 2018 and 2017. Interest income on impaired loans of $18,706 and $174,349 was recognized in 2018 and 2017, respectively.

Transactions in the allowance for loan losses for the year ended December 31, 2018 and 2017 were as follows:

	2018	2017
Balance, beginning of year	$12,255,902	$12,019,881
Provision charged to operations	3,529,179	1,753,772
Loans charged off	(4,292,869)	(1,816,290)
Recoveries	355,483	298,539
Balance, end of year	$11,847,695	$12,255,902

The allocation of the allowance for losses by loan type for the year ended December 31, 2018 was as follows:

	Balance, Beginning of year	Provision	Loans Charged off	Recoveries	Balance, End of year
Commercial real estate	$2,803,969	$920,322	$(454,821)	$18,000	$3,287,470
Residential real estate	2,369,435	739,771	(515,466)	30,687	2,624,427
Commercial construction	1,529,779	(680,346)	-	-	849,433
Residential construction	1,361,513	(1,152,683)	-	-	208,830
Other	(237,320)	453,380	-	-	216,060
Agriculture	135,214	89,427	-	-	224,641
Commercial other	4,827,077	1,198,387	(2,344,101)	162,274	3,843,637
Consumer Other	(533,765)	1,960,921	(978,481)	144,522	593,197
Total	$12,255,902	$3,529,179	$(4,292,869)	$355,483	$11,847,695

The allocation of the allowance for losses by loan type for the year ended December 31, 2017 was as follows:

	Balance, Beginning of year	Provision	Loans Charged off	Recoveries	Balance, End of year
Commercial real estate	$2,369,282	$416,687	$-	$18,000	$2,803,969
Residential real estate	2,128,088	547,389	(348,619)	42,577	2,369,435
Commercial construction	1,483,380	46,399	-	-	1,529,779
Residential construction	1,194,414	167,099	-	-	1,361,513
Other	(181,696)	(55,624)	-	-	(237,320)
Agriculture	115,800	19,164	-	250	135,214
Commercial other	4,873,417	610,012	(772,069)	115,717	4,827,077
Consumer Other	37,196	2,646	(695,602)	121,995	(533,765)
Total	$12,019,881	$1,753,772	$(1,816,290)	$298,539	$12,255,902

The allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

The allowance for possible loan losses was evaluated by category as follows:

	2018		2017
	Individually evaluated for impairment	Collectively evaluated for impairment	Individually evaluated for impairment	Collectively evaluated for impairment
Commercial real estate	$-	$3,287,470	$-	$2,803,969
Residential real estate	-	2,624,427	-	2,369,435
Commercial construction	-	849,433	-	1,529,779
Residential construction	-	208,830	-	1,361,513
Other	-	216,060	-	(237,320)
Agriculture	-	224,641	-	135,214
Commercial other	-	3,843,637	-	4,827,077
Consumer other	-	593,197	-	(533,765)
Total	$-	$11,847,695	$-	$12,255,902

Management is of the opinion that the allowance for loan losses account at December 31, 2018 is sufficient to cover any possible loan losses.

The Company evaluates its loan portfolio on a recurring basis using the following categories as its internally assigned credit risk profile:

Pass - Loans that are not substandard or doubtful are categorized as pass. These loans have a proven payment history with few and/or minor delinquencies.

Substandard – Loans are considered substandard once they are placed on the Company’s watch list. These loans have been 90 days past due at least once in the last twelve (12) to twenty-four (24) months.

Doubtful – Loans are considered doubtful after they have been classed as substandard and management has determined that there is a possibility that the Company could incur a loss in relation to the loan.

The loans were evaluated by category as follows:

	2018		2017
	Individually evaluated for impairment	Collectively evaluated for impairment	Individually evaluated for impairment	Collectively evaluated for impairment
Commercial real estate	$1,619,956	$269,177,630	$1,474,574	$234,059,030
Residential real estate	827,146	201,801,395	1,751,482	239,959,034
Commercial construction	51,347	83,239,257	-	46,146,500
Residential construction	-	20,476,713	73,754	22,180,520
Other	-	1,064,340	-	228,362
Agriculture	-	11,160,314	-	9,799,208
Commercial other	1,404,617	245,044,531	1,591,459	233,099,679
Consumer other	7,000	31,227,646	172,568	37,060,536
Total	$3,910,066	$863,191,826	$5,063,837	$822,532,869

The Company’s credit exposure by loan category as of December 31, 2018 is as follows:

	Pass	Substandard	Doubtful
Commercial real estate	$268,040,405	$2,757,181	$-
Residential real estate	199,897,111	2,731,430	-
Commercial construction	82,937,858	352,746	-
Residential construction	20,367,590	109,123	-
Other	1,064,340	-	-
Agriculture	11,160,314	-	-
Commercial other	234,498,347	11,950,801	-
Consumer other	30,963,158	271,488	-
Total	$848,929,123	$18,172,769	$-

The Company’s credit exposure by loan category as of December 31, 2017 is as follows:

	Pass	Substandard	Doubtful
Commercial real estate	$230,219,570	$5,314,034	$-
Residential real estate	236,424,734	5,285,782	-
Commercial construction	46,146,500	-	-
Residential construction	22,254,274	-	-
Other	228,362	-	-
Agriculture	9,799,208	-	-
Commercial other	222,161,172	12,529,966	-
Consumer other	36,919,169	313,935	-
Total	$804,152,989	$23,443,717	$-

The aging of past due loans by category at December 31, 2018 is as follows:

	30-89 Days past due	Greater than 90 days past due	Total past due	Current	Total loans	Recorded investment >90 days and accruing
Commercial real estate	$2,038,124	$2,257,984	$4,296,108	$266,501,478	$270,797,586	$46,784
Residential real estate	2,465,079	2,229,779	4,694,858	197,933,683	202,628,541	200,513
Commercial construction	710,105	438,394	1,148,499	82,142,105	83,290,604	78,866
Residential construction	-	109,123	109,123	20,367,590	20,476,713	-
Other	-	-	-	1,064,340	1,064,340	-
Agriculture	687,037	-	687,037	10,473,277	11,160,314	-
Commercial other	633,681	3,635,887	4,269,568	242,179,580	246,449,148	252,621
Consumer other	835,842	422,959	1,258,801	29,975,845	31,234,646	152,177
Total	$7,369,868	$9,094,126	$16,463,994	$850,637,898	$867,101,892	$730,961

The aging of past due loans by category as December 31, 2017 is as follows:

	30-89 Days past due	Greater than 90 days past due	Total past due	Current	Total loans	Recorded investment >90 days and accruing
Commercial real estate	$5,404,722	$3,726,089	$9,130,811	$226,402,793	$235,533,604	$538,506
Residential real estate	3,543,127	3,156,356	6,699,483	235,011,033	241,710,516	158,220
Commercial construction	-	-	-	46,146,500	46,146,500	-
Residential construction	-	-	-	22,254,274	22,254,274	-
Other	-	-	-	228,362	228,362	-
Agriculture	6,036	-	6,036	9,793,172	9,799,208	-
Commercial other	1,245,474	1,868,749	3,114,223	231,576,915	234,691,138	100,269
Consumer other	830,971	291,971	1,122,942	36,110,162	37,233,104	22,210
Total	$11,030,330	$9,043,165	$20,073,495	$807,523,211	$827,596,706	$819,205

The loans on nonaccrual status by category at December 31, 2018 and 2017 were as follows:

	2018	2017
Commercial real estate	$2,570,728	$4,707,138
Residential real estate	2,029,266	3,780,283
Residential construction	109,123	-
Commercial other	3,383,266	1,563,480
Consumer other	270,782	336,465
Total	$8,363,165	$10,387,366

Impaired loans by category at December 31, 2018 were as follows:

				Year to date
	Recorded investments	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With no related allowance recorded:
Commercial real estate	$1,619,956	$2,020,894	$-	$1,547,265	$5,923
Residential real estate	827,146	1,006,277	-	1,289,314	12,239
Commercial construction	51,347	51,347	-	25,674	544
Residential construction	-	-	-	36,877	-
Other real estate	-	-	-	-	-
Agriculture	-	-	-	-	-
Commercial other	1,404,617	3,410,042	-	1,498,038	-
Consumer Other	7,000	7,000	-	89,784	-
Subtotal	3,910,066	6,495,560	-	4,486,952	18,706
With an allowance recorded:
Commercial real estate	-	-	-	-	-
Residential real estate	-	-	-	-	-
Commercial construction	-	-	-	-	-
Residential construction	-	-	-	-	-
Other real estate	-	-	-	-	-
Agriculture	-	-	-	-	-
Commercial other	-	-	-	-	-
Consumer Other	-	-	-	-	-
Subtotal	-	-	-	-	-
Total	$3,910,066	$6,495,560	$-	$4,486,952	$18,706

Impaired loans by category at December 31, 2017 were as follow:

				Year to date
	Recorded investments	Unpaid principal balance	Related allowance	Average recorded investment	Interest income recognized
With no related allowance recorded:
Commercial real estate	$1,474,574	$1,474,574	$-	$892,103	$69,019
Residential real estate	1,751,482	1,751,482	-	1,137,294	55,191
Commercial construction	-	-	-	-	-
Residential construction	73,754	73,754	-	36,877	1,499
Other real estate	-	-	-	-	-
Agriculture	-	-	-	-	-
Commercial other	1,591,459	1,591,459	-	1,654,329	41,216
Consumer Other	172,568	172,568	-	90,273	7,424
Subtotal	5,063,837	5,063,837	-	3,810,876	174,349
With an allowance recorded:
Commercial real estate	-	-	-	-	-
Residential real estate	-	-	-	-	-
Commercial construction	-	-	-	-	-
Residential construction	-	-	-	-	-
Other real estate	-	-	-	-	-
Agriculture	-	-	-	-	-
Commercial other	-	-	-	-	-
Consumer Other	-	-	-	-	-
Subtotal	-	-	-	-	-
Total	$5,063,837	$5,063,837	$-	$3,810,876	$174,349

Troubled Debt Restructurings (TDRs) are loans in which the borrower is experiencing financial difficulty at the time of restructuring, and the Bank has granted a concession to the borrower that it would not otherwise consider. Concessions include modifying original loan terms to reduce the stated interest rate or reduce payments required as part of the loan agreement.

There were eight new TDRs during the year ended December 31, 2018. There were six TDRs during the year ended December 31, 2017. The balance of TDRs at December 31, 2018 and 2017 was $ 9,955,020 and $9,773,382, respectively. The Company has no further commitments to lend additional funds to these TDRs. As of December 31, 2018 none of the Company’s TDRs had subsequently defaulted after concessions were granted.

The following is maturity data for loans at December 31, 2018 and 2017:

	2018	2017
Three months or less	$189,425,370	$150,423,257
Over three months through twelve months	121,841,018	110,542,171
Over one year through five years	534,977,920	542,413,109
Over 5 years	20,857,584	24,218,169
Total	$867,101,892	$827,596,706

(5)	Bank Premises and Equipment

Major classifications of these assets at December 31, 2018 and 2017 are summarized as follows:

	2018	2017
Land	$5,023,573	$5,023,573
Construction in progress	3,128,625	1,446,533
Buildings	33,080,761	31,183,252
Software	2,625,941	1,464,323
Furniture and equipment	14,139,210	10,965,272
Subtotal	57,998,110	50,082,953
Less: Accumulated depreciation and amortization	(24,848,890)	(22,912,614)
Total	$33,149,220	$27,170,339

Depreciation and amortization expense amounted to $2,147,179 and $1,974,688 for the year ended December 31, 2018 and 2017, respectively.

(6)	Deposits

At December 31, 2018, scheduled maturities of certificates of deposit are as follows:

2019	$131,914,167
2020	113,841,172
2021	55,710,622
2022	8,531,995
2023	3,317,170
Total	$313,315,126

The aggregate amount of certificates of deposits, each with a minimum denomination of $250,000 totaled $99,503,739 at December 31, 2018.

(7)	Advances from Federal Home Loan Bank

Pedestal Bank has borrowed monies from FHLB in the form of thirteen advances in the amount of $46,162,446, maturing from 2020 through 2047 at interest rates ranging from 2.03 percent to 7.39 percent. The debt is payable in equal monthly installments including interest ranging from $563 to $17,167. The advances are collateralized by a blanket floating lien on qualifying first mortgage loans totaling $374,634,857 and the Company’s stock in the FHLB at December 31, 2018.

Advances at December 31, 2018 have maturities in future years as follows:

2019	$-
2020	15,000,000
2021	20,000,000
2022	10,000,000
2023	-
Thereafter	1,162,446
Total	$46,162,446

(8)	Notes Payable

Notes payable were as follows as of December 31, 2018 and 2017:

	2018	2017
First National Bankers Bank	$1,400,009	$2,100,013
First National Bankers Bank	1,200,000	1,400,000
First National Bankers Bank	8,000,000	9,000,000
Total	$10,600,009	$12,500,013

Pedestal Bancshares, Inc. has a note payable to First National Bankers Bank (FNBB) in annual principal installments of $700,005 with one final principal installment of $700,004, plus interest due May 13, 2020. The note has a variable interest rate payable quarterly which is Wall Street Prime less ½ percent, with a minimum rate of 4 percent per annum. The note is collateralized by 100 percent of the common stock of Pedestal Bank.

Pedestal Bancshares, Inc. Employee Stock Ownership Plan executed a note payable with FNBB in the amount of $2,000,000 on April 11, 2014. The note is payable in annual principal installments of $200,000 with a final principal installment, plus interest due April 11, 2024. The note has a variable interest rate payable quarterly which is Wall Street Prime with a minimum rate of 4 percent per annum. The note is collateralized by 36,091 shares of Pedestal Bancshares, Inc. stock.

Pedestal Bancshares, Inc. executed a note payable with FNBB in the amount of $10,000,000 on August 1, 2016. The note is payable in annual principal installments of $1,000,000 with a final principal installment, plus interest due August 1, 2026. The note has a variable interest rate payable quarterly which is Wall Street Prime with a minimum rate of 4 percent per annum. The note is collateralized by 100 percent of the common stock of Pedestal Bank.

Following are maturities of notes payable during each of the next five years and in the aggregate:

Year Ended December 31,
2019	$1,900,005
2020	1,900,004
2021	1,200,000
2022	1,200,000
2023	1,200,000
Thereafter	3,200,000
Total	$10,600,009

(9)	Retail Repurchase Agreements

Securities sold under agreements to repurchase generally mature within ninety days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

	2018	2017

Average balance during the year	$2,928,806	$2,102,111
Average interest rate during the year	0.15%	0.17%
Mortgage backed securities underlying the agreements at year-end:
Amortized cost	3,895,731	4,039,765
Estimated fair value	3,854,412	4,138,934

At December 31, 2018, the securities underlying the agreements were held in safekeeping at First National Banker’s Bankshares, Inc.

(10)	Subordinated Debentures

The Company has outstanding subordinated debentures in the amount of $2,950,926. The subordinated debentures qualify as Tier 2 capital for regulatory capital purposes. The debentures will have a term of ten years from issuance and bear interest at a rate of 5.0% per year, payable annually. The debentures will not provide for acceleration of the unpaid principal, except upon certain events associated with bankruptcy. The debentures will not be subject to redemption by the holders and may be redeemed by the Company after five years, subject to the prior approval or non-objection of the Federal Reserve. For the years ended 2018 and 2017, there were no principal payments made on the debentures.

(11)	Non-Interest Expenses

The following is a summary of the significant components of non-interest expenses.

	2018	2017
Occupancy Expenses
Utilities	$347,418	$348,473
Insurance	145,197	183,343
Maintenance and repairs	357,676	628,588
Rental	305,801	262,021
Taxes	336,729	273,860
Depreciation	1,000,119	536,225

Total occupancy expenses	$2,492,940	$2,232,510

Furniture and Equipment Expenses
Maintenance	$876,800	$548,684
Depreciation	1,147,060	1,438,463

Total furniture and equipment expenses	$2,023,860	$1,987,147

Other Operating Expenses
Director fees	$455,800	$509,850
FDIC and banking assessments	510,329	725,393
Supplies, stationary and printing	383,373	308,279
Postage and freight	221,236	237,310
Credit card fees	991,564	741,822
Telephone	851,586	715,257
Memberships and dues	167,788	182,548
Legal and professional	626,938	861,505
Service fees	45,646	276,946
Conventions, seminars and travel	239,941	427,397
Advertising and promotion	2,092,132	973,847
Contributions	27,058	35,994
Insurance	361,475	327,603
Taxes	748,214	747,738
Bank Charges	250,130	235,030
Issuance cost – amortization expense	6,662	6,667
Core deposit intangible – amortization expense	85,000	85,000
Miscellaneous	1,957,937	2,209,181

Total other operating expenses	$10,022,809	$9,607,367

(12)	Income Taxes

The Company has elected by consent of its stockholders to be taxed as an S Corporation under the provisions of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income and is allowed no net operating loss carryforward or carryback as a deduction. Instead, the stockholders are liable individually for federal income taxes based on the Company’s taxable income, which may differ from financial net income. The Internal Revenue Service has accepted the stockholders’ election; however, the election is subject to challenge by the Internal Revenue Service upon examination. The Company’s income tax returns for the years ending 2015, 2016 and 2017 may be subject to routine audit by the Internal Revenue Service, generally three years after they were filed. There are currently no audits for any tax periods in progress.

(13)	Deferred Compensation Plans

The Company has individual deferred compensation contracts with certain directors and officers. The contracts provide for periodic payments to the individuals after their retirement or to their surviving spouses. Professional standards require that the estimated amounts of future payments to be made under these contracts are accrued over the period of active employment until the full eligibility date. The accrued liability was $1,403,820 and $1,393,388 at December 31, 2018 and 2017, respectively.

During the fiscal year ended December 31, 2006, the Company established a Bank - Owned Life Insurance (BOLI) plan. The plan allows for the purchase of BOLI contracts which generally provide tax-free income. The cash value and proceeds of the contracts are utilized to offset employee benefit expenses. The accrued liability of the plan was $286,421 and $441,500 at December 31, 2018 and 2017, respectively.

(14)	Employee Benefit Plans

A.     Pension Plan

The Company has a noncontributory defined benefit pension plan which was frozen in 2010. The plan covered employees of Kaplan State Bank, and all participants are fully vested after 5 years. The benefits are primarily based on years of service and earnings. Effective July 1, 2006, the Company changed the plan to a multiemployer defined benefit plan, Pentegra Defined Benefit for Financial Institutions - Kaplan State Bank - ER #9082.

The information is on a one year lag, as the actuarial report for the 2018 fiscal year will be available subsequent to the issuance of the auditor’s report.

The following sets forth the actuarially projected funded status of the plan at June 30, using a cost method prescribed by the Internal Revenue Service for the purpose of determining annual contribution limits:

	06/30/18	06/30/17

Benefit obligation	$2,917,706	$2,908,830
Fair value of plan assets	3,708,226	3,564,063
Funded status	$790,520	$655,233

Weighted-average assumptions:
Discount rate	5.63%	5.81%
Rate of compensation increase	4.65%	4.65%
Long-term rate of return on plan assets	8.76%	9.56%

The plan’s financial statements for the plan year ended June 30, 2018 and 2017 indicate that the plan was at least 80 % funded.

The Company’s contribution to the plan was $30,666 and $30,389 in 2018 and 2017, respectively.

Benefits paid for the years ending December 31, 2018 and 2017, respectively were $227,514 and $214,605.

The Company’s pension plan weighted average asset allocation at June 30, was as follows:

	Percentage of Plan Assets
Asset Category	06/30/18	06/30/17
Equity securities	57.9%	65.8%
Debt securities	40.0%	31.8%
Real estate	2.1%	2.4%
Total	100.0%	100.0%

The plan’s investment policy is to invest in a conservative program which will yield rates comparable to similar types of investments.

B.	401(k) Plans

The Company has a 401(k) plan for its officers and employees. Employees are eligible to participate in the plan if they are at least 18 years of age, work full time, and have been employed for at least 3 months. For 2018, employees can defer up to 100% of their gross salary into the plan, not to exceed the contribution limit of $18,500, with an additional $6,000 catch-up contribution for employees at least 50 years of age. The Company makes a matching contribution of 100% the first 3% and 50% of the next 2% of the employee’s contribution. Employer contributions expense for the plan for 2018 and 2017 was $500,004 and $480,000, respectively.

C.	Restricted Stock Units Plan

The Company adopted a Restricted Stock Units Plan (“RSU”) for key officers of former Kaplan State Bank, City Savings Bank, and Teche Bank and Trust Company. Under the RSU plan, the Compensation Committee of the Boards of Directors may provide key officers of the banks with additional compensation to be earned in the future based upon the fair market value of the common stock of the Company as of the date of the stock issuance. Eligible participants include officers of the Company and the banks designated by the Compensation Committee who have significant responsibility for the continued growth, development and financial success of the Company. The Compensation Committee shall establish a vesting period which may be different for each award of restricted stock units. New grants of RSU shall vest at a minimum of 10% per year and 50% upon reaching age 55, but earlier in full upon participant death, disability or change of control of the Company. Vesting is the same except if an employee is age 50 or older, RSU shall vest 20% per year. The number of common stock shares under this plan shall not exceed 175,000 which may be issued from authorized and unissued shares or issued shares held as treasury shares.

A summary of the status of the Company’s Restricted Stock Units Plan at December 31, 2018 is presented below:

	Number of Shares	Weighted-Average Grant Date Fair Value

Outstanding at beginning of year	30,040	$17.78
Granted	-	-
Exercised	(1,449)	$15.74
Forfeited	-	-
Outstanding at end of year	28,591	$17.88

The shares exercised during 2018 and 2017 were valued at the fair market value of $35 to $38 per share and $35, respectively. The total fair value of shares exercised during 2018 and 2017 was $54,543 and $558,285, respectively. The total intrinsic value of shares exercised during 2018 and 2017 was $31,738 and $314,269, respectively. There were no grants in 2018 and 2017. Wage expense in the amount of $19,227 and $25,161 related to the plans was recognized for the vested portion during 2018 and 2017, respectively.

D.	Employee Stock Ownership Plan – Pedestal Bancshares, Inc.

The Company established the Pedestal Bancshares, Inc. Employee Stock Ownership Plan (ESOP) effective January 1, 2014. The ESOP covers substantially all full-time employees who are 21 years or older and meet certain eligibility requirements. The Bank contributed $203,451 and $0 to the plan for the year ended December 31, 2018 and 2017, respectively.

As of December 31, 2018 and 2017, the ESOP plan had 104,832 and 98,564 of allocated shares and 36,091 and 42,359 of unallocated shares, respectively. The fair value of the unallocated shares was $1,371,458 and $1,482,565 at December 31, 2018 and 2017, respectively.

The ESOP trustee may also borrow money from a third-party lender to purchase Pedestal Bank’s common stock. Any stock acquired with borrowed funds will be used as security for the loan. As the loan is repaid (from Bank contributions to the plan), the bank’s common stock will be released and allocated to participants’ accounts. Shares pledged as collateral are reported as a reduction of stockholders’ equity in the consolidated balance sheet. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earning per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings and dividends on unallocated ESOP shares are recorded as ESOP cash until used to reduce debt and accrued interest payable.

E.	Employee Death Benefit Plan

The Bank adopted an Employee Death Benefit Plan which covers certain executive officers. The plan generally provides that, in the event of the participant’s death during the term of plan coverage, the Bank will make a lump sum payment to the employee’s designated beneficiaries named therein. If the employee terminates his or her employment or is discharged by the Bank prior to death, then the death benefit is no longer payable and the employee’s participation in the plan will be terminated. The Bank purchased life insurance on each participant to manage this risk and is the sole owner and beneficiary of all life insurance policies.

F.	Long Term Incentive Plan

Pedestal Bank adopted a Long Term Incentive Plan for the benefit of certain Key employees. The Plan is structured to award participants with Long Term Incentive Units (LTIU) that represent the right to receive certain compensation in the future, subject to a risk of cancellation. The LTIUs are granted with associated vesting schedules and a maturity dates. The accrued liability balances were $560,000 and $103,331, December 31, 2018 and 2017, respectively. Expense under the plan was $456,669 and $103,331 for the years ended December 31, 2018 and 2017, respectively

G.	Long Term Cash Incentive Award Agreements

Pedestal Bank adopted a Long Term Cash Incentive Award Agreement Plan for certain key employees. The Plans are structured with individual vesting schedules and maturity dates. The accrued liability balances were $76,539 and $82,627 as of December 31, 2018 and 2017, respectively. Expense under the plan was $2,800 and $2,532 for the years ended December 31, 2018 and 2017, respectively.

(15)	Operating Leases – Pedestal Bank

Pedestal Bank has entered into the following leases:

A.

A land lease in East Houma for a primary term of fifteen years commencing on November 10, 2004 and expiring on November 9, 2019 with renewal options for three successive 10-year terms commencing November 10, 2019, November 10, 2029 and November 10, 2039, respectively.

B.

A land lease in West Houma for a primary term of twenty years commencing on December 27, 2005 and expiring on December 27, 2025 with renewal options for five successive five-year terms commencing on December 28, 2025, 2030, 2035, 2040, and 2045, respectively.

C.	A lease for office space for a primary term of 24 months commencing on April 15, 2014 and expiring December 31, 2018.

D.

A land lease in Eunice for a primary term of five years commencing July 1, 2018 and expiring on June 30, 2023 with renewal options for four consecutive five-year terms commencing on July 1, 2023, 2028, 2033, and 2038, respectively.

Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of 1 year as of December 31, 2018 for each of the next 5 years and in the aggregate are:

Year Ended December 31,
2019	$166,900
2020	125,400
2021	125,400
2022	125,400
2023	122,700
Thereafter	240,000
Total minimum future rental payments	$905,800

Rental expense amounted to $301,672 for the year ended December 31, 2018.

(16)	Related-Party Transactions

Officers, directors, and employees were indebted at December 31, 2018 and 2017 in an aggregate amount of $20,358,878 and $14,557,576, respectively. During the year ended December 31, 2018, total principal additions were $9,424,176 and total principal payments were $3,622,874. These loans were made at prevailing interest rates.

Deposits from related parties at December 31, 2018 and 2017 amounted to $56,906,128 and $53,287,776, respectively.

(17)	Contingent Liabilities and Commitments

The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are described in Note 21 – Fair Values of Financial Instruments.

The Company is not involved in any legal actions at December 31, 2018.

(18)	Concentration of Credit

All of the Company's loans, commitments, and standby letters of credit have been granted to customers in the Company's market area. All such customers are depositors of the Company. Investments in state and municipal securities also involve governmental entities within the Company's market area. The concentration of credit by type of loan is set forth in Note 4. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of $ 34,217,500, respectively.

(19)	Regulatory Restrictions

Banking regulations limit the amount of dividends that may be paid without prior approval of the Bank’s regulatory agency. Prior approval shall be required if the total of all dividends declared and paid by the Bank during any one year would exceed the total of its net profits of that year combined with the net profits from the immediate preceding year.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional, discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the bank to maintain minimum amounts and ratios of total capital, Tier I capital, and common equity Tier 1 capital to risk-weighted assets (as defined in the regulations) and leverage capital, which is Tier I capital to adjusted average assets (as defined). Management believes, as of December 31, 2018, that the bank meets all capital adequacy requirements to which they are subject.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements. For 2018, the capital conservation buffer will be 1.875% of risk-weighted assets. The Bank’s capital conservation buffer was 8.71% December 31, 2018.

As of December 31, 2018, the most recent notification from the Office of Financial Institutions categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized the banks must maintain minimum total risk-based, Tier I capital, common equity Tier 1 capital, and leverage capital ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the banks’ category.

The following tables present the required and actual capital amounts and ratios for the Bank at December 31, 2018 and for each of the separate bank subsidiaries at December 31, 2017:

Pedestal Bank

	Actual		Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2018:
Total Capital (to risk weighted assets)	$147,968,000	16.7%	$70,845,120	>	8.0%	$88,556,400	>	10.0%
Tier I Capital (to risk weight assets)	136,889,000	15.5%	53,133,840	>	6.0%	70,845,120	>	8.0%
Common Equity Tier 1 Capital	136,889,000	15.5%	39,850,380	>	4.5%	57,56,660	>	6.5%
Tier I Capital (to average assets)	136,889,000	11.3%	48,438,200	>	4.0%	60,547,750	>	5.0%

Kaplan State Bank

	Actual		Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2017:
Total Capital (to risk weighted assets)	$13,439,000	34.4%	$3,126,640	>	8.0%	$3,908,300	>	10.0%
Tier I Capital (to risk weight assets)	13,115,000	33.6%	2,344,980	>	6.0%	3,126,640	>	8.0%
Common Equity Tier 1 Capital	13,115,000	33.6%	1,758,735	>	4.5%	2,540,395	>	6.5%
Tier I Capital (to average assets)	13,115,000	15.2%	3,447,240	>	4.0%	4,309,050	>	5.0%

Teche Bank and Trust Company

	Actual		Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
Amount	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2017:
Total Capital (to risk weighted assets)	$12,090,000	20.2%	$4,789,200	>	8.0%	$5,986,500	>	10.0%
Tier I Capital (to risk weight assets)	11,341,000	18.9%	3,591,900	>	6.0%	4,789,200	>	8.0%
Common Equity Tier 1 Capital	11,341,000	18.9%	2,693,925	>	4.5%	3,891,225	>	6.5%
Tier I Capital (to average assets)	11,341,000	11.8%	3,849,280	>	4.0%	4,811,600	>	5.0%

City Savings Bank & Trust Company

	Actual		Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2017:
Total Capital (to risk weighted assets)	$37,630,000	15.6%	$19,247,680	>	8.0%	$24,059,600	>	10.0%
Tier I Capital (to risk weight assets)	34,617,000	14.4%	14,435,760	>	6.0%	19,247,680	>	8.0%
Common Equity Tier 1 Capital	34,617,000	14.4%	10,826,820	>	4.5%	15,638,740	>	6.5%
Tier I Capital (to average assets)	34,617,000	10.6%	13,088,600	>	4.0%	16,360,750	>	5.0%

Coastal Commerce Bank

	Actual		Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2017:
Total Capital (to risk weighted assets)	$48,695,000	13.2%	$29,447,680	>	8.0%	$36,809,600	>	10.0%
Tier I Capital (to risk weight assets)	44,060,000	12.0%	22,085,760	>	6.0%	29,447,680	>	8.0%
Common Equity Tier 1 Capital	44,060,000	12.0%	16,564,320	>	4.5%	23,926,240	>	6.5%
Tier I Capital (to average assets)	44,060,000	9.8%	17,951,000	>	4.0%	22,438,750	>	5.0%

Tri Parish Bank

	Actual		Adequacy Purposes			To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
As of December 31, 2017:
Total Capital (to risk weighted assets)	$24,844,000	17.8%	$11,185,840	>	8.0%	$13,982,300	>	10.0%
Tier I Capital (to risk weight assets)	23,583,000	16.9%	8,389,380	>	6.0%	11,185,840	>	8.0%
Common Equity Tier 1 Capital	23,583,000	16.9%	6,292,035	>	4.5%	9,088,495	>	6.5%
Tier I Capital (to average assets)	23,583,000	11.3%	8,345,760	>	4.0%	10,432,200	>	5.0%

(20)	Fair Value Measurements

The Bank utilizes fair value measurements to record fair value adjustments to certain financial assets and financial liabilities and to determine fair value disclosures. Available for sale securities are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a non-recurring basis, such as other real estate and impaired loans. These non-recurring fair value adjustments typically involve impairment of individual assets. The Bank has not disclosed any other financial assets and liabilities recorded at fair value on a recurring basis.

Available for sale securities are valued based on a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. Level 1 inputs are based on unadjusted quoted market prices within active markets. Level 2 inputs are based primarily on quoted prices for similar assets or liabilities in active or inactive markets. Level 3 inputs are primarily valued using management’s assumptions about the assumptions market participants would utilize in pricing the asset or liability. Available for sale securities are valued utilizing Level 2 and Level 3 inputs.

Other real estate, where an allowance is established, requires classification in the fair value hierarchy. The other real estate is evaluated by management based on the fair value of the collateral less estimated costs to sell, which is considered non-recurring Level 2.

Impaired loans are valued by either fair value of the collateral if the loan is collateral dependent (Level 2 or Level 3), or the present value of expected future cash flows, discounted at the loan’s effective interest rate (Level 3). Fair value of the collateral is determined by appraisals or by independent valuation.

		Fair Value Measurements at Reporting Date Using
December 31, 2018: Assets valued on a recurring basis:	Fair Value	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities	$206,349,542	$-	$203,235,656	$3,113,886

Assets valued on a non-recurring basis:
Other real estate	$1,146,643	$-	$1,146,643	$-
Impaired loans	$3,910,066	$-	$3,910,066	$-

December 31, 2017:
Assets valued on a recurring basis:
Available for sale securities	$220,941,518	$-	$220,941,518	$-

Assets valued on a non-recurring basis:
Other real estate	$987,205	$-	$987,205	$-
Impaired loans	$5,063,837	$-	$5,063,837	$-

The following table reconciles assets measured at fair value on a recurring basis using unobservable inputs (Level 3):

	Level 3 Changes
	2018	2017
Balance, Beginning of year	$-	$-
Total gains or losses (realized/unrealized)	-	-
Included in earnings	-	-
Included in other comprehensive income	-	-
Purchases, sales, issuances and settlements, net	-	-
Transfers in and/or out of Level 3	3,113,886	-
Balance as of end of year	$3,113,886	$-

(21)	Fair Values of Financial Instruments

Professional standards require the disclosure of information about financial instruments, whether or not recognized in the balance sheet, for which it is practical to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Accounting Standards Codification Topic 825 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

a.	Cash and cash equivalents - The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets’ fair values.

b.

Investment securities - Fair values for investments securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

c.

Loans - For variable-rate loans that reprice frequently (one year or less) and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. These loans are classified within Level 3 of the fair value hierarchy.

d.

Deposits - The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. Deposits are classified with in Level 3 of the fair value hierarchy.

e.	Accrued interest – The carrying amounts of accrued interest approximate the fair value.

f.	Short-term borrowings – The carrying amounts of short-term borrowings approximate their fair values.

g.	The fair value of off-balance sheet financial instruments as of December 31, 2018 and 2017 was immaterial.

The estimated fair values of the Company’s financial instruments at December 31, 2018 and 2017 were as follows:

	December 31, 2018		December 31, 2017
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial assets:
Cash and due from banks	$90,479,734	$90,479,734	$73,713,619	$73,713,619
Interest-bearing deposits in banks	245,000	245,000	245,000	245,000
Securities available for sale	206,349,542	206,349,542	220,941,518	220,941,518
Loans	855,245,197	849,071,752	815,340,804	822,002,707
Accrued interest receivable	4,284,571	4,284,571	4,308,181	4,308,181

Financial liabilities:
Deposit liabilities	1,010,301,568	1,014,116,618	995,450,958	995,748,682
Accrued interest payable	2,056,305	2,056,305	1,037,533	1,037,533
Advances from FHLB	46,162,446	46,162,446	21,385,608	21,385,608
Notes payable	10,600,009	10,600,009	12,500,013	12,500,013
Retail repurchases	3,000,317	3,000,317	2,959,836	2,959,836
Subordinated debentures	2,950,926	2,950,926	2,950,926	2,950,926
Trust preferred securities	5,000,000	5,000,000	5,000,000	5,000,000

The carrying amounts in the preceding table are included in the balance sheets under the applicable captions. It is not practicable to estimate the fair values of the stocks listed in Note 3 because they are not marketable. The carrying amounts of those investments are reported as other securities in the balance sheets.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, credit card arrangements and standby letters of credit. Those instruments involved, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to Extend Credit –

At December 31, 2018, the Company was exposed to credit risk on commitments to extend credit having contract amounts of $167,631,552 summarized as follows:

Commitments to extend credit	$151,077,600
Credit card arrangements	14,732,687
Standby letters of credit	1,821,265
Total	$167,631,552

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Commitments to extend credit, credit card arrangements, and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Company's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated statements of condition. The Company does not anticipate any material losses as a result of the contingent liabilities and commitments.

(22)     Trust Preferred Securities

The Company has outstanding $5,000,000 of its Floating Rate Capital Securities (trust preferred securities). Interest on the trust preferred securities accrues at an annual rate equal to the 3-month LIBOR, as determined in the agreement, plus 3.05% (the coupon rate). Interest is payable quarterly in arrears on March 17, June 17, September 17, and December 17 of each year. There are provisions under the agreements to defer interest payments for up to 20 consecutive quarterly periods. The trust preferred securities do not have a stated maturity date, although they are subject to mandatory redemption on September 17, 2033, or upon earlier redemption. The Company has guaranteed, on a subordinated basis, distributions and other payments due on the trust preferred securities subject to the guarantee agreement and the indenture. Principal and interest payments on the junior subordinated debentures are in a superior position to the liquidation rights of holders of common stock.

(23)     Subsequent Event Review

The Company has evaluated subsequent events through March 11, 2019 the date which the financial statements were available to be issued.

annex A

AGREEMENT AND PLAN OF REORGANIZATION
BY AND BETWEEN

BUSINESS FIRST BANCSHARES, INC.
BATON ROUGE, LOUISIANA

AND

PEDESTAL BANCSHARES, INC.
HOUMA, LOUISIANA

DATED AS OF JANUARY 22, 2020

i

EXHIBITS

FORM OF BANK MERGER AGREEMENT	EXHIBIT A
FORM OF VOTING AGREEMENT	EXHIBIT B
FORM OF DIRECTOR SUPPORT AGREEMENT	EXHIBIT C
FORM OF RELEASE	EXHIBIT D
CONFIDENTIAL SCHEDULES

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of January 22, 2020, by and between Business First Bancshares, Inc., a Louisiana corporation and registered bank holding company (“BFST”) and Pedestal Bancshares, Inc., a Louisiana corporation and registered bank holding company (“PBI”).

WITNESSETH:

WHEREAS, BFST owns all of the issued and outstanding shares of capital stock of b1Bank, a Louisiana state non-member bank based in Baton Rouge, Louisiana (“b1Bank”);

WHEREAS, PBI owns all of the issued and outstanding shares of capital stock of Pedestal Bank, a Louisiana state non-member bank based in Houma, Louisiana (“Pedestal Bank”);

WHEREAS, the respective boards of directors of PBI and BFST have determined that it is desirable and in the best interests of their respective companies and shareholders to enter into and consummate the strategic business combination provided for in this Agreement in which PBI will, on the terms and subject to the conditions set forth in this Agreement, merge with and into BFST, with BFST as the Surviving Corporation (the “Merger”);

WHEREAS, the parties intend that, following the Merger, Pedestal Bank will merge with and into b1Bank, with b1Bank surviving the merger, on the terms and subject to the conditions set forth in the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, the respective boards of directors of PBI and BFST have approved this Agreement and the transactions contemplated by this Agreement;

WHEREAS, as a condition and inducement to BFST’s willingness to enter into this Agreement, the directors and senior executive officers of PBI and Pedestal Bank has executed and delivered to BFST an agreement to vote in favor of the Merger at any PBI shareholders’ meeting called for the purpose of considering such matter, and each non-employee director of PBI and Pedestal Bank has executed and delivered to BFST a non-competition and confidentiality agreement;

WHEREAS, as a further condition to the willingness of BFST to enter into this Agreement, certain employees of PBI and/or its Subsidiaries will enter into termination agreements, employment agreements, or retention agreements contemporaneously with or following the execution of this Agreement; and

WHEREAS, for U.S. federal income tax purposes, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement is adopted as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good, valuable and lawful consideration and cause, the receipt, sufficiency and validity of which are hereby acknowledged, the parties agree as follows:

Article I
DEFINITIONS; INTERPRETATION

Section 1.01     Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically provided in this Agreement:

“AAA Balance” is defined in Section 7.28.

“AAA Distribution” is defined in Section 7.28.

“Acquisition Proposal” is defined in Section 7.10A.

“Adverse Recommendation Action” is defined in Section 7.10D.

“Affiliate” means, with respect to any Entity, any other Entity that directly or indirectly controls, is controlled by or is under common control with such Entity. For purposes of this definition, the term “control” means the power, either directly or indirectly, to direct or cause the direction of the management and policies of such Entity through voting rights, ownership or contractual obligations.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Agreement” is defined in the Preamble.

“AJCA” means the American Jobs Creation Act of 2004, as amended.

“ASTM” is defined in Section 6.01X.

“Average Quoted Price” means the per share volume weighted average price (rounded to two decimal places) of BFST Common Stock as reported on the NASDAQ Stock Market during the ten (10) consecutive trading days immediately prior to fifth Business Day immediately prior to the Closing Date.

“Bank Merger” is defined in Section 2.02.

“Bank Merger Agreement” is defined in the Recitals.

“Banking Laws” is defined in Section 4.05A.

“Bankruptcy Exception” means any limitation imposed by any bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or similar law affecting creditors’ rights and remedies generally and, with respect to enforceability, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing, regardless of whether enforcement is sought in a proceeding at law or in equity.

“b1Bank” is defined in the Recitals.

“b1Bank Stock” is defined in Section 4.02A.

“BFST” is defined in the Preamble.

“BFST Annual Financial Statements” is defined in Section 4.04A.

“BFST Board” means the Board of Directors of BFST.

“BFST Common Stock” means the common stock of BFST, par value $1.00 per share.

“BFST Contracts” means any of the following to which BFST or any of its Subsidiaries is a party to or by which it is bound (whether written or oral, express or implied): (i) employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant); (ii) bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement; (iii) any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee; (iv) contract or commitment for capital expenditures; (v) material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement; (vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business; (vii) contract, agreement or letter with respect to the management or operations of BFST or b1Bank imposed by any Governmental Authority having supervisory jurisdiction over BFST or b1Bank; (viii) note, debenture, agreement, contract or indenture related to the borrowing by BFST or any Subsidiary of money other than those entered into in the ordinary course of business; (ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; (x) agreement with or extension of credit to any executive officer or director of BFST or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BFST Common Stock, or any affiliate of such Person; (xi) agreement with any executive officer or director of BFST or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding BFST Common Stock or any affiliate of such Person, relating to bank owned life insurance; (xii) lease of immovable property; (xiii) any agreement containing covenants that limit the ability of BFST or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, BFST (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority); (xiv) any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less; (xv) any agreement pursuant to which BFST or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person; (xvi) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which would entitle any present or former director, officer, employee, consultant, or agent of BFST or any of its Subsidiaries to indemnification from BFST or any of its Subsidiaries; (xvii) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which grants any right of first refusal, right of first offer, or similar right with respect to any assets or properties of BFST or its respective Subsidiaries; (xviii) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) relating to any joint venture, partnership, limited liability company agreement, or other similar agreement or arrangement; (xix) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business; (xx) any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which is not terminable on 60 days or less notice and involving the payment of more than $500,000 per annum; or (xxi) contracts, other than the foregoing, with payments aggregating $500,000 or more not made in the ordinary course of business.

“BFST Designees” is defined in Section 2.05A.

“BFST Employee Plan” means all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of BFST or any of its ERISA Affiliates that are sponsored or maintained by BFST or any of its ERISA Affiliates or to which BFST or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of BFST or any of its ERISA Affiliates or with respect to which BFST or any of its ERISA Affiliates has any liability, including any employee welfare benefit plan within the meaning of Section 3(1) of the ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan.

“BFST Intellectual Property” means all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by BFST or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract.

“BFST Interim Financial Statements” is defined in Section 4.04A.

“BFST Meeting” is defined in Section 7.05A.

“BFST Stock Issuance” is defined in Section 4.03A.

“BOLI” is defined in Section 5.15.

“Burdensome Condition” is defined in Section 7.03B.

“Business Day” means any day other than a Saturday, a Sunday or a day on which Louisiana state banks are authorized or required to be closed.

“Certificate” is defined in Section 2.11A.

“Closing” is defined in Section 3.01.

“Closing Date” is defined in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Constituent Documents” means, with respect to any Entity, its certificate or articles of incorporation, bylaws and any similar charter or other organizational documents.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or similar state law, and (v) under corresponding or similar provisions of foreign laws or regulations.

“Data Conversion” is defined in Section 7.17.

“D&O Insurance” is defined in Section 7.20D.

“Dissenting Share” is defined in Section 2.09.

“Effective Time” is defined in Section 3.04.

“Employment Agreements” is defined in Section 7.21D.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, trust (inter vivos or testamentary), estate of a deceased, insane or incompetent individual, business trust, joint stock company, joint venture or other organization, entity or business, whether acting in an individual, fiduciary or other capacity, or any Governmental Authority.

“Environmental Laws” means the Legal Requirements now or hereafter in effect, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety or Hazardous Materials. The term Environmental Laws include, but are not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” with respect to an Entity means any other Entity that, together with such first Entity, would be treated as a single employer under Section 414 of the Code.

“ESOP” is defined in Section 7.14.

“ESOP Termination Date” is defined in Section 7.14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means the Entity designated by BFST to effect the exchange of PBI Common Stock for the Merger Consideration. Unless otherwise designated, the Exchange Agent will be American Stock Transfer & Trust Company, LLC.

“Exchange Fund” is defined in Section 2.11A.

“FDIA” means the Federal Deposit Insurance Act, as in effect on the date of this Agreement.

“FDIC” means the Federal Deposit Insurance Corporation.

“GAAP” means generally accepted accounting principles, standards, and procedures issued by the Financial Accounting Standards Board, as in effect from time to time in the United States.

“Governmental Authority” means any governmental body, whether administrative, executive, judicial, legislative, police, regulatory, or taxing, including any international, federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, authority, board, body, branch, bureau, or comparable agency or Entity, commission, corporation, court, department, instrumentality, mediator, panel, system or other political unit or subdivision or other Entity of any of the foregoing.

“Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including, without limitation, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any Governmental Authority, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead; provided, however, that “Hazardous Material” does not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of a Party or its Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

“Indemnified Party” is defined in Section 7.20A.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” is defined in Section 7.04A.

“Knowledge,” “knowledge” or any variation thereof means the actual knowledge of the Person, which if an Entity, means the actual knowledge of its board of directors and senior executive officers, after reasonable due inquiry.

“LBCA” means the Louisiana Business Corporation Act, La. Rev. Stat. §§12:1 et seq.

“Legal Requirement” means collectively, with respect to a Person, any (i) federal, state, local, municipal or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, treaty, or administrative pronouncement having the force of law, (ii) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such, or (iii) other similar requirement enacted, adopted or promulgated by any Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Lien” means any mortgage, lien (statutory or other) or encumbrance, or other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title), conditional sale, title retention or other similar agreement, arrangement, device or restriction, preemptive or similar right, any financing lease involving substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable Legal Requirement of any jurisdiction, restriction on sale, transfer, assignment, disposition or other alienation, or any option, equity, claim or right of or obligation to, any other Person, of whatever kind and character.

“Loan” means all evidences of indebtedness and leases, including any renewals and extensions (individually a “Loan” and collectively, the “Loans”).

“Material Adverse Change” means any event, change, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on the financial condition, assets, capitalization, management, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or the ability of such Party to timely perform its obligations under this Agreement, except for any such effects resulting from: (a) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements; (b) changes, after the date hereof, in Legal Requirements of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts of Governmental Authorities; (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries; (d) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other Party, or as otherwise expressly permitted or contemplated by this Agreement; or (e) a decline in the trading price of BFST’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred); except, with respect to subclauses (a), (b) and (c), to the extent that any such change has had, or is reasonably likely to have, a materially disproportionate effect on such Party and its Subsidiaries, taken as a whole, relative to other Entities in the banking industry in Louisiana.

“Maximum D&O Tail Premium” is defined in Section 7.20D.

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 2.06C.

“Multiemployer Plan” is defined in Section 4.19C.

“Notice of Superior Proposal” is defined in Section 7.10E.

“Notice Period” is defined in Section 7.10E.

“OREO” means other real estate owned.

“Party” or “parties” means BFST and PBI.

“Pedestal Bank” is defined in the Recitals.

“Pedestal Bank Call Report” is defined in Section 5.06.

“PBI” is defined in the Preamble.

“PBI Audited Statements” is defined in Section 5.05.

“PBI Board” means the Board of Directors of PBI.

“PBI Cancelled Shares” is defined in Section 2.06B.

“PBI Common Stock” means the common stock, $1.00 par value per share, of PBI.

“PBI Contracts” is defined in Section 5.13A.

“PBI Designees” is defined in Section 2.05A.

“PBI Employees” is defined in Section 7.13A.

“PBI Employee Plan” is defined in Section 5.28A.

“PBI Expenses” is defined in Section 5.34.

“PBI Financial Statements” is defined in Section 5.05.

“PBI Intellectual Property” is defined in Section 5.17A.

“PBI Meeting” is defined in Section 7.05A.

“PBI Personal Property” is defined in Section 5.11.

“PBI Real Property” is defined in Section 5.10A.

“PBI Recommendation” is defined in Section 7.05B.

“PBI RSU Award” is defined in Section 2.08.

“PBI Shareholder Representative” shall mean Mark P. Folse.

“PBI Subsequent Determination” is defined in Section 7.10E.

“PBI Unaudited Statements” is defined in Section 5.05.

“Person” means any natural individual or any Entity.

“Phase I” is defined in Section 6.01X.

“Pre-Closing Tax Period” is defined in Section 7.29A.

“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution or investigation, or other proceedings before any Governmental Authority or arbitration.

“Release” is defined in Section 7.21C.

“Representatives” means, with respect to any Person, its directors, officers, employees, members, partners, shareholders, agents, representatives or advisers (including attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisers).

“Requesting Party” is defined in Section 3.05.

“Requisite BFST Vote” is defined in Section 4.03A.

“Requisite PBI Vote” is defined in Section 5.03A.

“Requisite Regulatory Approvals” is defined in Section 7.03A.

“S Election Date” is defined in Section 5.14J.

“S-4 Registration Statement” is defined in Section 7.04A.

“Schedules” means the disclosure schedules supplementing the representations and warranties made by the parties under this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.

“Superior Proposal” is defined in Section 7.10A.

“Surviving Bank” is defined in Section 2.02.

“Surviving Corporation” is defined in Section 2.01.

“Tax” and “Taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, escheat, unclaimed property, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Claim” is defined in Section 7.29D.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology-Related Contracts” is defined in Section 7.17.

“Termination Fee” is defined in Section 9.04A.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury under the Code.

Section 1.02     Interpretation. The table of contents, headings and captions contained in this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision of this Agreement. When a reference is made in this Agreement to the Preamble or Recitals or a Section or Schedule or an Exhibit, such reference is to the Preamble or Recitals to, a Section of, or Schedules or Exhibits to this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute in effect as of the date of this Agreement unless the context in which the agreement, instrument or statute is used expressly provides otherwise. References to a Person are also to its successors and permitted assigns. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of the Agreement. Each use of the masculine, feminine or neuter gender is deemed to include the other genders, and each use of the plural is deemed to include the singular, and vice versa, in each case as the context requires. This Agreement is the product of negotiation by the parties, having assistance of counsel and other advisors. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, the parties intend that this Agreement not be construed more strictly with regard to one Party than with regard to the other. No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, which action or omission would violate any Legal Requirement. All references to days in this Agreement are to calendar days, unless the context expressly otherwise provides, except that any time period provided for in this Agreement that will end on a day other than a Business Day will extend to the next Business Day.

Article II
THE MERGER

Section 2.01     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, PBI will merge with and into BFST in accordance with the LBCA. BFST will be the surviving corporation in the Merger (“Surviving Corporation”) and will continue its corporate existence under the LBCA. At the Effective Time, the separate corporate existence of PBI will cease.

Section 2.02     Bank Merger. Except as provided below, immediately following the Merger and sequentially but in effect simultaneously on the Closing Date, Pedestal Bank shall be merged with and into b1Bank (the “Bank Merger”), in accordance with the provisions of the Louisiana state banking laws and regulations, and b1Bank shall be the surviving bank (the “Surviving Bank”), on the terms and subject to the conditions set forth in the Bank Merger Agreement. The Bank Merger shall have the effects as set forth under applicable federal and Louisiana state banking laws and regulations, as further set forth in the Bank Merger Agreement, which b1Bank and Pedestal Bank are simultaneously executing as of the date hereof. Each of BFST and PBI have approved the Bank Merger Agreement in its capacity as the sole shareholder of b1Bank and Pedestal Bank, respectively. As provided in the Bank Merger Agreement, the Bank Merger may be abandoned at the election of b1Bank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, Pedestal Bank shall continue to operate under its name; provided, that prior to any such election, BFST shall (a) reasonably consult with PBI and its regulatory counsel and (b) reasonably determine in good faith that such election will not, and would not reasonably be expected to, prevent, delay, or impair any Party’s ability to consummate the Merger or the other transactions contemplated by this Agreement.

Section 2.03     Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in Section 1107 of the LBCA and this Agreement. Without limiting the generality of and subject to the foregoing and subject to Section 1107(A)(9) of the LBCA, all of the property, rights, privileges, powers and franchises of PBI will vest in BFST, and all debts, liabilities, obligations, restrictions and duties of PBI will become the debts, liabilities, obligations, restrictions and duties of BFST. The name of the Surviving Corporation will be “Business First Bancshares, Inc.”

Section 2.04     Constituent Documents. At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the Constituent Documents of the Surviving Corporation will be the Constituent Documents of BFST as in effect at the Effective Time.

Section 2.05     Directors and Executive Officers.

A.     Effective at the Effective Time, unless otherwise agreed to by PBI and BFST in writing, BFST shall take all actions necessary (i) to fix the size of the BFST Board at fourteen members, (ii) to cause ten of the then current directors of BFST to be designated by BFST prior to the consummation of the Merger (such ten directors, the “BFST Designees”) to remain as directors, and (iii) to appoint as directors of BFST four current directors of PBI to be designated by BFST and PBI jointly prior to the consummation of the Merger (such four directors, the “PBI Designees”). Except for PBI’s President and Chief Executive Officer, all PBI Designees shall qualify as an “independent director,” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2).

B.     At the Effective Time and until thereafter changed in accordance with any Legal Requirement or the Constituent Documents of the Surviving Corporation, the senior officers of BFST immediately prior to the Effective Time shall be the senior officers of the Surviving Corporation; provided, however, that Mark Folse shall be appointed as Executive Vice President of the Surviving Corporation.

Section 2.06     Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any further action on the part of the parties or any shareholder of BFST or PBI:

A.     Each share of BFST Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

B.     Each share of PBI Common Stock owned directly by BFST, PBI (including any treasury shares), or any of their respective wholly owned Subsidiaries (other than shares in trust accounts, managed accounts, and the like for the benefit of customers or shares held as collateral for outstanding debt previously contracted) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto (the “PBI Cancelled Shares”).

C.     Each share of PBI Common Stock (excluding Dissenting Shares and PBI Cancelled Shares) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted, in accordance with the terms of this Article II, into and exchanged for the right to receive 1.745 shares of BFST Common Stock (the “Merger Consideration”).

D.     Notwithstanding anything in this Agreement to the contrary, no fractional shares of BFST Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu of the issuance of any such fractional shares, BFST shall pay or cause to be paid to each former holder of PBI Common Stock otherwise entitled to receive such fractional share an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying (i) the Average Quoted Price by (ii) the fraction of a share of BFST Common Stock which such holder would otherwise be entitled to receive pursuant to this Section 2.06, rounded to the nearest one hundredth of a share.

Section 2.07     Anti-Dilutive Adjustment. If the number of shares of BFST Common Stock or PBI Common Stock issued and outstanding prior to the Effective Time shall be increased or decreased, or changed into or exchanged for a different number of kind of shares or securities, in any such case as a result of a stock split, reverse stock split, stock combination, stock dividend, reclassification, or similar transaction, or there shall be any extraordinary dividend or distribution with respect to such stock (aside from the AAA Distribution), and the record date therefor shall be prior to the Effective Time, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of PBI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.08     Treatment of Restricted Stock Units. At the Effective Time, each restricted stock unit award in respect of shares of PBI Common Stock that is outstanding immediately prior to the Effective Time (a “PBI RSU Award”) shall be cancelled and converted automatically (without any further action on part of the holder thereto) into the right to receive the Merger Consideration in respect of each share of PBI Common Stock underlying such PBI RSU Award. Prior to the Effective Time, PBI shall take all necessary action for the cancellation and conversion of the PBI RSU Awards under this Section 2.08.

Section 2.09     Dissenting Shares. Holders of shares of PBI Common Stock shall have such rights to dissent from the Merger and obtain payment of the fair value of their shares as are afforded to such Person by Part 13 of the LBCA. Each share of PBI Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has properly perfected such holder’s rights of appraisal by following the exact procedure required by under the LBCA, is referred to herein as a “Dissenting Share.” Notwithstanding anything in this Agreement to the contrary, each Dissenting Share owned by each holder thereof who properly perfects such holder’s appraisal rights in connection with the Merger by following the exact procedures required by the LBCA will be entitled to receive payment of the fair value, as contemplated in the LBCA, paid in cash for such holder’s shares of PBI Common Stock in accordance with and to the extent required under the applicable provisions of the LBCA in lieu of the Merger Consideration described in Section 2.06; provided, however, if any holder of any Dissenting Shares shall effectively withdraw or lose his appraisal rights under the applicable provisions of the LBCA, each such Dissenting Share shall cease to be a Dissenting Share and shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration for each of such holder’s Dissenting Shares without any interest thereon in accordance with the provisions of Section 2.06. PBI will give BFST (i) prompt written notice of any communications received from any shareholder of PBI related to the exercise of, or indicating an intent to exercise appraisal rights, and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for fair value under the LBCA. PBI shall not, except with the prior written consent of BFST, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article II to pay for shares of PBI Common Stock for which appraisal rights have been perfected shall be returned to BFST upon demand.

Section 2.10     Rights as Shareholders; Stock Transfers. At the Effective Time, all shares of PBI Common Stock, when converted in accordance with Section 2.06, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and, other than any then unpaid dividend or distributions on PBI Common Stock having a record date before the Effective Time, each Certificate evidencing such shares shall thereafter represent only the right to receive for each such shares of PBI Common Stock the Merger Consideration and any cash in lieu of fractional shares of BFST Common Stock as provided under Section 2.06. At the Effective Time, the stock transfer books of PBI will be closed, and there will be no transfers on the stock transfer books of PBI of the shares of PBI Common Stock that were outstanding immediately prior to the Effective Time.

Section 2.11     Exchange Procedures.

A.     Immediately prior to the Effective Time, BFST shall deposit with the Exchange Agent, for the benefit of the holders of the Certificates, evidence of shares in book entry representing the number of shares of BFST Common Stock sufficient to deliver the Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.06D, and if applicable, cash in an aggregate amount sufficient to make the appropriate payment to holders of Dissenting Shares) (collectively, the “Exchange Fund”). As soon as practicable after the Effective Time, BFST will instruct the Exchange Agent, at the cost of BFST, to mail to each record holder of a certificate which immediately prior to the Effective Time represented one or more outstanding shares of PBI Common Stock (the “Certificate”) a letter of transmittal that will (i) specify that delivery will be effected, and risk of loss and title to the Certificate(s) will pass, only upon delivery of the Certificate(s) to the Exchange Agent, (ii) include instructions for use in surrendering the Certificate(s) in exchange for the Merger Consideration described in Section 2.06, and (iii) include such other reasonable provisions as BFST may specify and which are consistent with the terms of this Agreement. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Exchange Agent or BFST, the holder of such Certificate will be entitled to receive the Merger Consideration and cash in lieu of fractional shares described in Section 2.06, with the portion of the Merger Consideration consisting of shares of PBI Common Stock to be issued in book entry form. The Exchange Agent will cancel or cause to be cancelled the Certificates surrendered in accordance with this Section 2.11 and will deliver or cause to be delivered the cancelled Certificates to BFST. The Exchange Agent and BFST, as the case may be, shall not be obligated to deliver the Merger Consideration to a holder to which such holder would otherwise be entitled as a result of the Merger until such holder surrenders the Certificates representing the shares of PBI Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and/or a bond in such amount as may be reasonably required in each case by BFST or the Exchange Agent. All costs for services of Exchange Agent, as contemplated herein, shall be paid by BFST.

B.     BFST or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder such amounts as BFST is required to deduct and withhold under Legal Requirements. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made by BFST or the Exchange Agent, as applicable.

C.     Any portion of the Exchange Fund that remains unclaimed by the shareholders of PBI for six (6) months after the Exchange Agent mails the transmittal materials to such shareholders will be returned to the Surviving Corporation upon demand, and holders of Certificate(s) who have not complied with the exchange procedures described in this Section 2.11 will look only to the Surviving Corporation, and not the Exchange Agent, for the payment of their Merger Consideration, any cash in lieu of fractional shares of BFST Common Stock to be issued or paid in consideration therefor as described in Section 2.06, and any dividends or distributions to which such holder is entitled in respect of each share of PBI Common Stock such holder held immediately prior to the Effective Time, as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of PBI Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of BFST Common Stock or cash would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by the law of abandoned property and any other Legal Requirements, become the property of BFST (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Notwithstanding anything herein to the contrary, none of BFST, PBI, or any Exchange Agent will be liable to any former holder of PBI Common Stock with respect to any amount delivered in good faith to a public official in accordance with any applicable abandoned property, escheat or similar laws. BFST and the Exchange Agent shall be entitled to rely upon the stock transfer books of PBI to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of PBI Common Stock represented by any Certificate, BFST and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by such Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.

Section 2.12     Rights of Certificate Holders after the Effective Time.

A.     All shares of BFST Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if ever a dividend or other distribution is declared by BFST in respect of the BFST Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of BFST Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the BFST Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article II. Subject to Legal Requirements, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the Certificates representing whole shares of BFST Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of BFST Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of BFST Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

B.     In the event of a transfer of ownership of a Certificate representing PBI Common Stock that is not registered in the stock transfer records of PBI, the proper amount of cash and/or shares of BFST Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such PBI Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of BFST that the Tax has been paid or is not applicable.

Section 2.13     Tax Consequences. The parties intend the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state law), and the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations.

Section 2.14     Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, BFST may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no material adverse federal income tax consequences to the shareholders of PBI as a result of such modification, (ii) the consideration to be paid to holders of PBI Common Stock under this Agreement is not thereby changed in kind or reduced in amount solely because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

Article III
THE CLOSING AND THE CLOSING DATE

Section 3.01     Time and Place of the Closing and Closing Date. On a date to be determined by BFST and PBI, which date will be within fifteen (15) days (unless otherwise agreed) after the receipt of all necessary regulatory, corporate and other approvals and the expiration of all mandatory waiting periods (the “Closing Date”), a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents to determine whether all of the conditions set forth in Article VIII have been satisfied or waived and whether any condition exists that would permit a Party to this Agreement to terminate this Agreement. If no such condition then exists or if no Party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties will execute such documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing will take place at such time and place as the parties may agree.

Section 3.02     Actions to be Taken at the Closing by BFST. At the Closing, BFST will execute and acknowledge (where appropriate) and deliver or cause to be delivered to PBI, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to PBI’s obligations to close hereunder):

A.     A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of BFST, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of BFST of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the Constituent Documents of BFST; and (iii) the incumbency and true signatures of those officers of BFST duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement;

B.     A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer and Chief Financial Officer of BFST, acting solely in their official capacities, certifying that the conditions to Closing described in Section 8.03A to Section 8.03D have been satisfied;

C.     Evidence reasonably satisfactory to PBI that all consents and approvals required to be obtained by BFST from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 4.07 of the Schedules have been obtained and are in full force and effect; and

D.     All other documents required to be delivered to PBI by BFST under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by PBI or its counsel.

Section 3.03     Actions to be Taken at the Closing by PBI. At the Closing, PBI will execute and acknowledge (where appropriate) and deliver or cause to be delivered to BFST, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to BFST’s obligations to close hereunder):

A.     A certificate, dated as of the Closing Date, executed by the Secretary or an Assistant Secretary of PBI, acting solely in his or her official capacity, certifying (i) the due adoption by the board of directors of PBI of corporate resolutions attached to such certificate authorizing the Merger and the execution and delivery of this Agreement and the other agreements and documents contemplated by this Agreement; (ii) the approval by the shareholders of PBI of this Agreement and the transactions contemplated by the Agreement; (iii) the Constituent Documents of PBI; (iv) a true and correct list of record shareholders of PBI as of the Closing Date; and (v) the incumbency and true signatures of those officers of PBI duly authorized to act on its behalf in connection with the Merger and to execute and deliver this Agreement and the other agreements, documents and instruments contemplated by this Agreement.

B.     A certificate, dated as of the Closing Date, duly executed by the Chief Executive Officer of PBI, acting solely in their official capacities, certifying that the conditions to Closing described in Section 8.02A to Section 8.02E have been satisfied;

C.     Evidence reasonably satisfactory to BFST that all consents and approvals required to be obtained by PBI from third parties to consummate the transactions contemplated by this Agreement, including, but not limited to, those listed in Section 5.09 of the Schedules have been obtained and are in full force and effect; and

D.     All other documents required to be delivered to BFST by PBI under the provisions of this Agreement, and all other documents, certificates and instruments as are reasonably requested by BFST or its counsel.

Section 3.04     Effective Time. The Merger will become effective on the date and at the time (the “Effective Time”) following the Closing specified in the Certificate of Merger issued by the Louisiana Secretary of State; provided, however, that the parties will use commercially reasonable efforts to cause the Merger to become effective on the Closing Date.

Section 3.05     Additional Actions. If, at any time after the Effective Time, any Party shall consider or be advised that any further deeds, documents, assignments, or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Agreement (such Party, the “Requesting Party”), the other Party and its Subsidiaries and their respective officers and directors shall be deemed to have granted to the Requesting Party and its Subsidiaries, and each or any of them, an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, documents, assignments, or assurances in law or take any such other acts as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of the Requesting Party and its Subsidiaries, as applicable, are authorized in the name of the other Party and its Subsidiaries or otherwise to take any and all such action.

Article IV
REPRESENTATIONS AND WARRANTIES OF BFST

Except (a) as specifically set forth in a Section to the Schedules or (b) as disclosed in any SEC Reports filed with or furnished to the SEC by BFST after January 1, 2017 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), BFST makes the following representations and warranties to PBI as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 4.01     Organization and Qualification.

A.     BFST is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. b1Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana.

B.     BFST and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

C.     b1Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.

Section 4.02     Capitalization.

A.     The authorized capital stock of BFST consists of 50,000,000 shares of BFST Common Stock, $1.00 par value, 13,277,803 shares of which are outstanding as of November 1, 2019, and 5,000,000 shares of preferred stock, no par value, none of which are issued and outstanding as of the date of this Agreement. BFST owns all of the issued and outstanding shares of common stock, $1.00 par value, of b1Bank (“b1Bank Stock”). All of the issued and outstanding shares of BFST Common Stock and b1Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person.

B.        At the Effective Time, the shares of BFST Common Stock issued pursuant to the Merger in accordance with this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws.

Section 4.03     Execution and Delivery; No Violation.

A.     BFST has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. BFST has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. The BFST Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of BFST and its shareholders and has directed that the issuance of shares of BFST Common Stock in connection with the Merger as contemplated by this Agreement (the “BFST Stock Issuance”) and the Agreement be submitted to BFST’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of the BFST Stock Issuance and the Agreement by a vote in accordance with the LBCA, the NASDAQ Stock Market rules and regulations and BFST’s Constituent Documents at the BFST Meeting (the “Requisite BFST Vote”) and the adoption and approval of the Bank Merger Agreement by BFST as b1Bank’s sole shareholder, no other corporate proceedings on the part of BFST are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BFST. Assuming due authorization, execution and delivery by PBI, this Agreement constitutes the legal, valid and binding obligation of BFST, enforceable against BFST in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

B.     Subject to the receipt of any regulatory consents and approvals set forth in Section 4.07 and the expiration of related waiting periods, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute: (i) a breach or violation of any provision of the Constituent Documents of BFST or b1Bank; (ii) a violation of any Legal Requirement applicable to BFST, b1Bank or any of their respective properties or assets; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of BFST or b1Bank under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which BFST or b1Bank is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

Section 4.04     BFST Financial Statements.

A.     BFST has furnished or made available to PBI true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, which contains BFST’s audited consolidated balance sheets as of December 31, 2018 and 2017, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2018, 2017 and 2016 (the “BFST Annual Financial Statements”) and (ii) Quarterly Reports on Form 10-Q for each of the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, as filed with the SEC, which contain BFST’s unaudited consolidated balance sheets and related statements of income, comprehensive income, shareholders’ equity and cash flows as of and for the quarters and interim periods ended March 31, 2019, June 30, 2019 and September 30, 2019 (the “BFST Interim Financial Statements”).

B.     The BFST Annual Financial Statements and BFST Interim Financial Statements have been prepared from the books and records of BFST and its Subsidiaries and fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that the BFST Interim Financial Statements (i) omit the footnote disclosure required by GAAP and (ii) are subject to normal year-end audit adjustments required by GAAP. The consolidated balance sheets as of future dates and the related statements of income, comprehensive income, shareholders’ equity and cash flows of BFST for the periods then ended, which may be filed by BFST with the SEC subsequent to the date hereof, will be prepared from the books and records of BFST and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, shareholders’ equity and cash flows of BFST at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP.

C.     The records, systems, controls, data and information of BFST and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BFST or its Subsidiaries or accountants (including all means of access thereto and therefrom).  BFST (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) designed to ensure that material information relating to BFST, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of BFST by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to BFST’s outside auditors and the audit committee of the BFST Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) that are reasonably likely to adversely affect BFST’s ability to record, process, summarize and report financial information, and (ii) to the Knowledge of BFST, any fraud, whether or not material, that involves management or other employees who have a significant role in BFST’s internal controls over financial reporting.  To the Knowledge of BFST, there is no reason to believe that BFST’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

Section 4.05     Compliance with Laws and Regulatory Filings.

A.     BFST and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Legal Requirement relating to BFST or any of its Subsidiaries, including all laws related to data protection or privacy, including, without limitation, the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act, Regulation X, Flood Disaster Protection Act, Home Owners Equity Protection Act, Right to Financial Privacy Act, Unfair, Deceptive or Abusive Acts or Practices and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans (collectively, the “Banking Laws”). Neither BFST nor any BFST Subsidiary have had or, to the Knowledge of BFST, suspected any material incidents of fraud or defalcation involving BFST, any BFST Subsidiary or any of their respective officers, directors or Affiliates during the last two years.

B.     Except as set forth in Section 4.05B of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examinations of BFST or any BFST Subsidiary.

C.     None of BFST or its Subsidiaries, or to the Knowledge of BFST, any director, officer, employee, agent or other Person acting on behalf of BFST or any of its Subsidiaries has, directly or indirectly, (i) used any funds of BFST or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of BFST or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of BFST or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of BFST or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for BFST or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for BFST or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

D.     Neither BFST nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

E.     b1Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” b1Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.

F.     Except as would not reasonably be expected to have a Material Adverse Change on BFST, BFST and each of its Subsidiaries (i) have all permits, licenses, authorizations, orders, and approvals of, (ii) each has made all filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted and (iii) all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to BFST’s Knowledge, no suspension or cancellation of any of them is threatened.

G.     The deposits of b1Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and b1Bank has paid all premiums and assessments that are due and owing and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to BFST’s Knowledge, threatened.

Section 4.06     SEC Reports. BFST has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates (or if amended, as of the date so amended), each of such reports and statements (i) complied in all material respects as to form with the applicable requirements under the Exchange Act and (ii) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.07     Consents and Approvals. Except as disclosed in Section 4.07 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by BFST or b1Bank in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 4.08     Absence of Certain Changes or Events. Since December 31, 2018, BFST and b1Bank have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (b) no Material Adverse Change on BFST or b1Bank has occurred.

Section 4.09     Proceedings. Except as set forth in Section 4.09 of the Schedules or as would not reasonably be expected to be material to BFST and its Subsidiaries, taken as a whole, there are no Proceedings pending or, to the Knowledge of BFST, threatened against BFST or any of its Subsidiaries, or any of their current or former directors or executive officers in their capacities as such, or to which BFST or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party.

Section 4.10     Undisclosed Liabilities. BFST has not incurred any liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any BFST Employee Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between BFST and b1Bank), that is not reflected in or disclosed in the BFST Financial Statements, except those liabilities and expenses (a) incurred in the ordinary course of business and consistent with prudent business practices since the date of the BFST Financial Statements, (b) as disclosed in Section 4.10 of the Schedules or (c) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Change on BFST.

Section 4.11     BFST Material Contracts. Except as would not reasonably be expected to be material to BFST and its Subsidiaries, taken as a whole, each BFST Material Contract is legal, valid and binding on BFST or its Subsidiaries, as the case may be, and to the Knowledge of BFST, the other parties thereto, enforceable against BFST or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Except for performance failures or defaults that would not reasonably be expected to be material to BFST and its Subsidiaries, taken as a whole, each of BFST and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each BFST Contract and there are no existing defaults by BFST or its Subsidiary, as the case may be, or, to the Knowledge of BFST, the other party thereunder and there are no allegations or assertions of any such performance failures or defaults by any party under such BFST Contract.

Section 4.12     Taxes and Tax Returns.

A.     Subject to applicable extension periods, BFST and its Subsidiaries have filed all material Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either BFST or any Subsidiary is or was a member. All such Tax Returns were true, correct and complete in all material respects. All material Taxes due and owing by BFST or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either BFST or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither BFST nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). No claim has ever been raised in writing by an authority in a jurisdiction where BFST or any Subsidiary does not file Tax Returns that BFST or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no material Liens on any of the assets of BFST or any Subsidiary that arose in connection with any failure (or alleged failure) of BFST or any Subsidiary to pay any Tax, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that BFST or any Subsidiary is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

B.     BFST and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Authority all material Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

C.     There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any material Tax liability of BFST or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which BFST or any Subsidiary has Knowledge based upon contact with any agent of such authority.

Section 4.13     Proprietary Rights. BFST and its Subsidiaries own or have the right to use and continue to use the BFST Intellectual Property in the operation of their business. Except as would not reasonably be expected to be material to BFST or its Subsidiaries, taken as a whole, neither BFST nor any Subsidiary is, to BFST’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has BFST or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

Section 4.14     Certain Loans and Related Matters.

A.     Each Loan on the books and records of BFST or any BFST Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured or is in the process of being secured, by valid Liens, which have been perfected or are in the process of being perfected, in accordance with all applicable Laws and, (iv) to the Knowledge of BFST, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such Loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

B.     BFST has made available to PBI a listing as to BFST and each BFST Subsidiary as of the latest practicable date, which shall be a date no earlier than September 30, 2019: (i) any Loan with an outstanding balance of $5,000,000 or more and under the terms of which the obligor is ninety (90) or more days delinquent in payment of principal or interest, or to BFST’s Knowledge, in default of any other material provision thereof, (ii) each Loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by BFST, a BFST Subsidiary or an applicable Regulatory Agency, (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each written or oral loan agreement, note or borrowing arrangement, including leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

C.      All reserves or other allowances for loan losses reflected in BFST’s financial statements included in the BFST Reports as of and for the year ended December 31, 2019 and as of and for the nine (9) months ended September 30, 2019, comply in all material respects with the standards established by Governmental Entities and GAAP. Neither BFST nor BFST Bank has been notified in writing by any state or federal bank regulatory agency that BFST’s reserves are inadequate or that the practices and policies of BFST in establishing its reserves for the year ended December 31, 2019 and the nine (9) months ended September 30, 2019, and in accounting for delinquent and classified assets, fail to comply with applicable accounting or regulatory requirements.

D.     All Loans owned by BFST or any BFST Subsidiary, or in which BFST or any BFST Subsidiary has an interest, comply in all material respects with applicable Laws, including applicable usury statutes, underwriting and recordkeeping requirements, Regulation O and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

E.     Neither BFST nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates BFST or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of BFST or any of its Subsidiaries, unless there is a material breach of a representation or covenant by BFST or any of its Subsidiaries, and none of the agreements pursuant to which BFST or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

Section 4.15     Loan Portfolio and Reserve for Loan Losses.

A.     Except as would not reasonably be expected, either individually or in the aggregate, to be material to BFST and its Subsidiaries, taken as a whole, all Loans of BFST or any of its Subsidiaries, (i) were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder, (ii) are adequately documented, (iii) each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken and (iv) are owned by BFST or its Subsidiaries free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Dallas.

B.     The credit files of BFST and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to BFST or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of BFST or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance). Other than participation loans purchased by BFST or any Subsidiary from third parties that are described in Section 4.15B of the Schedules, no Loans of BFST or any of its Subsidiaries are presently serviced by third parties and there is no obligation which could result in any such Loan becoming subject to third party servicing.

C.     The allowance for loan losses shown on BFST Financial Statements as of December 31, 2018 and of each quarter ended thereafter was calculated in accordance with GAAP in all material respects as applied to banking institutions, and in the reasonable opinion of management, adequate in all respects to provide for all reasonably anticipated losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of BFST or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 4.16     Employee Relationships. The relations of each of BFST and its Subsidiaries with its respective employees are satisfactory. Neither BFST nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. BFST and its Subsidiaries have complied with all Legal Requirements relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and no Person has asserted to BFST or any Subsidiary that BFST or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. To BFST’s Knowledge, no officer of BFST or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement, or any other restrictive covenant. Except as set forth in Section 4.16 of the Schedules, to the Knowledge of BFST, no key executive officer or manager of BFST or b1Bank or any group of employees of BFST or b1Bank has or have any present plans to terminate their employment with BFST or b1Bank.

Section 4.17     Environmental Laws. BFST and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws and permits thereunder. Neither BFST nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. Except as set forth in Section 4.17 of the Schedules, to the Knowledge of BFST, no BFST Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by BFST or its Subsidiaries or owned, operated or leased by BFST or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To BFST’s Knowledge, (a) BFST Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by BFST or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by BFST or any of its Subsidiaries. BFST has made available to PBI all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to BFST Real Property, any immovable property formerly owned or operated by BFST or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of BFST or any of its Subsidiaries.

Section 4.18     Regulatory Matters.

A.     Except as set forth on Section 4.18 of the Schedules, neither BFST nor any BFST Subsidiary is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has BFST been notified by any Governmental Authority that it is considering initiating any such Proceeding.

B.     Neither BFST nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does BFST or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals or why any Burdensome Condition would be imposed.

Section 4.19     Employee Benefit Plans.

A.     All of the BFST Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the BFST Employee Plans. All material contributions, premiums or other payments required by law or by any BFST Employee Plan that are due as of the date of this Agreement have been made by the due date thereof.

B.     Each BFST Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such BFST Employee Plan.

C.     Neither BFST nor any ERISA Affiliate has any material liability with respect to a Multiemployer Plan. Neither BFST nor any ERISA Affiliate has, at any time contributed to or been obligated to contribute to any multiemployer plan, as defined by Section 3(37) of ERISA (a “Multiemployer Plan”) and neither BFST, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA and there are no circumstances known to BFST under which either BFST or any ERISA Affiliate could incur any withdrawal liability under Part I of Subtitle E of Title IV of ERISA. Neither BFST nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither BFST nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code.

D.     Each BFST Employee Plan that is a nonqualified deferred compensation plan subject to Code §409A has been operated and administered in compliance in all material respects with Code §409A since January 1, 2005, is in documentary compliance in all material respects with Code §409A, and no material amounts under any such plan, agreement or arrangement is or has been subject to the interest or additional Tax set forth under Code §409A(a)(1)(B). No BFST Employee Plan that would be a nonqualified deferred compensation plan subject to Code §409A but for the effective date provisions that are applicable to §409A, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.

Section 4.20     Brokers. Except as set forth in Section 4.20 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BFST or any of its Subsidiaries.

Section 4.21     Representations Not Misleading. No representation or warranty by BFST contained in this Agreement, nor any statement, exhibit or schedule furnished to PBI by BFST under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by BFST.

Article V
REPRESENTATIONS AND WARRANTIES OF PBI

Except as specifically set forth in a Section to the Schedules, PBI makes the following representations and warranties to BFST as of the date of this Agreement and as of the Closing Date, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties are made as of such earlier date).

Section 5.01     Organization and Qualification.

A.     PBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended, subject to all laws, rules and regulations applicable to bank holding companies. Pedestal Bank is a Louisiana state bank duly organized, validly existing and in good standing under the laws of the State of Louisiana. Each of PBI’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the State of Louisiana.

B.     PBI and its Subsidiaries have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement.

C.     Pedestal Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the Louisiana Office of Financial Institutions, and (ii) is an insured bank as defined in the FDIA.

D.     Except as disclosed in Section 5.01D of the Schedules, other than Pedestal Bank, PBI has no equity interest, direct or indirect, in any bank or corporation or in any other Entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by PBI has not been conducted through any other direct or indirect Subsidiary of PBI. Except as disclosed in Section 5.01D of the Schedules, Pedestal Bank has no equity interest, direct or indirect, in any other bank or corporation or in any other Entity, except as acquired (i) in the ordinary course of business as part of the investment portfolio of Pedestal Bank or (ii) through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Pedestal Bank has not been conducted through any other direct or indirect Subsidiary of Pedestal Bank.

E.     Section 5.01E of the Schedules sets forth a complete and accurate list of all Subsidiaries of PBI, including the jurisdiction of organization and all jurisdictions in which any such entity is qualified to do business and the number of shares or other equity interests in such Subsidiary held by PBI. Except as set forth in Section 5.01E of the Schedules, (i) PBI owns, directly or indirectly, all of the issued and outstanding equity securities of each PBI Subsidiary, (ii) no equity securities of any of PBI’s Subsidiaries are or may become required to be issued (other than to PBI) by reason of any contractual right or otherwise, (iii) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to PBI or a Subsidiary of PBI), (iv) there are no contracts, commitments, understandings or arrangements relating to PBI’s rights to vote or to dispose of such securities, (v) all of the equity securities of each such Subsidiary held by PBI, directly or indirectly, are validly issued, fully paid, non-assessable and are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Subsidiary that is owned, directly or indirectly, by PBI or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable Legal Requirements. Neither PBI nor any of its Subsidiaries has any trust preferred securities or other similar securities outstanding

Section 5.02     Capitalization.

A.     The authorized capital stock of PBI consists of (i) 10,000,000 shares of voting common stock, par value $1.00 per share, 4,357,658 shares of which are issued and outstanding, and 5,956 shares are reserved for issuance upon the settlement of issued and outstanding PBI RSU Awards, and (ii) 5,000,000 shares of non-voting common stock, par value $1.00 per share, none of which are issued and outstanding. The outstanding shares of PBI Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable Legal Requirements. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of PBI, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on PBI Common Stock have been paid. Except for PBI RSU Awards and as otherwise disclosed in Section 5.02A of the Schedules, there are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating PBI to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of PBI. There are no outstanding contractual obligations of PBI to vote or dispose of any shares of the capital stock of PBI. Except as disclosed in Section 5.02A of the Schedules, there are no shareholder agreements, voting trusts or similar agreements relating to the PBI Common Stock to which PBI is a party. All of the issued PBI RSU Awards have been duly authorized, validly issued and were offered and issued free of preemptive or similar rights and offered and issued in compliance with applicable securities laws. All of the issued and outstanding PBI RSU Awards are owned of record by the holders in the amounts set forth in Section 5.02A of the Schedules as of the date of this Agreement. Section 5.02A of the Schedules sets forth, with respect to each PBI RSU Award, the grantee, the grant date, vesting schedule and vesting conditions.

B.     The authorized capital stock of Pedestal Bank consists of 5,000,000 shares of common stock, par value $1.00 per share, 839,690 of which are issued and outstanding. The outstanding shares of common stock of Pedestal Bank and all PBI Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any Person and have been issued in compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends or other distributions on the shares of the capital stock of Pedestal Bank, except under any Legal Requirement, and all dividends and other distributions declared prior to the date of this Agreement on the common stock of Pedestal Bank have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating any PBI Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of such PBI Subsidiary. There are no outstanding contractual obligations of any PBI Subsidiary to vote or dispose of any shares of the capital stock of such PBI Subsidiary. There are no shareholder agreements, voting trusts or similar agreements relating to the common stock of any PBI Subsidiary to which such PBI Subsidiary is a party.

Section 5.03     Execution and Delivery; No Violation.

A.     PBI has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of all required regulatory and shareholder approvals, to perform its obligations under this Agreement. PBI has taken all requisite corporate action necessary to authorize the execution, delivery and (provided the required regulatory and shareholder approvals are obtained) performance of this Agreement and the other agreements and documents contemplated by this Agreement to which it is a party. The PBI Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of PBI and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to PBI’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by a vote in accordance with the LBCA and PBI’s Constituent Documents at the PBI Meeting (the “Requisite PBI Vote”) and the adoption and approval of the Bank Merger Agreement by PBI as Pedestal Bank’s sole shareholder, no other corporate proceedings on the part of PBI are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PBI. Assuming due authorization, execution and delivery by BFST, this Agreement constitutes the legal, valid and binding obligation of PBI, enforceable against PBI in accordance with its terms and conditions, except as enforceability may be limited by the Bankruptcy Exception.

B.     Subject to the receipt of any regulatory consents and approvals set forth in Section 5.09 and the expiration of related waiting periods, and neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, constitutes or will constitute (i) a breach or violation of any provision of the Constituent Documents of PBI or any PBI Subsidiary; (ii) a violation of any Legal Requirement applicable to PBI, a PBI Subsidiary or any of their respective properties or assets or require the consent or approval of any Governmental Authority; or (iii) a breach or violation of, a conflict with, the loss of any benefit under, a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, an event of termination or cancellation under, an event giving rise to acceleration of the performance required by or rights or obligations under, or an event resulting in the creation of any Lien upon any of the properties or assets of PBI or any PBI Subsidiary under or require the consent or approval of any Person (other than any Governmental Authority) under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which PBI or a PBI Subsidiary is a party, or by which it or any of its properties, assets or business activities may be bound or affected. PBI has made available to BFST a complete and correct copy of its charter and bylaws or equivalent organizational documents, each as amended to date, of PBI and each of its Subsidiaries, the minute books of PBI and each of its Subsidiaries, and the stock ledgers and stock transfer books of PBI and each of its Subsidiaries. Neither PBI nor any of its Subsidiaries is in violation of any of the terms of its Constituent Documents.

Section 5.04     Compliance with Laws and Regulatory Filings.

A.     Except as disclosed in Section 5.04A of the Schedules, PBI and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any Banking Laws. Neither PBI nor any PBI Subsidiary have had or suspected any material incidents of fraud or defalcation involving PBI, any PBI Subsidiary or any of their respective officers, directors or Affiliates during the last two years. Each of PBI and Pedestal Bank has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has systems customarily used by financial institutions of a similar size to Pedestal Bank that are designed to properly monitor transaction activity (including wire transfers).

B.     PBI and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with all Governmental Authorities having supervisory jurisdiction over PBI and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except as set forth in Section 5.04B of the Schedules, there is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report relating to any examinations of PBI or any PBI Subsidiary.

C.     None of PBI or its Subsidiaries, or to the Knowledge of PBI, any director, officer, employee, agent or other Person acting on behalf of PBI or any of its Subsidiaries has, directly or indirectly, (i) used any funds of PBI or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of PBI or any of its Subsidiaries, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of PBI or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of PBI or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for PBI or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for PBI or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

D.     Pedestal Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 325.103(b)), and “well managed” (as that term is defined is 12 C.F.R. Section 225.2(s)), and its Community Reinvestment Act of 1977 rating is no less than “satisfactory.” Pedestal Bank has not been informed that its status as “well capitalized,” “well managed” or “satisfactory,” respectively, will change and has no basis for believing that its status will change.

E.     PBI and each of its Subsidiaries have all material permits, licenses, authorizations, orders, and approvals of, and each has made all material filings, applications, and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted. All such material permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to PBI’s Knowledge, no suspension or cancellation of any of them is threatened.

F.     The deposits of Pedestal Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Pedestal Bank has paid all premiums and assessments that are due and owing and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to PBI’s Knowledge, threatened.

Section 5.05     PBI Financial Statements. PBI has furnished to BFST true and complete copies of (i) the audited consolidated financial statements of PBI as of and for the years ended December 31, 2018, 2017 and 2016, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “PBI Audited Statements”), and (ii) the unaudited consolidated financial statements of PBI as of and for the nine months ended September 30, 2019, including balance sheets and the related statements of income, stockholders’ equity and cash flows (collectively, the “PBI Unaudited Statements” and, together with the PBI Audited Statements, the “PBI Financial Statements”). The PBI Audited Statements and, subject to the absence of footnotes and normal year-end adjustments consistent with past practice that are immaterial in amount and substance, the PBI Unaudited Statements, were prepared in accordance with the books of account and other financial records of PBI and its Subsidiaries, and fairly present in all material respects the financial condition, results of operations and cash flows (other than cash flows for the PBI Unaudited Statements) of PBI and its Subsidiaries, as of the dates thereof and for the periods covered thereby in accordance with GAAP, applied on a basis consistent during the periods involved. The PBI Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. No financial statements of any Entity other than PBI’s Subsidiaries are required by GAAP to be included in the consolidated financial statements of PBI.

Section 5.06     Pedestal Bank Call Reports. PBI has furnished BFST with true and complete copies of the Reports of Condition and Income of Pedestal Bank as of and for each period during the year ended December 31, 2018 and as of and for the periods ended March 30, 2019, June 30, 2019 and September 30, 2019 (each, a “Pedestal Bank Call Report”). Each Pedestal Bank Call Report fairly presents, in all material respects, the financial position of Pedestal Bank and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable regulatory authorities. None of the Pedestal Bank Call Reports contain items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

Section 5.07     Undisclosed Liabilities. PBI has not incurred any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including, without limitation, unfunded obligations under any PBI Employee Plan or liabilities for federal, state or local taxes or assessments or liabilities under any tax sharing agreements between PBI and Pedestal Bank), that is not reflected in or disclosed in the PBI Financial Statements or the Pedestal Bank Call Reports, except (a) those liabilities and expenses incurred in the ordinary course of business and consistent with prudent business practices since the date of the PBI Financial Statements or the Pedestal Bank Call Reports, respectively or (b) as disclosed in Section 5.07 of the Schedules.

Section 5.08     Proceedings. Except as set forth in Section 5.08 of the Schedules, there are no Proceedings pending or, to the Knowledge of PBI, threatened against PBI or any of its Subsidiaries, or any of their current or former directors or executive officers in their capacities as such, or to which PBI or any of its Subsidiaries or any of their current or former directors or executive officers, in their capacities as such, is a party, and PBI has no Knowledge of any basis on which any such Proceedings could be brought. Neither PBI nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority.

Section 5.09     Consents and Approvals. Except for the approval of the shareholders of PBI or as disclosed in Section 5.09 of the Schedules, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required to be made or obtained by PBI or any PBI Subsidiary in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.10     Real Property Owned or Leased.

A.     Section 5.10A of the Schedules contains a true, correct and complete list of all immovable property owned or leased by PBI or its Subsidiaries, including non-residential other real estate, and the owner or lessee thereof (the “PBI Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, PBI Real Property, title insurance policies for PBI Real Property that is owned by PBI or its Subsidiaries, and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to BFST.

B.     Except as set forth in Section 5.10A of the Schedules, no lease or deed with respect to any PBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such PBI Real Property pertaining to its current primary business purpose.

C.     None of the buildings and structures located on any PBI Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any PBI Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Change on PBI. No condemnation, eminent domain or other Proceeding is pending or, to PBI’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any PBI Real Property in the manner in which it is currently being used.

D.     Except as set forth in Section 5.10A of the Schedules, PBI or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all PBI Real Property, and such interest is free and clear of all liens, including Tax liens, charges, imperfections of title or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the PBI Financial Statements and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant immovable property.

E.     All buildings and other facilities used in the business of PBI and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 5.11     Personal Property. Except as set forth in Section 5.11 of the Schedules, each of PBI and its Subsidiaries has good title to, or a valid leasehold interest in, all movable property, whether corporeal or incorporeal, used in the conduct of its business (the “PBI Personal Property”), free and clear of all liens, charges, imperfections of title or other encumbrances and except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and for which adequate reserves have been provided in the PBI Financial Statements and (ii) such other liens, charges imperfections of title and encumbrances as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant PBI Personal Property. Subject to ordinary wear and tear, the PBI Personal Property, taken as a whole, is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 5.12     Absence of Certain Changes or Events. Since December 31, 2018, PBI has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and consistent with past practices and safe and sound banking practices or as disclosed in Section 5.12 of the Schedules:

A.     Incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken and federal funds purchased and current liabilities for trade or business obligations, none of which, individually or in the aggregate, result in a Material Adverse Change;

B.     Discharged or satisfied any Lien or paid any obligation or liability, whether absolute or contingent, due or to become due;

C.     Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital stock or other securities;

D.     Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto;

E.     Acquired any capital stock or other equity securities or acquired any equity or ownership interest in any Entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person);

F.     Mortgaged, pledged or subjected to Lien any of its property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and properties disposed of for fair value since the dates of the most recent PBI Financial Statement or Pedestal Bank Call Report;

G.     Sold, transferred, leased to others or otherwise disposed of any of its assets (except for assets disposed of for fair value) or canceled or compromised any debt or claim, or waived or released any right or claim (except in conjunction with the settlement of litigation described in Section 5.12L) of material value;

H.     Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not constituting, or may reasonably be anticipated to result in, a Material Adverse Change covered by insurance), which, in any case or in the aggregate, may reasonably constitute a Material Adverse Change;

I.     Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or PBI Intellectual Property or modified any existing rights with respect thereto;

J.     Made any change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended in any material respect or terminated any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

K.     Except for improvements or betterments relating to its properties, made any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

L.     Instituted, had instituted against it, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to its property other than routine collection suits instituted by it to collect amounts owed or suits in which the amount in controversy is less than $100,000;

M.     Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment;

N.     Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any Person;

O.     Sold, or knowingly disposed of, or otherwise divested itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P.     Made any, or acquiesced with any, change in any accounting methods, principles or material practices except as required by GAAP; or

Q.     Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A. through P. above.

Section 5.13   Certain Leases, Contracts and Agreements.

A.     Except as set forth in Section 5.13 of the Schedules (the “PBI Contracts”), neither PBI nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i)     employment contracts, change-in-control agreements or severance arrangements (including any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii)     bonus, stock option, restricted stock, stock appreciation, deferred compensation arrangement, profit-sharing plan, pension plan, retirement plan, welfare plan or other employee benefit agreement or arrangement;

(iii)     any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)     contract or commitment for capital expenditures;

(v)     material contract or commitment for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi)     contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii)     contract, agreement or letter with respect to the management or operations of PBI or Pedestal Bank imposed by any Governmental Authority having supervisory jurisdiction over PBI or Pedestal Bank;

(viii)     note, debenture, agreement, contract or indenture related to the borrowing by PBI or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix)     guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x)     agreement with or extension of credit to any executive officer or director of PBI or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding PBI Common Stock, or any affiliate of such Person;

(xi)     agreement with any executive officer or director of PBI or any Subsidiary or holder of ten percent (10%) or more of the issued and outstanding PBI Common Stock or any affiliate of such Person, relating to bank owned life insurance;

(xii)     lease of immovable property;

(xiii)     any agreement containing covenants that limit the ability of PBI or any of its Subsidiaries to compete in any line of business or with any Person, or that involve any restriction on the geographic area in which, or method by which, PBI (including any successor thereof) or any of its Subsidiaries (including any successor thereof) may carry on its business (other than as may be required by law or any Governmental Authority);

(xiv)     any data processing or other electronic banking services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less;

(xv)     any agreement pursuant to which PBI or any of its Subsidiaries may become obligated to invest in or contribute capital to any Person;

(xvi)     any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which would entitle any present or former director, officer, employee, consultant, or agent of PBI or any of its Subsidiaries to indemnification from PBI or any of its Subsidiaries;

(xvii)     any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which grants any right of first refusal, right of first offer, or similar right with respect to any assets or properties of PBI or its respective Subsidiaries;

(xviii)     any agreement, contract, arrangement, commitment, or understanding (whether written or oral) relating to any joint venture, partnership, limited liability company agreement, or other similar agreement or arrangement;

(xix)     any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

(xx)     any agreement, contract, arrangement, commitment, or understanding (whether written or oral) which is not terminable on 60 days or less notice and involving the payment of more than $100,000 per annum; or

(xxi)     contracts, other than the foregoing, with payments aggregating $100,000 or more not made in the ordinary course of business.

B.     Each PBI Contract is legal, valid and binding on PBI or its Subsidiaries, as the case may be, and to the Knowledge of PBI, the other parties thereto, enforceable against PBI or its Subsidiaries, as the case may be, in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception, and is in full force and effect. Each of PBI and its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under each PBI Contract and there are no existing defaults by PBI or its Subsidiary, as the case may be, or, to the Knowledge of PBI, the other party thereunder and there are no allegations or assertions of such by any party under such PBI Contract or any events that with notice, lapse of time or the happening or occurrence of any other event would be reasonably likely to constitute a default thereunder. A true and complete copy of each PBI Contract has been delivered or made available to BFST.

Section 5.14     Taxes and Tax Returns.

A.     Subject to applicable extension periods, PBI and its Subsidiaries have filed all Tax Returns that each was required to file, including any Tax Returns of any affiliated, consolidated, combined or unitary group of which either PBI or any Subsidiary is or was a member. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by PBI or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either PBI or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid. Neither PBI nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where PBI or any Subsidiary does not file Tax Returns that PBI or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of PBI or any Subsidiary that arose in connection with any failure (or alleged failure) of PBI or any Subsidiary to pay any Tax, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that PBI or any Subsidiary is contesting in good faith through appropriate proceedings, if any, and for which adequate reserves have been established on the most recent applicable balance sheet in accordance with GAAP, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

B.     PBI and its Subsidiaries have collected or withheld and duly paid to the appropriate Governmental Authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

C.     There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax liability of PBI or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which PBI or any Subsidiary has Knowledge based upon contact with any agent of such authority. Section 5.14C of the Schedules lists all federal, state, local, and foreign income Tax Returns filed with respect to PBI or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. PBI has made available to BFST correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by PBI and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

D.     Neither PBI nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

E.     Neither PBI nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither PBI nor any of its Subsidiaries has participated in a reportable or listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulations Section 1.6011-4. Except as set forth in Section 5.14E of the Schedules, neither PBI nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which PBI is the common parent) or (iii) has any Liability for the Taxes of any Person (other than PBI and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

F.     Neither PBI nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

G.     Neither PBI, any of its Subsidiaries nor BFST will be required to include any item of income in, nor will PBI, any of its Subsidiaries or BFST be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

H.     Neither PBI nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

I.     The unpaid Taxes of PBI and its Subsidiaries (i) did not, as of December 31, 2018, exceed the current liability accruals for Tax liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in PBI Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PBI and its Subsidiaries in filing its Tax Returns.

J.     PBI made an election to be treated as an S corporation under Subchapter S of the Code effective June 30, 2000 (the “S Election Date”) and PBI has continued to qualify as an S corporation since such election for all periods up to and including the Closing Date. Effective as of the S Election Date, Pedestal Bank made a valid election to be taxed as a qualified subchapter S subsidiary (within the meaning of Section 1361(b)(3)(B) of the Code) for federal income tax purposes and such election has at all times since the S Election Date remained validly in effect and will remain validly in effect for all periods up to the Closing Date. Neither PBI nor Pedestal Bank has, in the past 5 years (i) acquired assets from another corporation in a transaction in which PBI or Pedestal Bank’s tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation that is a qualified subchapter S subsidiary. PBI and Pedestal Bank are not currently and will not at any time before the Closing Date be liable for any Tax under Section 1374 of the Code.

K.     To PBI’s Knowledge, for any tax year of PBI beginning on or after the S Election Date, each PBI shareholder’s treatment of Subchapter S items with respect to PBI is consistent with the manner in which PBI has filed its Tax Returns, and no audit by the IRS of any PBI shareholder has occurred.

L.     Since the S Election Date, PBI has not been required to include in income any material adjustment pursuant to Code §481 by reason of a voluntary change in accounting method initiated by PBI, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by PBI). No dividend or other distribution declared or paid by PBI since the S Election Date has exceeded the portion of PBI’s “accumulated adjustments account” (within the meaning of Treasury Regulation Section 1.1368-2) properly allocated to such distribution in accordance with that regulation, and no dividend or distribution declared or paid by PBI before the Effective Time will exceed the portion of PBI’s accumulated adjustments account properly allocated to such distribution in accordance with that regulation.

M.     PBI has not been subject to any disallowance of interest expense under Section 291(a)(3) of the Code (or any similar provision of state, local, or foreign Tax law) since the S Election Date.

Section 5.15     Insurance. A true, correct and complete list of all fidelity bonds and insurance policies (including any bank owned life insurance (“BOLI”)) owned or held by or on behalf of either PBI or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Section 5.15 of the Schedules. All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by PBI or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all Legal Requirements and all agreements to which PBI or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by PBI and its Subsidiaries in respect of amounts, types and risks insured; (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including the payment of premiums. The value of any BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in the PBI Financial Statements in accordance with GAAP. All BOLI is owned solely by Pedestal Bank, no other Person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. No insurer under any such policy or bond has canceled or indicated to PBI or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. Neither PBI nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither PBI nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance since December 31, 2013.

Section 5.16     No Material Adverse Change. Since December 31, 2018, there has not been any Material Adverse Change with respect to PBI, nor has any event or condition occurred that has resulted in, or, to the Knowledge of PBI, has a reasonable possibility of resulting in the foreseeable future in a Material Adverse Change.

Section 5.17     Proprietary Rights.

A.     Section 5.17A of the Schedules contains a true, correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights (the “PBI Intellectual Property”) presently owned or held by PBI or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract. PBI and its Subsidiaries own or have the right to use and continue to use the PBI Intellectual Property in the operation of their business. Neither PBI nor any Subsidiary is, to PBI’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has PBI or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

B.     Neither PBI nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery or performance of this Agreement or the related documents nor the consummation of the transactions contemplated hereby or thereby will in any way impair the right of PBI or any Subsidiary or the Surviving Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the PBI Intellectual Property.

Section 5.18     Investments. Section 5.18 of the Schedules sets forth a true, correct and complete list, as of September 30, 2019, of all securities, including municipal bonds, owned by PBI and Pedestal Bank, as well as any purchases or sales of securities between December 31, 2018 to and including September 30, 2019, reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values, fair values and coupon rates, and any gain or loss with respect to any securities sold during such time period between December 31, 2018 to and including September 30, 2019. Except as set forth in Section 5.18 of the Schedules, all such securities are owned by PBI and Pedestal Bank (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Section 5.18 of the Schedules also discloses any Person in which the ownership interest of PBI, whether held directly or indirectly, equals 5% or more of the issued and outstanding voting securities of the issuer thereof. To PBI’s Knowledge, there are no voting trusts or other agreements or understandings with respect to the voting of any of such securities.

Section 5.19     Certain Loans and Related Matters.

A.     Except as set forth in Section 5.19A of the Schedules, as of September 30, 2019, neither PBI nor any of its Subsidiaries is a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $25,000 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or in default of any other material provisions as of the date of this Agreement; (ii) loan agreement, note or borrowing arrangement which has been or, in the exercise of reasonable diligence by PBI or any of its Subsidiaries, should have been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of PBI or any of its Subsidiaries, or any 10% or more shareholder of PBI, or any Person controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to PBI or any of its Subsidiaries including those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over PBI or any of its Subsidiaries and which violation is reasonably likely to result in a Material Adverse Change on PBI or Pedestal Bank.

B.     Section 5.19B of the Schedules contains the “watch list” of loans of Pedestal Bank as of March 31, 2019, June 30, 2019 and September 30, 2019. To the Knowledge of PBI, there is no other Loan, loan agreement, note or borrowing arrangement which should be included on the watch list based on PBI’s or Pedestal Bank’s ordinary course of business and safe and sound banking principles.

C.     Section 5.19C of the Schedules identifies each asset of PBI or any of its Subsidiaries that as of September 30, 2019 was classified as OREO and the book value thereof as of September 30, 2019 as well as any assets classified as OREO between December 31, 2018 and September 30, 2019 and any sales of OREO between December 31, 2018 and September 30, 2019, reflecting any gain or loss with respect to any OREO sold.

D.     Neither PBI nor any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates PBI or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of PBI or any of its Subsidiaries, unless there is a material breach of a representation or covenant by PBI or any of its Subsidiaries, and none of the agreements pursuant to which PBI or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

Section 5.20     Loan Portfolio and Reserve for Loan Losses.

A.     All Loans of PBI or any of its Subsidiaries, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. Neither PBI nor any of its Subsidiaries has entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. All Loans are owned by PBI or its Subsidiaries free and clear of any Liens other than a blanket lien on qualifying loans provided to the Federal Home Loan Bank of Dallas. Except as set forth in Section 5.20A of the Schedules, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and PBI has no Knowledge of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

B.     The credit files of PBI and each of its Subsidiaries contain all material information (excluding general, local or national industry, economic or similar conditions) known to PBI or any of its Subsidiaries that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectability of the Loan portfolio of PBI or any of its Subsidiaries (including Loans that will be outstanding if it advances funds it is obligated to advance). Other than participation loans purchased by PBI or any Subsidiary from third parties that are described in Section 5.20B of the Schedules, no Loans of PBI or any of its Subsidiaries are presently serviced by third parties and there is no obligation which could result in any such Loan becoming subject to third party servicing.

C.     The allowance for loan losses shown on PBI Financial Statements as of December 31, 2018 was, and the allowance for loan losses to be shown on any financial statements of PBI or Pedestal Bank, or Consolidated Reports of Condition and Income of Pedestal Bank, as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of management, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of PBI or any of its Subsidiaries and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectability of such Loans.

Section 5.21     Employee Relationships. The relations of each of PBI and its Subsidiaries with its respective employees are satisfactory. Neither PBI nor any Subsidiary has received any notice of any controversies with, or organizational efforts or other pending actions by, Representatives of its respective employees. PBI and its Subsidiaries have complied with all Legal Requirements relating to the employment of labor with respect to their respective employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar Taxes, and no Person has asserted to PBI or any Subsidiary that PBI or any Subsidiary is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing. To PBI’s Knowledge, no officer of PBI or any of its Subsidiaries is in material violation of any employment contract, confidentiality, non-competition agreement, or any other restrictive covenant. Except as set forth in Section 5.21 of the Schedules, to the Knowledge of PBI, no key executive officer or manager of PBI or Pedestal Bank or any group of employees of PBI or Pedestal Bank has or have any present plans to terminate their employment with PBI or Pedestal Bank.

Section 5.22     Environmental Laws. PBI and its Subsidiaries and any business owned or operated by any of them, whether or not held in a fiduciary or representative capacity, are and for the last seven (7) years have been in compliance in all material respects with all Environmental Laws and permits thereunder. Neither PBI nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials, and they are not subject to any claim, lien, charge or other encumbrance under any Environmental Laws. Except as set forth in Section 5.22 of the Schedules, to the Knowledge of PBI, no PBI Real Property and no real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by PBI or its Subsidiaries or owned, operated or leased by PBI or its Subsidiaries within the ten (10) years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To PBI’s Knowledge, (a) PBI Real Property is free of asbestos, (b) no immovable property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, a heavy industrial site or landfill, and (c) there are no underground storage tanks at any properties owned or operated by PBI or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by PBI or any of its Subsidiaries. PBI has made available to BFST all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to PBI Real Property, any immovable property formerly owned or operated by PBI or any of its Subsidiaries or any of their respective predecessors, and any other immovable property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of PBI or any of its Subsidiaries.

Section 5.23     Regulatory Matters.

A.     Except as set forth on Section 5.23 of the Schedules, neither PBI nor any PBI Subsidiary is now or has been, within the last five (5) years, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Governmental Authority that restricts or restricted the conduct of its business or that relates or related to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has PBI been notified by any Governmental Authority that it is considering initiating any such Proceeding.

B.     Neither PBI nor any Subsidiary knows of any fact or circumstance relating to it that would materially impede or delay receipt of any Requisite Regulatory Approvals, the Merger, or the other transactions contemplated by this Agreement, nor does PBI or any Subsidiary have any reason to believe that the parties will not be able to obtain all Requisite Regulatory Approvals or why any Burdensome Condition would be imposed.

Section 5.24     Accounting Controls. The records, systems, controls, data, and information of PBI and its Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PBI or its Subsidiaries or accountants (including all means of access thereto and therefrom). Each of PBI and its Subsidiaries has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all transactions are executed in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; (b) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as it or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of its properties and assets is permitted only in accordance with general or specific authorization of its board of directors (or similar management body) and/or its duly authorized executive officers; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. PBI has disclosed based on its most recent evaluations to its outside auditors and the audit committee of the PBI Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect PBI’s ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in PBI’s internal control over financial reporting. PBI has made available to BFST a summary of any such disclosure made by management to the auditor and/or audit committee of PBI or any Subsidiary.

Section 5.25     Books and Records. The minute books, stock certificate books and stock transfer ledgers of each of PBI and all PBI Subsidiaries have been kept accurately in the ordinary course of business and are complete and correct in all material respects; the transactions entered therein represent bona fide transactions; and there have been no transactions involving the business of PBI or any PBI Subsidiary that properly should have been set forth therein and that have not been accurately so set forth. The minute books, stock certificate books and stock transfer ledgers of each of PBI and all PBI Subsidiaries have been made available for inspection by BFST.

Section 5.26     Trust Business. Neither PBI nor any of its Subsidiaries has been appointed in a fiduciary or representative capacity in respect of any trusts, executorships, administrations, guardianships, conservatorships, or other fiduciary representative capacity. Neither PBI nor any of its Subsidiaries administers or otherwise holds any indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody or other fiduciary or agency contracts.

Section 5.27     Guaranties. Except for items in the process of collection in the ordinary course of Pedestal Bank’s business, none of the obligations or liabilities of PBI or Pedestal Bank are guaranteed by any other Person, nor, except in the ordinary course of business, according to prudent business practices and in compliance with all Legal Requirements, has PBI or Pedestal Bank guaranteed the obligations or liabilities of any other Person.

Section 5.28     Employee Benefit Plans.

A.     Section 5.28A of the Schedules lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of PBI or any of its ERISA Affiliates that are sponsored or maintained by PBI or any of its ERISA Affiliates or to which PBI or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of PBI or any of its ERISA Affiliates or with respect to which PBI or any of its ERISA Affiliates has any liability, including any employee welfare benefit plan within the meaning of Section 3(1) of the ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any employment agreement or collective bargaining, employee stock ownership, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (each of the foregoing, a “PBI Employee Plan”). There is no pending or, to the Knowledge of PBI, threatened Proceeding relating to any PBI Employee Plan and no threatened or pending claims against any PBI Employee Plan (except for claims for benefits payable in the normal operation of the PBI Employee Plan). All of the PBI Employee Plans comply and have been administered in all material respects with their terms and with all Legal Requirements. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the PBI Employee Plans. All contributions, premiums or other payments required by law or by any PBI Employee Plan that are due as of the date of this Agreement have been made by the due date thereof.

B.     Neither PBI nor any of its Subsidiaries has any liabilities for post-retirement or post-employment welfare benefits under any PBI Employee Plan except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the insured individuals. Each PBI Employee Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation and no event or circumstance has occurred that would disqualify any such PBI Employee Plan. PBI has provided or made available copies of (i) each PBI Employee Plan, (ii) the most recent summary plan descriptions of each PBI Employee Plan, (iii) each trust agreement, insurance policy or other instrument relating to the funding or administration of any PBI Employee Plan, (iv) the three most recent annual reports (Form 5500 series) and accompanying schedules filed with the IRS or the United States Department of Labor with respect to each PBI Employee Plan, (v) the most recent determination, advisory or opinion letter issued by the IRS with respect to each PBI Employee Plan that is intended to qualify under Section 401 of the Code, (vi) the most recent available financial statements for each PBI Employee Plan, (vii) the most recent audited financial statements for each PBI Employee Plan for which audited statements are required by ERISA, and (viii) data and results of nondiscrimination testing on each applicable PBI Employee Plan for the past three years.

C.     Neither PBI nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan. Neither PBI nor any ERISA Affiliate has, at any time contributed to or been obligated to contribute to any Multiemployer Plan, and neither PBI, nor any ERISA Affiliate has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA and there are no circumstances known to PBI under which either PBI or any ERISA Affiliate could incur any withdrawal liability under Part I of Subtitle E of Title IV of ERISA. Neither PBI nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code, and neither PBI nor any ERISA Affiliate has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA or Section 412 of the Code.

D.     There are no circumstances that could result in any Controlled Group liability of PBI or any of its Subsidiaries now or following the Closing.

E.     Except as set forth in Section 5.28E of the Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee of PBI or any of its Subsidiaries to severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment from PBI or any of its Subsidiaries, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee. There is no contract, agreement, plan or other arrangement covering any service provider or former service provider of PBI or any of its Subsidiaries that, individually or in the aggregate, could give rise to the payment by PBI or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Neither PBI nor any of its Subsidiaries has any obligation to gross-up, reimburse or indemnify any individual in respect of any Taxes imposed by Section 4999 of the Code or any Taxes or interest imposed or accelerated under Section 409A of the Code.

F.     Except as set forth in Section 5.28F of the Schedules, there are no outstanding compensatory equity awards with respect to shares of the capital stock of PBI, including any arrangements awarding stock options, stock appreciation rights, stock appreciation units, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of PBI or any ERISA Affiliate.

G.     No PBI Employee Plan is invested in or provides the opportunity for the purchase of any employer security (within the meaning of ERISA §407(d)). Except as set forth in Section 5.28G of the Schedules, each PBI Employee Plan may be amended or terminated at any time by PBI or Pedestal Bank subject only to regulations promulgated under the Code, ERISA, and the regulations of the Pension Benefit Guaranty Corporation and without PBI or Pedestal Bank making any additional contributions to such PBI Employee Plan.

H.     Except as set forth in Section 5.28H of the Schedules, there are no claims for worker’s compensation benefits arising out of occurrences prior to the Closing Date.

I.     Each PBI Employee Plan that is a nonqualified deferred compensation plan subject to Code §409A has been operated and administered in compliance with Code §409A since January 1, 2005, is in documentary compliance with Code §409A, and no amounts under any such plan, agreement or arrangement is or has been subject to the interest or additional Tax set forth under Code §409A(a)(1)(B). No PBI Employee Plan that would be a nonqualified deferred compensation plan subject to Code §409A but for the effective date provisions that are applicable to §409A, has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 22, 2004.

Section 5.29     Deposits. Except as set forth in Section 5.29 of the Schedules, no deposit of Pedestal Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 5.30     Derivative Contracts. Neither PBI nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the PBI Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 5.31     Brokers. Except as set forth in Section 5.31 of the Schedules, no broker, finder or investment banker is entitled to any brokerage, finders, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PBI or any of its Subsidiaries.

Section 5.32     Exercise of Appraisal Rights. PBI has no Knowledge of any plan or intention on the part of any shareholder of PBI to make written demand for payment of the fair value of such holder’s shares of PBI Common Stock in the manner provided in Section 2.09.

Section 5.33     Fairness Opinion. Prior to the execution of this Agreement, PBI has received a written opinion from Stephens Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement, the Merger Consideration and the AAA Distribution to be received by the shareholders of PBI under his Agreement is fair, from a financial point of view, to such shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 5.34     Transaction Costs. PBI has provided BFST with an itemized estimate, determined in good faith after reasonable inquiry, of the investment banking fees, accounting fees, attorneys’ fees, and other costs or fees that PBI and its Subsidiaries are reasonably expected to be paid or accrued through the Closing Date in connection with the Merger and the other transactions contemplated by this Agreement, exclusive of any costs that may be incurred by PBI as a result of any litigation which may arise in connection with this Agreement (collectively, “PBI Expenses”).

Section 5.35     Investment Management and Related Activities. Except as set forth in Section 5.35 of the Schedules, none of PBI, any Subsidiary or, to PBI’s Knowledge, any of their respective directors, officers, or employees is required to be registered, licensed, or authorized under the laws of any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person, or in any similar capacity with a Governmental Authority.

Section 5.36     Transactions with Affiliates. Except as set forth in Section 5.36 of the Schedules, there are no outstanding amounts payable to or receivable from, or advances by PBI or any of its Subsidiaries to, and neither PBI nor any of its Subsidiaries is otherwise a creditor or debtor to (a) any director, executive officer, 5% or greater shareholder of PBI or any of its Subsidiaries or to any of their respective Affiliates, other than as part of the normal and customary terms of such person’s employment or service as a director with PBI or any of its Subsidiaries and other than deposits held by Pedestal Bank in the ordinary course of business, or (b) any other Affiliate of PBI or any of its Subsidiaries. Except as set forth in Section 5.36 of the Schedules, neither PBI nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, executive officers, or other Affiliates. All agreements between Pedestal Bank and any of their respective Affiliates (or any company treated as an affiliate for purposes of such Law) comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Board of Governors of the Federal Reserve System.

Section 5.37     Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price,” or other form of antitakeover statute or regulation is applicable to this Agreement, the Bank Merger Agreement, and the transactions contemplated hereby and thereby.

Section 5.38     Representations Not Misleading. No representation or warranty by PBI contained in this Agreement, nor any statement, exhibit or schedule furnished to BFST by PBI under and or in anticipation of this Agreement, contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which it was or will be made, not misleading, in any material respect. No information material to the Merger, and that is necessary to make the representations and warranties herein contained not misleading, in any material respect, has been withheld by PBI.

Article VI
CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01     Forbearances of PBI. PBI agrees that from the date of this Agreement until the Effective Time, except as set forth in Section 6.01 of the Schedules, as expressly contemplated by this Agreement or as required by Legal Requirement, without the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

A.     Banking Operations. (A) Enter into any new material line of business, or introduce any new material products or services, any material marketing campaigns or any new material sales compensation or incentive programs or arrangements; (B) change in any material respect its lending, investment, underwriting, risk and asset liability management, and other material banking and operating policies; and (C) incur any material liability or obligation relating to retail banking and branch merchandising, marketing, and advertising activities and initiatives except in the ordinary course of business;

B.     Banking Offices. Open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or deposit liabilities;

C.     Capital Stock. Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its common stock, other than pursuant to the terms of PBI RSU Awards issued and outstanding as of the date hereof, or permit new shares of its stock to become subject to new grants;

D.     Stock Awards. Issue, grant, or accelerate the vesting of any option, restricted stock award, warrant, call, commitment, subscription, right to repurchase or agreement of any character related to the authorized or issued capital stock of PBI or any PBI Subsidiary, or any securities convertible its shares of such stock, other than the PBI RSU Awards;

E.     Dividends, Distributions and Repurchases. Except for the AAA Distribution and normal, recurring quarterly dividends of $0.45 per share (prorated for any partial period), make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than any dividends from its wholly-owned Subsidiaries to it or another of its wholly-owned Subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase of otherwise acquire, any shares of its stock (other than repurchases of common shares in the ordinary course of business to satisfy obligations under dividend reinvestment or employee benefit plans);

F.     Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole;

G.     Acquisitions. Acquire or agree to acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, deposits, business or properties of any other Entity or enter into any other transaction, except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain;

H.     Constituent Documents. Amend its Constituent Documents or those of its Subsidiaries;

I.     Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, including changes in the interpretation or enforcement thereof;

J.     Adverse Actions. Knowingly take or omit to take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368 of the Code or that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

K.     Indebtedness. Incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice;

L.     Employee Arrangements. Except for changes in employee compensation consistent with past practice for employees that are not executive employees, make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee (including hiring any person as an employee or officer of PBI or any of its Subsidiaries, except for at-will employment to fill vacancies, that may arise from time to time in the ordinary course of business and on terms consistent with other similarly situated PBI employees) or adopt, amend in any material respect or terminate any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees, except in the ordinary course of business and consistent with past practices and safe and sound banking principles and except as may be required by law;

M.     Proceedings. (i) Settle any Proceeding involving the payment by it of monetary damages in excess of $100,000 in the aggregate or imposing a restriction on the operations of PBI or its Subsidiaries, or (ii) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order, or judgment restricting or otherwise affecting its business or operations;

N.     Continuing Contracts. (i) Enter into, amend, renew or terminate any agreement of the type that is or would be required to be disclosed in Section 5.13 of the Schedules, or (ii) commit any act or omission which constitutes a material breach or default by PBI or any of its Subsidiaries under any agreement with any Governmental Authority or under any PBI Contracts;

O.     Liens. Mortgage, pledge or subject to Lien any of its property, business or assets, corporeal or incorporeal, except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, and (iv) pledges of assets to secure public funds deposits;

P.     Capital Expenditures. Make any capital expenditures or capital additions or betterments in excess of an aggregate of $250,000;

Q.     Books and Records. Sell or dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

R.     Investment Securities. Sell (other than for payment at maturity) or purchase any investment other than: (a) U.S. Treasury or U.S. Government Agency security; or (b) any other security with a duration of one (1) year or less and a AAA rating by at least on nationally recognized ratings agency;

S.     Material Loans. Commit to make, renew, extend the maturity of, or alter any of the material terms of any Loan in excess of $1,000,000 without BFST’s consent, which consent BFST will be deemed to have given, unless it objects to the Loan within three Business Days of receiving a notice from PBI (the date of the notice being the first day) identifying the proposed borrower, the loan amount, and the material Loan terms, except for any Loans pursuant to existing commitments entered into prior to the date hereof or Loans that have been fully approved prior to the date hereof;

T.     Problem Loans. Make, commit to make any, renew, extend the maturity of, or alter any of the material terms of any Loan to a borrower or to a known related interest of a borrower who has a loan with Pedestal Bank that is classified as “substandard”;

U.     Immovable Property. Enter into any acquisitions or leases of immovable property, including new leases and lease extensions;

V.     Transactions with Affiliates. Except pursuant to agreements or arrangements in effect on the date hereof and as set forth in Section 6.01V of the Schedules, or renewals of such agreements or arrangements, pay, loan or advance any amount in excess of $250,000 to, or sell, transfer, or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any Affiliates of any of its officers or directors other than compensation or business expense advancements or reimbursements in the ordinary course of business and banking transactions in the ordinary course of business made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons;

W.     Taxes. Make or change any Tax election, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

X.     Environmental Assessments. Foreclose on or take a deed or title to any real estate that could reasonably be expected to result in any liability to PBI under any Environmental Law without first conducting an ASTM International (“ASTM”) E1527-13 Phase I Environmental Site Assessment (or any applicable successor standard) of the property that satisfies the requirements of 40 C.F.R. Part 312 (“Phase I”), or foreclose on or take a deed or title to any real estate other than single-family residential properties if such environmental assessment indicates the presence or likely presence of any Hazardous Material under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Material into structures on the property or into the ground, ground water, or surface water of the property;

Y.     Deposits. Other than in the ordinary course of business, make any changes to deposit pricing; or

Z.     Commitments. Enter into any contract, with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 6.02     Affirmative Covenants of the Parties. Each of the parties agrees that, from the date of this Agreement until the Effective Time, except with the prior written consent of the other Party (which consent will not be unreasonably withheld or delayed), it will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to:

A.     Ordinary Course. Conduct its business and the business of its Subsidiaries in the ordinary and usual course and use commercially reasonable efforts to preserve intact their organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates;

B.     Lending. Extend credit only in accordance with existing lending policies and promptly classify and charge-off loans and deposit accounts overdrawn and make appropriate adjustments to loss reserves in accordance with the Call Report Instructions and the Uniform Retail Credit Classification and Account Management Policy;

C.     Existing Agreements. Use commercially reasonable efforts to obtain any approvals or consents required to maintain all existing material contracts, leases and documents relating to or affecting its assets, properties and business;

D.     Compliance with Laws. Comply in all material respects with all Legal Requirements, the noncompliance with which could be expected to result in a Material Adverse Change on such Party;

E.     Taxes. Timely file all Tax Returns required to be filed by it and promptly pay all Taxes that become due and payable, except those being contested in good faith by appropriate proceedings;

F.     Withholding. Withhold from each payment made to each of its employees the amount of all Taxes required to be withheld therefrom and pay the same to the proper Governmental Authorities;

G.     Existing Obligations. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business except such obligations as it may in good faith reasonably dispute;

H.     Accounting. Account for all transactions and prepare all financial statements and all call reports in accordance with GAAP, as applicable.

I.     Insurance. Maintain in full force and effect all insurance policies now in effect or renewals thereof and, except as required by prudent business practices that do not jeopardize insurance coverage, give all notices and present all claims under all insurance policies in due and timely fashion; and

J.     Regulatory Matters. Timely file all reports required to be filed with all Governmental Authorities and observe and conform in all material respects to all Legal Requirements, except those being contested in good faith by appropriate proceedings.

Article VII
COVENANTS

Section 7.01     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under all Legal Requirements, so as to permit consummation of the transactions contemplated by this Agreement as promptly as practicable, and each Party will cooperate fully with, and furnish information to, the other Party to that end.

Section 7.02     Litigation and Claims. Each Party will promptly notify the other Party in writing of any Proceeding pending or, to the Knowledge of such Party, threatened against any Party or any of its Subsidiaries that questions or might question the validity of this Agreement or any other agreement contemplated by this Agreement or any action taken or to be taken by the parties or their respective Subsidiaries with respect hereto or thereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. PBI shall: (i) permit BFST to review and discuss in advance, and consider in good faith the views of BFST in connection with, any proposed written or oral response to such Proceeding; (ii) furnish BFST’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such Proceeding; (iii) consult with BFST regarding the defense or settlement of any such Proceeding, give due consideration to BFST’s advice with respect to such Proceeding and not settle any such litigation prior to such consultation and consideration; provided, however, that PBI shall not settle any such Proceeding if such settlement requires the payment of money damages, without the written consent of BFST (such consent not to be unreasonably withheld, conditioned or delayed) unless the payment of any such damages by PBI is reasonably expected by PBI, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by PBI) under PBI’s existing insurance policies, including any tail policy.

Section 7.03     Regulatory Applications.

A.     Each Party will cooperate and use commercially reasonable efforts to prepare as promptly as possible all documentation (including the Joint Proxy Statement/Prospectus and the S-4 Registration Statement), to effect all filings and to obtain and comply with all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement (the “Requisite Regulatory Approvals”) and will use commercially reasonable efforts to make all necessary filings in respect of the Requisite Regulatory Approvals as soon as reasonably practicable following the date hereof. Each Party may review in advance, and to the extent practicable each will consult with the other, in each case subject to any Legal Requirement relating to the exchange of information, with respect to all public portions of any applications or other material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each Party will act reasonably and as promptly as practicable. Each Party will consult with the other Party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other Party apprised of the status of material matters relating to the completion of the transactions contemplated by this Agreement. Each Party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

B.     Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing contained herein shall be deemed to require BFST or any of its Subsidiaries or PBI or any of its Subsidiaries to take any non-standard action, or commit to take any such action, or agree to any non-standard condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be likely to have Material Adverse Change (measured on a scale relative to PBI) on the condition (financial or otherwise), results of operations, liquidity, assets or deposit liabilities, properties or business of BFST, PBI, the Surviving Corporation or the Surviving Bank, after giving effect to the Merger (“Burdensome Condition”).

C.     Each Party will, upon request, furnish the other Party with all information concerning itself, its Subsidiaries, assets, liabilities, business, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 7.04     Registration Statement; Joint Proxy Statement/Prospectus; NASDAQ Listing.

A.     BFST and PBI will jointly prepare the Joint Proxy Statement/Prospectus to be submitted to the shareholders of BFST and PBI in connection with the BFST Meeting and PBI Meeting, respectively, and BFST shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by BFST in connection with the issuance of shares of BFST Common Stock in the Merger (including the joint proxy statement and prospectus (the “Joint Proxy Statement/Prospectus”) constituting a part thereof) (the “S-4 Registration Statement”) and will use commercially reasonable efforts to make all necessary filings in respect of the S-4 Registration Statement as promptly as practicable following the date hereof. PBI shall deliver to BFST such financial statements and related analysis of PBI, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of PBI, as may be required in order to file the S-4 Registration Statement, and any other reports required to be filed by BFST with the SEC, in each case, in compliance in all material respects with Legal Requirements, and shall, as promptly as practicable following execution of this Agreement, prepare and deliver drafts of such information to BFST to review. PBI agrees to cooperate with BFST and BFST’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from PBI’s independent auditors in connection with the S-4 Registration Statement and the Joint Proxy Statement/Prospectus. BFST and PBI shall cooperate and shall furnish to the other all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement/Prospectus, the S-4 Registration Statement, or any other filing, notice or application made on behalf of BFST or its Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement. BFST and PBI each shall use commercially reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Joint Proxy Statement/Prospectus to the shareholders of BFST and PBI. BFST shall also use commercially reasonable efforts to satisfy prior to the effective date of the S-4 Registration Statement, all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto. After the S-4 Registration Statement is declared effective under the Securities Act, each Party, at its own expense, shall promptly mail or cause to be mailed the Joint Proxy Statement/Prospectus to its respective shareholders.

B.     BFST and PBI each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to shareholders of PBI or BFST, as applicable, and at the time of the meeting of shareholders of PBI or BFST, as applicable, to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Party further agrees that if it becomes aware that (1) any information furnished by it would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or (2) any material fact necessary to make the statements therein not false or misleading has been omitted, it will promptly inform the other Party thereof and take appropriate steps to correct or amend the Joint Proxy Statement/Prospectus. BFST and PBI will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

Section 7.05     Approval of BFST and PBI Shareholders.

A.     Each of BFST and PBI shall call, give notice of, convene and hold a meeting of its shareholders (the “BFST Meeting” and the “PBI Meeting,” respectively) as soon as reasonably practicable after the S-4 Registration Statement is declared effective for the purpose of obtaining the Requisite BFST Vote and the Requisite PBI Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger agreement or the issuance of shares contemplated thereby (as applicable). The Boards of Directors of each of BFST and PBI shall use its commercially reasonable efforts to obtain from the shareholders of BFST and PBI, as the case may be, the Requisite BFST Vote, in the case of BFST, and the Requisite PBI Vote, in the case of PBI, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement/Prospectus) that they approve the BFST Stock Issuance and/or this Agreement and the transactions contemplated hereby (as applicable). BFST or PBI shall adjourn or postpone the BFST Meeting or the PBI Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of BFST Common Stock or the PBI Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting BFST or PBI as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite BFST Vote or the Requisite PBI Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the BFST Meeting and PBI Meeting shall be convened, the BFST Stock Issuance and this Agreement shall be submitted to the shareholders of BFST, and this Agreement shall be submitted to the shareholders of PBI, at the BFST Meeting and PBI Meeting, respectively, for the purpose of voting on the approval of such proposals and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either BFST or PBI of such obligation. BFST and PBI shall use their commercially reasonable efforts to cooperate to hold the BFST Meeting and PBI Meeting on the same day and at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.

B.     Except to the extent provided otherwise in Section 7.10, the PBI Board shall at all times prior to and during the PBI Meeting recommend approval of this Agreement by the shareholders of PBI and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by PBI’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “PBI Recommendation”). In the event that there is present at the PBI Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite PBI Vote, PBI will not adjourn or postpone the PBI Meeting unless PBI is advised by counsel that failure to do so would result in a breach of the fiduciary duties of the PBI Board. PBI shall keep BFST updated with respect to the proxy solicitation results in connection with the PBI Meeting as reasonably requested by BFST.

C.     The BFST Board shall at all times prior to and during the BFST Meeting recommend approval of the BFST Stock Issuance and this Agreement by the shareholders of BFST and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by BFST’s shareholders for consummation of the Merger and the transactions contemplated hereby. In the event that there is present at the BFST Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite BFST Vote, BFST will not adjourn or postpone the BFST Meeting. BFST shall keep PBI updated with respect to the proxy solicitation results in connection with the BFST Meeting as reasonably requested by PBI.

Section 7.06     Consents and Approvals.

A.     BFST will use commercially reasonable efforts, and PBI will reasonably cooperate with BFST at the BFST’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 4.07 of the Schedules.

B.     PBI will use commercially reasonable efforts, and BFST will reasonably cooperate with PBI at PBI’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Section 5.09 of the Schedules.

Section 7.07     Public Disclosure. No Party will issue any press release or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated by this Agreement without first consulting with the other Party, nor will any Party issue any such communication or make such public statement without the consent of the other Party, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by any Legal Requirement or the rules and regulations of any national stock exchanges. It is understood that BFST shall assume primary responsibility for the preparation of joint press releases and investor presentation relating to this Agreement, the Merger, and the other transactions contemplated hereby.

Section 7.08     Access; Information.

A.     Except as prohibited by any Legal Requirement, for the purpose of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, upon reasonable notice from the other Party, each Party will (and will cause each of its Subsidiaries to): (i) afford the other Party and its employees, officers and authorized Representatives (including legal counsel, accountants and consultants) full access to its properties, books and records (and those of its Subsidiaries) during normal business hours so that such other Party may have the opportunity to make such reasonable investigation as it will desire to make of the affairs of such Party and its Subsidiaries, and (ii) furnish such other Party with such additional financial and operating data and other information as to its business and properties as such other Party may, from time to time, reasonably request. Neither Party nor any of its Subsidiaries will be required to afford access to or disclose information that would jeopardize attorney-client privilege (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any binding arrangement with any third party or violate any Legal Requirement. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

B.     No access or investigation by a Party of the business and affairs of the other Party under this Section 7.08 or otherwise will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of such other Party in this Agreement or any Schedule delivered in accordance with this Agreement, the conditions to the Party’s obligation to consummate the transactions contemplated by this Agreement, or any remedies available to the Party under this Agreement.

C.     Notwithstanding anything to the contrary in this Section 7.08, neither Party shall be required to copy the other Party on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby, that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (including any confidential supervisory information) or any other matter that the board of such Party has been advised by counsel that such distribution to the other Party may violate a confidentiality obligation or fiduciary duty or any Legal Requirement, or may result in a waiver of its attorney-client privilege. In the event any of the restrictions in this Section 7.08C shall apply, such Party shall use its commercially reasonable efforts to provide appropriate consents, waivers, decrees, and approvals necessary to satisfy any confidentiality issues relating to documents prepared or held by third parties (including work papers), the parties will make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with Legal Requirement.

Section 7.09     Confidentiality. Prior to the execution of this Agreement and prior to the consummation of the Merger, subject to Legal Requirements, each of BFST and PBI, and their respective Subsidiaries, affiliates, officers, directors, agents, employees, consultants, and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including, but not limited to, trade secrets of the disclosing party. Each Party agrees that it will, and will cause its Representatives to, hold any information obtained pursuant to this Section 7.09 in accordance with the terms of that certain letter agreement, dated as of October 17, 2019 by and between BFST and PBI.

Section 7.10     No Solicitation by PBI; Superior Proposals.

A.     Except as permitted by Section 7.10B, PBI shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, (i) initiate, solicit, induce, or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than BFST) any information or data with respect to PBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PBI is a party; or (iv) enter into any agreement, confidentiality agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the PBI Representatives, whether or not such PBI Representative is so authorized and whether or not such PBI Representative is purporting to act on behalf of PBI or otherwise, shall be deemed to be a breach of this Agreement by PBI. PBI and its Subsidiaries shall, and shall cause each of the PBI Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of PBI and its Subsidiaries or 20% or more of any class of equity or voting securities of PBI or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of PBI, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of PBI or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of PBI, or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving PBI or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of PBI.

For purposes of this Agreement, “Superior Proposal” shall mean a bona fide, written Acquisition Proposal that the PBI Board concludes in good faith to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of and timing for consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Legal Requirements; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%.”

B.     Notwithstanding Section 7.10A or any other provision of this Agreement, prior to receipt of the Requisite PBI Vote, PBI may take any of the actions described in Section 7.10A if, but only if, (i) PBI has received a bona fide, written Acquisition Proposal that did not result from a breach of Section 7.10A; (ii) the PBI Board reasonably determines in good faith, after consultation with and having considered the advice of its outside financial advisor and outside legal counsel, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such actions more likely than not would cause it to violate its fiduciary duties to PBI’s shareholders under Legal Requirements; (iii) PBI has provided BFST with at least three Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to PBI or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, PBI receives from such Person a confidentiality agreement with terms no less favorable to PBI than those contained in the confidentiality agreement with BFST. PBI shall promptly provide to BFST any non-public information regarding PBI or its Subsidiaries provided to any other Person which was not previously provided to BFST, such additional information to be provided no later than the date of provision of such information to such other party.

C.     PBI shall promptly (and in any event within one Business Day) notify BFST in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, PBI or the PBI Representatives, in each case in connection with or related to any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer, or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). PBI agrees that it shall keep BFST informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations, or discussions (including any amendments or modifications to such proposal, offer, or request).

D.     Except as provided in Section 7.10E, neither the PBI Board nor the board of directors of any Subsidiary of PBI nor any committee of the PBI Board or its Subsidiaries shall (i) fail to make or withdraw (or modify or qualify in any manner adverse to BFST or publicly propose to withdraw, modify, or qualify in any manner adverse to BFST) the PBI Recommendation, or the determination of the advisability to its shareholders of the approval of this Agreement and the transactions contemplated hereby, including the Merger, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable any Acquisition Proposal, (iii) fail to include the PBI Recommendation in whole or in part in the Joint Proxy Statement/Prospectus or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within five Business Days after it is announced, (v) fail to reaffirm the PBI Recommendation within three Business Days following a request by BFST, or make any statement, filing or release, in connection with the PBI Meeting or otherwise, inconsistent with the PBI Recommendation, or (vi) resolve to do any of the foregoing. Each such action set forth in this Section 7.10D shall be referred to herein as an “Adverse Recommendation Action.”

E.     Notwithstanding Section 7.10D or any other provision in this Agreement to the contrary, prior to the receipt of the Requisite PBI Vote, the PBI Board may withdraw, qualify, amend or modify the PBI Recommendation (a “PBI Subsequent Determination”) or cause or permit PBI to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal in accordance with the terms of Section 9.01G after the fifth Business Day following BFST’s receipt of a notice (the “Notice of Superior Proposal”) from PBI advising BFST that the PBI Board has decided (in good faith after consultation with its outside legal counsel and financial advisor) that a bona fide, written Acquisition Proposal that it received (that did not result from a breach of Section 7.10A) constitutes a Superior Proposal if, but only if, (i) the PBI Board has determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions more likely than not would cause it to violate its fiduciary duties to PBI’s shareholders under Legal Requirements, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by BFST (the “Notice Period”), the PBI Board shall have cooperated and negotiated in good faith with BFST to make such adjustments, modifications or amendments to the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that BFST shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified, or amended terms as may have been proposed by BFST since its receipt of such Notice of Superior Proposal, the PBI Board has again in good faith made the determination (A) in clause (i) of this Section 7.10E and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, PBI shall be required to deliver a new Notice of Superior Proposal to BFST and again comply with the requirements of this Section 7.10E, except that the Notice Period shall be reduced to three Business Days.

F.     If the PBI Board shall have made a PBI Subsequent Determination with respect to a Superior Proposal, then the PBI Board may recommend approval of such Superior Proposal by the shareholders of PBI and may submit this Agreement to PBI’s shareholders without recommendation, in which event the PBI Board shall communicate the basis for its recommendation of such Superior Proposal and the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to PBI’s shareholders in the Joint Proxy Statement/Prospectus or an appropriate amendment or supplement thereto.

Section 7.11     Disclosure Schedules. At least five (5) days prior to the Closing, each Party will deliver to the other Party updated Schedules reflecting any material changes to the Schedules between the date of this Agreement and the Closing Date.

Section 7.12     Notification of Certain Matters.

A.     BFST will promptly notify PBI in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by BFST in, or any information disclosed on the Schedules provided to PBI by BFST under, this Agreement; reasonably would be expected to cause or constitute a breach of, of failure to comply with, any of the covenants or agreements of BFST contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by PBI under this Section 7.12A will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of BFST in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to PBI’s obligation to consummate the Merger or any remedies available to PBI under this Agreement; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.12A or the failure of any condition set forth in Section 8.01 or Section 8.03 to be satisfied, or otherwise constitute a breach of this Agreement by BFST failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.01 or Section 8.03 to be satisfied.

B.     PBI will promptly notify BFST in writing if it becomes aware of any fact or condition that makes or shows to be untrue any representation or warranty made by PBI in, or any information disclosed on the Schedules provided to BFST by PBI under, this Agreement; reasonably would be expected to cause or constitute a breach of, or failure to comply with, any of the covenants or agreements of PBI contained in this Agreement; or reasonably would be expected to give rise, individually or in the aggregate, to the failure to occur of any closing condition under this Agreement. No information received by BFST under this Section 7.12B will affect or be deemed to modify or waive any representation, warranty, covenant or agreement of PBI in this Agreement, any Schedules delivered in accordance with this Agreement, any condition to BFST’s obligation to consummate the Merger or any remedies available to BFST under this Agreement; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 7.12B or the failure of any condition set forth in Section 8.01 or Section 8.02 to be satisfied, or otherwise constitute a breach of this Agreement by PBI failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.01 or Section 8.02 to be satisfied.

Section 7.13     Employee Matters.

A.     To the extent requested by BFST, PBI or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as BFST may reasonably require to cause the freeze, amendment or termination of any PBI Employee Plan terms satisfactory to BFST and in accordance with all Legal Requirements, to be effective as of the day immediately prior to the Effective Date or at any time thereafter in the sole discretion of BFST. BFST agrees that the employees of PBI and its Subsidiaries who continue their employment after the Closing Date (the “PBI Employees”) will be entitled, subject to Section 7.13B, to either (i) continue participation in any continuing PBI Plans or (ii) participate as newly hired employees in the employee benefit plans and programs maintained for employees of BFST and b1Bank, in accordance with the respective terms of such plans and programs, and BFST will take all actions reasonably necessary or appropriate to facilitate coverage of the PBI Employees in such plans and programs from and after the Closing Date. To the extent that BFST desires to maintain the effectiveness of any PBI Employee Plan, PBI or its appropriate Subsidiary will execute and deliver such instruments and take such other actions as BFST may reasonably require in furtherance of the transfer of such PBI Employee Plan to BFST on terms satisfactory to BFST and in accordance with all Legal Requirements. Notwithstanding the foregoing, after the Closing Date, each PBI Employee will be entitled to credit for past service with Pedestal Bank for the purpose of satisfying any eligibility or vesting periods under b1Bank’s 401(k) retirement plan to the extent permissible under the terms of such plan. The parties will cooperate to take all actions necessary and appropriate to effectuate the plan to plan transfer.

B.     Each PBI Employee will be entitled to credit for prior service with PBI for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under any stock incentive plan and severance for PBI Employees who are terminated within six months following the Effective Time, which severance is addressed in this Section 7.13B) sponsored by BFST or b1Bank to the extent permitted by such BFST Employee Plan and any Legal Requirements. To the extent permitted by such BFST Employee Plan and any Legal Requirements, any eligibility waiting period and pre-existing condition exclusion applicable to such BFST Employee Plan will be waived with respect to each PBI Employee and his or her eligible dependents. To the extent permitted by Legal Requirement and the applicable BFST Employee Plan, BFST will credit each PBI Employee and his or her eligible dependents for the year during which coverage under BFST’s group health plan begins, with any deductibles, co-pays or out-of-pocket payments already incurred by such PBI Employee during such year under PBI’s group health plan. Each PBI Employee shall retain the vacation accrual earned under PBI’s vacation policy as of the Effective Time so that such PBI Employee shall receive under b1Bank’s vacation policy a vacation benefit no less than what such PBI Employee had earned under PBI’s vacation policy as of the Effective Time; provided, however, that any future accrual of benefits shall be in accordance with BFST’s vacation policy. From and following the Closing Date, such PBI Employee will begin to accrue vacation, sick and personal time under BFST’s policies, with such PBI Employee being given credit for prior service with PBI or Pedestal Bank for purposes of PBI’s policies governing vacation, sick and personal time. For purposes of determining a PBI Employee’s benefits for the calendar year in which the Merger occurs under BFST’s vacation program, any vacation taken by a PBI Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total BFST vacation benefit available to such PBI Employee for such calendar year.

C.     Any current PBI Employee who is not a party to an employment, change in control or severance agreement or other separation agreement that provides a benefit on termination of employment, whose employment is terminated involuntarily (other than for cause, death, disability or normal retirement) within one (1) year following the Effective Time, will receive a lump sum severance payment from b1Bank (which payment BFST will cause to be made) in an amount equal to one weeks’ compensation at such employees’ base rate of compensation, multiplied by the number of whole years of service by such employee with PBI as of the Effective Time (with a minimum of four (4) weeks’ base salary and subject to a maximum of up to 26 weeks’ base salary), subject to the execution of a release of claims against BFST and its Affiliates. For purposes of this Section 7.13, “cause” means any termination of employment due to the occurrence of one of more of the following events: (i) the employee’s willful refusal to comply in any material respect with the lawful employment policies of BFST and its Subsidiaries, (ii) the employee’s commission of an act of fraud, embezzlement or theft against BFST or any of its Subsidiaries, (iii) the conviction or plea of nolo contendere to any crime involving moral turpitude or a felony, or (iv) the failure to substantially perform the duties and responsibilities of his or her position with b1Bank.

Section 7.14     Employee Stock Ownership Plan. PBI shall take all such necessary actions to terminate the Pedestal Bancshares, Inc. Employee Stock Ownership Plan (the “ESOP”) effective as of the Effective Date (the “ESOP Termination Date”). The accounts of all participants and beneficiaries in the ESOP shall become fully vested upon termination of such plan. The Merger Consideration received with respect to the unallocated common stock held by the ESOP shall first be used to repay the outstanding ESOP loan, and the Merger Consideration remaining in the ESOP suspense account after repayment of the outstanding ESOP loan shall be allocated in accordance with the terms of the ESOP. To the extent requested by BFST, PBI shall file or cause to be filed all necessary documents with the IRS for a determination letter for termination of the ESOP in connection with the ESOP Termination Date. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the ESOP upon its termination, the account balances in the ESOP shall either be disbursed to participants and beneficiaries or transferred to an eligible tax qualified retirement plan (including, to the extent permitted by such plan, the BFST 401(k) plan) or individual retirement account as a participant or beneficiary may direct. PBI shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 7.14.

Section 7.15     Retention Bonus Pool. BFST, in consultation with PBI, shall establish a retention bonus pool, in the amount to be determined in the sole discretion of BFST, in order to encourage certain PBI’s employees to remain with BFST, thereby assisting BFST with continuity planning following the consummation of the transactions contemplated by this Agreement.

Section 7.16     Bank Merger Transaction. The parties will cooperate to take all actions (including making all such filings) necessary and appropriate to effectuate the Bank Merger, to be effective immediately or as soon as practicable following the Effective Time.

Section 7.17     Termination of Data Processing Contracts. BFST intends to convert some or all of PBI’s information and data onto BFST’s information technology systems (the “Data Conversion”). PBI agrees to cooperate with BFST in preparing for the Data Conversion and to facilitate the integration of PBI with the business BFST following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the Data Conversion, which planning shall include, but not be limited to, (a) providing BFST reasonable access to data, information systems, and personnel having expertise with PBI’s and Pedestal Bank’s information and data systems, (b) discussion of third-party service provider arrangements of PBI and each of its Subsidiaries; (c) non-renewal or changeover, after the Effective Time, of personal property leases and software licenses used by PBI and each of its Subsidiaries in connection with the systems operations; (d) retention of outside consultants and additional employees to assist with the conversion; (e) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services, and (f) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time. Until the Effective Time, PBI shall advise BFST of all anticipated renewals or extensions of existing data processing service agreements, data processing software license agreements, data processing hardware lease agreements, and other material technology-related licensing, maintenance or servicing agreements with independent vendors (“Technology-Related Contracts”) involving PBI or Pedestal Bank. PBI will cooperate with BFST and take all necessary actions to ensure that all Technology-Related Contracts will, if the Merger occurs, be terminated on such date(s) as may be requested by BFST.

Section 7.18     Conforming Accounting Adjustments. If requested by BFST, PBI will and will cause Pedestal Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as BFST may reasonably request to conform the accounting records of PBI and Pedestal Bank to the accounting policies and practices of BFST and b1Bank, respectively. No such adjustment will by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by PBI or Pedestal Bank of any adverse circumstances for purposes of determining whether the conditions to BFST’s obligations under this Agreement have been satisfied or that such adjustment has any bearing on the Merger Consideration. No adjustment required by BFST will require any prior filing with any Governmental Authority or violate any Legal Requirement applicable to PBI or Pedestal Bank.

Section 7.19     Financial Statements. The consolidated balance sheets as of future dates and the related statements of income, changes in stockholders’ equity and cash flows of any Party for the periods then ended, that may be provided by such Party to the other Party subsequent to the date hereof, will be prepared from the books and records of such Party and its Subsidiaries and will fairly present, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of such Party at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis throughout the periods indicated, except that unaudited financial statements may (i) omit the footnote disclosure required by GAAP and (ii) be subject to normal year-end audit adjustments required by GAAP. The Consolidated Reports of Condition and Income filed by the Subsidiary of a Party subsequent to the date hereof will fairly present the financial position of such Subsidiary and the results of its operations at the dates and for the periods indicated in compliance with all Legal Requirements.

Section 7.20     Indemnification.

A.     To the extent not prohibited by any Legal Requirements, BFST agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of PBI or Pedestal Bank, determined as of the Effective Time (each, an “Indemnified Party”), as provided in PBI’s or Pedestal Bank’s Constituent Documents (including, without limitation, the right to the advancement of expenses, if so provided), in each case as of the date of this Agreement, with respect to matters occurring on or prior to the Effective Time will survive the Merger and continue in full force and effect, without any amendment thereto.

B.     The rights to indemnification granted by this Section 7.20 are subject to the following limitation: amounts otherwise required to be paid by BFST to any Indemnified Party under this Section 7.20 will be reduced by any amounts that such Indemnified Party recovers from any third party.

C.     Any Indemnified Party wishing to claim indemnification under Section 7.20A, upon learning of any Proceeding described above, must promptly notify BFST, but the failure to so notify will not affect the obligations of BFST under Section 7.20A, except to the extent that BFST is actually prejudiced as a consequence of such failure to so notify. With respect to any such Proceeding, (i) BFST will have the right to assume the defense thereof and BFST will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if BFST elects not to assume such defense or counsel for the Indemnified Party is of the opinion that there are issues that raise conflicts of interest between BFST and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to BFST (which may not exceed one firm in any jurisdiction), and BFST will be subject to the obligations with respect to legal fees and expenses as provided in PBI’s or Pedestal Bank’s Constituent Documents; (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) BFST will not be liable for any settlement effected without its prior written consent; and (iv) BFST will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated by this Agreement is prohibited by any Legal Requirement.

D.     For a period of four years following the Effective Time, BFST will maintain director’s and officer’s liability insurance (herein, “D&O Insurance”) that serves to reimburse the present and former officers and directors of PBI or its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party, as that coverage currently provided by PBI; provided that, if BFST is unable to maintain or obtain the insurance called for by this Section 7.20D, BFST will provide as much comparable insurance as is reasonably available (subject to the limitations described below in this Section 7.20D); and provided further, that officers and directors of PBI or its Subsidiaries may be required to make application and provide customary representations and warranties to the carrier of the D&O Insurance for the purpose of obtaining such insurance. In no event shall BFST be required to expend for such tail insurance a premium amount in excess of an amount equal to 250% of the annual premiums paid by PBI for D&O Insurance in effect as of the date of this Agreement (the “Maximum D&O Tail Premium”). If the cost of such tail insurance exceeds the Maximum D&O Tail Premium, BFST shall obtain tail insurance coverage or a separate tail insurance policy with the greatest coverage available for a cost not exceeding the Maximum D&O Tail Premium.

E.     The provisions of this Section 7.20 (i) are intended to be for the benefit of, and are enforceable by, each Indemnified Party and his successors and representatives and (ii) are in addition to, and not in substitution for, any other indemnification or contribution that any such person may have by contract or otherwise.

Section 7.21     Other Agreements.

A.     PBI will deliver to BFST, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit B, executed as of the date hereof by each director and each senior executive officer of PBI and Pedestal Bank.

B.     PBI will deliver to BFST, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit C, executed by each of the directors of PBI and its Subsidiaries that did not enter into an Employment Agreement (as defined below), which non-competition agreements shall not become effective until the Effective Time.

C.     Each of the directors and senior executive officers of PBI and Pedestal Bank will deliver to BFST, contemporaneously with the execution of this Agreement, a release in the form attached hereto as Exhibit D (“Release”), releasing PBI and its Subsidiaries from any and all claims of such directors and officers (except as described in such instrument).

D.     Certain officers of PBI and Pedestal Bank, the names of which persons are listed on Section 7.21D of the Schedules, will deliver to BFST, contemporaneously with the execution of this Agreement, an employment agreement (the “Employment Agreements”).

E.     PBI will cause to be delivered to BFST resignations of all the directors of PBI and its Subsidiaries, such resignations to be effective as of the Effective Time.

Section 7.22     Employment and Change in Control Agreements. To the extent requested by BFST, PBI will cause Pedestal Bank to take all actions necessary to terminate the deferred compensation, change-in-control or other similar agreements listed on Section 7.22 of the Schedules, without further liability to Pedestal Bank, BFST or any of their respective Affiliates, subject to the payment of all amounts owed thereunder in accordance with Section 7.27.

Section 7.23     NASDAQ Listing. BFST shall file all documents required to be filed to have the shares of BFST Common Stock to be issued pursuant to this Agreement included for listing on the NASDAQ Stock Market and use its commercially reasonable efforts to effect said listing.

Section 7.24     Issuance of BFST Common Stock. The shares of BFST Common Stock to be issued by BFST to the shareholders of PBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of BFST Common Stock to be issued to the shareholders of PBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of BFST or any other Person. The BFST Common Stock to be issued to the shareholders of PBI pursuant to this Agreement will, when issued, not be subject to any restrictions on transfer arising under the Securities Act, except for BFST Common Stock issued to any shareholder of PBI who may be deemed to be an “affiliate” (under the Exchange Act) of BFST after completion of the Merger.

Section 7.25     No Control. Nothing contained in this Agreement shall give BFST, directly or indirectly, the right to control or direct the operations of PBI or any of its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give PBI, directly or indirectly, the right to control or direct the operations of BFST or any its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of PBI and BFST shall exercise, consistent with the terms of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations

Section 7.26     Section 16 Matters. If the parties determine that any officer of PBI will be subject to the “short swing” liability provisions of Section 16 of the Exchange Act immediately following the Effective Time, then the PBI Board and the BFST Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of PBI Common Stock into BFST Common Stock and (ii) the acquisition of BFST Common Stock pursuant to the terms of this Agreement by officers and directors of PBI subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of PBI who may become an officer or director of BFST subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, (i) the PBI Board shall adopt resolutions that specify (A) the name of each individual whose disposition of PBI Common Stock (including PBI stock options and other derivative securities with respect to PBI Common Stock) is to be exempted, (B) the number of shares of PBI (including PBI stock options and other derivative securities with respect to PBI Common Stock) to be disposed of by each such individual and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act and (ii) the BFST Board shall adopt resolutions that specify (A) the name of each individual whose acquisition of shares of BFST Common Stock is to be exempted, (B) the number of shares of BFST Common Stock to be acquired by each such individual and (C) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. BFST and PBI shall provide to counsel of the other Party for its review copies of such resolutions to be adopted by the respective boards of directors prior to such adoption and PBI shall provide BFST with such information as shall be reasonably necessary for the BFST Board to set forth the information required in the resolutions of the BFST Board.

Section 7.27     Transaction Expense. PBI shall use its commercially reasonable efforts to cause the aggregate amount of all PBI Expenses (as previously provided to BFST and referenced in Section 5.34) to not materially exceed the total expenses disclosed in such estimate. PBI shall promptly notify BFST if or when it determines that it expects to exceed its total budget for PBI Expenses. Notwithstanding anything to the contrary in this Section 7.27, PBI shall not incur any investment banking, brokerage, finders, or other similar financial advisory fees in connection with the transactions contemplated by this Agreement other than those expressly disclosed to BFST. To the extent permitted by applicable law and regulation, the PBI Expenses and the corresponding Tax deductions shall be allocated to the Tax period of the BFST consolidated group which includes the Closing Date. Furthermore, PBI shall use its commercially reasonable efforts to permit all PBI Expenses, including all change of control and similar payments, to be paid on or after the Closing Date; provided, however, that if certain PBI expenses (such as legal, accounting, printing, filing and fairness opinion expenses, but excluding change of control and similar payments) are required to be paid as such expenses become due PBI shall be permitted to pay such PBI expenses as they become due.

Section 7.28     AAA Distribution. PBI may make a one-time distribution (the “AAA Distribution”) prior to the Effective Time equal to the balance of PBI’s accumulated adjustment account as of the time of the AAA Distribution (the “AAA Balance”) subject to a maximum of $5.00 per issued and outstanding share of PBI Common Stock at the time of the AAA Distribution. PBI will deliver a statement to BFST no later than March 31, 2020, which statement will set forth the AAA Balance and a detailed calculation thereof, for BFST’s review and approval.

Section 7.29     Tax Matters.

A.     Tax Returns. BFST shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns of PBI and its Subsidiaries for any Taxable Period (or portion thereof) ending before the Closing Date (the “Pre-Closing Tax Period”), which are to be filed after the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the prior practices of PBI, unless otherwise required by Legal Requirements, and shall be subject to the prior written consent of the PBI Shareholder Representative, which consent shall not be unreasonably withheld or delayed.

B.     Payment of Taxes. PBI shareholders shall be responsible for and shall timely pay, or cause to be timely paid, any Taxes attributable to the PBI shareholders for the Pre-Closing Tax Period.

C.     Cooperation. The parties will provide each other with such cooperation and information as they may reasonably request of each other in preparing or filing any Tax Return, in determining a liability or right of refund, or in conducting any audit or other proceeding, in respect of Taxes attributable to the Pre-Closing Tax Period. BFST agrees to retain all books and records with respect to Tax matters pertinent to PBI and its Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods.

D.     Tax Contest. BFST shall promptly provide written notice to the PBI Shareholder Representative of an audit, administrative or judicial proceeding or examination of a Pre-Closing Tax Period that could reasonably give rise to a Tax liability for PBI shareholders (a “Tax Claim”). BFST shall determine in consultation with the PBI Shareholder Representative whether to contest such Tax Claim but in no event shall BFST be required to begin or continue a contest of the Tax Claim if, in the reasonable opinion of BFST, such contest would result in the possibility of the imposition of a Lien on the assets of BFST or otherwise result in significant adverse consequences to BFST. If BFST contests a Tax Claim, BFST shall (i) permit the PBI Shareholder Representative to participate in such contest, at the expense of PBI shareholders, (ii) keep the PBI Shareholder Representative reasonably informed of all proceedings, communications and correspondence and (iii) make available all relevant documents in connection therewith. BFST shall not enter into any settlement or compromise of a Tax Claim without the prior written consent of the PBI Shareholder Representative, which consent shall not be unreasonably withheld or delayed.

E.     Tax Treatment. The parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Except as expressly contemplated or permitted by this Agreement, from and after the date of this Agreement, each of BFST and PBI shall use their respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act is intended or is reasonably likely to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Article VIII
CONDITIONS TO CLOSING

Section 8.01     Conditions to Each Party’s Obligation. The obligation of each Party to consummate the Merger is subject to the satisfaction or, to the extent permitted by Legal Requirements, waiver, at or prior to the Closing, of each of the following conditions:

A.     The BFST Stock Issuance and this Agreement will have been approved by the shareholders of BFST by the Requisite BFST Vote and this Agreement will have been approved by the shareholders of PBI by the Requisite PBI Vote.

B.     All Requisite Regulatory Approvals will have been obtained and will remain in full force and effect and all statutory waiting periods in respect thereof will have expired, such Requisite Regulatory Approvals will have been received upon terms and conditions satisfactory to the parties, and no such Requisite Regulatory Approval includes or contains, or shall have resulted in the imposition of, any Burdensome Condition.

C.     All consents and approvals listed in Section 4.07 and Section 5.09 of the Schedules will have been received and will remain in full force and effect and will have been received upon terms and conditions satisfactory to the parties.

D.     No action will have been taken, and no Legal Requirement will have been promulgated, enacted, entered, enforced or deemed applicable to the Merger by any Governmental Authority, including the entry of a preliminary or permanent injunction, that would (i) make the Agreement or any other agreement contemplated by this Agreement, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable in any material respect, (ii) impose material limits on the ability of any Party to this Agreement to consummate the Agreement or any other agreement contemplated by this Agreement, or the transactions contemplated hereby or thereby, or (iii) otherwise prohibit or restrain the Merger; and no Proceeding before any Governmental Authority will be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iii) above.

E.     BFST and PBI, respectively, shall have received opinions from Alston & Bird LLP and Fenimore, Kay, Harrison & Ford, LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to BFST and PBI, respectively, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering their opinions, Alston & Bird LLP and Fenimore, Kay, Harrison & Ford, LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of BFST and PBI or any Subsidiary thereof, in form and substance reasonably acceptable to such counsel.

F.     The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

Section 8.02     Conditions to Obligations of BFST. The obligation of BFST to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.     Except for Section 5.02, which shall be true and correct in all respects, except for de minimis inaccuracies, the representations and warranties of PBI in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.     The covenants and obligations of PBI to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.

C.     BFST will have received all documents and instruments required to be delivered by PBI at or prior to the Closing.

D.     Holders of shares of PBI Common Stock representing no more than five percent (5%) of the issued and outstanding PBI Common Stock will have demanded or be entitled to exercise appraisal rights under the LBCA.

E.     There will have been no Material Adverse Change with respect to PBI or Pedestal Bank.

F.     BFST shall have received from PBI, under penalties of perjury, (i) a notice to the IRS conforming to the requirements of Regulations Section 1.897-2(h) executed (which, for the avoidance of doubt, shall be mailed to the IRS by BFST within thirty (30) days of receipt from PBI) by PBI and (ii) a certificate stating that PBI is not and has not been a United States real property holding corporation, pursuant to Regulations Section 1.1445-2(c)(3) and in form and in substance required under Regulations Section 1.897-2(h), dated as of the Closing Date, and as reasonably acceptable to BFST.

Section 8.03     Conditions to Obligations of PBI. The obligation of PBI to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

A.     The representations and warranties of BFST in this Agreement will be true and correct, in all material respects, as of the date of this Agreement and as of the Closing Date, except with respect to representations and warranties that are qualified by materiality (other than Material Adverse Change), which will be true and correct in all respects.

B.     The covenants and obligations of BFST to be performed or observed on or before the Closing Date under this Agreement will have been performed or observed in all material respects.

C.     PBI will have received all documents and instruments required to be delivered by BFST at or prior to the Closing.

D.     There will have been no Material Adverse Change with respect to BFST or b1Bank.

Article IX
TERMINATION

Section 9.01     Right of Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, as follows, and in no other manner:

A.     By the mutual written agreement of PBI and BFST, if the board of directors of each so determines by a vote of a majority of the members of its entire Board.

B.     By either BFST or PBI, if the Effective Time has not occurred by the close of business on July 31, 2020, unless one or more of the Requisite Regulatory Approvals have not been received, in which case the Effective Time has not occurred on or before October 31, 2020, or such later date as may be mutually agreeable to the parties; provided, however, that the right to terminate this Agreement under this Section 9.01B will not be available to any Party whose failure to comply with its obligations under, or breach of any representation or warranty set forth in, this Agreement has materially contributed to the failure of the Effective Time to occur on or before such date.

C.     By either BFST or PBI (i) if the Requisite PBI Vote shall not have been obtained at the PBI Meeting duly convened therefor or at any adjournment or postponement thereof, or (ii) if the Requisite BFST Vote shall not have been obtained at the BFST Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no Party may terminate this Agreement pursuant to this Section 9.01C if such Party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Requisite PBI Vote at the PBI Meeting, or at any adjournment or postponement thereof, or the Requisite BFST Vote at the BFST Meeting, or at any adjournment or postponement thereof, as applicable.

D.     By either BFST or PBI, if any Requisite Regulatory Approval is denied by a final, nonappealable action of any Governmental Authority, an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or any Governmental Authority shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein.

E.     By either BFST or PBI (provided that the Party terminating this Agreement is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of PBI, in the case of a termination by BFST, or BFST, in the case of a termination by PBI, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.02, in the case of a termination by BFST, or Section 8.03, in the case of a termination by PBI, and which is not cured within 30 days following written notice to PBI, in the case of a termination by BFST, or to BFST, in the case of a termination by PBI, or by its nature or timing cannot be cured during such period.

F.     In addition to and not in limitation of BFST’s termination rights under this Section 9.01, by BFST if (i) there shall have been a material breach of Section 7.05 or Section 7.10 by PBI, or (ii) the PBI Board takes an Adverse Recommendation Action.

G.     By PBI, at any time before obtaining the Requisite PBI Vote, if the PBI Board authorizes PBI, in compliance with the terms of this Agreement, to enter into a binding definitive agreement in respect of a Superior Proposal with a third party, provided, that PBI shall have paid any amounts due pursuant to Section 9.04 in accordance with the terms, and at the times, specified therein.

Section 9.02     Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided in Section 10.06.

Section 9.03     Effect of Termination. Except as provided in Section 9.04, if this Agreement is terminated, neither Party will have any further liability or obligation under this Agreement; provided, however, that termination will not relieve a Party from any liability for any breach of any covenant, agreement, representation or warranty of this Agreement (a) giving rise to such termination and (b) resulting from fraud or any willful and material breach; and provided further, that Section 7.09, this Section 9.03 and Article X (other than Section 10.09) will survive any termination of this Agreement.

Section 9.04     Termination Fee . To compensate BFST for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by BFST, PBI and BFST agree as follows:

A.     If this Agreement is terminated by PBI under the provisions of Section 9.01G, then PBI shall pay to BFST the sum of $8,000,000 (the “Termination Fee”) prior to and as of a condition of such termination in accordance with Section 9.01G;

B.     If this Agreement is terminated by BFST under the provisions of Section 9.01F, then PBI shall pay to BFST the Termination Fee in immediately available funds within two Business Days after notification of such termination has been provided to PBI;

C.     If, after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to PBI or has been made directly to its shareholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to PBI and (A) thereafter this Agreement is terminated (x) by either BFST or PBI pursuant to Section 9.01C(i) because the Requisite PBI Vote shall not have been obtained, (y) by either BFST or PBI pursuant to Section 9.01B without the Requisite PBI Vote having been obtained, or (z) by BFST pursuant to Section 9.01E, and (B) prior to the date that is twelve months after the date of such termination, PBI enters into any agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then PBI shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay BFST the Termination Fee, provided, that for purposes of this Section 9.04C, all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

D.     PBI and BFST each agree that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BFST would not enter into this Agreement; accordingly, if PBI fails to promptly pay any amounts due under this Section 9.04, PBI shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of BFST (including reasonable legal fees and expenses) in connection with such suit.

E.     Notwithstanding anything to the contrary set forth in this Agreement, but without limiting the right of any Party to recover liabilities or damages arising out of the other Party’s fraud or willful and material breach of any provision of this Agreement, the parties agree that if PBI pays or causes to be paid to BFST the Termination Fee and/or the BFST Expenses in accordance with this Section 9.04, PBI (or any successor in interest of PBI) will not have any further obligations or liabilities to BFST with respect to this Agreement or the transactions contemplated by this Agreement.

Article X
MISCELLANEOUS

Section 10.01     Survival of Representations and Warranties. Except for those covenants and agreements expressly to be performed or observed after the Effective Time, the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered under this Agreement will not survive the Effective Time.

Section 10.02     Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Merger will be borne and paid by the Party incurring the expense.

Section 10.03     Entire Agreement. This Agreement (and all related documents referenced in this Agreement, including the Schedules and Exhibits) constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the Merger, and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the parties. There are no warranties, representations, covenants, obligations or agreements between the parties, except as set forth in this Agreement (or any such related documents).

Section 10.04     Further Cooperation. Each Party will, at any time and from time to time after the Closing, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required to fully consummate the transactions contemplated by this Agreement in accordance its terms.

Section 10.05     Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any Legal Requirement, (i) such term or provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Agreement; (ii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (iii) there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

Section 10.06     Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement will be in writing and delivered by hand, facsimile transmission, a nationally recognized overnight courier service, prepaid registered or certified mail (return receipt requested), or by properly addressed electronic mail delivery (with confirmation of delivery receipt) at the address set forth below, or at such other address or addresses as such Party may specify from time to time by notice in like manner to parties. All notices shall be deemed effective upon delivery.

If to BFST:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attn: David R. Melville, III

Fax: (225) 248-7650

Electronic mail: jude.melville@blbank.com

With a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: Mark C. Kanaly, Esq.

     Kyle G. Healy, Esq.

Fax: (404) 881-7777

Electronic mail: mark.kanaly@alston.com

  kyle.healy@alston.com

If to PBI:

Pedestal Bancshares, Inc.

1300 W. Tunnel Blvd.

Houma, Louisiana 70360

Attention: Mark Folse

Fax: (985) 580-3002

Electronic mail: mark.folse@pedestal.bank

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attention: Lowell W. Harrison, Esq.

                 Geoffrey S. Kay, Esq.

Fax: (512) 583-5940

Electronic mail: lharrison@fkhpartners.com

 gkay@fkhpartners.com

Section 10.07     Governing Law; Waiver of Right to Jury Trial. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH PARTY SUBJECT TO THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF LOUISIANA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER, AND EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (B) each Party understands and has considered the implications of this waiver, (C) each Party makes this waiver voluntarily, and (D) each Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.07. EACH PARTY AGREES THAT IT WILL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY EXCLUSIVELY IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN THE STATE OF LOUISIANA.

Section 10.08     Multiple Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original, and all counterparts together will be deemed to be one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other Party. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Agreement will be sufficient to bind the Party or parties whose signature(s) appear thereon.

Section 10.09     Specific Performance. Each Party acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement was not performed in accordance with its terms or otherwise was materially breached. Therefore, each Party agrees that, without the necessity of proving actual damages or posting bond or other security, the other Party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

Section 10.10     Attorneys’ Fees and Costs. In the event of a dispute between the parties to this Agreement related to or arising out of any material breach or alleged material breach of this Agreement that gives rise to a Proceeding, the prevailing Party in such Proceeding will be entitled to reimbursement from the non-prevailing Party for all losses, damages, costs, liabilities or expenses reasonably incurred by the prevailing Party in furtherance of or defense of the Proceeding, including, without limitation, reasonable attorneys’ fees, whether incurred in preparation for or in the conduct of the Proceeding (including, without limitation, a Proceeding to determine the entitlement and amount to any award of attorneys’ fees).

Section 10.11     Binding Effect; Assignment. No Party to this Agreement will assign this Agreement or any of its rights or obligations, in whole or in part, without the prior written consent of the other Party. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the respective legal representatives, successors and permitted assigns of the parties.

Section 10.12     Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns, except that the Indemnified Parties are the stipulated beneficiaries of, and will be entitled to enforce their respective rights under, Section 7.20. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any Party to this Agreement (including any Person or employees who might be affected by Section 7.13).

Section 10.13     Amendment; Waiver; Extension. Except as prohibited by any Legal Requirement, BFST and PBI may amend this Agreement, extend the time for the performance of any obligations or other acts of any other Party to this Agreement, waive any inaccuracy in the representations and warranties contained in this Agreement or any Schedules provided in accordance with this Agreement, or waive compliance with any agreements or conditions contained in this Agreement by an instrument signed in writing by or on behalf of each Party, provided that after approval of the BFST Stock Issuance or this Agreement by the respective shareholders of BFST or PBI (as applicable), there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement that requires further approval under any Legal Requirement. No Party to this Agreement will by any act (other than a written instrument) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions of this Agreement. No failure to exercise, nor any delay in exercising, any right, power or privilege hereunder by any Party will operate as a waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor will it operate as a waiver, or estoppels with respect to, any subsequent or other failure. Notwithstanding the foregoing, a Party may unilaterally waive a right that is solely applicable to it.

Section 10.14     Disclosure Schedules; Supplements to the Disclosure Schedules.

A.     The Schedules, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Information in the Schedules qualifies the representations and warranties in the Section to which the particular Schedule relates (or makes cross-reference), as well as representations and warranties in other Sections of this Agreement, but only to the extent that the specific item on any such Schedule is reasonably apparent on its face as being applicable to such other Section(s). The inclusion of an item in a Schedule as an exception to a representation or warranty will not be deemed an admission by the disclosing party that the item represents an exception or a material fact, event or circumstance.

B.     Each Party may from time to time prior to the Closing supplement the Schedules delivered by such Party with respect to any matter that (i) arises and becomes known by the disclosing Party after the date of this Agreement and that would have been required or permitted to be set forth or described on the Schedules had such matter existed as of the date of this Agreement, and (ii) does not arise from a breach of this Agreement. No such supplemental disclosure will be deemed to have cured any breach of a representation or warranty made in this Agreement unless the other Party waives the breach in the manner set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
David R. Melville, III
President and Chief Executive Officer

PEDESTSAL BANCSHARES, INC.

By:	/s/ Mark Folse
Mark Folse
President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Bank Merger Agreement”), is made and entered into as of the 22nd day of January, 2020, by and between b1Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana (“b1Bank”), and Pedestal Bank, a Louisiana state bank headquartered in Houma, Louisiana (“Pedestal Bank”).

RECITALS:

WHEREAS, Business First Bancshares, Inc., a Louisiana corporation and registered bank holding company (“BFST”), owns all of the outstanding capital stock of b1Bank, and Pedestal Bancshares, Inc., a Louisiana corporation and registered bank holding company (“PBI”), owns all of the outstanding capital stock of Pedestal Bank;

WHEREAS, BFST and PBI are parties to that certain Agreement and Plan of Reorganization, dated as of January 22, 2020 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which BFST will acquire all of the outstanding capital stock of PBI through the merger of PBI with and into BFST, with BFST surviving the merger (the “Merger”);

WHEREAS, immediately following the Merger, BFST desires to cause Pedestal Bank to merge with and into b1Bank in accordance with the terms of this Bank Merger Agreement;

WHEREAS, Pedestal Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Houma, State of Louisiana, with authorized capital stock consisting of 5,000,000 shares of common stock, par value $1.00 per share (“Pedestal Bank Stock”), of which 839,690 are issued and outstanding;

WHEREAS, b1Bank is a Louisiana state bank, duly organized and existing under the laws of the State of Louisiana, having its principal office in the City of Baton Rouge, State of Louisiana, with authorized capital stock consisting of 10,000,000 shares of common stock, par value $1.00 per share (“b1Bank Stock”), of which 3,215,979 shares are issued and outstanding and 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;

WHEREAS, subject to consummation of the Merger and the receipt of all required regulatory approvals, the Boards of Directors of Pedestal Bank and b1Bank have approved this Bank Merger Agreement, under which Pedestal Bank shall be merged with and into b1Bank (“Bank Merger”), and have authorized the execution hereof; and

WHEREAS, as and when required by the provisions of this Bank Merger Agreement, all such action as may be necessary or appropriate shall be taken by Pedestal Bank and b1Bank in order to consummate the Bank Merger.

NOW, THEREFORE, in consideration of the premises, b1Bank and Pedestal Bank hereby agree that Pedestal Bank shall be merged with and into b1Bank on the following terms and conditions:

1.     Merger of Pedestal Bank and b1Bank. At the Effective Time (as defined in Section 12), Pedestal Bank shall be merged with and into b1Bank in accordance with Section 351 et seq. of the Louisiana Banking Law.

2.     Effects of the Bank Merger. The Bank Merger will have the effects set forth in Section 355 of the Louisiana Banking Law. At the Effective Time, the corporate existence of Pedestal Bank will be merged with and into and continued in b1Bank, as the bank surviving the Bank Merger (“Surviving Bank”). The name of the Surviving Bank will be “b1Bank”. Without limiting the generality of and subject to the foregoing, all of the property, rights, privileges, powers and franchises of Pedestal Bank will vest in b1Bank, as the Surviving Bank, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon, and all debts, liabilities, obligations, restrictions and duties of Pedestal Bank will become the debts, liabilities, obligations, restrictions and duties of b1Bank.

3.     Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of b1Bank, as in effect immediately before the Effective Time, will be the Articles of Incorporation and Bylaws of the Surviving Bank until thereafter changed or amended as provided by applicable law.

4.      Directors and Officers.

A.     Effective at the Effective Time, unless otherwise agreed to by Pedestal Bank and b1Bank in writing, b1Bank shall take all actions necessary (i) to fix the size of the b1Bank Board of Directors at fourteen members, (ii) to cause ten of the then current directors of b1Bank to be designated by b1Bank prior to the consummation of the Bank Merger to remain as directors, and (iii) to appoint as directors of b1Bank four current directors of Pedestal Bank to be designated by b1Bank and Pedestal Bank jointly prior to the consummation of the Bank Merger.

B.     At the Effective Time and until thereafter changed in accordance with any applicable law or the constituent documents of the Surviving Bank, the senior officers of b1Bank immediately prior to the Effective Time shall be the senior officers of the Surviving Bank; provided, however, that Mark P. Folse shall be appointed as Executive Vice President of the Surviving Bank.

5.     Conversion of Securities. At the Effective Time, by virtue of this Bank Merger Agreement and without any further action on the part of any holder, (i) each issued and outstanding share of b1Bank Stock will continue to remain outstanding and to represent one share of common stock of b1Bank, and (ii) each issued and outstanding share of Pedestal Bank Stock will be cancelled.

6.     Shareholder Approval. This Bank Merger Agreement shall be submitted for approval to the sole shareholder of b1Bank and the sole shareholder of Pedestal Bank for approval by written consent as soon as practicable after execution of this Bank Merger Agreement. Upon approval by the sole shareholder of b1Bank and the sole shareholder of Pedestal Bank, this Bank Merger Agreement shall be made effective as soon as practicable thereafter as provided in Section 12 hereof but not prior to the consummation of the Merger in accordance with the terms and conditions of the Reorganization Agreement.

A-A-2

7.     Conditions to Consummation of the Bank Merger. Consummation of the Bank Merger as provided herein will be conditioned upon consummation of the transactions contemplated by the Reorganization Agreement. In addition, all obligations of the parties under this Bank Merger Agreement are subject to the receipt of all consents, orders and regulatory approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Bank Merger, including, without limitation, shareholder approval and the approval of any regulatory agency having jurisdiction over Pedestal Bank or b1Bank, including, without limitation, the Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation.

8.     Termination. This Bank Merger Agreement will terminate upon the termination of the Reorganization Agreement in accordance with its terms and in no other manner. Upon such termination, neither party will have any further liability or obligation by reason of this Bank Merger Agreement to the other party.

9.     Representations and Warranties of Pedestal Bank. Pedestal Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. Pedestal Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.

10.     Representations and Warranties of b1Bank. b1Bank is a Louisiana state non-member bank, duly organized, validly existing and in good standing under the laws of the State of Louisiana. b1Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and carry out its obligations under this Bank Merger Agreement.

11.     Waiver; Amendment. Any term or condition of this Bank Merger Agreement may be waived at any time prior to the Effective Time by the party that is entitled to the benefits thereof. This Bank Merger Agreement may be amended or modified at any time prior to the Effective Time, whether before or after action thereon by the shareholders of Pedestal Bank and b1Bank. Any waiver or amendment must be in writing.

12.     Effective Time. The Bank Merger will become effective in the manner set forth in Section 354 of the Louisiana Banking Law (“Effective Time”).

13.     Multiple Counterparts. For the convenience of the parties, this Bank Merger Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Bank Merger Agreement. A telecopy, facsimile, or scanned “PDF” transmission of a signed counterpart of this Bank Merger Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

A-A-3

14.     Governing Law. THIS BANK MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF LOUISIANA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW.

15.     Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Bank Merger Agreement or to carry out and perform any undertaking made by the parties hereunder.

16.     Severability.  If any provision of this Bank Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (i) this Bank Merger Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (ii) the remaining provisions of this Bank Merger Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Bank Merger Agreement; and (iii) there will be added automatically as a part of this Bank Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

17.     Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Bank Merger Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to seek injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

18.     Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Bank Merger Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Bank Merger Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Bank Merger Agreement and the terms of the Reorganization Agreement, the terms of the Reorganization Agreement shall control.

A-A-4

19.     Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Bank Merger Agreement are binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Bank Merger Agreement, or any provision herein contained, it being the intent of the parties hereto that this Bank Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Bank Merger Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Bank Merger Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Bank Merger Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Bank Merger Agreement, except as expressly provided for herein. No party to this Bank Merger Agreement will assign this Bank Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

[Signature Pages Follow]

A-A-5

[b1Bank Directors’ Signature Page to Bank Merger Agreement]

IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of b1Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.

B1BANK,

a Louisiana state bank

By:		By:
	Robert S. Greer, Jr., Chairman		David A. Montgomery, Jr., Director

By:		By:
	Lloyd Benny Alford, Director		Arthur Price, Director

By:		By:
	Jack E. Byrd, Jr., Director		Fayez K. Shamieh, Director

By:		By:
	John Graves, Director		Kenneth W. Smith, Director

By:		By:
	David L. Laxton III, Director		Thomas Everett Stewart, Jr., Director

By:		By:
	Rolfe Hood McCollister, Jr., Director		Steven G. White, Director

By:		By:
	Andrew D. McLindon, Director		Robert V. Yarborough, Director

By:		By:
	David R. Melville III, Director		N. Jerome Vascocu, Director

By:
Patrick E. Mockler, Director

[Pedestal Bank Directors’ Signature Page to Bank Merger Agreement]

IN WITNESS WHEREOF, the undersigned directors, constituting a majority of the board of directors of Pedestal Bank, have caused this Bank Merger Agreement to be duly executed and delivered all as of the day and year first written above.

PEDESTAL BANK,

a Louisiana state bank

By:		By:
	J. Vernon Johnson, Chairman		Glen D. Bertrand, Director

By:		By:
	Toby Brady, Director		David J. Brown, MD, Director

By:		By:
	James B. Bulliard, Sr., Director		James J. Buquet, III, Director

By:		By:
	Ricky D. Day, Director		O. H. Deshotels, III, Director

By:		By:
	Alcee J. Durand, Jr., Director		Mark P. Folse, Director

By:		By:
	Jacob Giardina, Jr., Director		Gerald M. Johnson, Jr., Director

By:		By:
	Charles B. Trahan, Director		Kenneth Wood, Sr., Director

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

C.

I hereby certify that I am the Secretary of b1Bank, a Louisiana state bank, located in the City of Baton Rouge, State of Louisiana (“b1Bank”) and that I have been duly appointed and am presently serving in that capacity.

D.	I further certify that by written consent dated January 22, 2020, the sole shareholder of b1Bank adopted and approved the forgoing Bank Merger Agreement.

IN WITNESS WHEREOF, I have executed this certification on this 22nd day of January, 2020.

Whitney Dees, Assistant Secretary

SECRETARY’S CERTIFICATE OF SHAREHOLDER APPROVAL

(i)

I hereby certify that I am the Secretary of Pedestal Bank, a Louisiana state bank, located in the City of Houma, State of Louisiana (“Pedestal Bank”) and that I have been duly appointed and am presently serving in that capacity.

(ii)	I further certify that by written consent dated January 22, 2020, the sole shareholder of Pedestal Bank adopted and approved the forgoing Bank Merger Agreement.

IN WITNESS WHEREOF, I have executed this certification on this 22nd day of January, 2020.

Donna McKey, Secretary

[CEO’s Signature Page to Bank Merger Agreement]

IN WITNESS WHEREOF, b1Bank and Pedestal Bank have caused this Bank Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

B1BANK, a Louisiana state bank

By:
David R. Melville, III
President and Chief Executive Officer

PEDESTAL BANK, a Louisiana state bank

By:
Mark P. Folse
President and Chief Executive Officer

ACKNOWLEDGEMENT

STATE OF LOUISIANA                         §

PARISH OF EAST BATON ROUGE     §

On this the 22nd day of January, 2020, before me, the undersigned authority, personally came and appeared David R. Melville, III, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of b1Bank, a Louisiana state bank (“b1Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of b1Bank for the purposes therein expressed and as his and b1Bank’s free act and deed.

WITNESSES:

David R. Melville, III
Name:		President and Chief Executive Officer
(Please print)

Name:
(Please print)

Notary Public

My Commission Expires:

ACKNOWLEDGEMENT

STATE OF LOUISIANA               §

PARISH OF TERREBONNE       §

On this the 22nd day of January, 2020, before me, the undersigned authority, personally came and appeared Mark P. Folse, to me personally known, who, being by me duly sworn, declared and acknowledged before me and the undersigned competent witnesses, that he is the President and Chief Executive Officer of Pedestal Bank, a Louisiana state bank (“Pedestal Bank”), and that in such capacity he was duly authorized to and did execute the foregoing Bank Merger Agreement on behalf of Pedestal Bank for the purposes therein expressed and as his and Pedestal Bank’s free act and deed.

WITNESSES:

Mark P. Folse
Name:			President and Chief Executive Officer
(Please print)

Name:
(Please print)

Notary Public

My Commission Expires:

EXHIBIT B

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Voting Agreement”), dated as of January 22, 2020, is executed by and among Business First Bancshares, Inc. (“BFST”), a Louisiana corporation, Pedestal Bancshares, Inc. (“PBI”), a Louisiana corporation, and the persons who are signatories hereto (each a “Shareholder” and collectively the “Shareholders”).

RECITALS:

WHEREAS, contemporaneously with the execution of this Voting Agreement, BFST and PBI are entering into that certain Agreement and Plan of Reorganization, dated January 22, 2020 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which PBI will merge with and into BFST, with BFST as the surviving entity (the “Merger”), which will be followed immediately by the merger of Pedestal Bank, a Louisiana state bank and wholly-owned subsidiary of PBI (“Pedestal Bank”) with and into b1Bank, a Louisiana state bank and wholly-owned subsidiary of BFST (“b1Bank”), with b1Bank as the surviving entity;

WHEREAS, Louisiana law requires that the Reorganization Agreement and the Merger be approved by the Shareholders of PBI and BFST;

WHEREAS, as a condition and inducement to BFST’s willingness to enter into the Reorganization Agreement, the Reorganization Agreement requires that this Voting Agreement be executed by the undersigned Shareholders, contemporaneously with the execution of the Reorganization Agreement, such that, subject to the terms hereof, each such Shareholder will vote his or her shares of PBI stock in favor of approval of the Reorganization Agreement and the transactions contemplated thereby;

WHEREAS, BFST and PBI are relying on this Voting Agreement in incurring expenses in their continuing review of PBI’s and Pedestal Bank’s business, in preparing the Joint Proxy Statement/Prospectus for the shareholders of PBI, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger; and

WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Reorganization Agreement.

NOW, THEREFORE, in consideration of the substantial expenses that BFST and PBI will incur in connection with the transactions contemplated by the Reorganization Agreement and to induce BFST to execute the Reorganization Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby, severally and not jointly or in solido, agree as follows:

1.     Ownership of Shares. Each of the Shareholders hereby severally and not jointly represents and warrants to BFST and PBI that such Shareholder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and is entitled to vote (or direct the voting of), directly or indirectly, the number of shares of PBI Common Stock indicated on the signature page of this Voting Agreement (such shares, together with any additional shares of PBI Common Stock subsequently acquired by Shareholder during the term of this Voting Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to collectively as the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, without the prior written consent of BFST, (a) sell, transfer, pledge, assign or otherwise dispose of or encumber (or enter into any contract, commitment or other arrangement or understanding with respect to the foregoing) prior to the record date for the meeting of PBI shareholders at which the Reorganization Agreement will be voted upon (the “PBI Meeting”) any or all of his or her Shares, except for transfers by operation of law, by will, pursuant to the laws of descent and distribution or as a result of a court order or proceeding, or (b) deposit any of his or her Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his or her Shares or grant any proxy with respect thereto, other than to other members of the PBI Board for the purpose of voting to approve the Reorganization Agreement and the transactions contemplated thereby or as provided herein. Any transfer or other disposition in violation of the terms of this Section 1 shall be null and void and of no effect.

2.     Voting for Reorganization Agreement. Each Shareholder hereby agrees during the term of this Voting Agreement to vote his or her Shares (a) in favor of the approval and adoption of the Reorganization Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the PBI Board and adopted in accordance with the terms thereof) at the PBI Meeting or at any adjournment thereof, or in any other circumstances in which such Shareholder is entitled to vote, consent or give any other approval, (b) in favor of any proposal to adjourn or postpone such meeting, if necessary, to solicit additional proxies to approve and adopt the Reorganization Agreement, and (c) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of PBI contained the Reorganization Agreement or of Shareholder contained in this Voting Agreement. Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner adverse to BFST any prior vote or written consent, as a shareholder of PBI, to approve or adopt the Reorganization Agreement unless this Voting Agreement shall have been terminated in accordance with its terms.

3.     Acquisition Proposals. Each Shareholder, solely in his/her capacity as a shareholder and without limiting in any way his/her ability to exercise his/her duties as a director or an officer of PBI or otherwise take any action permitted by the Reorganization Agreement (a) shall not invite or seek any Acquisition Proposal, support (or suggest that anyone else should support) any Acquisition Proposal that may be made, or ask the PBI Board to consider, support or seek any Acquisition Proposal, or otherwise take any action designed to make any Acquisition Proposal more likely; and (b) meet or otherwise communicate with any Person that has made or is considering making an Acquisition Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Acquisition Proposal.

4.     Reliance of Parties. BFST and PBI each represent to each Shareholder that it is relying on this Voting Agreement in incurring expenses in continuing to review PBI’s business, in preparing the Joint Proxy Statement/Prospectus, in proceeding with the filing of applications for regulatory approvals, and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and PBI acknowledges that the performance of this Voting Agreement is intended to benefit BFST.

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5.     Term. This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Reorganization Agreement in accordance with its terms or (b) the consummation of the Merger.

6.     Director and Officer Duties. Nothing in this Voting Agreement shall be deemed to restrict any Shareholder from taking any action in his or her capacity as a director or officer of PBI that such Shareholder shall believe is necessary to fulfill such Shareholder’s duties and obligations as a director or officer (if applicable).

7.     Authority and Enforceability. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights or by applicable equitable principles. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been, to the extent necessary, duly authorized, executed and delivered by, and, if so executed, constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms subject to the foregoing exception. The execution and delivery of this Voting Agreement by Shareholder does not, and the performance by Shareholder of his, her, or its obligations hereunder will not, violate or conflict with in any material respect, or constitute a material default under, any agreement, instrument, contract, or other obligation or any order, arbitration award, judgment, or decree to which Shareholder is a party or by which Shareholder is bound, or to Shareholder’s knowledge any Legal Requirement to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust, or other entity, any charter, bylaw, or other organizational document of Shareholder. Shareholder is the beneficial owner of and has good title to all of the Shares, and the Shares are owned free and clear of any Liens. Shareholder has the right to vote, or direct the voting of, the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Voting Agreement. Shareholder does not beneficially own any shares of capital stock of PBI other than the Shares or any other securities convertible into or exercisable or exchangeable for such capital stock.

8.     Waiver of Appraisal Rights; Further Assurances. Each Shareholder hereby (a) confirms his/her knowledge of the availability of the appraisal rights of shareholders under the Louisiana Business Corporation Act (“LBCA”) with respect to the Merger and (b) confirms receipt of a copy of the provisions of the LBCA related to the appraisal rights of shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use his/her reasonable efforts to cause any affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of PBI that the Shareholder shall hold of record at the time that the Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the LBCA or otherwise. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against BFST, b1Bank, PBI, Pedestal Bank, or any of their respective successors relating to the negotiation, execution, or delivery of this Agreement or the Reorganization Agreement or the consummation of the Merger.

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9.     Amendment. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by BFST, PBI and such Shareholder.

10.     Counterparts. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. An electronic scan in “PDF” format of a signed counterpart of this Voting Agreement delivered by electronic mail or otherwise will be sufficient to bind the party or parties whose signature(s) appear thereon.

11.     Entire Agreement. This Voting Agreement, together with the Reorganization Agreement and the other agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

12.     Notices. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be delivered to the addresses of the parties hereto set forth below their signature on the signature pages hereof (or to such other address as any party may have furnished to the others in writing in accordance herewith) either personally, by nationally recognized overnight courier service or sent by mail or by electronic mail, and all such communications are deemed delivered (a) in the case of personal delivery or electronic mail, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) Business Days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of an overnight courier service, one (1) Business Day after delivery to such courier service with instructions for overnight delivery. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in Baton Rouge, Louisiana.

13.     Equitable Relief. Each Shareholder recognizes and acknowledges that a breach by such Shareholder of any covenants or agreements contained in this Voting Agreement will cause BFST to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, BFST shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. No Shareholder shall be responsible or liable for a breach of this Agreement by any other Shareholder(s).

14.     Governing Law; Venue. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

BUSINESS FIRST BANCSHARES, INC.

By:
Name:	David R. Melville III
Title:	President and Chief Executive Officer

Address:

Business First Bancshares, Inc.
500 Laurel Street, Suite 101
Baton Rouge, Louisiana 70801

PEDESTAL BANCSHARES, INC.

By:
Name:	Mark P. Folse
Title:	President and Chief Executive Officer

Address:

Pedestal Bancshares, Inc.
1300 W. Tunnel Blvd.
Houma, Louisiana 70360

[Signature Page to Voting Agreement]

SHAREHOLDERS:
Address for Shareholders:

Glen D. Bertrand

Number of Shares:

Toby Brady

Number of Shares:

David J. Brown, MD

Number of Shares:

James B. Bulliard, Sr.

Number of Shares:

James J. Buquet, III

Number of Shares:

Ricky D. Day

Number of Shares:

[Signature Page to Voting Agreement]

O. H. Deshotels, III

Number of Shares:

Alcee J. Durand, Jr.

Number of Shares:

Mark P. Folse

Number of Shares:

Jacob Giardina, Jr.

Number of Shares:

Gerald M. Johnson, Jr.

Number of Shares:

J. Vernon Johnson

Number of Shares:

Donna F. McKey

Number of Shares:

[Signature Page to Voting Agreement]

Leblanc J. Ourso

Number of Shares:

Charles B. Trahan

Number of Shares:

Kenneth Wood, Sr.

Number of Shares:

[Signature Page to Voting Agreement]

EXHIBIT C

FORM OF DIRECTOR SUPPORT AGREEMENT

This DIRECTOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 22, 2020, by and among Business First Bancshares, Inc. (“BFST”), a Louisiana corporation, Pedestal Bancshares, Inc. (“PBI”), a Louisiana corporation, and ______________, an individual resident of the State of Louisiana (“Director”). Capitalized terms used but not otherwise defined herein have the meanings given them in the Reorganization Agreement (as defined below).

RECITALS:

WHEREAS, concurrently with the execution of this Agreement, BFST and PBI are entering into that certain Agreement and Plan of Reorganization, dated as of January 22, 2020 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which PBI will merge with and into BFST, with BFST as the surviving entity (the “Merger”), which will be followed immediately by the merger of Pedestal Bank, a Louisiana state bank and wholly-owned subsidiary of PBI (“Pedestal Bank”), with and into B1Bank, a Louisiana state bank and wholly-owned subsidiary of BFST (“b1Bank”), with b1Bank as the surviving entity;

WHEREAS, Director is a shareholder of PBI and will, as a result of his or her equity ownership in PBI, receive pecuniary and other benefits as a result of the Merger;

WHEREAS, as a director and shareholder of PBI, Director has had access to certain Confidential Information (as defined below) regarding PBI and each Subsidiary of PBI, including, without limitation, Pedestal Bank, information concerning PBI’s business and the relationships between PBI and its Subsidiaries, vendors, and customers, and PBI’s status and relationship with peer institutions that compete with PBI, as well as the trade secrets, customer goodwill and proprietary information of PBI and its business, which trade secrets, customer goodwill and proprietary information constitute a substantial asset to be acquired by BFST; and

WHEREAS, Director recognizes that BFST’s willingness to enter into the Reorganization Agreement is dependent on Director entering into this Agreement and, therefore, this Agreement is incident thereto.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, including the premises and mutual covenants contained herein and in the Reorganization Agreement, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, BFST and Director undertake, promise, covenant and agree with each other as follows:

1.     Director Support. Director agrees to use his or her reasonable best efforts to refrain from harming the goodwill of PBI and its Subsidiaries, BFST and its Subsidiaries, and their respective customer, client and vendor relationships, and from making any derogatory or disparaging remarks regarding Director’s employment by or separation from PBI and its Subsidiaries, or regarding the financial condition, services, management, business practices, directors, officers, employees or agents of any such institution at any time. Director also agrees to use his or her reasonable best efforts to maintain and continue the personal relationships and the business relationships of Director’s affiliated business entities, if any, with Pedestal Bank (and its successor), and to consider Pedestal Bank (and its successor) when obtaining banking products or services for his or her personal needs and the needs of Director’s affiliated business entities, if any and as applicable.

2.     Non-Disclosure Obligations. Except as required by law, rule or regulation or pursuant to a judicial or other governmental order, Director agrees that he or she will not knowingly make any unauthorized disclosure, directly or indirectly, of any Confidential Information of BFST, PBI or their Subsidiaries to third parties, or make any use thereof, directly or indirectly. Director also agrees that he or she shall deliver promptly to PBI or BFST at any time at its reasonable request, without retaining any copies, all documents and other material in Director’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of PBI or Confidential Information or other information regarding third parties, acquired in such person’s position as a director, officer or shareholder of PBI.

For purposes of this Agreement, “Confidential Information” means and includes BFST’s, b1Bank’s, PBI’s and PBI’s Subsidiaries’ confidential and/or proprietary information and/or trade secrets, including those of their respective Subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors (including any information that qualifies as “nonpublic personal information” under the Gramm-Leach-Bliley Act of 1999 or its state law equivalents), and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; capitalization plans and capital raising strategies and all information related thereto, including, but not limited to, any private offering of securities and any proposed offering of securities prior to becoming public; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries, and other material prepared by or for BFST, b1Bank, PBI, any Subsidiary of PBI or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing. The term “Confidential Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (b) was available to the disclosing party, prior to disclosure by BFST, b1Bank, PBI or any Subsidiary of PBI, on a non-confidential basis from a source other than the non-disclosing party and is not known by Director, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; (c) was independently acquired or developed by Director without violating any obligations of this Agreement; or (d) is disclosed with the consent of BFST or PBI, as applicable. Director acknowledges that BFST’s, b1Bank’s, PBI’s and Pedestal Bank’s respective businesses are highly competitive, that the Confidential Information related to PBI constitutes a valuable, special and unique asset to be acquired by BFST in the Merger and the Confidential Information related to BFST and b1Bank disclosed to Director, if any, constitutes a valuable, special and unique asset currently owned by BFST, and, therefore, all of such Confidential Information will, following the Effective Time of the Merger, constitute a valuable, special, and unique asset, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to BFST.

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In the event that Director is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Confidential Information, Director will give BFST prompt written notice of such request or requirement so that BFST, at its sole cost and expense, may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and Director will cooperate reasonably with BFST, at the sole cost and expense of BFST, to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained or BFST waives compliance with the relevant provisions of this Agreement, Director will furnish only that portion of the Confidential Information which is legally required to be disclosed and, upon BFST’s request and at its sole cost and expense, use his or her reasonable commercial efforts to obtain assurances that confidential treatment no less favorable to BFST than that set forth in this Agreement will be accorded to such information.

3.     Director Covenants.

(a)     Other than in any capacity for or on behalf of BFST or any Subsidiary of BFST, and except as set forth on Schedule 1 hereto, Director agrees that, prior to the Termination Date (as defined below), Director will not, directly or indirectly, individually or as an executive, partner, officer, director or shareholder or in any other capacity whatsoever:

(i)      compete or engage, anywhere in the geographic area comprised of Acadia, Allen, Assumption, Avoyelles, Beauregard, Calcasieu, Cameron, Evangeline, Iberia, Iberville, Jefferson, Jefferson Davis, Lafayette, Lafourche, Natchitoches, Pointe Coupee, Rapides, Sabine, St. James, St. John the Baptist, St. Charles, St. Landry, St. Martin, St. Mary, Terrebonne, Vermilion and Vernon parishes (collectively, the “Market Area”) in a business similar to that of BFST, b1Bank, PBI or Pedestal Bank as of the date hereof or the Effective Time of the Merger;

(ii)     take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner (directly or indirectly), including, without limitation, as an officer, director, employee, agent or consultant, with any Person engaging in a business the same as or similar to that of PBI or Pedestal Bank anywhere within the Market Area; provided, however, Director is permitted hereunder to, directly or indirectly, own any investments owned as of the date of this Agreement (and all such investments in financial institutions conducting business in the Market Area are set forth on Schedule 2 hereto) and may subsequently acquire up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

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(iii)     (A) call on, service or solicit competing banking business from any Person who is a customer or prospective customer (if known by Director to be actively sought by Pedestal Bank as of the Effective Time) of PBI or any Subsidiary of PBI as of the date of this Agreement or as of the Closing Date, or (B) interfere with or damage (or attempt to interfere with or damage) any relationship between PBI or any Subsidiary of PBI or any of their respective affiliates and any such customer; or

(iv)     call on, solicit or induce any person who is, or within the twelve (12) months preceding the Closing Date was, an employee of PBI or any Subsidiary of PBI to terminate employment from PBI (or its successor) or any Subsidiary of PBI (or its successor), and will not assist any other Person in such activities.

Director may not avoid the purpose and intent of this Section 3(a) by engaging in conduct within the Market Area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, communications with third parties in the Market Area, or other similar methods.

(b)     If any court of competent jurisdiction should determine that the terms of this Section 3 are too broad in terms of time, geographic area, lines of commerce or otherwise, that court is to modify and revise any such terms so that they comply with applicable law.

(c)     Director acknowledges and agrees that (i) this Agreement is entered into in connection with the sale to BFST of the goodwill of the business of PBI and Pedestal Bank, (ii) Director is receiving substantial, valuable consideration for this Agreement, including, without limitation, access to new Confidential Information relating to the current and prospective businesses, strategies and customers of PBI and Pedestal Bank, which will become BFST’s businesses after the Effective Time of the Merger, and in a greater quantity and/or expanded nature than that already provided to Director, and access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc., of PBI and Pedestal Bank prior to the Effective Time of the Merger, and that such consideration constitutes fair and adequate consideration for the execution of the restrictive covenants set forth above, (iii) the restrictions imposed upon Director by this Agreement are essential and necessary to ensure BFST acquires the goodwill of PBI and Pedestal Bank and to protect such goodwill and the Confidential Information relating to PBI and the PBI Subsidiaries, and (iv) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable in light of the time that Director has been engaged in the business of PBI and Pedestal Bank and Director’s relationship with the customers of PBI and Pedestal Bank. Director further acknowledges that the restrictions contained herein are not burdensome to Director in light of the consideration paid therefor and the other opportunities that remain open to Director. Moreover, Director acknowledges that he has and will have other means available to him for the pursuit of his livelihood after the Effective Time of the Merger.

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4.     Termination. This restrictions and obligations set forth in Section 3 will terminate on the earlier of (a) the date the Reorganization Agreement is terminated in accordance with its terms or (b) the date that is twenty-four (24) months after the Closing Date (as applicable, the “Termination Date”).

5.     Injunctive Relief and Additional Remedies. Director acknowledges that the injury that would be suffered by BFST or PBI as a result of a breach of the provisions of this Agreement (including any provision of Section 3) would be irreparable and that an award of monetary damages to BFST or PBI, as the case may be, for such a breach would be an inadequate remedy. Consequently, each of BFST and PBI will have the right, in addition to any other rights it may have, to seek specific performance, to obtain injunctive relief to restrain any proposed or actual breach or threatened breach or otherwise to specifically enforce any provision of this Agreement without the obligation to post bond or other security in seeking such relief. Such equitable remedies are in addition to the right to obtain compensatory and punitive damages, and attorney’s fees, and, notwithstanding BFST’s or PBI’s, as the case may be, right to so seek damages, Director waives any defense that an adequate remedy for BFST or PBI, as the case may be, exists under law. If Director, on the one hand, or BFST or PBI, on the other hand, must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.

6.     Extension of Restrictive Covenant Period. In the event that PBI, Pedestal Bank, BFST or b1Bank shall file a lawsuit in any court of competent jurisdiction alleging a breach of Section 3 of this Agreement by the Director, then, to the extent permitted by applicable law, any time period set forth in this Agreement, including the time periods set forth in Section 3, will be extended one month for each month the Director was determined by a court of competent jurisdiction, or otherwise, to be in breach of this Agreement, so that PBI, Pedestal Bank, BFST or b1Bank is provided the benefit of the full non-competition period.

7.     Waiver; Amendment and Modification. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement. This Agreement may be modified or amended at any time, by mutual agreement of BFST and Director. Any waiver, modification or amendment of this Agreement shall be in writing.

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8.     Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be signed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so signed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and is to be construed as, one and the same Agreement. A facsimile or electronic scan in “PDF” format transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

9.     Governing Law; Waiver of Jury Trial. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF LOUISIANA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW (WHETHER OF THE STATE OF LOUISIANA OR ANY OTHER JURISDICTION). EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.     Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, it being the intent of the parties that this Agreement, and the terms hereof are for the sole benefit of the parties to this Agreement and not for the benefit of any other person. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties, and any assignment made or attempted in violation of this Section is void and of no effect.

11.     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

12.     Entire Agreement. This Agreement and the other agreements, documents, schedules and instruments signed and delivered by the parties to each other at the Closing are the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement is binding unless hereafter made in writing and signed by the party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement.

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13.     Rules of Construction. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender are deemed to include the other genders. Each use herein of the plural include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a Person shall be deemed to include references to that Person’s permitted successors or assigns.

14.     Notice. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class U.S. mail, postage prepaid or sent by facsimile, electronic mail, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to BFST:

Business First Bancshares, Inc.

500 Laurel Street, Suite 101

Baton Rouge, Louisiana 70801

Attn: David R. Melville, III

Facsimile No.: (225) 248-7650

Electronic mail: jude.melville@b1Bank.com

With a copy to:

Alston & Bird LLP

1201 West Peachtree Street

Atlanta, Georgia 30309

Attention: Mark C. Kanaly, Esq.

Fax: (404) 881-7777

Electronic mail: mark.kanaly@alston.com

If to PBI (prior to the Closing Date):

Pedestal Bancshares, Inc.

1300 W. Tunnel Blvd.

Houma, Louisiana 70360

Attention: Mark P. Folse

Facsimile No.: [●]

Electronic mail: mark.folse@pedestal.bank

A-C-7

With a copy to:

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street, Suite 600

Austin, Texas 78701

Attn: Lowell Harrison

Facsimile No.: (512) 583-5940

Electronic mail: lharrison@fkhpartners.com

If to Director:

Fax:

Electronic mail:

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

15.     Articles, Sections, Exhibits and Schedules. All sections referred to herein are sections of this Agreement and all schedules referred to herein are schedules attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

[Signature Page Follows]

A-C-8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BUSINESS FIRST BANCSHARES, INC.

By:
David R. Melville, III
President and Chief Executive Officer

PEDESTAL BANCSHARES, INC.

By:
Mark P. Folse
President and Chief Executive Officer

DIRECTOR

Name:

Notice address:

Facsimile No.

[Signature Page to Director Support Agreement]

SCHEDULE 1

SCHEDULE 2

EXHIBIT D

FORM OF RELEASE

This RELEASE (this “Release”), dated January 22, 2020, is made by _______________________, (the “Releasor”), in favor of Pedestal Bancshares, Inc. (“PBI”), a Louisiana corporation, and Pedestal Bank, a Louisiana state bank headquartered in Houma, Louisiana (“Pedestal Bank”).

RECITALS:

WHEREAS, the Releasor is a duly elected or appointed director or executive officer of PBI and/or Pedestal Bank as of the date hereof;

WHEREAS, PBI and Business First Bancshares, Inc., a Louisiana corporation (“BFST”) are parties to that certain Agreement and Plan of Reorganization dated as of January 22, 2020 (as such agreement may be amended or supplemented from time to time, the “Reorganization Agreement”), pursuant to which PBI will merge with and into BFST, with BFST as the surviving entity (the “Merger”);

WHEREAS, immediately following the Merger, Pedestal Bank will merge with and into b1Bank, a Louisiana state bank headquartered in Baton Rouge, Louisiana and a wholly owned subsidiary of BFST (“b1Bank”), with b1Bank surviving the merger; and

WHEREAS, it is a covenant of PBI pursuant the Reorganization Agreement that the Releasor execute and deliver this Release in connection with the execution of the Reorganization Agreement to confirm the absence of, and release, any and all claims by the Releasor Persons (as defined below) other than the Reserved Claims (as defined below) against PBI and Pedestal Bank existing as of the date hereof.

NOW, THEREFORE, for and in consideration of the premises contained herein, the consummation of the transactions contemplated by the Reorganization Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Releasor hereby agrees as follows:

1.     Capitalized Terms. All capitalized terms not otherwise defined in this Release will have the meanings accorded them in the Reorganization Agreement.

2.     Release; Related Matters.

(a)     Effective as of the date hereof, the Releasor, on his own behalf and on behalf of his heirs, representatives, executors, and administrators (collectively, the “Releasor Persons”) irrevocably and unconditionally releases, waives and forever discharges PBI and Pedestal Bank and their respective subsidiaries and successors (each, a “Released Party” and collectively, the “Released Parties”) from any and all manners of actions, obligations, liabilities, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands of every type and nature whatsoever, liquidated or unliquidated, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events, or occurrences known or unknown, matured or unmatured, contingent or otherwise (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with PBI or Pedestal Bank and their respective businesses or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations or duties as a director, officer, employee or security holder of PBI or Pedestal Bank, as the case may be, for all periods occurring prior to the Effective Time; provided, however, that a Released Party is not released from any of its obligations or liabilities to the Releasor or other Releasor Person(s): (i) in connection with any accrued compensation and rights under any benefit plans or arrangements of PBI or Pedestal Bank existing as of the date hereof; (ii) as to any rights of indemnification and related benefits pursuant to any applicable law, the articles of incorporation or bylaws of either PBI or Pedestal Bank, or otherwise, or to claim insurance coverage or to be defended under any insurance coverage, including without limitation any directors and officers insurance coverage which applies to or benefits directors and/or officers of PBI or Pedestal Bank and which applies to the Releasor or the other Releasor Persons; (iii) in connection with any deposits or accounts of the Releasor or the other Releasor Persons at Pedestal Bank as of the date hereof; (iv) any Merger Consideration to which the Releasor or the other Releasor Persons are entitled; and (v) any rights or claims of the Releasor or the other Releasor Persons under the Reorganization Agreement (collectively, the “Reserved Claims”).

(b)     The Releasor represents and warrants that in his capacity as a director, officer, employee or security holder of PBI or Pedestal Bank, as applicable, the Releasor has no knowledge of any Claims that the Releasor may have against the Released Parties other than the Reserved Claims. The Releasor further represents and warrants to the Released Parties that the Releasor is the sole owner of, and has not sold, assigned or otherwise transferred (with or without consideration) to any person, any Claims that would otherwise be released by this Release, but for such sale, assignment or transfer.

(c)     The Releasor irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any matter purported to be released hereby.

(d)     Each Released Party hereby (a) irrevocably and unconditionally releases, waives and forever discharges the Releasor and the other Releasor Persons from all Claims relating to, arising out of or in connection with PBI, Pedestal Bank, their respective businesses and/or assets, including any Claims arising out of or resulting from the Releasor’s status, relationship, affiliation, rights, obligations and/or duties as a director, officer, employee or security holder of either PBI or Pedestal Bank, as the case may be, for all periods through the date hereof only and (b) irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or instituted, any proceeding of any kind against any Releasor Persons based upon any matter released hereby.

3.     No Admission. Neither the execution or the delivery of this Release, nor the performance of the terms hereof, by any of the parties to this Release will be considered an admission by any of them of any present or past wrongdoing or liability, and any and all such alleged admissions or liabilities are expressly denied by all of the parties to this Release.

A-D-2

4.     Covenant Not To Sue. It is expressly intended and agreed that none of the parties to this Release will assert against any other party any claim based on the matters encompassed by this Release, other than with respect to the Reserved Claims.

5.     Authority; Representation by Counsel. The Releasor represents and warrants that he has full power and authority to enter into, execute and deliver this Release, all proceedings required to be taken to authorize the execution, delivery and performance of this Release and the agreements and undertakings relating hereto and the transactions contemplated hereby have been validly and properly taken and this Release constitutes a valid and binding obligation of the Releasor in the capacity in which executed. The Releasor further represents and warrants that he has entered into this Release freely of his own accord and without reliance on any representations of any kind or character not set forth herein. The Releasor enters into this Release after the opportunity to consult with his own legal counsel.

6.     Successors. This Release shall be binding upon the undersigned Releasor, the Releasor Persons and their respective heirs, executors, and administrators, and shall inure to the benefit of the Releasor, the Releasor Persons, the Released Parties and their respective successors, predecessors, parents, subsidiaries, affiliates and other related parties.

7.     Governing Law; Construction. This Release and the rights and obligations of each party subject to this Release will be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana, without giving effect to any principles of conflicts of law. This Release is executed and delivered in connection with and under the Reorganization Agreement, and will be construed as a part of the transactions contemplated by the Reorganization Agreement.

8.     Entire Agreement; Amendment. This Release represents the entire understanding between the parties relating to the subject matter of the Release and supersedes all prior agreements and negotiations between the parties. This Release will not be amended, modified, or altered in any manner except in writing signed by the parties to this Release.

9.     Severability; Modification. If any term or other provision of this Release is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, (i) such term or provision will be fully severable and this Release will be construed and enforced as if such illegal, invalid or unenforceable provision were not a part of this Release; (ii) the remaining provisions of this Release will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Release; and (iii) there will be added automatically as a part of this Release a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Release is so broad as to be unenforceable, the provision will be interpreted to be only as broad as is enforceable.

10.     Counterparts. This Release may be signed in multiple counterparts, each of which will be deemed an original, and all executed counterparts together will be deemed to be one and the same instrument. A telecopy, facsimile or electronic scan in “PDF” format of a signed counterpart of this Release will be sufficient to bind the party or parties whose signature(s) appear thereon.

A-D-3

11.     Termination of Agreement. This Release is executed and delivered contemporaneously with the execution and delivery of the Reorganization Agreement. If the Reorganization Agreement is terminated in accordance with its terms prior to consummation of the Merger, this Release shall not become effective but shall be null and void and of no force or effect.

[Signature Page Follows]

A-D-4

[Signature Page to Release]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.

PEDESTAL BANCSHARES, INC.

By:
Mark P. Folse
President and Chief Executive Officer

PEDESTAL BANK

By:
Mark P. Folse
President and Chief Executive Officer

RELEASOR

Name:

annex b

January 21, 2020

Board of Directors

Pedestal Bancshares, Inc.

1300 West Tunnel Boulevard

Houma, LA 70360

Dear Members of the Board:

We have acted as financial advisor to the Board of Directors (the "Board") of Pedestal Bancshares, Inc. (the "Company") in connection with the proposed merger of the Company with and into Business First Bancshares, Inc. (the "Buyer") (collectively, the "Transaction") and you have requested that we provide our opinion (the "Opinion") to the Board as to whether the Merger Consideration (as defined below) is fair to the public shareholders of the Company from a financial point of view. For purposes of this letter, the public shareholders of the Company means the holders of outstanding shares of the Company's common stock, other than the Buyer and its directors, officers and affiliates and the directors, officers and affiliates of the Company.

The terms and conditions of the Transaction are more fully set forth in an Agreement and Plan of Reorganization (the "Agreement") between the Company and the Buyer. Pursuant to the Agreement and for purposes of our Opinion, we understand that the consideration expected to be exchanged by the Buyer for the outstanding common shares and restricted stock units of the Company will consist of $5.00 in cash and 1.7450 shares of Buyer common stock for each share of Company common stock and restricted stock unit, and that the aggregate value of such consideration is approximately $210.1 million (the "Merger Consideration").

In connection with developing our Opinion we have:

(i)	reviewed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)	reviewed certain audited financial statements regarding the Company and the Buyer;

(iii)

reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and Buyer, including preliminary financial results for the quarter and year ended December 31,2019, respectively;

(iv)	reviewed the reported prices and trading activity for the common stock of the Buyer;

(v)	compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

January 21,2020

(vi)

analyzed the implied exchange ratio relative to each company's contribution to the pro forma entity based upon historical financial results and the financial projections provided by the managements of the Company and the Buyer;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)

reviewed, on a pro forma basis, in reliance upon financial projections and other information concerning the Company and the Buyer prepared by and assumptions provided by the management of the Company and the Buyer, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer and, where applicable, the Company;

(ix)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(x)

discussed with management ofthe Company and the Buyer the operations of and future business prospects for the Company and the Buyer and the anticipated financial consequences of the Transaction to the Company and the Buyer;

(xi)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xii)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The managements of the Company and the Buyer have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities ofthe Company or the Buyer. With respect to the financial forecasts prepared by the Company and the Buyer, including the forecasts of potential cost savings and transaction costs, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of the Company and the Buyer as to the future financial performance of the Company and the Buyer and that the financial results reflected by such projections will be realized as predicted. We have not received or reviewed any individual credit files nor have we made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Buyer. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

January 21,2020

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company, but within the past two years we have not provided investment banking services to the Company in connection with any other transactions or received investment banking fees from the Company. Since January 1, 2018, we have received total fees of approximately $1.8 million in the aggregate from the Buyer in connection with investment banking services that we provided in connection with the Buyer's 2018 follow-on offering and the Buyer's two most recent acquisitions, both of which closed in 2018. Please note that certain of our affiliates and employees (including, among others, employees involved in preparing this Opinion) hold an investment in the stock of the Buyer. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors ofthe Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments from participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of any participant in the Transaction.

We are not legal, accounting, regulatory or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any material adverse legal, accounting, regulatory or tax consequences for the public shareholders of the Company.

January 21,2020

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits ofthe Transaction to the public shareholders of the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company or the Buyer will trade following the announcement of the Transaction.

This Opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its evaluation of the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise. Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety and we approve of the content of such disclosures prior to any filing or publication of such shareholder communications, and prior amendments thereto.

Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the Merger Consideration to be received by the public shareholders of the Company in the Transaction is fair to them from a financial point of view.

Very truly yours,

STEPHENS INC.

By:

 Annex C

January 22, 2020

Board of Directors

Business First Bancshares, Inc.

500 Laurel Street

Suite 100

Baton Rouge, LA 70801

Members of the Board of Directors:

We understand that Pedestal Bancshares, Inc. (“Pedestal”) and Business First Bancshares, Inc. (“Business First”), propose to enter into the Agreement (defined below) pursuant to which, among other things, Pedestal will be merged with and into Business First (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $1.00 per share, of Pedestal (the “Common Shares”), other than the Dissenting Shares and PBI Cancelled Shares (as each term is defined in the Agreement), will be converted into the right to receive 1.745 shares of Business First common stock, par value $1.00 per share (the “Merger Consideration”) and, immediately before the closing of the Transaction, Pedestal will make a one-time cash distribution (the “AAA Distribution” and collectively with the Merger Consideration, the “Aggregate Consideration”) equal to the balance of Pedestal’s accumulated adjustment account subject to a maximum of $5.00 per Common Share outstanding. The Board of Directors of Business First (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Aggregate Consideration to be issued and paid in connection with the Transaction pursuant to the Agreement is fair from a financial point of view to Business First. For purposes of this Opinion, and with your consent, we have assumed that the Aggregate Consideration, to be issued and paid in the Transaction pursuant to the Agreement, will not exceed $211.2 million, which includes the $5.00 per share AAA Distribution and assumes a price per share of $24.88 for the common shares of Business First to be issued.

In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:

1.

reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Reorganization by and between Business First Bancshares, Inc. and Pedestal Bancshares, Inc., dated as of January 22, 2020 (the “Agreement”);

2.

reviewed certain information related to the historical condition and prospects of Pedestal and Business First, as made available to Raymond James by or on behalf of Business First, including, but not limited to, (a) financial projections with respect to the future financial performance of Pedestal prepared by the management of Pedestal and approved for our use by the management of Business First (the “Pedestal Projections”), (b) financial projections with respect to the future financial performance of Business First prepared by the management of Business First and approved for our use by the management of Business First (the “Business First Projections”), and (c) certain forecasts and estimates of potential cost savings, operating efficiencies, revenue effects, and other pro forma financial adjustments expected to result from the Transaction, as prepared by management of Business First and approved for our use by the management of Business First (the “Pro Forma Financial Adjustments”);

Board of Directors

Business First Bancshares, Inc.

January 22, 2020

3.	Pedestal’s audited financial statements for years ended December 31, 2018 and unaudited financial statements for the twelve month period ended December 31, 2019;

4.	Business First’s audited financial statements for years ended December 31, 2018 and unaudited financial statements for the twelve month period ended December 31, 2019;

5.	reviewed Pedestal and Business First’s recent public filings and certain other publicly available information regarding Pedestal and Business First;

6.	reviewed the financial and operating performance of Pedestal and Business First and those of other selected public companies that we deem to be relevant;

7.	considered certain publicly available financial terms of certain transactions we deemed to be relevant;

8.	reviewed the current market prices of the publicly traded securities of Business First and certain other companies that we deemed to be relevant;

9.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

10.

received a certificate addressed to Raymond James from an executive officer of Business First regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Business First; and

11.

discussed with members of the senior management of Business First certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of Pedestal and Business First and the financial condition and future prospects and operations of Pedestal and Business First.

Board of Directors

Business First Bancshares, Inc.

January 22, 2020

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Business First or Pedestal or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Pedestal is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Pedestal is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of Pedestal or Business First or their respective subsidiaries. We are not experts in generally accepted accounting principles (GAAP) in general and also specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves; accordingly, we have assumed that such allowances and reserves are in the aggregate adequate to cover such losses. With your consent, we have assumed that the Pedestal Projections and such other information and data relating to Pedestal provided to or otherwise reviewed by or discussed with us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Pedestal, and we have relied upon Business First to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. With your consent, we have assumed that the Business First Projections, the Pro Forma Financial Adjustments and such other information and data relating to Business First provided to or otherwise reviewed by or discussed with us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Business First, and we have relied upon Business First to advise us promptly if any information previously provided became inaccurate, misleading or was required to be updated during the period of our review. We express no opinion with respect to the Pedestal Projections, the Business First Projections or the Pro Forma Financial Adjustments, or the respective assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction, Pedestal or Business First that would be material to our analyses or this Opinion.

Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of January 21, 2020, and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Pedestal since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

Board of Directors

Business First Bancshares, Inc.

January 22, 2020

We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice to the Company with respect to the proposed Transaction. This letter does not express any opinion as to the likely trading range of Business First’s stock following the Transaction, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Business First at that time. Our Opinion is limited to the fairness, from a financial point of view, of the Aggregate Consideration to be issued and paid in connection with the Transaction pursuant to the Agreement.

We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that Business First has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by Business First and its advisors as to all legal, accounting and tax matters with respect to Business First, Pedestal and the Transaction, including, without limitation, that Pedestal’s financial statements have been prepared in accordance with GAAP and that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

In formulating our opinion, we have considered only what we understand to be the Aggregate Consideration to be issued and paid as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any person or entity (including any of Pedestal’s officers, directors or employees) or class of any persons and/or entities, whether relative to the consideration to be paid by Business First or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of Business First or Pedestal, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of Business First’s, Pedestal’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of Business First’s, Pedestal’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of Business First or Pedestal or the ability of Business First or Pedestal to pay their respective obligations when they come due.

Board of Directors

Business First Bancshares, Inc.

January 22, 2020

The delivery of this Opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to Business First in connection with the proposed Transaction and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, Business First has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Business First for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the previous two years preceding the date of this letter, Raymond James has provided the following services to the parties to the Transaction: (i) Raymond James served as an underwriter for a public offering of common stock by Business First, for which Raymond James received compensation; and (ii) Raymond James engaged in fixed income trading activity with Business First, for which it has earned income. Raymond James anticipates serving as an agent for a share purchase program of Business First, for which it may be paid commissions in the future. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to Business First and/or Pedestal or other participants in the Transaction in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board of Directors of Business First (in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board of Directors or any shareholder of Business First or Pedestal regarding how said shareholder should act or vote with respect to the proposed Transaction or any other matter. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement/prospectus used in connection with the Transaction that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement/prospectus, along with a description, reasonably satisfactory to us.

Board of Directors

Business First Bancshares, Inc.

January 22, 2020

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be issued and paid in connection with the Transaction pursuant to the Agreement is fair, from a financial point of view, to Business First.

Very truly yours,

/s/ RAYMOND JAMES & ASSOCIATES, INC.

RAYMOND JAMES & ASSOCIATES, INC.

Annex D – FULL TEXT OF PART 13 THE LOUISIANA BUSINESS CORPORATION ACT

Part 13. Appraisal Rights

Subpart A. Right to appraisal and payment for shares.

§ 12:1-1301.Definitions.

In this Part, the following meanings shall apply:

(1)

Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of R.S. 12:1-1302(B)(4), an entity is deemed to be an affiliate of its senior executives.

(2)

“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3)	“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in R.S. 12:1-1322 through 1-1331, includes the surviving entity in a merger.

(3.1)

“Excluded shares” means shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(4)

“Fair value” means the value of the corporation’s shares determined immediately before the effectuation of the corporate action to which the shareholder objects, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to R.S. 12:1-1302(A)(5).

(5)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of judicial interest.

(5.1)

“Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action, satisfies any of the following criteria:

(a)	Was the beneficial owner of twenty percent or more of the voting power of the corporation, other than as owner of excluded shares.

(b)

Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent or more of the directors to the board of directors of the corporation.

(c)

Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

(i)	Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

(ii)

Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in R.S. 12:1-862.

(iii)

In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(5.2)	“Interested transaction” means a corporate action described in R.S. 12:1-1302(A) involving an interested person in which any of the shares or assets of the corporation are being acquired or converted.

(6)	“Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

(7)	[Reserved.]

(8)	“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, and anyone in charge of a principal business unit or function.

(9)	“Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

§ 12:1-1302.Right to appraisal.

A.	A shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1)	Consummation of a merger to which the corporation is a party if either of the following apply:

(a)

Shareholder approval is required for the merger by R.S. 12:1-1104, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger.

(b)	The corporation is a subsidiary and the merger is governed by R.S. 12:1-1105

(2)

Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3)

Consummation of a disposition of assets pursuant to R.S. 12:1-1202, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series if, under the terms of the corporate action approved by the shareholders, there is to be distributed to shareholders in cash its net assets in excess of a reasonable amount reserved to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution, and the disposition of assets is not an interested transaction.

(4)

An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created.

(5)

Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6)

Consummation of a domestication if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before the domestication,

(7)	Consummation of a conversion of the corporation to nonprofit status pursuant to Subpart 9C of this Part.

(8)	Consummation of a conversion of the corporation to an unincorporated entity pursuant to Subpart 9E of this Part.

B.

Notwithstanding Subsection A of this Section, the availability of appraisal rights under Paragraphs (A)(1), (2), (3), (4), (6), and (8) of this Section shall be limited in accordance with the following provisions:

(1)	Appraisal rights shall not be available for the holders of shares of any class or series of shares which is one of the following:

(a)	A covered security under Section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

(b)

Traded in an organized market and has at least two thousand shareholders and a market value of at least twenty million dollars, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, and directors and by beneficial shareholders and voting trust beneficial owners owning more than ten percent of such shares.

(c)

Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

(2)	The applicability of Paragraph (B)(1) of this Section shall be determined as of either of the following:

(a)	The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights.

(b)	The day before the effective date of such corporate action if there is no meeting of shareholders.

(3)

Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in Paragraph (B)(1) of this Section at the time the corporate action becomes effective or, in the case of the consummation of a disposition of assets pursuant to R.S. 12:1-1202, unless such cash, shares, or proprietary interests are, under the terms of the corporate action approved by the shareholders, to be distributed to the shareholders as part of a distribution to shareholders of the net assets of the corporation in excess of a reasonable amount to meet claims of the type described in R.S. 12:1-1406 and 1-1407, within one year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of the distribution.

(4)

Paragraph (B)(1) of this Section shall not be applicable and appraisal rights shall be available pursuant to Subsection A of this Section for the holders of any class or series of shares where the corporate action is an interested transaction.

C.

Notwithstanding any other provision of this Section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, except for both of the following:

(1)

No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a nonprofit conversion under Subpart 9C of this Part or a conversion to an unincorporated entity under Subpart 9E of this Part, or a merger having a similar effect.

(2)

Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment, or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 12:1-1303.Assertion of rights by nominees and beneficial shareholders.

A.

A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this Subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B.

A beneficial shareholder and voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in R.S. 12:1-1322(B)(2)(b), and does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or voting trust beneficial owner.

Subpart B. Procedure for exercise of appraisal rights.

§ 12:1-1320.Notice of appraisal rights.

A.

Where any corporate action specified in R.S. 12:1-1302(A) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert appraisal rights under this Part. If the corporation concludes that appraisal rights are or may be available, one of the following statements shall be included in the meeting notice sent to those record shareholders entitled to exercise appraisal rights:

(1)	If the corporation wishes for shareholders to be subject to the requirements of R.S. 12:1-1321(A)(1):

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law: (1) to deliver to the corporation, before the vote is taken on the action described in this notice, a written notice of the shareholder’s intent to demand appraisal if the corporate action proposed in this notice takes effect, and (2) not to vote, or cause or permit to be voted, in favor of the proposed corporate action any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with those requirements, and the action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights”.

(2)

If the corporation is waiving the requirements of R.S. 12:1-1321(A)(1): “Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to asset appraisal rights, a shareholder is required by law not to vote, or cause or permit to be voted, in favor of the proposed corporation action any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with the requirement, and the action proposed in this notice take effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, a copy of Part 13 of the Business Corporation Act, governing appraisal rights”.

B.

In a merger pursuant to R.S. 12:1-1105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in R.S. 12:1-1322.

C.	Where any corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent of the shareholders pursuant to R.S. 12:1-704.

(1)

Written notice that appraisal rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, the following statement must be included in the notice:

“Appraisal rights allow a shareholder to avoid the effects of the proposed corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. To retain the right to assert appraisal rights, a shareholder is required by law not to sign any consent in favor of the proposed corporate action with respect to any shares of the class or series for which the shareholder intends to assert appraisal rights. If a shareholder complies with this requirement, and the corporate action proposed in this notice takes effect, the law requires the corporation to send to the shareholder an appraisal form that the shareholder must complete and return, and a copy of Part 13 of the Business Corporation Act, governing appraisal rights”.

(2)

Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by R.S. 12:1-704(E) and (F), may include the materials described in R.S. 12:1-1322 and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Part and the following statement:

“Appraisal rights allow a shareholder to avoid the effects of the corporate action described in this notice by selling the shareholder’s shares to the corporation at their fair value, paid in cash. A shareholder may obtain appraisal rights only by completing and returning an appraisal form that the law requires the corporation to send to the shareholder, and by complying with all other requirements of Part 13 of the Business Corporation Act, a copy of which is enclosed”.

D.

Where corporate action described in R.S. 12:1-1302(A) is proposed, or a merger pursuant to R.S. 12:1-1105 is effected, the notice referred to in Subsection A or C of this Section, if the corporation concludes that appraisal rights are or may be available, and in Subsection B of this Section shall be accompanied by both of the following:

(1)

The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than sixteen months before the date of the notice and shall comply with R.S. 12: 1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(2)	The latest available quarterly financial statements of such corporation, if any.

E.

The right to receive the information described in Subsection D of this Section may be waived in writing by a shareholder before or after the corporate action. If the information described in Subsection D of this Section is not publicly available, the shareholder who receives it owes a duty to the corporation to use and disclose the information only for purposes of deciding whether to exercise appraisal rights and for other proper purposes.

§ 12:1-1321. Notice of intent to demand appraisal and consequences of voting or consenting.

A.

If a corporate action specified in R.S. 12:1-1302(A) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must do both of the following:

(1)	Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand appraisal if the proposed action is effectuated.

(2)	Not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B.

If a corporate action specified in R.S. 12:1-1302(A) is to be approved by written consent, a shareholder may assert appraisal rights with respect to a class or series of shares only if the shareholder does not sign a consent in favor of the proposed action with respect to that class or series of shares.

C.	A shareholder who fails to satisfy the requirements of Subsection A or B of this Section is not entitled to appraisal under this Part.

§ 12:1-1322.Appraisal notice and form.

A.

If a corporate action requiring appraisal rights under R.S. 12:1-1302(A) becomes effective, the corporation must send a written appraisal notice and the form required by Paragraph (B)(1) of this Section to all shareholders who satisfy the requirements of R.S. 12:1-1321(A) or R.S. 12:1-1321(B). In the case of a merger under R.S. 12:1-1105, the parent must deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B.

The appraisal notice must be delivered no earlier than the date the corporate action specified in R.S. 12:1-1302(A) became effective, and no later than ten days after such date, and must do all of the following:

(1)	Supply a form that requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction.

(2)	State all of the following:

(a)

Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under Subparagraph (B)(2)(b) of this Section.

(b)

A date by which the corporation must receive the form, which date may not be fewer than forty nor more than sixty days after the date the appraisal notice is sent pursuant to Subsection A of this Section, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

(c)	The corporation’s estimate of the fair value of the shares.

(d)

That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in Subparagraph (B)(2)(b) of this Section the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

(e)	The date by which the notice to withdraw under R.S. 12:1-1323 must be received, which date must be at least twenty days after the date specified in Subparagraph (B)(2)(b) of this Section.

(3)	Be accompanied by a copy of this Part.

C.	A corporation may elect to withhold payment as permitted by R.S. 12:1-1325 only if the form required by Subsection B of this Section does both of the following:

(1)	Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action.

(2)

If such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date.

§ 12:1-1323.Perfection of rights and right to withdraw.

A.

A shareholder who receives notice pursuant to R.S. 12:1-1322 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to R.S. 12:1-1322(B)(2)(b). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to R.S. 12:1-1322(B)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under R.S. 12:1-1325. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to Subsection B of this Section.

B.

A shareholder who has complied with Subsection A of this Section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to R.S. 12:1-1322(B)(2)(e). A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C.

A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in R.S. 12:1-1322(B), shall not be entitled to payment under this Part.

§ 12:1-1324.Payment.

A.

Except as provided in R.S. 12:1-1325, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, the corporation shall pay in cash to those shareholders who complied with R.S. 12:1-1323(A) the amount the corporation estimates to be the fair value of their shares, plus interest.

B.	Except as provided in Subsection C of this Section, the payment to each shareholder pursuant to Subsection A of this Section must be accompanied by all of the following:

(1)

(a)

The annual financial statements specified in R.S. 12:1-1620(B) of the corporation that issued the shares to be appraised, which shall be of a date ending not more than sixteen months before the date of payment and shall comply with R.S. 12:1-1620(B); provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information.

(b)	The latest available quarterly financial statements of such corporation, if any.

(2)	A statement of the corporation’s estimate of the fair value of the shares, which estimate must equal or exceed the corporation’s estimate given pursuant to R.S. 12:1-1322(B)(2)(c).

(3)

A statement that shareholders described in Subsection A of this Section have the right to demand further payment under R.S. 12:1-1326 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this Part.

C.

The financial information described in Paragraph (B)(1) of this Section need not accompany the corporation’s payment under Subsection A of this Section if the corporation has earlier delivered to the shareholder financial information that meets the requirements of Paragraph (B)(1) of this Section as of the time of the payment.

§ 12:1-1325.After-acquired shares.

A.

A corporation may elect to withhold payment required by R.S. 12:1-1324 from any shareholder who was required to, but did not, certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date specified in the appraisal notice sent in accordance with R.S. 12:1-1322(B)(1) and R.S. 12:1-1322(C).

B.

If the corporation elects to withhold payment under Subsection A of this Section, it must, within thirty days after the form required by R.S. 12:1-1322(B)(2)(b) is due, notify all shareholders who are described in Subsection A of this Section of all of the following:

(1)	The information required by R.S. 12:1-1324(B)(1).

(2)	The corporation’s estimate of fair value pursuant to R.S. 12:1-1324(B)(2).

(3)	That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under R.S. 12:1-1326.

(4)	That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer.

(5)	That those shareholders who do not satisfy the requirements for demanding appraisal under R.S. 12:1-1326 shall be deemed to have accepted the corporation’s offer.

C.

Within ten days after receiving the shareholder’s acceptance pursuant to Subsection B of this Section, the corporation must pay in cash the amount it offered under Paragraph (B)(2) of this Section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D.

Within forty days after sending the notice described in Subsection B of this Section, the corporation must pay in cash the amount it offered to pay under Paragraph (B)(2) of this Section to each shareholder described in Paragraph (B)(5) of this Section.

§ 12:1-1326.Procedure if shareholder dissatisfied with payment or offer.

A.

A shareholder paid pursuant to R.S. 12:1-1324 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under R.S. 12:1-1324. A shareholder offered payment under R.S. 12:1-1325 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

B.

A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under Subsection A of this Section within thirty days after receiving the corporation’s payment or offer of payment under R.S. 12:1-1324 or 1-1325, respectively, waives the right to demand payment under this Section and shall be entitled only to the payment made or offered pursuant to those respective Sections.

Subpart C. Judicial appraisal of shares.

§ 12:1-1330.Court action.

A.

If a shareholder makes demand for payment under R.S. 12:1-1326 which remains unsettled, the corporation shall commence a summary proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to R.S. 12:1-1326, plus interest, within ten days after the expiration of the sixty-day period.

B.

The corporation shall commence the proceeding in the district court of the parish where the corporation’s principal office or, if none, its registered office in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the parish in this state where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

C.

The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, and all parties must be served with a copy of the petition. Nonresidents may be served as provided by law.

D.

The jurisdiction of the court in which the proceeding is commenced under Subsection B of this Section is exclusive. The court may appoint an appraiser to file a written report with the court on the question of fair value. The appraiser shall have the powers described in the appointing order, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. If the court appoints an appraiser, the appraiser’s written report shall be treated as the report of an expert witness, and the corporation and shareholders demanding appraisal shall be entitled to depose and to examine and cross-examine the appraiser as an expert witness.

E.	Each shareholder made a party to the proceeding is entitled to judgment for either of the following:

(1)	The amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares.

(2)	The fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under R.S. 12:1-1325.

§ 12:1-1331.Court costs and expenses.

A.

The court in an appraisal proceeding commenced under R.S. 12:1-1330 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the court costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts which the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

B.	The court in an appraisal proceeding may also assess the expenses of the respective parties in amounts the court finds equitable against either of the following:

(1)

The corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of R.S. 12:1-1320, 1-1322, 1-1324, or 1-1325.

(2)

Either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Part.

C.

If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefitted.

D.

To the extent the corporation fails to make a required payment pursuant to R.S. 12:1-1324, 1-1325, 1-1326, or 1-1330(A), the shareholder may sue directly for the amount owed, and to the extent successful, shall be entitled to recover from the corporation all expenses of the suit. The shareholder’s right to enforce the corporation’s payment obligation under this Subsection is perempted five years after the date that the payment by the corporation becomes due under the relevant provision.

Subpart D. Other remedies.

§ 12:1-1340.Other remedies limited.

A.

The legality of a proposed or completed corporate action described in R.S. 12:1-1302(A) may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in any proceeding commenced by a shareholder after the shareholders have approved the corporate action.

B.

The appraisal rights provided by this Part are the exclusive remedy of a shareholder in connection with a corporate action for which R.S. 12:1-1302 makes appraisal rights available if either of the following conditions is satisfied:

(1)	The shareholder is not subject to the requirements of R.S. 12:1- 1321(A)(1) concerning the delivery of a written notice of the shareholder’s intent to assert appraisal rights.

(2)	The corporation waives the requirements of R.S. 12:1-1321(A)(1).

C.

If Subsection B of this Section makes appraisal rights the exclusive remedy of a shareholder, then the shareholder shall not have any other cause of action for damages or for any other form of relief against the corporation, or any director, officer, employee, agent, or controlling person of the corporation, in connection with the corporate action for which R.S. 12:1-1302 makes appraisal rights available.

D.

If the corporation waives the requirements of R.S. 12:1-1321(A)(1), a shareholder may assert appraisal rights without complying with those requirements. A corporation waives the requirements of R.S. 12:1-1321(A)(1) by sending shareholders the notice specified in R.S. 12:1-1320(A)(2).

E.	Subsections A, B, and C of this Section do not apply to a corporate action that is any of the following:

(1)	Not authorized and approved in accordance with the applicable provisions of any of the following:

(a)	Part 9, 10, 11, or 12 of this Chapter.

(b)	The articles of incorporation or bylaws.

(c)	The resolution of the board of directors authorizing the corporate action.

(2)	[Reserved.]

(3)	[Reserved.]

(4)	Approved by less than unanimous consent of the voting shareholders pursuant to R.S. 12:1-704 if both of the following requirements are met:

(a)

The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least ten days before the corporate action was effected.

(b)	The proceeding challenging the corporate action is commenced within ten days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

F.

Subsections B and C of this Section do not affect any right of a shareholder that is provided by the terms of the corporate action itself if the shareholder does not assert, or loses the right to enforce, appraisal rights under this Part.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subpart E (Sections 1-850 through 1-859) of the Louisiana Business Corporation Act, or LBCA, governs indemnification of directors and officers of a corporation. In general, the LBCA provides that Business First may indemnify each of its current or former directors and officers (each, an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (1) in the case of conduct in an official capacity, that the indemnitee’s conduct was in the best interests of the corporation or (2) in all other cases, that the indemnitee’s conduct was at least not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. Under the LBCA, Business First may also advance expenses to the indemnitee provided that the indemnitee delivers (1) a written affirmation of his or her good faith belief that the relevant standard of conduct has been met or that the proceeding involves conduct for which liability has been eliminated and (2) a written undertaking to repay any funds advanced if (i) the indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (ii) it is ultimately determined that the indemnitee has not met the relevant standard of conduct. In addition, Business First has the power to obtain and maintain insurance with respect to any person who is or was acting on its behalf, regardless of whether it has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability. In furtherance of this authority, Business First maintains directors’ and officers’ liability insurance.

Under the LBCA, a corporation must indemnify any present or former director or officer of a corporation for expenses incurred in connection with the proceeding if such person was wholly successful, on the merits or otherwise, in defense of any proceeding, that he was a party to by virtue of the fact that he or she is or was a director or officer of the corporation. This mandatory indemnification requirement does not limit Business First’s right to permissibly indemnify a director or officer with respect to expenses of a partially successful defense of any proceeding.

Business First’s amended and restated articles of incorporation and amended and restated bylaws generally require that Business First indemnify and hold harmless, to the fullest extent permitted by Louisiana law, a director or officer with regards to actions taken in their capacity as such. Additionally, Business First’s amended and restated articles of incorporation also require reimbursement of reasonable expenses incurred by a director or officer who is party to a proceeding in advance of final disposition of the proceeding, so long as the director or officer follows certain procedures.

The foregoing is only a general summary of certain aspects of Louisiana law and Business First’s amended and restated articles of incorporation dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those sections of the LBCA referenced above and Business First’s amended and restated articles of incorporation, which are incorporated by reference into this registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Business First under any of the foregoing provisions, in the opinion of the Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, Business First’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).

ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits required to be filed as part of this registration statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

ITEM 22.     UNDERTAKINGS.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to paragraph (c) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
2.1

Agreement and Plan of Reorganization by and between Business First Bancshares, Inc. and Pedestal Bancshares, Inc. dated January 22, 2020 (included as part of Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4) †

3.1

Amended and Restated Articles of Incorporation of Business First Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Business First Bancshares, Inc. on October 2, 2017)

3.2

Amended and Restated Bylaws of Business First Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q for the Quarterly Period Ended September 30, 2017 filed by Business First Bancshares, Inc. on November 9, 2017)

4.1

Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed by Business First Bancshares, Inc. on November 12, 2014 (File No. 333-200112))

4.2	Form of 6.75% Fixed-to-Floating Subordinated Note due 2033 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Business First Bancshares, Inc. on December 19, 2018).
4.3	Form of Registration Rights Agreement (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Business First Bancshares, Inc. on October 12, 2017).
5.1	Opinion of Alston & Bird LLP with regard to the legality of the securities being registered
8.1	Opinion of Alston & Bird LLP with regard to certain tax matters
8.2	Opinion of Fenimore, Kay, Harrison & Ford, LLP with regard to certain tax matters
21.1

List of subsidiaries of Business First Bancshares, Inc. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K for the year ended December 31, 2018 filed by Business First Bancshares, Inc. on March 22, 2019)

23.1	Consent of Hannis T. Bourgeois, LLP
23.2	Consent of Kolder, Slaven & Company, LLC
23.3	Consent of Heard, McElroy & Vestal, LLC
23.4	Consent of Alston & Bird LLP (contained in Exhibit 5.1)
23.5	Consent of Alston & Bird LLP (contained in Exhibit 8.1)
23.6	Consent of Fenimore, Kay, Harrison & Ford, LLP (contained in Exhibit 8.2)
24.1	Powers of attorney*
99.1	Consent of Stephens Inc.
99.2	Consent of Raymond James & Associates, Inc.
99.3	Form of Proxy for holders of shares of common stock of Pedestal Bancshares, Inc.
99.4	Form of Proxy for holders of shares of common stock of Business First Bancshares, Inc.
* †

Previously filed

 Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally a copy of any omitted schedules or similar attachment to the SEC upon request on a confidential basis.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baton Rouge, State of Louisiana, on February 28, 2020.

BUSINESS FIRST BANCSHARES, INC.

By:	/s/ David R. Melville, III
David R. Melville, III
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ David R. Melville, III	President, Chief Executive Officer and	February 28, 2020
	David R. Melville, III	Director
(Principal Executive Officer)
By:	/s/ Gregory Robertson	Chief Financial Officer	February 28, 2020
	Gregory Robertson	(Principal Financial and Accounting
Officer)
By:	*	Director	February 28, 2020
Lloyd Benny Alford

By:	*	Director	February 28, 2020
Jack E. Byrd, Jr.

By:	*	Director	February 28, 2020
John Graves

By:	*	Chairman of the Board	February 28, 2020
Robert S. Greer, Jr.

By:	*	Director	February 28, 2020
David L. Laxton, III

By:	*	Director	February 28, 2020
Rolfe Hood McCollister, Jr.

By:	*	Director	February 28, 2020
Andrew D. McLindon

By:	*	Director	February 28, 2020
Patrick E. Mockler

By:	*	Director	February 28, 2020
David A. Montgomery, Jr.

By:	*	Director	February 28, 2020
Arthur Price

By:	*	Director	February 28, 2020
Fayez K. Shamieh

By:	*	Director	February 28, 2020
Kenneth Smith

By:	*	Director	February 28, 2020
Thomas Everett Stewart, Jr.

By:	*	Director	February 28, 2020
N. Jerome Vascocu

By:	*	Director	February 28, 2020
Steve White

By:	*	Director	February 28, 2020
Robert Yarborough

* By:	/s/ David R. Melville, III
David R. Melville, III
Attorney-in-Fact